As filed with the Securities and Exchange Commission on October 30, 2009
Registration No. 333-161894

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1 TO THE FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
OmniAmerican Bancorp, Inc. and
OmniAmerican Bank 401(k) Profit Sharing Plan
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	27-0983595
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
1320 S. University Drive, Suite 900
Fort Worth, Texas 76107
(817) 367-4640
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)
Mr. Tim Carter
President and Chief Executive Officer
1320 S. University Drive, Suite 900
Fort Worth, Texas 76107
(817) 367-4640
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)
Copies to:

Eric Luse, Esq. Alan Schick, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W. Suite 780 Washington, D.C. 20015 (202) 274-2000	James C. Stewart, Esq. Maliza Spidi & Fisch, PC 901 New York Avenue, N.W. Suite 210 East Washington, D.C. 20001 (202) 434-4660
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per share	aggregate offering price	registration fee
Common Stock, $0.01 par value per share	11,902,500 shares	$10.00	$119,025,000 (1)	$6,642 (2)
Participation interests	560,392 interests			(3)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Previously paid.

(3)	The securities of OmniAmerican Bancorp, Inc. to be purchased by the OmniAmerican Bank 401(k) Profit Sharing Plan are included in the amount shown for the common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement
Interests in
OMNIAMERICAN BANK
401(k) PROFIT SHARING PLAN
Offering of Participation Interests in up to 560,392 Shares of
OMNIAMERICAN BANCORP, INC.
Common Stock
     In connection with the conversion of OmniAmerican Bank from the mutual to the stock form of organization, OmniAmerican Bancorp, Inc. is allowing participants in the OmniAmerican Bank 401(k) Profit Sharing Plan (the “Plan”) to invest all or a portion of their accounts in participation interests in the common stock of OmniAmerican Bancorp, Inc. Based upon the value of the Plan assets at June 30, 2009, OmniAmerican Bancorp, Inc. has registered a number of participation interests through the Plan in order to enable the trustee to purchase up to 560,392 shares of OmniAmerican Bancorp, Inc. common stock, at the purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in the OmniAmerican Bancorp, Inc. Stock Fund at the time of the stock offering.
     The prospectus of OmniAmerican Bancorp, Inc. dated                     , 2009, accompanies this prospectus supplement. It contains detailed information regarding the conversion and stock offering of OmniAmerican Bancorp, Inc. common stock and the financial condition, results of operations and business of OmniAmerican Bancorp, Inc. and OmniAmerican Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

     For a discussion of risks that you should consider, see the “Risk Factors” section of the prospectus.
     The interests in the Plan and the offering of OmniAmerican Bancorp, Inc. common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.
     The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not federally insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     This prospectus supplement may be used only in connection with offers and sales by OmniAmerican Bancorp, Inc. of participation interests in shares of common stock acquired by the Plan. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the Plan.
     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. OmniAmerican Bancorp, Inc., OmniAmerican Bank and the Plan have not authorized anyone to provide you with information that is different.
     This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock or participation interests representing an ownership interest in OmniAmerican Bancorp, Inc. common stock shall under any circumstances imply that there has been no change in the affairs of OmniAmerican Bancorp, Inc. or any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.
     The date of this prospectus supplement is                     , 2009.

THE OFFERING

Securities Offered	In connection with the initial stock offering of OmniAmerican Bancorp, Inc., OmniAmerican Bancorp, Inc. is offering participation interests to participants in the OmniAmerican Bank 401(k) Profit Sharing Plan (the “Plan”). The participation interests represent your indirect ownership of OmniAmerican Bancorp, Inc. common stock through the OmniAmerican Bancorp, Inc. Stock Fund being established under the Plan in connection with the stock offering. At the purchase price of $10 per share, the Plan may acquire up to 560,392 shares of OmniAmerican Bancorp, Inc. common stock in the stock offering, based on the fair market value of the Plan’s assets as of June 30, 2009. Only employees of OmniAmerican Bank may become participants in the Plan. Your investment in the shares of common stock of OmniAmerican Bancorp, Inc. in the stock offering through the OmniAmerican Bancorp, Inc. Stock Fund is subject to the purchase priorities contained in the Plan of Conversion of OmniAmerican Bank.

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of OmniAmerican Bancorp, Inc. is contained in the accompanying prospectus. The address of the principal executive office of OmniAmerican Bancorp, Inc. and OmniAmerican Bank is 1320 South University Drive, Suite 900, Fort Worth, TX 76107. OmniAmerican Bank’s telephone number is (817)-246-0111.

All elections to purchase participation interests in the OmniAmerican Bancorp, Inc. Stock Fund in the stock offering and any questions about this prospectus supplement should be addressed to Benefits Manager, telephone number: (817) 367-4645; fax (817) 367-5483 or by e-mail at Gina.Heppel@omniamerican.com.

Election to Purchase Common Stock in the Offering: Priorities	In connection with the conversion of OmniAmerican Bank to a stock institution as the wholly-owned subsidiary of OmniAmerican Bancorp, Inc. and stock offering of the common stock of OmniAmerican Bancorp, Inc., you may elect to transfer, all or part of your account balances in the Plan to the OmniAmerican Bancorp, Inc. Stock Fund, to be used to purchase the common stock issued in the stock offering. The trustee of the OmniAmerican Bancorp, Inc. Stock Fund will purchase common stock of OmniAmerican Bancorp, Inc. in accordance with your directions. However, such

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directions are subject to purchase limitations in the Plan of Conversion of OmniAmerican Bank.

The shares of common stock are being offered at $10 per share in a subscription offering and community offering. In the subscription offering, the shares are being offered in the following descending order of priority:

Subscription offering:

(1)	First, to depositors of OmniAmerican Bank with $50 or more as of the close of business on March 31, 2008.

(2)	Second, to OmniAmerican Bank’s tax-qualified plans, including the employee stock ownership plan and the Plan.

(3)	Third, to depositors of OmniAmerican Bank with $50 or more on deposit as of the close of business on .

(4)	Fourth, to depositors of OmniAmerican Bank as of the close of business on .

If not all shares are subscribed for in the subscription offering, our shares will be offered in a community offering to residents of the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant, and Wise.

If you fall into subscription categories (1), (3), or (4), you have subscription rights to purchase shares of OmniAmerican Bancorp, Inc. common stock in the subscription offering. You will separately receive offering materials in the mail, including a Stock Order Form. If you wish to purchase stock outside of the Plan, you must complete and submit the Stock Order Form and payment, to the Stock Service Center.

Additionally, or instead of placing an order outside of the Plan through a Stock Order Form, as a Plan participant, you may place an order to purchase shares of common stock of OmniAmerican Bancorp, Inc. through the Plan, in the manner described below under “How to Order.”

No later than , the deadline for placing orders in the Plan, the amount that you elect to transfer from your existing account balances for the purchase of a participation interest in the shares of OmniAmerican Bancorp, Inc. common stock in the Plan will be removed from your existing accounts and transferred to an interest-bearing cash account called the Stock Offering Option, pending the closing of the stock offering.

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At the closing of the stock offering and subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the stock offering is over subscribed), the amount that you have transferred to purchase common stock in the stock offering will be placed in the OmniAmerican Bancorp, Inc. Stock Fund and allocated to your Plan account.

In the event the stock offering is oversubscribed, i.e. there are more orders for shares of common stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase shares of common stock in the stock offering, the amount that cannot be invested in shares of common stock, and any interest earned, will be reinvested in the other investment funds of the Plan in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you do not have an existing election as to the investment of future contributions, then such amounts will be transferred to and invested in Principal Lifetime Fund (based on your age), pending your reinvestment in another fund of your choice.

If you choose not to direct the investment of your account balances towards the purchase of any shares in the stock offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Value of the Plan Assets	As of June 30, 2009, the market value of the assets of the Plan was approximately $5,874,709, which included $270,782 in loans to participants. Accordingly, $5,603,920 is available to purchase up to 560,392 shares of OmniAmerican Bancorp, Inc. common stock in the offering. A participant in the Plan can determine the current value of his or her account balance by contacting the Principal Retirement Service Center at www.principal.com or by calling 1-800-547-7754.

Minimum and Maximum Investment	In connection with the stock offering, the Plan will permit you to direct the trustee to transfer all or part of the funds that represent your current beneficial interest in the assets of the 401(k) Plan to the Stock Offering Option. The trustee of the 401(k) Plan will subscribe for shares of OmniAmerican Bancorp, Inc. common stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. In order to purchase participation interests in shares in the stock offering through the Plan, the minimum investment is $250, which will purchase 25 shares. The maximum investment any individual can make through the Plan is

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$300,000, (which will purchase 30,000 shares). These purchases when aggregated with purchases made by you, your “Associates” or other persons “Acting in Concert” with you (as these terms are defined in the prospectus) cannot exceed $500,000 in the aggregate or 50,000 shares. The trustee will pay $10.00 per share, which will be the same price paid by all persons who purchase shares in the stock offering.

How to Order	You can elect to transfer (in whole percentages or dollar amounts) all or a portion of your account balance in the Plan to the Stock Offering Option for the purchase of shares of common stock in the stock offering. This is done by following the procedures described below. Please note the following stipulations concerning this election:

•	You can direct all or a portion of your current account balance to the Stock Offering Option.

•	Your election is subject to a minimum purchase of 25 shares which equates to $250.00.

•	Your election is subject to a maximum purchase of 30,000 shares which equates to $300,000.

•	The election period opens , 2009 and closes December , 2009.

•	After your election is accepted by Principal Financial Group, it will be rounded down to the closest dollar amount divisible by $10.00. The difference will remain in the Stock Offering Option until the formal closing of the offering has been completed. At that time, the common shares purchased based on your election will be transferred to the OmniAmerican Bancorp, Inc. Stock Fund and any remaining funds will be transferred out of the Stock Offering Option for investment in other funds under the 401(k) Plan based on your election currently on file for future contributions. If you do not have an election on file for future contributions, any remaining funds will be transferred to the Principal Lifetime Fund (based on your age) to be reinvested by you in your discretion.

•	You will continue to have the ability to transfer amounts not in the OmniAmerican Bancorp, Inc. Stock Fund among all the other investment funds on a daily basis.

•	The amount transferred to the OmniAmerican Bancorp, Inc. Stock Fund needs to be segregated and held until the offering

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closes. Therefore, this money is not available for distributions, loans or withdrawals until the transaction is completed which is after the closing of the stock offering.

You are allowed only one election to transfer funds to the Stock Offering Option. Follow these steps to make your election to use all or part of your account balance in the 401(k) Plan to purchase shares in the stock offering:

•	Go to www.principal.com and log into your 401k Plan account.

•	Click on the “Make Changes” tab.

•	Under the “Make Changes: Overview” screen, click on the “Transfer to Different Investment Options” link.

•	Stay on the first page of the election screen to make an election using percentages from your current fund balances.

•	Find the “Advanced Transfers Features” link to make an election from a specific source of money or to make a dollar election.

•	Complete all the steps in the election process until you receive an electronic confirmation number (Note: your election is not complete until you receive an electronic confirmation number).

•	Once you have an electronic confirmation number, your election cannot be changed.

After you have completed your election, you will also need to complete the Stock Information Form and return it in the self-addressed envelope provided by December , 2009. It is critical that this Stock Information Form be completed and returned.

Order Deadline	You must make your election and return your Stock Information Form to Human Resources Department, OmniAmerican Bank, 1320 South University Drive, Suite 900, Fort Worth, TX 76107, to be received by no later than on [day], [date], 2009. You may return your Stock Information Form by US mail, interoffice mail or by faxing it to ( ) — , so long as it is returned by the time specified.

Irrevocability of Transfer Direction	Once you have made your election as described above, you may not change your special election to transfer amounts to the Stock Offering Option for the purchase of stock in the stock offering.

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Your election is irrevocable.

Other Purchases in Your Account During the Offering Period	Whether or not you choose to purchase stock in the offering through the Plan, you will at all times have complete access to those amounts in your account that you do not apply towards purchases in the offering. For example, you will be able to purchase other funds within the Plan with that portion of your account balance that you do not apply towards purchases in the offering during the offering period. Such purchases will be made at the prevailing market price in the same manner as you make such purchases now, i.e., through telephone transfers and internet access to your account.

Direction to Purchase or Sell Common Stock after the Stock Offering	After the stock offering, you will again have complete access to any amount that you directed towards the investment in the OmniAmerican Bancorp, Inc. Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the OmniAmerican Bancorp, Inc. Stock Fund. After the stock offering, you will also have the ability to sell all or a portion of your interest in the OmniAmerican Bancorp, Inc. Stock Fund.

Special restrictions may apply to transfers directed to and from the OmniAmerican Bancorp, Inc. Stock Fund by participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of OmniAmerican Bancorp, Inc.

Purchase Price of Common Stock	During the stock offering, the trustee will pay $10.00 per share, which will be the same price paid by all other persons for a share of OmniAmerican Bancorp, Inc. common stock in the stock offering.

After the stock offering, the trustee will acquire common stock in open market transactions at the prevailing price which may be less than or more than $10.00 per share.

Voting Rights of Common Stock	The Plan provides that you may direct the trustee how to vote any shares of OmniAmerican Bancorp, Inc. common stock held by the OmniAmerican Bancorp, Inc. Stock Fund, and the interest in such shares that is credited to your account. If the trustee does not receive your voting instructions, the Plan administrator will exercise these rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

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DESCRIPTION OF THE PLAN
Introduction
     OmniAmerican Bank originally adopted the OmniAmerican 401(k) Profit Sharing Plan on July 1, 1995, and amended and restated it effective April 1, 2007 (as amended and restated, the “Plan”). The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).
     OmniAmerican Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. OmniAmerican Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.
     Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.
     Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator c/o OmniAmerican Bank, 1320 South University Drive, Suite 900, Fort Worth, TX 76107. OmniAmerican Bank’s telephone number is (817)-246-0111. You are urged to read carefully the full text of the Plan.
Eligibility and Participation
     As an employee of OmniAmerican Bank, you are eligible to become a participant in the Plan on the first day of the month after you have reached age 21. Union employees covered by a collective bargaining agreement for which retirement benefits were bargained in good faith, nonresident aliens who receive no earned income from the U.S., and leased employees (as defined in the Plan, generally to include independent contractors) are not eligible to participate in the Plan. The Plan year is January 1 to December 31 (the “Plan Year”).
     As of June 30, 2009, there were approximately 324 employees, former employees and beneficiaries eligible to participate in the Plan.

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Contributions Under the Plan
     Elective Deferrals. You are permitted to defer a percentage of your pay, subject to certain limitations imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, your “pay” means your total pay, including your elective contributions to any of OmniAmerican Bank’s plans, but excludes expense repayments or other allowances, fringe benefits, moving expenses and deferred compensation and welfare benefits. Pay also excludes bonuses and overtime. You may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator at the beginning of each pay period.
     Employer Matching Contributions. OmniAmerican Bank may make discretionary matching contributions to the Plan equal to a percentage of your elective defined contributions, as determined by OmniAmerican Bank. OmniAmerican Bank may choose to match your elective deferral contributions on up to 5% of your pay.
     Employer Discretionary Contributions. OmniAmerican Bank may make discretionary contributions to the Plan, which means that OmniAmerican Bank chooses the percentage of the contribution and whether or not it will be made. Your share of the discretionary contributions is determined by multiplying the discretionary contribution by a fraction, the numerator of which is “your pay” and the denominator of which is the total pay of all participants entitled to share in the contributions.
     Qualified Nonelective Contributions. OmniAmerican Bank may make a qualified nonelective contribution each plan year, in an amount determined by the bank, to participants (other than highly paid employees) who are eligible for a share of the contribution on December 31. A participant is eligible if the participant was an active employee at any time during the plan year.
     Makeup Contributions. OmniAmerican Bank will permit participants who return to work after a period of qualified military service to contribute missed elective deferrals to the Plan. If a participant contributes makeup contributions, OmniAmerican Bank will make any matching contributions that apply.
Limitations on Contributions
     Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2009, the amount of your before-tax contributions may not exceed $16,500 per calendar year. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.
     Limitations on Catch-up Contributions. If you have made the maximum amount of regular before-tax contributions allowed by the Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the plan year), you are also eligible to make

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an additional catch-up contribution. You may authorize OmniAmerican Bank to withhold a specified dollar amount of your compensation for this purposes. For 2009, the maximum catch-up contribution is $5,500.
     Limitations on Contributions based on Compensation. Contributions to the Plan cannot be based on compensation in excess of certain limits established under the Code that are adjusted annually. For 2009, the amount of annual compensation that can be taken into account for each participant is limited to $245,000. For these purposes, compensation is defined differently than “pay” to include your taxable wages for income tax withholding purposes. Compensation also includes certain amounts that are not subject to income tax withholding, such as elective deferrals to the Plan or to a cafeteria plan or amounts contributed towards the purchase of qualified transportation fringe benefits.
     Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of employee deferrals and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee for a plan year includes any employee who: (1) was a 5% owner of OmniAmerican Bancorp, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than the preceding year’s highly compensated employee dollar limit (for 2009, the dollar limit is $110,000; for 2008, the dollar limit is $105,000). The dollar amount in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees and matching contributions to highly compensated employees may have to be adjusted.
Vesting
     At all times, you have a fully vested, nonforfeitable interest in your elective deferral contributions. Your employer matching contributions and employer discretionary contributions will vest over a 6 year period at rate of 20% per year, commencing in the second year. You will also become 100% vested in your matching contributions and employer discretionary contributions upon your death, disability or attainment of age 65 while employed with OmniAmerican Bank.
Withdrawals and Distributions from the Plan
Applicable federal law requires the Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the Plan prior to the participant’s termination of employment with OmniAmerican Bank. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 1/2, regardless of whether such a withdrawal occurs during his or her employment with OmniAmerican Bank or after termination of employment.

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     Time of Distribution. You may request a distribution from the Plan if you terminate employment before your normal retirement age (age 65), or in the event you incur a disability, or in the event you attain your normal retirement age but do not terminate employment.
     In the event you have attained age 59 1/2 and are still employed by OmniAmerican Bank, you may request a distribution from your elective deferrals and from the portion of your account attributable to employer discretionary contributions, employer matching contributions and qualified nonelective contributions.
     Hardship. In the event you incur a financial hardship, you may request an in-service withdrawal of the portion of your account attributable to your elective deferrals (but not income on your elective deferrals), discretionary contributions, matching contributions and qualified nonelective contributions.
     Rollover Contributions and Transfer Contributions. You may request a distribution of your rollover contributions and transfer contributions at any time.
     Loan. You may request a loan from your account pursuant to the procedures established in the Plan.
     Form of Distribution. Distribution of your benefit under the Plan will be made in a single lump sum payment. You may elect to have the distribution paid in a direct rollover to an individual retirement account or another employer plan or paid directly to you.
Investment of Contributions and Account Balances
     All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”), which is administered by the trustee appointed by OmniAmerican Bank’s Board of Directors.
     Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following funds:
Aim Capital Development R Fund
Alliance Bernstein International Value A Fund
American Century Equity Income A Fund
American Funds Bond Fund Of America R3 Fund
American Funds Capital World Growth & Income R3
American Funds Fundamental Investors R3 Fund
American Funds Growth Fund of America R3 Fund
American Funds Income Fund Of America R3 Fund
Aston/TAMRO Small Cap N Fund
Fidelity Advisor Leveraged Co Stock T Fund
Fidelity Advisor Small Cap T Fund
Franklin Strategic Income R Fund
Janus Adviser Forty S Fund

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Janus Adviser International Growth S Fund
LargeCap S&P 500 Index Separate Account-R4
MidCap Value I Separate Account-R4
Mutual Shares R Fund
Stable Value Fund
Principal LifeTime 2010 Separate Account-R4
Principal LifeTime 2020 Separate Account-R4
Principal LifeTime 2030 Separate Account-R4
Principal LifeTime 2030 Separate Account-R4
Principal LifeTime 2040 Separate Account-R4
Principal LifeTime 2050 Separate Account-R4
Principal LifeTime Strategic Income Separate Account-R4
Real Estate Securities Separate Account-R4
SmallCap Value II Separate Account-R4
Performance History
     The following table provides performance data with respect to the investment funds available under the Plan through June 30, 2009 for average annual total returns and for year-to-date returns as of June 30, 2009:

	YTD	Average Annual Total Returns as of June 30, 2009
	Returns as				10 Year
	of June 30,				(unless noted
Fund Name	2009	1 Year	3 Year	5 Year	otherwise)
AIM Capital Development R Fund	11.84	-32.55	-11.32	-1.98	2.43
Alliance Bernstein International Value A Fund	7.18	-42.17	-14.79	-0.34	4.31	*
American Century Equity Income A Fund	2.65	-13.91	-3.74	0.71	4.68
American Funds Bond Fund Of America R3 Fund	6.89	-5.14	0.43	1.68	3.96
American Funds Capital World Growth & Income R3	6.90	-26.92	-4.15	4.30	6.08
American Funds Fundamental Investors R3 Fund	9.02	-29.17	-6.76	1.61	1.85
American Funds Growth Fund of America R3 Fund	11.93	-26.98	-6.74	0.26	2.23
American Funds Income Fund Of America R3 Fund	3.17	-19.43	-5.32	0.55	3.29
Aston/TAMRO Small Cap N Fund	9.24	-18.18	-6.08	0.70	7.46	*
Fidelity Advisor Leveraged Co Stock T Fund	21.97	-47.16	-10.66	0.79	10.15	*
Fidelity Advisor Small Cap T Fund	6.26	-17.87	-2.86	2.86	4.26
Franklin Strategic Income R Fund	12.46	-0.17	3.82	4.80	5.74
Janus Adviser Forty S Fund	-0.87	-41.11	-7.02	1.18	-0.19
Janus Adviser International Growth S Fund	3.05	-43.84	-6.99	6.33	5.96
LargeCap S&P 500 Index Separate Account-R4	2.93	-26.52	-8.65	-2.72	-2.73
MidCap Value I Separate Account-R4	3.55	-30.50	-9.25	-0.09	3.50
Mutual Shares R Fund	5.08	-23.95	-9.24	-1.05	2.55
Stable Value Fund	1.05	2.83	3.69	3.63	4.25
Principal LifeTime 2010 Separate Account-R4	5.46	-21.02	-6.31	-0.69	1.75	*
Principal LifeTime 2020 Separate Account-R4	5.77	-23.98	-6.88	-0.47	1.92	*
Principal LifeTime 2030 Separate Account-R4	5.71	-26.40	-7.66	-0.71	1.54	*
Principal LifeTime 2040 Separate Account-R4	5.69	-28.11	-8.28	-1.07	1.45	*
Principal LifeTime 2050 Separate Account-R4	5.47	-29.12	-8.72	-1.19	0.90	*
Principal LifeTime Strategic Income Separate Account-R4	4.68	-14.42	-4.32	0.05	2.20	*
Real Estate Securities Separate Account-R4	-12.26	-38.89	-17.15	-0.87	5.13	*
SmallCap Value II Separate Account-R4	2.93	-25.41	-13.64	-3.63	-2.56	*

11

*	Since inception.

Note:	Performance data for periods of less than one year do not reflect the deduction of purchase and redemption fees. Some funds may have administrative expenses related to the cost of employer plan recordkeeping, which are not reflected in the figures. If these fees were included, the performance would be lower. All other performance data are adjusted for purchase and redemption fees where applicable.
Description of the Investment Funds
     The following is a description of each of the funds:
Aim Capital Development R Fund
     The investment seeks long-term growth of capital. The fund invests in equity securities of mid-capitalization companies, which are considered representative of medium-sized companies and constitute approximately 25% of the total market capitalization of the Russell 1000 index.
     Alliance Bernstein International Value A Fund
     The investment seeks long-term growth of capital. The fund invests primarily in a diversified portfolio of equity securities of established companies selected from more than 40 industries and more than 40 developed and emerging market countries. It normally invests in companies in at least three countries other than the United States. These countries currently include the developed nations in Europe and the Far East, Canada, Australia and emerging market countries worldwide.
     American Century Equity Income A Fund
     The investment seeks current income; capital appreciation is a secondary consideration. The fund invests in equity securities of companies with a favorable income-paying history and with the potential for an increase in share price.
     American Funds Bond Fund Of America R3 Fund
     The investment seeks to provide as high a level of current income as is consistent with the preservation of capital. The fund normally invests at least 80% of assets in bonds and other debt securities. It invests a majority of its assets in debt securities rated A and above, including securities issued and guaranteed by the U.S. and other governments, and securities backed by mortgages and other assets. The fund currently does not invest more than 15% of its assets in debt securities rated Ba and BB or below or in debt securities that are unrated but determined to be of equivalent quality.
     American Funds Capital World Growth & Income R3
     The investment seeks long-term capital growth and current income. The fund invests, on a global basis, in common stocks that are denominated in U.S. dollars or other currencies. It may also hold cash or money market instruments.
     American Funds Fundamental Investors R3 Fund
     The investment seeks long-term growth of capital and income. The fund invests primarily in common stocks or securities convertible into common stocks and may invest

12

significantly in securities of issuers domiciled outside the United States and Canada and not included in the Standard & Poor’s 500 Composite index. It may also hold cash or money market instruments.
     American Funds Growth Fund of America R3 Fund
     The investment seeks capital growth by investing in common stocks. The fund primarily invests in high potential growth companies. It may also invest up to 15% of assets in securities of issuers domiciled outside the United States and Canada and not included in Standard & Poor’s 500 Composite index. It may invest up to 10% of assets in lower quality nonconvertible debt securities.
     American Funds Income Fund Of America R3 Fund
     The investment seeks current income; capital appreciation is secondary. The fund allocates among common and preferred stocks, straight debt securities, convertibles, and cash equivalents. It normally maintains 60% of assets in equity-type securities. The fund may also invest up to 25% of assets in equity securities of issuers domiciled outside the United States and not included in Standard & Poor’s 500 Composite index. In addition, the fund may invest up to 20% of assets in lower quality, higher yielding nonconvertible debt securities. It may also invest up to 10% of assets in debt securities of non-U.S. issuers.
     Aston/TAMRO Small Cap N Fund
     The investment seeks long-term capital appreciation. The fund normally invests at least 80% of assets in a blended portfolio of growth and value stocks of small-cap companies. The portfolio manager seeks opportunities across the growth/value spectrum, resulting in what is generally considered a “core” portfolio. It may also invest in REITs, foreign securities, convertible bonds, securities outside the small-cap range and cash-equivalent securities.
     Fidelity Advisor Leveraged Co Stock T Fund
     The investment seeks capital appreciation. The fund invests at least 80% of assets in stock issued by both domestic and foreign issuers. It normally invests in common stocks of leveraged companies (companies that issue lower-quality debt and other companies with leveraged capital structures). The fund typically invests in either “growth” stocks or “value” stocks or both.
     Fidelity Advisor Small Cap T Fund
     The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in equity securities issued by companies with small market capitalizations. These companies generally have market capitalizations that fall within the range of the Russell 2000 index or the Standard & Poor’s SmallCap 600 index. It invests primarily in common stocks. The fund may invest in domestic and foreign issuers, as well as growth stocks, value stocks, or both.
     Franklin Strategic Income R Fund
     The investment seeks high current income; capital appreciation is a secondary consideration. The fund normally invests at least 65% of assets in U.S. and foreign debt

13

securities, including those in emerging markets. It may invest up to 100% of assets in high-yield, lower-quality debt securities. The fund may invest in many different securities issued or guaranteed by the U.S. government or its agencies or instrumentalities. It may invest a portion of assets in bank loans and loan participations.
     Janus Adviser Forty S Fund
     The investment seeks long-term growth of capital. The fund invests primarily in a core group of 20-40 common stocks selected for their growth potential. It may invest in companies of any size, from larger, well-established companies to smaller, emerging growth companies. The portfolio manager applies a “bottom up” approach in choosing investments. The fund may invest without limit in foreign equity and debt securities, which may include investments in emerging markets. It is nondiversified.
     Janus Adviser International Growth S Fund
     The investment seeks long-term growth of capital. The fund normally invests at least 80% of net assets in securities of issuers from countries outside of the United States. It normally invests in securities of issuers from several different countries, excluding the United States. Under unusual circumstances, it may invest all assets in a single country. The fund may invest in foreign equity and debt securities.
     LargeCap S&P 500 Index Separate Account-R4
     The investment option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 500 Index.
     MidCap Value I Separate Account-R4
     The investment seeks long term growth of capital. The fund invests at least 80% of assets in a diversified portfolio of equity investments in mid-cap issuers with a medium market capitalization (those with market capitalizations similar to companies in the Russell MidCap Value index) at the time of purchase. It may invest up to 25% of net assets in securities of foreign companies, including securities of issuers in emerging countries and securities quoted in foreign currencies.
     Mutual Shares R Fund
     The investment seeks capital appreciation; income is a secondary consideration. The fund normally invests following a value-oriented strategy in mid- and large-cap companies with market capitalizations greater than $5 billion. It may also invest in smaller companies. The fund may invest up to 35% of total assets in foreign securities.
     Stable Value Fund
     The investment seeks current income by investing primarily in insurance contracts issued by insurance companies, and investments from other financial institutions which offer stability of principal.

14

     Principal LifeTime 2010 Separate Account-R4
     The investment seeks a total return consisting of long-term growth of capital and current income. The fund invests in underlying Principal domestic and foreign equity, hybrid, and fixed-income funds according to an assets allocation strategy designed for investors having an investment time horizon comparable to that of the fund. It allocates the assets more conservatively over time. The fund may invest in any of the Institutional class shares of the equity funds or fixed-income funds of Principal Funds, at the sub-advisors’ discretion.
     Principal LifeTime 2020 Separate Account-R4
     The investment seeks a total return consisting of long-term growth of capital and current income. The fund invests in underlying Principal domestic and foreign equity, hybrid, and fixed-income funds according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the fund. If allocates the assets more conservatively over time. The fund may invest in any of the Institutional Class shares of the equity funds or fixed-income funds of Principal Funds, at the sub-advisors’ discretion.
     Principal LifeTime 2030 Separate Account-R4
     The investment seeks a total return consisting of long-term growth of capital and current income. The fund invests in underlying Principal domestic and foreign equity, hybrid, and fixed-income funds according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the fund. If allocates the assets more conservatively over time. The fund may invest in any of the Institutional Class shares of the equity funds or fixed-income funds of Principal Funds, at the sub-advisors’ discretion.
     Principal LifeTime 2030 Separate Account-R4
     The investment seeks a total return consisting of long-term growth of capital and current income. The fund invests in underlying Principal domestic and foreign equity, hybrid, and fixed-income funds according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the fund. If allocates the assets more conservatively over time. The fund may invest in any of the Institutional Class shares of the equity funds or fixed-income funds of Principal Funds, at the sub-advisors’ discretion.
     Principal LifeTime 2040 Separate Account-R4
     The investment seeks a total return consisting of long-term growth of capital and current income. The fund invests in underlying Principal domestic and foreign equity, hybrid, and fixed-income funds according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the fund. If allocates the assets more conservatively over time. The fund may invest in any of the Institutional Class shares of the equity funds or fixed-income funds of Principal Funds, at the sub-advisors’ discretion.

15

     Principal LifeTime 2050 Separate Account-R4
     The investment seeks a total return consisting of long-term growth of capital and current income. The fund invests in underlying Principal domestic and foreign equity, hybrid, and fixed-income funds according to an asset allocation strategy designed for investors having an investment time horizon comparable to that of the fund. If allocates the assets more conservatively over time. The fund may invest in any of the Institutional Class shares of the equity funds or fixed-income funds of Principal Funds, at the sub-advisors’ discretion.
     Principal LifeTime Strategic Income Separate Account-R4
     The investment seeks current income and, as a secondary objective, capital appreciation. The fund invests in underlying fixed-income funds, but also invests in underlying equity and hybrid funds according to an asset allocation strategy designed for investors seeking current income from their investment. It invests most of the assets in underlying funds which are intended primarily to give the fund broad exposure to income-producing securities through their investments in fixed-income securities, “hybrid” securities and dividend generating domestic and foreign stocks.
     Real Estate Securities Separate Account-R4
     The investment seeks to generate a total return. The fund normally invests at least 80% of the net assets (plus any borrowings for investment purposes) in equity securities of companies principally engaged in the real estate industry, which include real estate investment trusts and companies with substantial real estate holdings such as paper, lumber, hotel and entertainment companies. It is nondiversified.
     SmallCap Value II Separate Account-R4
     The investment seeks long-term growth of capital. The fund normally invests at least 80% of its net assets in equity securities of small market capitalization companies. It may invest up to 25% of assets in foreign securities.
     An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.
     OmniAmerican Bancorp Inc. Stock Fund. In connection with the stock offering, the Plan now offers the OmniAmerican Bancorp, Inc. Stock Fund as an additional choice to the investment options described above. OmniAmerican Bancorp, Inc. Stock Fund invests in the shares of common stock of OmniAmerican Bancorp, Inc. In connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest up to 100% of your plan account in the OmniAmerican Bancorp, Inc. Stock Fund as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your contributions in the OmniAmerican Bancorp, Inc. Stock Fund; you may also elect to transfer into the OmniAmerican Bancorp, Inc. Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

16

     OmniAmerican Bancorp, inc. Stock Fund consists of investments in the shares of common stock of OmniAmerican Bancorp Inc. After the stock offering, the trustee of the Plan will use all amounts held by it in the OmniAmerican Bancorp, Inc. Stock Fund to purchase additional shares of common stock of OmniAmerican Bancorp.
     As of the date of this prospectus supplement, there is no established market for OmniAmerican Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the OmniAmerican Bancorp Inc. Stock Fund. Performance of the OmniAmerican Bancorp Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of OmniAmerican Bancorp, Inc. and OmniAmerican Bank and market conditions for shares of OmniAmerican Bancorp, Inc. common stock generally.
     Investments in the OmniAmerican Bancorp, Inc. Stock Fund involve special risks common to investments in the shares of common stock of OmniAmerican Bancorp, Inc.
     For a discussion of material risks you should consider, see “Risk Factors” section of the attached prospectus and the Section of the Prospectus Supplement called “Notice of Your Rights Concerning Employer Securities” (see below).
Administration of the Plan
     The Trustee and Custodian. The trustee of the Plan is Principal Trust Company. Principal Trust Company serves as trustee for all the investments funds under the Plan.
     Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is OmniAmerican Bank, 1320 South University Drive, Suite 900, Fort Worth, TX 76107. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.
     Reports to Plan Participants. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).
Amendment and Termination
     It is the intention of OmniAmerican Bank to continue the Plan indefinitely. Nevertheless, OmniAmerican Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. OmniAmerican Bank reserves the right to make any amendment or amendments to the

17

Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that OmniAmerican Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.
Merger, Consolidation or Transfer
     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.
Federal Income Tax Consequences
     The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.
     As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:
     (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;
     (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and
     (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.
     OmniAmerican Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.
     Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or severance from employment, or after the participant attains age 59 1/2, and consists of the balance credited to participants under the Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by OmniAmerican Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to

18

this Plan and any other profit sharing plans maintained by OmniAmerican Bank, which is included in the distribution.
     OmniAmerican Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes OmniAmerican Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to OmniAmerican Bancorp, Inc. common stock, that is, the excess of the value of OmniAmerican Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of OmniAmerican Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of OmniAmerican Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of OmniAmerican Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of OmniAmerican Bancorp, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of OmniAmerican Bancorp, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.
     Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account (IRA) in accordance with the terms of the other plan or account.
Notice of Your Rights Concerning Employer Securities.
There has been an important change in Federal law that provides specific rights concerning investments in employer securities, such as OmniAmerican Bancorp, Inc. common stock. Because you may in the future have investments in OmniAmerican Bancorp, Inc. Stock Fund under the Plan, you should take the time to read the following information carefully.
     Your Rights Concerning Employer Securities. The Plan must allow you to elect to move any portion of your account that is invested in the OmniAmerican Bancorp, Inc. Stock Fund from that investment into other investment alternatives under the Plan. You may contact the Plan Administrator shown above for specific information regarding this new right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the Plan are available to you if you decide to diversify out of the OmniAmerican Bancorp, Inc. Stock Fund.
     The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one

19

particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.
     In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in OmniAmerican Bancorp, Inc. common stock through the Plan.
     It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Plan to help ensure that your retirement savings will meet your retirement goals.
Additional ERISA Considerations
     As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as OmniAmerican Bank, the Plan Administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.
     Because you will be entitled to invest all or a portion of your account balance in the Plan in OmniAmerican Bancorp, Inc. common stock, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.
Securities and Exchange Commission Reporting and Short-Swing Profit Liability
     Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as OmniAmerican Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of OmniAmerican Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases,

20

sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of OmniAmerican Bancorp, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the OmniAmerican Bancorp, Inc. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of OmniAmerican Bancorp, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.
     In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by OmniAmerican Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of OmniAmerican Bancorp, Inc.’s common stock resulting from non-exempt purchases and sales of OmniAmerican Bancorp, Inc. common stock within any six-month period.
     The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.
     Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases within the OmniAmerican Bancorp, Inc. Stock Fund for six months after receiving such a distribution.
Financial Information Regarding Plan Assets
     Financial information representing the assets available for plan benefits at April 30, 2009, are available upon written request to the Plan Administrator at the address shown above.
LEGAL OPINION
     The validity of the issuance of the common stock has been passed upon by Luse Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to OmniAmerican Bancorp, Inc. in connection with OmniAmerican Bancorp, Inc.’s stock offering.

21

PROSPECTUS
(Proposed Holding Company for OmniAmerican Bank)
Up to 10,350,000 Shares of Common Stock
     OmniAmerican Bancorp, Inc., a Maryland corporation, is offering up to 10,350,000 shares of common stock on a best efforts basis in connection with the conversion of OmniAmerican Bank, a federally chartered savings bank, from the mutual to the stock form of organization. We may sell up to 11,902,500 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 7,650,000 shares in order to complete the offering. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be traded on the Nasdaq Global Market under the symbol “OABC,” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.
     We are offering the shares of common stock in a “subscription offering.” Depositors of OmniAmerican Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2008 will have first priority rights to buy our shares of common stock. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.
     The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account is 30,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 50,000 shares. The offering is expected to expire at 12:00 noon, local time, on [expiration date]. We may extend this expiration date without notice to you until [extension date], unless the Office of Thrift Supervision approves a later date, which may not be beyond [final date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 11,902,500 shares or decreased to fewer than 7,650,000 shares. If the offering is extended beyond [extension date], or if the number of shares of common stock to be sold is increased to more than 11,902,500 shares or decreased to fewer than 7,650,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at OmniAmerican Bank, or, in our discretion, at another insured depository institution, and will earn interest at                     %, which is our current passbook savings rate.
     Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. has advised us that following the offering it intends to make a market in the common stock, but is under no obligation to do so.
This investment involves a degree of risk, including the possible loss of your investment.
Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY
Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	7,650,000	10,350,000	11,902,500
Gross offering proceeds	$76,500,000	$103,500,000	$119,025,000
Estimated offering expenses (excluding selling agent fees and expenses)	$1,556,505	$1,556,505	$1,556,505
Estimated selling agent fees and expenses(1)	$982,875	$1,293,375	$1,471,913
Estimated net proceeds	$73,960,620	$100,650,120	$115,996,582
Estimated net proceeds per share	$9.67	$9.72	$9.75

(1)	See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.
     These securities are not deposits or accounts and are not federally insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
     Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
For assistance, please call the Stock Information Center at [stock info #].
Keefe, Bruyette & Woods
The date of this prospectus is [prospectus date].

OmniAmerican Bank Locations

N
Lewisville
Flower Mound
Grapevine
Watauga
Las Colinas
NAS Fort Worth
White Settlement
Weatherford
HEB
North Arlington
Polytechnic Heights
University Centre II
South Arlington
Cityview
Medical District
Granbury
Cleburne
OmniAmerican Bank
Hwy 199
FM 730
I-35W
Loop 820
Hwy 26
Hwy 114
Hwy 121
Mac Arthur Blvd.
Hwy 183
Pipeline Rd.
Hwy 10
White Settlement Rd.
FM 3325
Alta Mere Dr.
Hwy 360
157
Main St.
I-20
I-30
Hwy 287
Cooper St.
Collins St.
FM 1187
Hwy 377
Hwy. 67

OmniAmerican Headquarters
1320 South University Drive
entrance on West Vickery
Fort Worth, TX 76107

1. White Settlement
7800 White Settlement Road
Fort Worth, TX 76108

2. NAS Fort Worth
Building #1870
Fort Worth, TX 76127

3. Cityview
6001 Bryant Irvin Road
Fort Worth, TX 76132

4. Medical District
1000 Pennsylvania Avenue
Fort Worth, TX 76104

5. Polytechnic Heights
2330 East Rosedale Street
Fort Worth, TX 76105

6. North Arlington
803 East Lamar Boulevard
Arlington, TX 76011

7. South Arlington
950 West Arbrook Boulevard
Arlington, TX 76015

8. HEB
2311 West Euless Boulevard
Euless, TX 76040

9. Grapevine
1616 West Northwest Highway
Grapevine, TX 76051

10. Las Colinas
1401 Walnut Hill Lane
Irving, TX 75038

11. Lewisville
Moving to Flower Mound
in December, 2009
724 West Main Street
Suite 500
Lewisville, TX 75067

12. Watauga
8024 Denton Highway
Watauga, TX 76148

13. Granbury
1030 East Highway 377
Suite 138
Granbury, TX 76048

14. Weatherford
318 South Main Street
Weatherford, TX 76086

15. Cleburne
1204 West Henderson
Cleburne, TX 76033

16. Flower Mound
Opening in December, 2009
2341 Justin Road (FM 407)
Flower Mound, TX 75028

i

SUMMARY
          The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.
          In this prospectus, the terms “we, “our,” and “us” refer to OmniAmerican Bancorp, Inc. and OmniAmerican Bank unless the context indicates another meaning.
OmniAmerican Bank
          OmniAmerican Bank is a federally chartered savings bank headquartered in Fort Worth, Texas. OmniAmerican Bank was originally chartered in 1956 as a federal credit union serving the active and retired military personnel of Carswell Air Force Base. On January 1, 2006, OmniAmerican Bank completed its conversion from a credit union to a federal mutual savings bank.
          As of June 30, 2009, OmniAmerican Bank had assets of $1.0 billion, loans of $725.1 million, deposits of $759.8 million and equity capital of $90.3 million. We provide financial services to individuals, families and businesses through our 16 banking offices located in the Dallas-Fort Worth Metroplex and surrounding communities in North Texas.
          OmniAmerican Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans secured by residential real estate, consumer loans, consisting primarily of indirect automobile loans (automobile loan applications referred to us by an automobile dealership), and to a lesser extent, commercial real estate, real estate construction, commercial business loans and direct automobile loans (applications taken directly from the automobile purchaser). We also invest in investment securities, primarily consisting of mortgage-backed securities. OmniAmerican Bank offers a variety of deposit accounts, including demand accounts, savings accounts, certificates of deposit and money market accounts.
          We recently started offering wealth management services to individuals in our market area. Our wealth management group offers a variety of products including deposit products such as money market and high yield checking accounts, customized lending, and financial planning services. We also offer brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage agreement. We anticipate increasing our assets under management as part of the growth of our wealth management group, which in turn should contribute to our net income. At June 30, 2009, our wealth management group had $18.7 million in loans and $19.5 million in deposits under management.
          OmniAmerican Bank’s executive offices are located at 1320 South University Drive, Suite 900, Fort Worth, Texas 76107. Our telephone number at this address is (817) 367-4640. Our website address is www.omniamerican.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

OmniAmerican Bancorp, Inc.
          OmniAmerican Bancorp, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of OmniAmerican Bank upon completion of the mutual-to-stock conversion and the offering. OmniAmerican Bancorp, Inc. has not engaged in any business to date.
          Our executive offices are located at 1320 South University Drive, Suite 900, Fort Worth, Texas 76107. Our telephone number at this address is (817) 367-4640.
Our Organizational Structure
          OmniAmerican Bank is a mutual savings bank that has no stockholders. Pursuant to the terms of OmniAmerican Bank’s plan of conversion, OmniAmerican Bank will convert from the mutual to the stock form of ownership. As part of the conversion, we are offering for sale in a subscription offering, and, if necessary, a community offering and a syndicated community offering, shares of common stock of OmniAmerican Bancorp, Inc. Upon the completion of the conversion and offering, OmniAmerican Bank will be a wholly owned subsidiary of OmniAmerican Bancorp, Inc.
Business Strategy
          Our business strategy is to grow and improve our profitability by:
•	diversifying our loan portfolio by emphasizing the origination of one- to four-family residential mortgage loans, commercial real estate loans and commercial business loans;

•	continuing conservative underwriting guidelines and aggressive monitoring of our loan portfolio in order to maintain asset quality;

•	emphasizing lower cost core deposits to reduce the funding costs of our loan growth;

•	managing interest rate risk;

•	increasing our sources of noninterest income; and

•	implementing a controlled growth strategy.
          Our strategy is designed to expand our banking relationships with customers and to diversify our revenue stream. We have begun offering wealth management services to individuals in our market area. A full description of our products and services begins on page 79 of this prospectus under the heading “Business of OmniAmerican Bank.”
          These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion
          Our primary reasons for converting and raising additional capital through the offering are:
•	to increase our capital levels to support future growth;

•	to have greater flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to have a broader platform through the holding company structure to offer products and services that will expand our banking relationships with our customers;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to attract and retain qualified personnel by establishing stock-based benefit plans for management and employees.
          We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of June 30, 2009, OmniAmerican Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.
Terms of the Conversion and the Offering
          Under OmniAmerican Bank’s plan of conversion, our organization will convert to stock form and OmniAmerican Bank will become a subsidiary of OmniAmerican Bancorp, Inc. In connection with the conversion, we are offering between 7,650,000 and 10,350,000 shares of common stock to eligible depositors of OmniAmerican Bank, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 11,902,500 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 11,902,500 or decreased to less than 7,650,000, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders.
          The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.
Persons Who May Order Shares of Common Stock in the Offering
          We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:
•	First, to depositors of OmniAmerican Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2008.

•	Second, to OmniAmerican Bank’s tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, who will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase up to 8% of the shares of common stock in the offering with the remaining shares in this purchase priority allocated to our 401(k) plan and any other tax-qualified employee benefit plan.

•	Third, to depositors of OmniAmerican Bank with aggregate account balances of at least $50 as of the close of business on [supplemental date].

•	Fourth, to depositors of OmniAmerican Bank as of [other member date].
          Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant and Wise. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.
          We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering and, accordingly, any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances known to us at the time.
          To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest at March 31, 2008, [supplemental date] or [other member date], as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.
          If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Conversion; Plan of Distribution.”
How We Determined the Offering Range
          The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of OmniAmerican Bancorp, Inc., assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of August 28, 2009, this market value ranged from $76.5 million to $103.5 million, with a midpoint of $90.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 7,650,000 shares to 10,350,000 shares. We may sell up to 11,902,500 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.
          The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us.
          The peer group consists of 10 thrift holding companies with assets between $531 million and $1.2 billion.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
BCSB Bancorp, Inc. (BCSB)	NASDAQ	Baltimore, MD	$587	(1)
Beacon Federal Bancorp, Inc. (BFED)	NASDAQ	East Syracuse, NY	1,046	(1)
Citizens Community Bancorp, Inc. (CZWI)	NASDAQ	Eau Claire, WI	547	(1)
Citizens South Banking Corporation (CSBC)	NASDAQ	Gastonia, NC	836	(1)
Community Financial Corp. (CFFC)	NASDAQ	Staunton, VA	531	(1)
ESSA Bancorp, Inc. (ESSA)	NASDAQ	Stroudsburg, PA	1,053	(1)
HF Financial Corp. (HFFC)	NASDAQ	Sioux Falls, SD	1,172	(2)
HopFed Bancorp, Inc. (HFBC)	NASDAQ	Hopkinsville, KY	1,002	(1)
Jefferson Bancshares, Inc. (JFBI)	NASDAQ	Morristown, TN	663	(2)
Teche Holding Company (TSH)	NYSE AMEX	Franklin, LA	790	(1)

(1)	Assets are as of June 30, 2009.

(2)	Assets are as of March 31, 2009.
          The following are average financial ratios for the peer group companies:
•	average assets of $823 million;

•	average non-performing assets of 1.2% of total assets;

•	average loans of 74.8% of total assets;

•	average equity of 10.5% of total assets; and

•	average net income of 0.12% of average assets.
          The following table presents a summary of selected pricing ratios for OmniAmerican Bancorp, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on earnings for the twelve months ended June 30, 2009 and book value as of June 30, 2009, except as noted in the table above where company information is as of March 31, 2009, the most recent information available. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 5,888.31% on a price-to- earnings basis, a premium of 1.5% on a price-to-book value basis and a discount of 20.1% on a price-to-tangible book value basis. The pricing ratios result from our generally having higher levels of equity but lower core earnings than the companies in the peer group on a pro forma basis. The pricing ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to- earnings	Price-to-book	Price-to-tangible
	multiple	value ratio	book value ratio
OmniAmerican Bancorp, Inc. (pro forma)(1)
Maximum, as adjusted	6,471.36x	62.00%	62.00%
Maximum	804.23x	58.00%	58.00%
Minimum	238.67x	49.33%	49.33%

Valuation of peer group companies using stock prices as of August 28, 2009
Averages	17.70x	66.09%	74.69%
Medians	13.43x	57.15%	72.55%

(1)	Based on earnings for the twelve months ended June 30, 2009 and book value as of June 30, 2009.
          RP Financial, LC. advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial, LC. determined that our pro forma price-to-core earnings ratios were higher than the peer group companies and our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies. See “—How We Determined the Offering Range.”
          Our board of directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect OmniAmerican Bancorp, Inc.’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital OmniAmerican Bancorp, Inc. would be required to raise under the regulatory appraisal guidelines.
          The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of OmniAmerican Bancorp, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.
          The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $76.5 million or increases above $119.0 million, subscribers may be resolicited with the approval of the Office of Thrift Supervision and be given the opportunity to change or cancel their orders. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”
After-Market Stock Price Performance Provided by Independent Appraiser
          The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2008 and August 28, 2009. These companies did not constitute the group of ten comparable public companies utilized in RP Financial, LC.’s valuation analysis.
Mutual-to-Stock Conversion Offerings with Closing Dates
between January 1, 2008 and August 28, 2009

			Percentage Price Appreciation (Depreciation)
			From Initial Trading Date
Company Name and	Conversion					Through August
Ticker Symbol	Date	Exchange	One Day	One Week	One Month	28, 2009
Territorial Bancorp, Inc. (TBNK)	7/13/09	NASDAQ	49.9%	47.5%	48.7%	60.0%
St. Joseph Bancorp, Inc. (SJBA)	2/2/2009	OTCBB	—	—	—	—
Hibernia Homestead Bancorp, Inc. (HIBE)	1/28/2009	OTCBB	5.0	5.0	5.0	40.0
First Savings Financial Group, Inc. (FSFG)	10/7/2008	NASDAQ	(1.0)	(0.1)	(7.8)	8.0
Home Bancorp, Inc. (HBCP)	10/3/2008	NASDAQ	14.9	2.5	3.5	20.1
Cape Bancorp, Inc. (CBNJ)	2/1/2008	NASDAQ	0.5	(1.0)	(2.0)	(17.2)
Danvers Bancorp, Inc. (DNBK)	1/10/2008	NASDAQ	(2.6)	(3.1)	2.6	29.4
Average			9.5	7.3	7.1	20.0
Median			0.5	0.0	2.60	20.1
          Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to OmniAmerican Bancorp, Inc. Moreover, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for OmniAmerican Bancorp, Inc.’s common stock, and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.
          There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for many mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.
Limits on How Much Common Stock You May Purchase
          The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 50,000 shares ($500,000):
•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.
          See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”
How You May Purchase Shares of Common Stock
          In the subscription offering and community offering, you may pay for your shares only by:
•	personal check, bank check or money order, made payable to OmniAmerican Bancorp, Inc.; or

•	authorizing us to withdraw funds from the types of OmniAmerican Bank deposit accounts permitted on the stock order and certification form.
          OmniAmerican Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on an OmniAmerican Bank line of credit or a third-party check to pay for shares of common stock.
          You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your OmniAmerican Bank deposit accounts, so that it is received (not postmarked) before 12:00 noon, local time, on [expiration date], which is the expiration of the offering period. For orders paid for by check or money order, the funds will be cashed promptly and held in a segregated account at OmniAmerican Bank, or in our discretion at another insured depository institution. We will pay interest on those funds calculated at OmniAmerican Bank’s current passbook savings rate from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts with OmniAmerican Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the conversion and offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 11,902,500 shares or decreased to fewer than 7,650,000 shares, or the offering is extended beyond [extension date].
          By signing the stock order and certification form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by OmniAmerican Bank, the Federal Deposit Insurance Corporation or any other government agency.
          You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be purchased through and held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, OmniAmerican Bank’s individual retirement accounts are not self-directed, so they cannot be used to purchase or hold shares of our common stock. If you wish to use some or all of the funds in your OmniAmerican Bank individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. It will take time to transfer your OmniAmerican Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] expiration of the offering period, for assistance with purchases using your OmniAmerican Bank individual retirement account or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where the funds are held.
Delivery of Stock Certificates
          Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.
How We Intend to Use the Proceeds From the Offering
          Assuming we sell 11,902,500 shares of common stock in the stock offering, and we have net proceeds of $116.0 million, we intend to distribute the net proceeds as follows:
•	$58.0 million (50.0% of the net proceeds) will be invested in OmniAmerican Bank;

•	$9.5 million (8.2% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$48.5 million (41.8% of the net proceeds) will be retained by us.
          We may use the remaining funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. OmniAmerican Bank may use the proceeds it receives to support increased lending and other products and services, and to repay short-term borrowings. The net proceeds retained by OmniAmerican Bancorp, Inc. and OmniAmerican Bank also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.
          Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.
You May Not Sell or Transfer Your Subscription Rights
          Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.
Deadline for Orders of Common Stock
          If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order and certification form, together with full payment for the shares of common stock, at the Stock Information Center or any of our branch offices no later than 12:00 noon, local time, on [expiration date]. A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by 12:00 noon, local time on [expiration date]. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand delivery to our Stock Information Center, located at 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, or to any of our branch offices. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond [extension date] or the number of shares of common stock to be sold is decreased to less than 7,650,000 shares or increased to more than 11,902,500 shares. If the offering is extended beyond [extension date], or if the number of shares of common stock to be sold is decreased to less than 7,650,000 shares or is increased to more than 11,902,500 shares, we will, with the approval of the Office of Thrift Supervision, resolicit subscribers, giving them the opportunity to confirm, cancel or change their stock orders during a specified resolicitation period.
          Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, local time, on [expiration date], whether or not we have been able to locate each person entitled to subscription rights.
Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares
          If we do not receive orders for at least 7,650,000 shares of common stock, we may take steps to issue the minimum number of shares of common stock in the offering range. Specifically, we may:
•	increase the purchase limitations; and/or

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond [extension date], so long as we resolicit subscriptions that we have previously received in the offering.
          If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.
Possible Change in the Offering Range
          RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 11,902,500 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $76.5 million or above $119.0 million, then, after consulting with the Office of Thrift Supervision, we may:
•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of OmniAmerican Bancorp, Inc.’s common stock; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.
Possible Termination of the Offering
          We may terminate the offering at any time prior to the special meeting of members of OmniAmerican Bank that is being called to vote upon the conversion, and at any time after member approval with the approval of the Office of Thrift Supervision.
          We must sell a minimum of 7,650,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate and we will cancel deposit account withdrawal authorizations.
Purchases by Officers and Directors
          We expect our directors and executive officers, together with their associates, to subscribe for 175,000 shares of common stock in the offering, or 2.3% of the shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by our directors and executive officers for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion
          We expect our tax-qualified employee stock ownership plan to purchase up to 8% of the total number of shares of common stock that we sell in the offering, or up to 828,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. Assuming the employee stock ownership plan purchases 828,000 shares in the offering, we will recognize additional pre-tax compensation expense of $8.3 million over a 25-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 25-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.
          We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable Office of Thrift Supervision regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 414,000 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 1,035,000 shares of common stock at the maximum of the offering range, for stock option grants to key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 1,449,000 shares of our common stock. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.
          If 4% of the shares of common stock sold in the offering are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders’ ownership interest in OmniAmerican Bancorp, Inc. would be diluted by approximately 3.8%. If 10% of the shares of common stock sold in the offering are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders’ ownership interest in OmniAmerican Bancorp, Inc. would be diluted by approximately 9.1%.
          We intend to enter into a new employment agreement with Tim Carter, our President and Chief Executive Officer and change in control agreements with Deborah B. Wilkinson, our Senior Executive Vice President and Chief Financial Officer, Terry Almon, our Senior Executive Vice President and Chief Operating Officer and Anne Holland, our Senior Executive Vice President and Chief Lending Officer. See “Management of OmniAmerican Bancorp, Inc.—Executive Officer Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

          The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

				Dilution
	Number of Shares to be Granted or Purchased			Resulting	Value of Grants (1)
			As a	From	At	At
	At	At	Percentage	Issuance of	Minimum	Maximum
	Minimum	Maximum	of Common	Shares for	of	of
	of Offering	of Offering	Stock to be	Stock Benefit	Offering	Offering
	Range	Range	Issued (2)	Plans	Range	Range
					(Dollars in thousands)
Employee stock ownership plan	612,000	828,000	8.00%	—%	$6,120	$8,280
Stock awards	306,000	414,000	4.00	3.8%	3,060	4,140
Stock options	765,000	1,035,000	10.00	9.1%	3,810	5,154

Total	1,683,000	2,277,000	22.00%	12.3%	$12,990	$17,574

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.98 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of ten years; a risk-free interest rate of 3.53%; and a volatility rate of 32.17% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
          The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of OmniAmerican Bancorp, Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share at the time of the grant.

				476,100 Shares
	306,000 Shares	360,000 Shares	414,000 Shares	Awarded at Maximum
	Awarded at Minimum	Awarded at Midpoint of	Awarded at Maximum	of Offering Range, As
Share Price	of Offering Range	Offering Range	of Offering Range	Adjusted
(In thousands, except share price information)
$8.00	$2,448	$2,880	$3,312	$3,809
10.00	3,060	3,600	4,140	4,761
12.00	3,672	4,320	4,968	5,713
14.00	4,284	5,040	5,796	6,665
16.00	4,896	5,760	6,624	7,618
          The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of OmniAmerican Bancorp, Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $16.00 per share at the time of the grant.

				1,035,000 Options	1,190,250 Options
	Grant-Date Fair	765,000 Options at	900,000 Options at	at Maximum of	at Maximum of
Exercise Price	Value Per Option	Minimum of Range	Midpoint of Range	Range	Range, As Adjusted
(In thousands, except share price information)
$8.00	$3.98	$3,045	$3,582	$4,119	$4,737
10.00	4.98	3,810	4,482	5,154	5,927
12.00	5.97	4,567	5,373	6,179	7,106
14.00	6.97	5,332	6,273	7,214	8,296
16.00	7.96	6,089	7,164	8,239	9,474
          The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 16.
Market for Common Stock
          We expect that our common stock will be listed on the Nasdaq Global Market under the symbol “OABC.” Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”
Our Policy Regarding Dividends
          Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:
•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions and forecasts.
Tax Consequences
          As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to OmniAmerican Bank, OmniAmerican Bancorp, Inc., or persons eligible to subscribe in the subscription offering. See “Taxation” for additional information.

Conditions to Completion of the Conversion and the Offering
          We cannot complete the conversion and the offering unless:
•	the plan of conversion is approved by at least a majority of votes eligible to be cast by members of OmniAmerican Bank. A special meeting of members to consider and vote upon the plan of conversion has been set for [meeting date];

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval of the Office of Thrift Supervision to complete the conversion and the offering.
How You Can Obtain Additional Information
          Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center at [stock info #], Monday through Friday between 9:00 a.m. and 4:00 p.m., local time, or visit the Stock Information Center located at 1320 South University Drive, Suite 900, Fort Worth, Texas. The Stock Information Center will be closed on weekends and bank holidays.
TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRATION DATE] IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRATION DATE].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.
Risks Related to Our Business
Our loan portfolio has greater risk than those of many savings banks due to the substantial number of automobile and other consumer loans in our portfolio.
          We have a diversified loan portfolio with a substantial number of loans secured by collateral other than owner-occupied one- to four-family residential real estate. Our loan portfolio includes a substantial number of indirect automobile loans which are automobile loans referred to us by a participating automobile dealership. At June 30, 2009, our consumer loans totaled $249.2 million, or 33.9% of our total loan portfolio, and indirect automobile loans were the largest category of consumer loans representing 27.0% of total loans at June 30, 2009. At that date, we had consumer loans delinquent 60 days or more of $505,000, or 4.6% of total delinquent loans 60 days or more past due. Indirect automobile loans represented $341,000, or 3.1% of total delinquent loans 60 days or more past due. Our consumer loan portfolio also includes direct automobile loans, unsecured loans and loans secured by other personal property. Consumer loans generally have greater risk of loss or default than one- to four-family residential mortgage loans, particularly in the case of loans that are secured by rapidly depreciable assets, such as automobiles, or loans that are unsecured. In these cases, we face the risk that any collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Thus, the recovery and sale of such property could be insufficient to compensate us for the principal outstanding on these loans. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit our ability to recover on such loans. Finally, because indirect automobile loan applications are completed by automobile dealerships, we assume the risks associated with a dealership properly complying with federal, state and local consumer protection laws.
          As a result of our relatively large portfolio of consumer loans, it may become necessary to increase our provision for loan losses in the event our losses on these loans increase, which would reduce our profits. In addition, a portion of our automobile loans are made to borrowers with credit scores that would cause such loans to be considered subprime. At June 30, 2009, $14.6 million, or 6.4% of our total automobile loan portfolio, consisted of automobile loans where the borrower’s credit score was 660 or less (a possible indication of a credit-impaired borrower). See “Business of OmniAmerican Bank – Lending Activities – Consumer Loans.”
A portion of our loan portfolio consists of loans made to persons with impaired credit or with reduced documentation, which presents greater risk of loss or delinquency.
          As of June 30, 2009, $22.1 million, or 8.4%, of our one- to four-family residential mortgage loans were to borrowers with a credit score of 660 or less (a possible indication of a credit-impaired borrower) and additional credit weakness. Weakened credit characteristics of a borrower may include prior loan payment delinquencies, foreclosure of prior loans, bankruptcies or prior non-payment of loans. Loans to such borrowers may also present a greater credit risk to us based upon the borrower’s debt to income ratio, the results of a credit review or other criteria that indicates that the borrower may have an insufficient or impaired credit history.

          We also have loans to borrowers who provide limited or no documentation of assets or income, known as stated income loans. At June 30, 2009, we had $14.7 million of stated income loans, or 5.6% of our one- to four-family residential loans. As of June 30, 2009, we had $10.9 million of interest-only one- to four-family mortgage loans. This amount represents 4.2% of our total one- to four-family residential mortgage loans, with $8.0 million of our interest-only loans comprised of adjustable-rate loans. The interest rate on these loans is initially fixed for three, five or seven year terms and then adjusts in accordance with the terms of the loan to require payment of both principal and interest in order to amortize the loan for the remainder of the term.
          In 2008, we began purchasing one- to four-family residential loans, which included subprime, stated income and interest-only loans, at a discount to the original principal balance of the mortgage loan. As of June 30, 2009, the total outstanding balance of all purchased one- to four-family residential mortgage loans was $32.4 million, or 12.4% of our one- to four-family residential loans and 4.4% of our total loans, while the carrying value of such loans, net of purchase discounts, was $27.3 million.  Our purchased one- to four-family residential mortgage loans included $6.8 million of subprime loans as of June 30, 2009. In addition, these purchased one- to four-family residential mortgage loans included $14.1 million of stated income loans and $7.4 million of interest-only loans (of which $5.9 million were also stated income loans). At June 30, 2009, the purchased subprime, stated income and interest-only loans represented 2.6%, 5.4% and 2.8%, respectively, of our total one- to four-family residential mortgage loans. We intend to continue to purchase subprime, stated income and interest-only loans that we service, as market conditions permit, and we are able to obtain the loans at a sufficient discount to the loan balance to compensate us for the added risk associated with such loans.
          These types of one- to four-family residential mortgage loans are generally considered to have a greater risk of delinquency and foreclosure than conforming loans and may require greater provisions for loan losses. Although we have not yet experienced large increases in delinquencies or foreclosures in this portfolio, our residential mortgage loan portfolio may be adversely affected in the event of a continued downturn in regional or national economic conditions. In addition, the value of the real estate securing these loans may become less than any remaining loan balance if local property values deteriorate further. Consequently, we could sustain loan losses and be required to establish a higher provision for loan losses.
Our loan portfolio has more risk due to the recent change in our lending emphasis resulting in a greater percentage of new one- to four-family residential mortgage loans.
          Between 2004 and 2009, the composition of our loan portfolio changed significantly as the dollar amount and percentage of our loans secured by one- to four-family residential real estate increased to $261.3 million, or 35.5% of total loans, at June 30, 2009, from $153.4 million, or 17.7% of total loans, at December 31, 2004. During this period, our consumer loans decreased to $249.2 million, or 33.9% of total loans, at June 30, 2009, from $622.8 million, or 71.7% of total loans, at December 31, 2004. As a result of this change in our lending emphasis, a significant portion of our one- to four-family residential mortgage loans are relatively new or “unseasoned,” and have not been outstanding for a sufficient period of time to demonstrate performance and indicate the potential risks in the loan portfolio. For example, our unseasoned adjustable-rate residential mortgage loans have not been subject to an interest rate environment that required them to adjust to the maximum interest rate level and may involve risks resulting from potentially increasing payment obligations by borrowers. At June 30, 2009, one- to four-family residential mortgage loans delinquent 60 days or more totaled $3.9 million, or 35.4% of total delinquent loans of 60 days or more.

We have increased our levels of non-residential mortgage loans and commercial business loans which has increased our exposure to credit risk.
          Since our conversion from a credit union to a savings bank, we have increased the amount of loans secured by commercial real estate, as well as real estate construction and commercial business loans. At June 30, 2009, our portfolio of commercial real estate loans totaled $95.6 million, or 13.0% of our total loans, compared to $74.2 million, or 10.2% of our total loans, at December 31, 2006. At June 30, 2009, our portfolio of real estate construction loans totaled $40.5 million, or 5.5% of our total loans, compared to $28.8 million, or 4.0% of our total loans, at December 31, 2006. At June 30, 2009, our portfolio of commercial business loans totaled $61.4 million, or 8.3% of our total loans, compared to $11.6 million, or 1.6%, of our total loans at December 31, 2006. At June 30, 2009, our commercial real estate, real estate construction and commercial business loans that were delinquent 60 days or more totaled $2.3 million, $450,000 and $3.9 million, respectively, or 20.8%, 4.1% and 35.2% of total delinquent loans of 60 days or more. We intend to continue to emphasize the origination of these types of loans consistent with safety and soundness standards.
          However, commercial real estate loans, real estate construction loans and commercial business loans generally have a greater risk of loss than owner-occupied one- to four-family residential mortgage loans. Repayment of commercial real estate, real estate construction and commercial business loans generally depends, in large part, on sufficient income from the property or the borrower’s business to cover operating expenses and debt service. These types of loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender may affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. As we increase our portfolio of these loans, our level of non-performing loans may increase.
          We intend to emphasize business lending and marketing our products and services to small and medium-sized businesses. These small and medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively affect these businesses, our results of operations and financial condition may be adversely affected.
Protecting our business from identity theft and the theft of other customer data increases our cost of operations. To the extent that we, or our third party providers, are unable to prevent the loss of customer information, our operations may become disrupted and our net income may be adversely affected.
          In recent years, the breach of computer and network systems of businesses, such as banks, by national and international criminals (cyber-fraud) has become more prevalent. Financial fraud is a growing risk of doing business for financial institutions. In January 2008, we experienced a breach of security involving our ATM/debit card system. In August 2009, law enforcement authorities arrested members of the largest identity theft operation ever conducted in the United States. The identity theft operation included the theft of information from a number of retail companies and Heartland Payment Systems, a payment transaction processing center used by many merchants. As a result of this recent identity theft operation, a number of our customers who had their debit card transactions processed through Heartland Payment Systems had their customer information breached. We have remediated the problem and have filed a claim with our insurance carrier to reimburse us for our costs associated with the breach of Heartland Payment Systems. We currently estimate that the potential loss exposure of addressing the identity theft could be approximately $1.3 million. Subsequent to June 30, 2009, we expensed $415,000, which represented the fees imposed on us by VISA to process merchant reimbursements for our customers, the cost of reissuing debit cards to our customers and the expense of the insurance deductible. Approximately $884,000, representing the funds reimbursed to our customers for fraudulent transactions has not been expensed. We anticipate that we will be reimbursed for the $884,000 through our cybersecurity insurance policy. However, we cannot be certain of a full recovery.
          We must protect our computer systems and network from physical break-ins, security breaches, and other disruptive problems caused by the Internet or other users. Moreover, third party providers such as Heartland Payment Systems, must also take similar actions to protect customer information. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmissions of confidential information, as do our third party providers. However, security measures implemented by us or our third party providers may not prevent cyber-fraud. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to protect customer transaction data. If any compromise of our security or the security of our third party providers were to occur, it could have a material adverse effect on our business, financial condition and results of operations.
We could record future impairment losses on our holdings of investment securities. We may not receive full future interest payments on these securities.
          Our investment portfolio includes trust preferred securities and private label collateralized mortgage obligations. We periodically review the performance of these securities and conduct tests for their impairment. As of June 30, 2009, we determined that no other than temporary impairment loss associated with our investment securities was required to be charged to income. A number of factors or combinations of factors could cause us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an additional impairment that is other than temporary, which could result in material losses to us. These factors include, but are not limited to, continued failure to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value. In addition, the fair values of these investment securities could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.
If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.
          We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, requiring us to make additions to our allowance for loan losses. While our allowance for loan losses was 1.20% of total loans at June 30, 2009, material additions to our allowance could materially decrease our net income.

          In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.
Our expenses may increase as a result of increases in Federal Deposit Insurance Corporation insurance premiums.
          On February 27, 2009, the Federal Deposit Insurance Corporation issued a final rule that alters the way the Federal Deposit Insurance Corporation calculates federal deposit insurance assessment rates. Under the rule, the Federal Deposit Insurance Corporation first establishes an institution’s initial base assessment rate. This initial base assessment rate ranges from 12 to 45 basis points, depending on the risk category of the institution. The Federal Deposit Insurance Corporation then adjusts the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustments to the initial base assessment rate are based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate ranges from 7 to 77.5 basis points of the institution’s deposits. Additionally, the Federal Deposit Insurance Corporation on May 22, 2009, issued a final rule that imposes a special 5 basis point assessment on each FDIC-insured depository institution’s assets, minus its Tier 1 capital as of June 30, 2009, which was paid on September 30, 2009. The special assessment was capped at 10 basis points of an institution’s domestic deposits. This special assessment resulted in additional noninterest expense of $478,000 during the six months ended June 30, 2009.
          On September 29, 2009, the Federal Deposit Insurance Corporation issued a proposed rule pursuant to which all insured depository institutions would be required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. Under the proposed rule, this pre-payment would be due on December 30, 2009. Under the proposed rule, the assessment rate for the fourth quarter of 2009 and for 2010 would be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period would be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. Based on our deposits and assessment rate at September 30, 2009, we estimate that our prepayment amount will be approximately $6.4 million. We expect that we will be able to make the prepayment from available cash on hand.
          The Emergency Economic Stabilization Act of 2008 temporarily increased the limit on Federal Deposit Insurance Corporation insurance coverage for deposits to $250,000, which was further extended through December 31, 2013. The Federal Deposit Insurance Corporation also took action to provide federal insurance coverage for newly-issued senior unsecured debt and noninterest-bearing transaction and certain NOW accounts in excess of the $250,000 limit, for which institutions will be assessed additional premiums. These actions will significantly increase our noninterest expense in 2009 and in future years as long as the increased premiums are in place.

Future changes in interest rates could reduce our profits.
          Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:
•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we incur on our interest-bearing liabilities, such as deposits and borrowings.

          As a result of our focus on one- to four-family residential mortgage loans, the interest rates on our loans are generally fixed for a longer period of time than the interest rates on our deposits. Additionally, many of our securities investments have lengthy maturities with fixed interest rates. Like many savings institutions, our focus on deposit accounts as a source of funds, which either have no stated maturity or shorter contractual maturities than mortgage loans, results in our liabilities having a shorter average duration than our assets. For example, as of June 30, 2009, 38.4% of our loans had maturities of 15 years or longer, while 84.0% of our certificates of deposits had maturities of one year or less. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest we earn on our assets, such as loans and investments, may not increase as rapidly as the interest we pay on our liabilities, such as deposits. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest expense we incur on our liabilities, as borrowers prepay mortgage loans and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”
          In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans.
          Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At June 30, 2009, the fair value of our available for sale securities portfolio, consisting of mortgage-backed securities issued by U.S. Government sponsored enterprises, collateralized mortgage obligations, municipal obligations, trust preferred securities, agency bonds and equity securities totaled $184.0 million. Gross unrealized losses on these securities totaled $2.8 million at June 30, 2009.
          We evaluate interest rate sensitivity using an the Office of Thrift Supervision model that estimates the change in our net portfolio value over a range of interest rate scenarios, also known as a “rate shock” analysis. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At June 30, 2009, the Office of Thrift Supervision “rate shock” analysis indicated that our net portfolio value would decrease by $9.2 million if there was an instantaneous 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

A legislative proposal has been introduced that would eliminate our primary federal regulator, require OmniAmerican Bank to convert to a national bank or state bank, and require OmniAmerican Bancorp, Inc. to become a bank holding company.
          The U.S. Treasury Department recently introduced proposed legislation that would significantly change the current bank regulatory system. The proposal would create a new federal banking regulator, the National Bank Supervisor, and merge our current primary federal regulator, the Office of Thrift Supervision, as well as the Office of the Comptroller of the Currency (the primary federal regulator for national banks) into the new federal bank regulator. The proposal would also eliminate federal savings banks and require all federal savings banks, such as OmniAmerican Bank, to elect, within six months of the effective date of the legislation, to convert to either a national bank, state bank or state savings association. A federal savings bank that does not make the election would, by operation of law, be converted to a national bank within one year of the effective date of the legislation.
          If OmniAmerican Bank is required to convert to a national bank, state bank or a state savings association, OmniAmerican Bancorp, Inc. would become a bank holding company subject to regulation and supervision by the Board of Governors of the Federal Reserve System instead of the Office of Thrift Supervision. As a bank holding company, OmniAmerican Bancorp, Inc. may become subject to regulatory capital requirements it would not be subject to as a savings and loan holding company and certain additional restrictions on its activities. In addition, compliance with new regulations and being supervised by one or more new regulatory agencies could increase our expenses.
Negative developments in the financial industry and the domestic and international credit markets may adversely affect our operations and results.
          Negative developments in the global credit and securitization markets during the past two years have resulted in a global recession and significant uncertainty in the financial markets. Loan portfolio quality has deteriorated at many institutions, reflecting in part, the severely weakened U.S. economy and rising unemployment. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Specifically, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that noncurrent assets plus other real estate owned as a percentage of assets for FDIC-insured financial institutions rose to 2.77% as of June 30, 2009, compared to 1.89% as of December 31, 2008 and 0.95% as of December 31, 2007. For the six months ended June 30, 2009, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that annualized return on average assets was 0.04% for FDIC-insured financial institutions compared to 0.04% for the year ended December 31, 2008 and 0.81% for the year ended December 31, 2007. The NASDAQ Bank Index declined 38.4% between December 31, 2007 and June 30, 2009. At June 30, 2009, our noncurrent assets plus other real estate owned as a percentage of assets was 0.60%, and our return on average assets was 0.06% for the year ended December 31, 2008.
          In response to the deteriorating economy, Congress enacted the Emergency Economic Stabilization Act of 2008, under which the U.S. Department of the Treasury has the authority to expend up to $700 billion to assist in stabilizing and providing liquidity to the U.S. financial system. Although it was originally contemplated that these funds would be used primarily to purchase troubled assets under the Troubled Asset Relief Program, in October 2008, the U.S. Department of the Treasury introduced the Capital Purchase Program and committed to purchase up to $250 billion of non-voting senior preferred shares of certain qualified financial institutions in an attempt to encourage financial institutions to build capital to increase the flow of credit to businesses and consumers, and to support the economy. In addition, Congress temporarily increased Federal Deposit Insurance Corporation deposit insurance from $100,000 to $250,000 per depositor through December 31, 2013. The Federal Deposit Insurance Corporation also announced the creation of the Temporary Liquidity Guarantee Program which is intended to strengthen confidence and encourage liquidity in financial institutions by temporarily guaranteeing newly issued senior unsecured debt of participating organizations and fully insuring noninterest-bearing transaction deposit accounts (such as business checking accounts, interest-bearing transaction accounts paying 50 basis points or less, and lawyers’ trust accounts), regardless of dollar amount until June 30, 2010.
          The potential exists for additional federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to continue to be active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Actions taken to date, as well as potential actions, may not have the beneficial effects that are intended. In addition, new laws, regulations, and other regulatory changes will increase our Federal Deposit Insurance Corporation insurance premiums and may also increase our costs of regulatory compliance and of doing business, and may otherwise adversely affect our operations. New laws, regulations, and other regulatory changes, along with negative developments in the financial services industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Further, continued declines in the stock market in general, or for stock of financial institutions and their holding companies, may affect our stock performance.
Strong competition within our market areas may limit our growth and profitability.
          Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of OmniAmerican Bank—Competition.”
We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.
          We are subject to extensive regulation, supervision, and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on our results of operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.
Risks Related to this Stock Offering
The future price of the shares of common stock may be less than the purchase price in the stock offering.
          If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is based upon an independent, third-party appraisal of the pro forma market value of OmniAmerican Bank, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.
The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.
          Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2008, our return on average equity was 0.72%. Following the stock offering, we expect our equity to increase from $90.3 million to between $155.0 million at the minimum of the offering range and $192.0 million at the adjusted maximum of the offering range. Based upon our earnings for the year ended December 31, 2008, and these pro forma equity levels, our return on equity would be 0.42% and 0.34% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain lower until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and noninterest income, we expect our return on equity to remain lower, which may reduce the value of our shares of common stock.
We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.
          Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.
          We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from OmniAmerican Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $6.1 million at the minimum of the offering range and $9.5 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.
          We also intend to adopt a stock-based benefit plan after the stock offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 3.53% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 32.17% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $4.98 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with all the stock options would be $1.2 million at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $952,200 at the adjusted maximum of the offering range. Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.
          The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by OmniAmerican Bancorp, Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $3.1 million at the minimum of the offering range and $4.8 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.
The implementation of stock-based benefit plans may dilute your ownership interest. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.
          We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. The implementation of the stock-based benefit plan will be subject to stockholder approval and historically the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.
We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans implemented more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans implemented within one year, which would increase our costs.
          If we adopt stock-based benefit plans within one year following the completion of the stock offering, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4% and 10%, respectively, of our total outstanding shares. The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are implemented more than one year following the stock offering. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our board of directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.”
We will enter into an employment agreement and three change in control agreements that may increase our compensation costs.
          We intend to enter into a new employment agreement with Tim Carter, our President and Chief Executive Officer and change in control agreements with Deborah B. Wilkinson, our Senior Executive Vice President and Chief Financial Officer, Terry Almon, our Senior Executive Vice President and Chief Operating Officer and Anne Holland, our Senior Executive Vice President and Chief Lending Officer. In the event of an involuntary or good reason termination of employment, or certain types of termination following a change in control, as set forth in the employment agreement, the employment agreement provides for cash severance benefits that would cost approximately $1.4 million based on information as of June 30, 2009. Similarly, in the event of an involuntary or good reason termination of employment following a change in control, the change in control agreements provide for cash severance benefits that would cost approximately $1.3 million in the aggregate based on information as of June 30, 2009 (assuming Ms. Almon was employed by us on that date at her current base salary). For additional information see “Management of OmniAmerican Bancorp, Inc.—Executive Officer Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.
          We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in OmniAmerican Bank, acquire other financial services companies or for other general corporate purposes. OmniAmerican Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.
Our stock value may be negatively affected by federal regulations that restrict takeovers.
          For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of OmniAmerican Bancorp, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.
The corporate governance provisions in our articles of incorporation and bylaws, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our Board of Directors and may impede takeovers of the company that our Board might conclude are not in the best interest of OmniAmerican Bancorp, Inc. or its stockholders.
          Provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our board of directors and may make takeovers of OmniAmerican Bancorp, Inc. more difficult. For example, our board of directors is divided into three classes, only one of which will stand for election annually. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that provides that, without the approval of a majority of the unaffiliated directors, no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of OmniAmerican Bancorp, Inc.”
We have never issued common stock and there is no guarantee that a liquid market for our common stock will develop.
          We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Global Market under the symbol “OABC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.
We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.
          If we do not sell enough shares to reach the minimum of the offering range through the subscription and community offerings, shares may be offered for sale to the general public in a syndicated community offering to be managed by Keefe Bruyette & Woods, Inc., acting as our agent. If we are not able to reach the minimum of the offering range after Keefe Bruyette & Woods, Inc., uses its best efforts in a syndicated community offering we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notifying all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
          The following tables set forth selected historical consolidated financial and other data of OmniAmerican Bank for the years and at the dates indicated. The information at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of OmniAmerican Bank beginning at page F-1 of this prospectus. The information at December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 is derived in part from audited consolidated financial statements that are not included in this prospectus. The information at June 30, 2009 and for the six months ended June 30, 2009 and 2008 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results to be achieved for the remainder of 2009 or any other period.

	At June 30,	At December 31,
	2009	2008	2007	2006	2005	2004
	(unaudited)	(In thousands)
Selected Consolidated Financial Condition Data:

Total assets	$1,038,306	$1,067,914	$1,051,021	$1,062,874	$1,118,733	$1,279,784
Cash and cash equivalents	53,196	41,242	19,036	98,317	40,653	57,597
Securities available for sale, at fair value	183,993	230,304	244,585	150,904	183,530	251,559
Other investments	7,287	10,014	10,065	9,715	16,875	17,585
Loans receivable, net	725,100	715,774	707,099	728,847	799,152	870,802
Foreclosed assets, net	90	98	248	143	428	936
Other real estate owned	551	488	488	488	—	—
Deposits	759,831	739,846	729,895	794,152	689,057	742,011
Federal Home Loan Bank of Dallas advances	117,900	169,900	156,900	128,900	253,479	317,204
Other secured borrowings	58,000	58,664	66,156	41,168	77,796	124,577
Total equity capital	90,266	89,329	88,722	88,861	87,718	87,985

	For the Six Months Ended
	June 30,		For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)		(In thousands)
Selected Consolidated Operating Data:

Interest income	$27,651	$28,820	$57,696	$54,915	$52,010	$53,462	$55,679
Interest expense	11,163	14,721	27,677	29,688	25,521	23,385	23,827

Net interest income	16,488	14,099	30,019	25,227	26,489	30,077	31,852
Provision for loan losses	2,400	1,875	3,825	3,650	6,113	5,730	5,433

Net interest income after provision for loan losses	14,088	12,224	26,194	21,577	20,376	24,347	26,419
Noninterest income	8,362	8,257	16,269	17,569	17,325	19,187	15,614
Noninterest expense	21,502	19,974	41,077	42,433	45,957	38,145	36,021

Income (loss) before income tax expense (benefit)	948	507	1,386	(3,287)	(8,256)	5,389	6,012
Income tax expense (benefit) (1)	489	286	742	(1,115)	(7,332)	—	—

Net income (loss)	$459	$221	$644	$(2,172)	$(924)	$5,389	$6,012

(1)	Until its conversion to a federally chartered mutual savings bank on January 1, 2006, OmniAmerican Bank was a credit union, and generally exempt from federal and state income taxes. As a result of the change in tax status on January 1, 2006, OmniAmerican Bank recorded a deferred tax asset in the amount of $6.1 million, as well as a related tax benefit of $4.5 million. The following table provides a reconciliation to pro forma net income for the periods presented prior to January 1, 2006, had OmniAmerican Bank been subject to federal and state income taxes:

	December 31,
	2006	2005	2004
Historical net (loss) income	$(924)	$5,389	$6,012
Less: pro forma tax expense	—	1,832	2,044
Less: tax benefit	4,541	—	—

Pro forma net (loss) income	$(5,465)	$3,557	$3,968

	At or For the Six
	Months Ended June 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005		2004
Selected Consolidated Financial Ratios and Other Data:

Performance Ratios:
Return (loss) on average assets (ratio of net income (loss) to average total assets) (1)	0.09%	0.04%	0.06%	(0.21)%	(0.09)%	0.50%		0.53%
Return on average assets tax effected	n/a	n/a	n/a	n/a	n/a	0.33%		0.35%
Return (loss) on average equity (ratio of net income (loss) to average equity) (1)	1.02%	0.48%	0.72%	(2.46)%	(1.00)%	5.66%		7.01%
Return on average equity tax effected	n/a	n/a	n/a	n/a	n/a	3.74%		4.63%
Interest rate spread (1) (2)	3.12%	2.52%	2.74%	2.38%	2.58%	2.63%		2.62%
Net interest margin (1)(3)	3.36%	2.81%	3.02%	2.70%	2.77%	2.74%		2.74%
Efficiency ratio (4)	86.53%	89.35%	88.74%	99.15%	104.89%	77.43%		75.89%
Noninterest expense to average total assets (1)	4.06%	3.70%	3.82%	4.17%	4.38%	3.50%		3.20%
Average interest-earning assets to average interest-bearing liabilities	110.64%	110.05%	109.88%	110.08%	107.33%	105.45%		105.75%
Average equity to average total assets	8.53%	8.42%	8.32%	8.68%	8.84%	8.75%		7.61%

Asset Quality Ratios:
Non-performing assets to total assets	0.60%	0.81%	0.59%	0.35%	0.37%	0.21%		0.28%
Non-performing loans to total loans	0.76%	1.13%	0.79%	0.42%	0.45%	0.23%		0.30%
Allowance for loan losses to non-performing loans	158.30%	92.91%	145.06%	248.52%	213.67%	256.81%		205.71%
Allowance for loan losses to total loans	1.20%	1.07%	1.14%	1.04%	0.96%	0.60%		0.62%
Net charge-offs to average loans outstanding(1)	0.51%	0.45%	0.40%	0.46%	0.52%	0.76%		0.70%

Capital Ratios:
Total capital (to risk-weighted assets)	12.08%	11.33%	11.73%	11.66%	11.74%	11.09	%(5)	9.19	%(5)
Tier I capital (to risk-weighted assets)	11.07%	10.46%	10.73%	10.68%	10.83%	10.54	%(5)	8.64	%(5)
Tier I capital (to total assets)	8.00%	7.48%	7.71%	7.76%	7.95%	8.22	%(5)	6.80	%(5)

Other Data:
Number of full service offices	16	17	17	17	17	16		16
Full-time equivalent employees	351	346	345	338	387	336		378

(1)	Ratios for the six months ended June 30, 2009 and 2008 are annualized.

(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)	On January 1, 2006, OmniAmerican Bank converted its charter to a federal mutual savings bank charter and became subject to regulation and examination by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Prior to January 1, 2006, OmniAmerican Bank was a credit union and was subject to various regulatory capital requirements administered by the National Credit Union Administration and the Texas Credit Union Department. The capital ratios at December 31, 2005 and 2004 are presented as if OmniAmerican Bank had been subject to the regulatory capital requirements of the federal banking regulators on those dates. The National Credit Union Administration and the Texas Credit Union Department categorized OmniAmerican Bank as “well capitalized” under the regulatory framework for prompt corrective action as of December 31, 2005 and 2004. To be categorized as “well capitalized,” as a credit union, OmniAmerican Bank was required to maintain a minimum net worth ratio of 7% of total assets. The actual net worth to total assets ratios as of December 31, 2005 and 2004 were 7.84% and 7.20%, respectively.

RECENT DEVELOPMENTS
          The following tables set forth selected historical consolidated financial and other data of OmniAmerican Bank for the periods and at the dates indicated. The information at December 31, 2008 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of OmniAmerican Bank beginning at page F-1 of this prospectus. The information at September 30, 2009 and for the three and nine months ended September 30, 2009 and 2008 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and nine months ended September 30, 2009 are not necessarily indicative of the results to be achieved for the remainder of 2009 or any other period.

	At	At
	September 30,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
Selected Consolidated Financial Condition Data:

Total assets	$1,006,283	$1,067,914
Cash and cash equivalents	31,832	41,242
Securities available for sale, at fair value	195,874	230,304
Other investments	5,203	10,014
Loans receivable, net	695,073	715,774
Foreclosed assets, net	169	98
Other real estate owned	9,305	488
Deposits	753,778	739,846
Federal Home Loan Bank of Dallas advances	90,400	169,900
Other secured borrowings	58,000	58,664
Total equity capital	91,338	89,329

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands)
Selected Consolidated Operating Data:

Interest income	$13,323	$14,565	$40,974	$43,385
Interest expense	4,570	6,588	15,733	21,309

Net interest income	8,753	7,977	25,241	22,076
Provision for loan losses	1,925	500	4,325	2,375

Net interest income after provision for loan losses	6,828	7,477	20,916	19,701
Noninterest income	4,503	4,235	12,865	12,492
Noninterest expense	11,028	10,492	32,530	30,466

Income before income tax expense	303	1,220	1,251	1,727
Income tax expense	205	532	694	818

Net income	$98	$688	$557	$909

	At or For the Three		At or For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Selected Consolidated Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets) (1)	0.04%	0.24%	0.07%	0.11%
Return on average equity (ratio of net income to average equity) (1)	0.44%	3.12%	0.81%	1.35%
Interest rate spread (1)(2)	3.47%	2.95%	3.23%	2.66%
Net interest margin (1)(3)	3.68%	3.20%	3.46%	2.94%
Efficiency ratio (4)	83.20%	85.92%	85.37%	88.13%
Non-interest expense to average total assets (1)	4.28%	3.90%	4.13%	3.76%
Average interest-earning assets to average interest-bearing liabilities	111.13%	109.71%	110.80%	109.93%
Average equity to average total assets	8.96%	8.16%	8.67%	8.33%

Asset Quality Ratios:
Non-performing assets to total assets	1.47%	0.77%	1.47%	0.77%
Non-performing loans to total loans	0.76%	1.03%	0.76%	1.03%
Allowance for loan losses to non-performing loans	158.36%	100.53%	158.36%	100.53%
Allowance for loan losses to total loans	1.20%	1.04%	1.20%	1.04%
Net charge-offs to average loans outstanding (1)	1.27%	0.26%	0.76%	0.39%

Capital Ratios:
Total capital (to risk-weighted assets)	12.53%	11.96%	12.53%	11.96%
Tier I capital (to risk-weighted assets)	11.43%	10.95%	11.43%	10.95%
Tier I capital (to total assets)	8.28%	7.85%	8.28%	7.85%

Other Data:
Number of full service offices	16	17	16	17
Full time equivalent employees	338	343	338	343

(1)	Ratios for the three and nine months ended September 30, 2009 and 2008 are annualized.

(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)	The efficiency ratio represents non interest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at September 30, 2009 and December 31, 2008
          Total assets decreased $61.6 million, or 5.8%, to $1.01 billion at September 30, 2009 from $1.07 billion at December 31, 2008. The decrease was primarily the result of decreases in securities classified as available for sale, loans, net of the allowance for loan losses and deferred fees and discounts, and cash and cash equivalents, partially offset by an increase in other real estate owned. The decrease in assets was consistent with management’s decision to deleverage the balance sheet in order to reduce our reliance on outside borrowings and to maintain an 8% Tier 1 Capital ratio.
          Securities classified as available for sale decreased $34.4 million, or 14.9%, to $195.9 million at September 30, 2009 from $230.3 million at December 31, 2008. The decrease in securities classified as available for sale during the nine months ended September 30, 2009, reflected sales of $57.3 million and principal repayments, maturities and calls of $53.7 million, including the call of the Federal Home Loan Bank zero coupon callable discount notes on August 17, 2009. We purchased $72.5 million of securities classified as available for sale during the nine months ended September 30, 2009. The net proceeds from the sales, principal repayments, maturities and calls of securities were used to reduce Federal Home Loan Bank borrowings as part of our strategy to deleverage the balance sheet. At September 30, 2009, securities classified as available for sale consisted primarily of government-sponsored mortgage-backed securities, government-sponsored and private-label collateralized mortgage obligations, trust preferred securities and municipal obligations.
          Loans, net decreased $20.7 million, or 2.9%, to $695.1 million at September 30, 2009 from $715.8 million at December 31, 2008. The decrease included a reclassification of five loans, consisting of two real estate construction loans, one commercial real estate loan and two single-family residential mortgage loans, with balances totaling $8.9 million to other real estate owned during the nine months ended September 30, 2009. As a result, other real estate owned totaled $9.3 million at September 30, 2009 compared to $488,000 at December 31, 2008. We continued to focus our loan growth on real estate and commercial business loans while reducing our consumer loan portfolio, primarily automobile loans, during the nine months ended September 30, 2009. Automobile loans (consisting of direct and indirect loans) decreased $24.2 million, or 9.9%, to $220.0 million at September 30, 2009 as we continued to deemphasize these loans in order to meet certain regulatory requirements of a federally chartered savings bank. In addition, our real estate construction loans decreased $8.8 million, or 19.2%, to $37.0 million at September 30, 2009 from $45.8 million at December 31, 2008 due to the economic downturn in our market area. One- to four-family residential real estate loans increased $5.3 million, or 2.2%, to $250.9 million at September 30, 2009. Commercial real estate loans increased $4.5 million, or 5.1%, to $93.5 million at September 30, 2009. Commercial business loans increased $3.8 million, or 7.5%, to $54.8 million at September 30, 2009.
          Total cash and cash equivalents decreased $9.4 million, or 22.8%, to $31.8 million at September 30, 2009 from $41.2 million at December 31, 2008. The decrease in total cash and cash equivalents resulted primarily from $244.2 million in cash used to originate and purchase loans, $79.5 million in cash used to repay Federal Home Loan Bank advances and $72.5 million in cash used to purchase securities classified as available for sale during the nine months ended September 30, 2009. These cash decreases were partially offset by $175.4 million in cash received from loan principal repayments, $111.0 million of proceeds from sales, principal repayments and maturities of securities, $77.6 million of proceeds from the sales of longer term (greater than 15 years) one- to four-family residential mortgage loans and $13.9 million in net additions to deposits.
          Deposits increased $14.0 million, or 1.9%, to $753.8 million at September 30, 2009 from $739.8 million at December 31, 2008. Our core deposits (consisting of interest-bearing and non-interest-bearing demand accounts, money market accounts and savings accounts) increased $20.0 million, or 5.0%, to $417.4 million at September 30, 2009 from $397.4 million at December 31, 2008. The general increase in our deposits resulted primarily from an increase in our core deposits as management believes the recession has generally caused many consumers to invest in FDIC-insured deposits. Certificates of deposit decreased $6.0 million, or 1.8%, to $336.4 million at September 30, 2009 from $342.4 million at December 31, 2008.
          Federal Home Loan Bank borrowings decreased $79.5 million, or 46.8%, to $90.4 million at September 30, 2009 from $169.9 million at December 31, 2008, as a result of our decision to deleverage our balance sheet. Securities sold under agreements to repurchase were unchanged at $58.0 million at September 30, 2009 and at December 31, 2008.
          Equity capital increased $2.0 million, or 2.2%, to $91.3 million at September 30, 2009 from $89.3 million at December 31, 2008. The increase resulted primarily from net income of $557,000 during the nine months ended September 30, 2009 and an increase in accumulated other comprehensive income of $1.5 million due to a $3.7 million improvement in the unrealized gains in the investment portfolio, net of a $2.2 million reclassification to earnings due to the sale of investment securities.

Comparison of Operating Results For The Three Months Ended September 30, 2009 and 2008
          General. Net income decreased $590,000, or 85.8%, to $98,000 for the three months ended September 30, 2009 from $688,000 for the prior year period. The decrease in net income for the three months ended September 30, 2009 reflected an increase in the provision for loan losses of $1.4 million and an increase in noninterest expense of $536,000, partially offset by increases in net interest income of $776,000, and noninterest income of $268,000, and a decrease in income tax expense of $327,000.
          Interest Income. Interest income decreased $1.3 million, or 8.9%, to $13.3 million for the three months ended September 30, 2009 from $14.6 million for the three months ended September 30, 2008. The decrease resulted from a $45.8 million, or 4.6%, decrease in the average balance of interest-earning assets to $950.6 million for the three months ended September 30, 2009 from $996.4 million for the three months ended September 30, 2008. In addition, the average yield on interest-earning assets decreased by 24 basis points to 5.61% for the three months ended September 30, 2009 from 5.85% for the three months ended September 30, 2008. The decrease in our average yield on interest-earning assets during the three months ended September 30, 2009 as compared to the prior year period was due to the general decline in short-term market interest rates.
          Interest income on loans decreased $352,000, or 3.0%, to $11.2 million for the three months ended September 30, 2009 from $11.6 million for the three months ended September 30, 2008. The decrease resulted primarily from a decrease in the average balance of loans of $27.7 million, or 3.7%, to $723.5 million for the three months ended September 30, 2009 from $751.2 million for the three months ended September 30, 2008. Partially offsetting the decrease in interest income on loans was an increase in the average yield on our loan portfolio of five basis points to 6.20% for the three months ended September 30, 2009 from 6.15% for the three months ended September 30, 2008. During this period, we continued to change the composition of our loan portfolio to include a higher percentage of loans secured by real estate and a lower percentage of consumer loans.
          Interest income on investment securities decreased $890,000, or 29.7%, to $2.1 million for the three months ended September 30, 2009 from $3.0 million for the three months ended September 30, 2008. The decrease resulted primarily from a decrease in the average balance of our securities portfolio of $33.3 million, or 14.5%, to $196.9 million for the three months ended September 30, 2009 from $230.2 million for the three months ended September 30, 2008, due to increased sales of our securities, primarily mortgage-backed securities. The average yield on our securities portfolio (excluding nontaxable investment securities) decreased by 79 basis points to 4.29% for the three months ended September 30, 2009 from 5.08% for the three months ended September 30, 2008.
          Interest Expense. Interest expense decreased by $2.0 million, or 30.3%, to $4.6 million for the three months ended September 30, 2009 from $6.6 million for the three months ended September 30, 2008. The decrease resulted primarily from a decline in interest expense on deposits of $1.2 million, and to a lesser extent, by a decrease in interest expense on borrowed funds of $821,000. The average rate we paid on deposits decreased 78 basis points to 1.74% for the three months ended September 30, 2009 from 2.52% for the three months ended September 30, 2008, as we were able to reprice our deposits as market rates declined. Partially offsetting the decrease in interest expense was an increase in the average balance of interest-bearing deposits of $25.0 million, or 3.7%, to $692.3 million for the three months ended September 30, 2009 from $667.3 million for the three months ended September 30, 2008. The increase in the average balance of our deposits was primarily due to an increase in the average balance of our core deposits (consisting of demand accounts, money market accounts and savings accounts). Management believes that the increase in our core deposits resulted from many consumers investing in FDIC-insured deposits during the current recession.

          Interest expense on certificates of deposit decreased $824,000, or 25.8%, to $2.4 million for the three months ended September 30, 2009 from $3.2 million for the three months ended September 30, 2008. The average rate paid on certificates of deposit decreased 98 basis points to 2.87% for the three months ended September 30, 2009 from 3.85% for the three months ended September 30, 2008, reflecting lower market interest rates. The average balance of certificates of deposit increased slightly by $224,000, to $337.7 million for the three months ended September 30, 2009 from $337.5 million for the three months ended September 30, 2008. The interest expense on our core deposits decreased $372,000, or 39.1%, to $579,000 for the three months ended September 30, 2009 from $951,000 for the prior year period reflecting lower market interest rates.
          Interest expense on borrowed funds decreased by $821,000, or 34.2%, to $1.6 million for the three months ended September 30, 2009 from $2.4 million for the prior year period primarily due to decreases in the average balances of Federal Home Loan Bank borrowings and securities sold under agreements to repurchase as we deleveraged the balance sheet.
          Net Interest Income. Net interest income increased by $776,000, or 9.7%, to $8.8 million for the three months ended September 30, 2009 from $8.0 million for the prior year period, resulting from a 52 basis point improvement in our interest rate spread to 3.47% for the three months ended September 30, 2009 from 2.95% for the three months ended September 30, 2008. Our net interest margin increased 48 basis points to 3.68% for the three months ended September 30, 2009 from 3.20% for the three months ended September 30, 2008. The increase in our interest rate spread and net interest margin reflected the steepening yield curve as short-term market interest rates used to price our deposits declined significantly during late 2007 and 2008.
          Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $1.9 million for the three months ended September 30, 2009 and a provision for loan losses of $500,000 for the three months ended September 30, 2008. The primary reasons for the increase in the provision for loan losses were an increase of $4.5 million in loans classified as substandard and an increase in net charge-offs of $1.8 million to $2.3 million for the three months ended September 30, 2009 from $481,000 for the three months ended September 30, 2008. Substandard loans increased to $23.8 million at September 30, 2009 from $19.3 million at September 30, 2008. Included in the September 30, 2009 substandard loan total were impaired loans totaling $9.1 million with a specific allowance for loan losses of $452,000, while no loans were considered to be impaired at September 30, 2008. Net charge-offs increased to 1.27% of average loans outstanding for the three months ended September 30, 2009 from 0.26% of average loans outstanding for the three months ended September 30, 2008. Average loans for the quarter ended September 30, 2009 decreased $27.7 million compared to the prior year period, due in part to the reclassification of four loans with balances totaling $8.8 million to other real estate owned during the three months ended September 30, 2009. Three of the loans reclassified to other real estate owned during the three months ended September 30, 2009 were considered to be impaired at June 30, 2009. One loan with a balance of $5.6 million at June 30, 2009, was not considered to be impaired since the loan was performing in accordance with its terms. The allowance for loan losses was $8.5 million, or 1.20%, of total loans receivable at September 30, 2009, compared to $7.6 million, or 1.04%, of total loans receivable at September 30, 2008.
          At September 30, 2009, non-performing loans totaled $5.3 million, or 0.76% of total loans, compared to $7.6 million, or 1.03% of total loans, at September 30, 2008. The allowance for loan losses as a percentage of non-performing loans increased to 158.36% at September 30, 2009 from 100.53% at September 30, 2008. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at September 30, 2009 and 2008.

          Noninterest Income. Noninterest income increased $268,000, or 6.4%, to $4.5 million for the three months ended September 30, 2009 from $4.2 million for the three months ended September 30, 2008. The increase was primarily attributable to an increase of $1.0 million in net gains on the sale of securities available for sale, consisting of mortgage-backed securities, offset in part by a decrease in service charges and other fees of $605,000 due to a decrease in insufficient funds and overdraft fees.
          Noninterest Expense. Noninterest expense increased $536,000, or 5.1%, to $11.0 million for the three months ended September 30, 2009 from $10.5 million for the three months ended September 30, 2008. The increase was primarily attributable to a $817,000 increase in operations expense. The increase in operations expense for the three months ended September 30, 2009 compared to the three months ended September 30, 2008 was primarily attributable to: (i) $415,000 of costs resulting from the Heartland Payment Systems security breach consisting of fees imposed on us by VISA to process merchant reimbursements for our customers, the cost of reissuing debit cards to our customers and the expense of the insurance deductible; and (ii) a $333,000 increase in the FDIC insurance assessment primarily due to an increase in the general assessment rate. In addition, operations expense was lower in the three months ended September 30, 2008 due to a $227,000 reimbursement received from our insurance carrier for costs related to the breach in our network security that occurred in early 2008.
          Income Tax Expense. Income tax expense was $205,000 for the three months ended September 30, 2009 compared to $532,000 for the same period in 2008, reflecting the decrease in income before income tax expense during the three months ended September 30, 2009 as compared to the same period in 2008. Our effective tax rate, including provisions for the Texas state margin tax was 67.7% for the three months ended September 30, 2009 compared to 43.6% for the three months ended September 30, 2008.
Comparison of Operating Results For The Nine Months Ended September 30, 2009 and 2008
          General. Net income decreased $352,000, or 38.7%, to $557,000 for the nine months ended September 30, 2009 from $909,000 for the prior year period. The decrease in net income for the nine months ended September 30, 2009 reflected an increase in noninterest expense of $2.1 million and an increase in the provision for loan losses of $1.9 million, partially offset by increases in net interest income of $3.2 million, and in noninterest income of $373,000 and a decrease in income tax expense of $124,000.
          Interest Income. Interest income decreased $2.4 million, or 5.5%, to $41.0 million for the nine months ended September 30, 2009 from $43.4 million for the nine months ended September 30, 2008. The decrease resulted from a $28.9 million, or 2.9%, decrease in the average balance of interest-earning assets to $971.9 million for the nine months ended September 30, 2009 from $1.0 billion for the nine months ended September 30, 2008. During the nine months ended September 30, 2009, we decreased the average balance of our securities portfolio. In addition, the average yield on interest-earning assets decreased by 16 basis points to 5.62% for the nine months ended September 30, 2009 from 5.78% for the nine months ended September 30, 2008. The decrease in our average yield on interest-earning assets during the nine months ended September 30, 2009 as compared to the prior year period was due to the general decline in short-term market interest rates.
          Interest income on loans increased $303,000, or 0.9%, to $34.0 million for the nine months ended September 30, 2009 from $33.7 million for the nine months ended September 30, 2008. The increase resulted primarily from an increase in the average yield on our loan portfolio of nine basis points, to 6.22% for the nine months ended September 30, 2009 from 6.13% for the nine months ended September 30, 2008. Partially offsetting the increase in interest income on loans was a $4.3 million, or 0.6%, decrease in the average balance of loans to $728.6 million for the nine months ended September 30, 2009 from $732.9 million for the nine months ended September 30, 2008. During this period, we continued to change the composition of our loan portfolio to include a higher percentage of loans secured by real estate and a lower percentage of consumer loans.
          Interest income on investment securities decreased $2.7 million, or 27.8%, to $7.0 million for the nine months ended September 30, 2009 from $9.7 million for the nine months ended September 30, 2008. The decrease resulted primarily from a $49.1 million, or 19.6%, decrease in the average balance of our securities portfolio to $201.6 million for the nine months ended September 30, 2009 from $250.7 million for the nine months ended September 30, 2008, due to increased sales of our securities, primarily mortgage-backed securities. The average yield on our securities portfolio (excluding nontaxable investment securities) decreased by 35 basis points to 4.59% for the nine months ended September 30, 2009 from 4.94% for the nine months ended September 30, 2008.
          Interest Expense. Interest expense decreased by $5.6 million, or 26.3%, to $15.7 million for the nine months ended September 30, 2009 from $21.3 million for the nine months ended September 30, 2008. The decrease resulted primarily from a decrease in interest expense on deposits of $3.9 million and, to a lesser extent, by a $1.7 million decrease in interest expense on borrowed funds. The average rate we paid on deposits decreased 81 basis points to 1.96% for the nine months ended September 30, 2009 from 2.77% for the nine months ended September 30, 2008, as we were able to reprice our deposits as market interest rates declined. Partially offsetting the decrease in interest expense was a $14.5 million, or 2.2%, increase in the average balance of interest-bearing deposits to $688.5 million for the nine months ended September 30, 2009 from $674.0 million for the nine months ended September 30, 2008. The increase in the average balance of our deposits was primarily due to an increase in the average balance of our core deposits (consisting of demand accounts, money market accounts and savings accounts). Management believes that the increase in our core deposits resulted from many consumers investing in FDIC-insured deposits during the current recession.
          Interest expense on certificates of deposit decreased $2.7 million, or 25.0%, to $8.1 million for the nine months ended September 30, 2009 from $10.8 million for the nine months ended September 30, 2008. The average rate paid on certificates of deposit decreased 106 basis points to 3.16% for the nine months ended September 30, 2009 from 4.22% for the nine months ended September 30, 2008, reflecting lower market interest rates. In addition, the average balance of certificates of deposit decreased $1.2 million to $342.1 million for the nine months ended September 30, 2009 from $343.3 million for the nine months ended September 30, 2008. Interest expense on our core deposits decreased $1.2 million, or 37.5%, to $2.0 million for the nine months ended September 30, 2009 from $3.2 million for the prior year period reflecting lower market interest rates.
          Interest expense on borrowed funds decreased $1.7 million, or 23.3%, to $5.6 million for the nine months ended September 30, 2009 from $7.3 million for the prior year period as Federal Home Loan Bank borrowings and securities sold under agreements to repurchase were reduced as we deleveraged the balance sheet.
          Net Interest Income. Net interest income increased by $3.2 million, or 12.6%, to $25.3 million for the nine months ended September 30, 2009 from $22.1 million for the prior year period. The improvement in net interest income resulted from a 57 basis point improvement in our interest rate spread to 3.23% for the nine months ended September 30, 2009 from 2.66% for the nine months ended September 30, 2008. Our net interest margin increased 52 basis points to 3.46% for the nine months ended September 30, 2009 from 2.94% for the nine months ended September 30, 2008. The increase in our interest rate spread and net interest margin reflected the steepening yield curve as short-term market interest rates used to price our deposits declined significantly during late 2007 and 2008.

          Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $4.3 million for the nine months ended September 30, 2009 and a provision for loan losses of $2.4 million for the nine months ended September 30, 2008. The primary reasons for the increase in the provision for loan losses were a $4.5 million increase in loans classified as substandard and a $2.0 million increase in net charge-offs to $4.1 million for the nine months ended September 30, 2009 from $2.1 million for the nine months ended September 30, 2008. Substandard loans increased to $23.8 million at September 30, 2009 from $19.3 million at September 30, 2008. Included in the September 30, 2009 substandard loan total were impaired loans totaling $9.1 million, with a specific allowance for loan losses of $452,000, while no loans were considered to be impaired at September 30, 2008. In addition, five loans with balances totaling $8.9 million were reclassified to other real estate owned during the nine months ended September 30, 2009. Net charge-offs increased to 0.76% of average loans outstanding for the nine months ended September 30, 2009 from 0.39% for the nine months ended September 30, 2008. The allowance for loan losses was $8.5 million, or 1.20% of total loans receivable, at September 30, 2009, compared to $7.6 million, or 1.04% of total loans receivable, at September 30, 2008.
          At September 30, 2009, non-performing loans totaled $5.3 million, or 0.76% of total loans, as compared to $7.6 million, or 1.03% of total loans, at September 30, 2008. The allowance for loan losses as a percentage of non-performing loans increased to 158.36% at September 30, 2009 from 100.53% at September 30, 2008. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at September 30, 2009 and 2008.
          Noninterest Income. Noninterest income increased $373,000, or 3.0%, to $12.9 million for the nine months ended September 30, 2009 from $12.5 million for the nine months ended September 30, 2008. The increase was primarily attributable to a $2.1 million increase in net gains on the sale of securities available for sale, consisting of mortgage-backed securities, and a $731,000 increase in net gains on the sale of one- to four-family residential mortgage loans. These gains were offset in part by a decrease in service charges and other fees of $1.6 million due to a significant decrease in insufficient funds and overdraft fees, and a decline in other noninterest income due primarily to a $416,000 one-time payment from VISA in the 2008 period. The one-time payment was related to VISA’s redemption of a portion of its Class B shares outstanding in connection with its initial public offering that occurred in March 2008.
          Noninterest Expense. Noninterest expense increased $2.0 million, or 6.6%, to $32.5 million for the nine months ended September 30, 2009 from $30.5 million for the nine months ended September 30, 2008. The increase was primarily attributable to a $2.1 million increase in salaries and benefits expense and a $1.3 million increase in operations expense, partially offset by a $1.0 million decrease in professional and outside services expense. The increase in salaries and benefits was due primarily to the $1.3 million reversal in 2008 of a salary continuation plan liability for our former Chief Executive Officer which was recorded in 2006 and extinguished in 2008. The increase in operations expense for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008 was primarily attributable to a $1.1 million increase in the FDIC insurance assessment due to a $478,000 special assessment and an increase in the general assessment rate, a $450,000 increase in software and equipment maintenance expense related to expenditures incurred to enhance our network security, and $415,000 of costs resulting from the Heartland Payment Systems security breach. The Heartland Payment Systems expenses consisted of fees imposed on us by VISA to process merchant reimbursements for our customers, the cost of reissuing debit cards to our customers and the expense of the insurance deductible. These increases were partially offset by higher expenses in the nine months ended September 30, 2008 due to $784,000 in costs related to the breach in our network security that occurred in early 2008, net of a

$227,000 reimbursement received from our insurance carrier. Professional and outside services expense decreased for the nine months ended September 30, 2009 compared to the prior year period due primarily to $537,000 of previously capitalized initial public offering expenses relating to our terminated initial public offering in late 2007 which were charged to earnings during the nine months ended September 30, 2008.
          Income Tax Expense. Income tax expense was $694,000 for the nine months ended September 30, 2009 compared to $818,000 for the same period in 2008, reflecting the decrease in income before income tax expense during the nine months ended September 30, 2009 compared to the same period in 2008. Our effective tax rate, including provisions for the Texas state margin tax was 55.5% for the nine months ended September 30, 2009 compared to 47.4% for the nine months ended September 30, 2008.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
          These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.
          The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.
          Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16.
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING
          Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $74.0 million and $100.7 million, or $116.0 million if the offering range is increased by 15%.
          We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	7,650,000 Shares		9,000,000 Shares		10,350,000 Shares		11,902,500 Shares (1)
		Percent		Percent		Percent		Percent
		of Net		of Net		of Net		of Net
	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds	Amount	Proceeds
	(Dollars in thousands)
Stock offering proceeds	$76,500	103.4%	$90,000	103.1%	$103,500	102.8%	$119,025	102.6%

Less offering expenses	2,539	3.4	2,695	3.1	2,850	2.8	3,028	2.6

Net offering proceeds	$73,961	100.0%	$87,305	100.0%	$100,650	100.0%	$115,997	100.0%

Use of net proceeds:
To OmniAmerican Bank	$36,981	50.0%	$43,653	50.0%	$50,325	50.0%	$57,999	50.0
To fund loan to employee stock ownership plan	6,120	8.3	7,200	8.2	8,280	8.2	9,522	8.2

Retained by OmniAmerican Bancorp, Inc.	$30,860	41.7%	$36,452	41.8%	$42,045	41.8%	$48,476	41.8%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
          Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of OmniAmerican Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.
          OmniAmerican Bancorp, Inc. may use the proceeds it retains from the stock offering:
•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering;

•	to invest in mortgage-backed securities, collateralized mortgage obligations and debt securities issued by United States Government-sponsored agencies or entities;

•	to finance the acquisition of financial institutions or other financial services companies;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.
          With the exception of the funding of the loan to the employee stock ownership plan, OmniAmerican Bancorp, Inc. has not determined how much of the net offering proceeds it intends to use for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.
          Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.
          OmniAmerican Bank may use the net proceeds it receives from the Offering:
•	to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies;

•	to fund new loans;

•	to repay short-term borrowings;

•	to invest in mortgage-backed securities and collateralized mortgage obligations, and debt securities issued by United States Government-sponsored agencies or entities; and

•	for other general corporate purposes.
OmniAmerican Bank has not determined how much of the net offering proceeds it intends to use for each of the foregoing purposes. Moreover, the actual cost to acquire or open a new branch may vary significantly depending on the particular opportunity available. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities, cross-selling our products and services to our customer base and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, or other financial services companies.
          Initially, the net proceeds we retain will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.
OUR POLICY REGARDING DIVIDENDS
          Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with OmniAmerican Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.
          Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from OmniAmerican Bank, because initially we will have no source of income other than dividends from OmniAmerican Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”
MARKET FOR THE COMMON STOCK
          We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be traded on the Nasdaq Global Market under the symbol “OABC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.
          The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE
          At June 30, 2009, OmniAmerican Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of OmniAmerican Bank at June 30, 2009, and the pro forma regulatory capital of OmniAmerican Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by OmniAmerican Bank of at least 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	OmniAmerican Bank
	Historical at June 30,		Pro Forma at June 30, 2009, Based Upon the Sale in the Offering of
	2009		7,650,000 Shares		9,000,000 Shares		10,350,000 Shares		11,902,500 Shares (1)
		Percent of		Percent of		Percent of		Percent of		Percent of
	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)	Amount	Assets (2)
					(Dollars in thousands)
Equity	$90,266	8.69%	$121,127	11.26%	$126,719	11.71%	$132,311	12.15%	$138,743	12.66%
Tangible capital (3)(4)	$82,465	8.00%	$113,326	10.62%	$118,918	11.07%	$124,510	11.52%	$130,942	12.03%
Tangible requirement	15,458	1.50	16,013	1.50	16,113	1.50	16,213	1.50	16,328	1.50

Excess	$67,007	6.50%	$97,313	9.12%	$102,805	9.57%	$108,297	10.02%	$114,613	10.53%

Core capital (3)(4)	$82,465	8.00%	$113,326	10.62%	$118,918	11.07%	$124,510	11.52%	$130,942	12.03%
Core requirement (5)	41,222	4.00	42,701	4.00	42,968	4.00	43,235	4.00	43,542	4.00

Excess	$41,243	4.00%	$70,625	6.62%	$75,950	7.07%	$81,275	7.52%	$87,400	8.03%

Tier 1 risk-based capital (3)	$82,465	11.07%	$113,326	14.84%	$118,918	15.51%	$124,510	16.17%	$130,942	16.92%
Risk-based requirement	29,799	4.00	30,538	4.00	30,672	4.00	30,805	4.00	30,959	4.00

Excess	$52,666	7.07%	$82,788	10.84%	$88,246	11.51%	$93,705	12.17%	$99,983	12.92%

Total risk-based capital (3)	$90,026	12.08%	$120,887	15.83%	$126,479	16.50%	$132,071	17.15%	$138,503	17.89%
Risk-based requirement	59,597	8.00	61,076	8.00	61,343	8.00	61,610	8.00	61,917	8.00

Excess	$30,429	4.08%	$59,811	7.83%	$65,136	8.50%	$70,461	9.15%	$76,586	9.89%

Reconciliation of capital infused into OmniAmerican Bank:
Net proceeds			$36,981		$43,653		$50,325		$57,999
Less: Common stock acquired by employee stock ownership plan			(6,120)		(7,200)		(8,280)		(9,522)

Pro forma increase			$30,861		$36,453		$42,045		$48,477

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering with funds we lend. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund this plan. See “Management of OmniAmerican Bancorp, Inc.” for a discussion of the employee stock ownership plan.

(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION
          The following table presents the historical capitalization of OmniAmerican Bank at June 30, 2009 and the pro forma consolidated capitalization of OmniAmerican Bancorp, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

		OmniAmerican Bancorp, Inc. Pro Forma,
	OmniAmerican	Based Upon the Sale in the Offering at $10.00 per Share of
	Bank Historical	7,650,000	9,000,000	10,350,000	11,902,500
	at June 30, 2009	Shares	Shares	Shares	Shares (1)
		(Dollars in thousands)
Deposits (2)	$759,831	$759,831	$759,831	$759,831	$759,831
Borrowings	175,900	175,900	175,900	175,900	175,900

Total deposits and borrowed funds	$935,731	$935,731	$935,731	$935,731	$935,731

Stockholders’ equity:
Preferred stock $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	$—	—	—	—	—
Common stock $0.01 par value, 100,000,000 shares authorized; assuming shares outstanding as shown (3)	—	$77	$90	$104	$119
Additional paid-in capital (4)	—	73,884	87,215	100,546	115,878
Retained earnings (5)	90,359	90,359	90,359	90,359	90,359

Less:
Accumulated other comprehensive loss	(93)	(93)	(93)	(93)	(93)
Common stock to be acquired by employee stock ownership plan (6)	—	(6,120)	(7,200)	(8,280)	(9,522)
Common stock to be acquired by stock-based benefit plans (7)	—	(3,060)	(3,600)	(4,140)	(4,761)

Total stockholders’ equity	$90,266	$155,047	$166,771	$178,496	$191,980

Total stockholders’ equity as a percentage of total assets (2)	8.69%	14.06%	14.96%	15.84%	16.84%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)	No effect has been given to the issuance of additional shares of OmniAmerican Bancorp, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of OmniAmerican Bancorp, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of OmniAmerican Bancorp, Inc.”

(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.

(5)	The retained earnings of OmniAmerican Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”
(footnotes continue on following page)

(continued from previous page)

(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from OmniAmerican Bancorp, Inc. The loan will be repaid principally from OmniAmerican Bank’s contributions to the employee stock ownership plan. Since OmniAmerican Bancorp, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on OmniAmerican Bancorp, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As OmniAmerican Bancorp, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by OmniAmerican Bancorp, Inc.

PRO FORMA DATA
          The following tables summarize historical data of OmniAmerican Bank and pro forma data of OmniAmerican Bancorp, Inc. at and for the six months ended June 30, 2009 and the year ended December 31, 2008. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.
          The net proceeds in the tables are based upon the following assumptions:
•	all shares of common stock will be sold in the subscription and community offerings;

•	175,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from OmniAmerican Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 25 years;

•	Keefe Bruyette & Woods, Inc. will receive a fee equal to 1.25% of the dollar amount of the shares of common stock sold in the stock offering. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the stock offering, other than fees and expenses to be paid to Keefe Bruyette & Woods, Inc., will be $1.6 million.
          Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 1.64% for the six months ended June 30, 2009 and 1.00% for the year ended December 31, 2008. This represents the three-year United States Treasury Note as of June 30, 2009 and December 31, 2008, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by Office of Thrift Supervisions regulations. The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.08% for the six months ended June 30, 2009 and 0.66% for the year ended December 31, 2008, based on an effective tax rate of 34.0%.
          We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.
          The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.
          We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.98 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 32.17% for the shares of common stock, a dividend yield of 0.0%, an expected option life of ten years and a risk-free interest rate of 3.53%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant date fair value of the options.
          We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.
          As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to OmniAmerican Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.
          The pro forma table does not give effect to:
•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.
          The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

At or For the Six Months Ended June 30, 2009
Based Upon the Sale at $10.00 Per Share of
7,650,000	9,000,000	10,350,000	11,902,500
Shares	Shares	Shares	Shares (1)
(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$76,500	$90,000	$103,500	$119,025
Less: expenses	(2,539)	(2,695)	(2,850)	(3,028)

Estimated net proceeds	73,961	87,305	100,650	115,997
Less: Common stock purchased by ESOP (2)	(6,120)	(7,200)	(8,280)	(9,522)
Less: Common stock awarded under stock-based benefit plans (3)	(3,060)	(3,600)	(4,140)	(4,761)

Estimated net cash proceeds	$64,781	$76,505	$88,230	$101,714

For the Six Months Ended June 30, 2009
Consolidated net income:
Historical	$459	$459	$459	$459
Pro forma income on net proceeds	351	414	478	551
Pro forma ESOP adjustment(2)	(81)	(95)	(110)	(126)
Pro forma stock award adjustment (3)	(202)	(238)	(273)	(314)
Pro forma stock option adjustment (4)	(349)	(410)	(472)	(543)

Pro forma net income	$178	$130	$82	$27

Per share net income
Historical	$0.07	$0.06	$0.05	$0.04
Pro forma income on net proceeds	0.05	0.05	0.05	0.05
Pro forma ESOP adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock award adjustment (3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option adjustment (4)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share (5)	$0.03	$0.02	$0.01	$0.00

Offering price as a multiple of pro forma net earnings per share	166.67	x	250.00	x	500.00	x	NM	(7)
Number of shares outstanding for pro forma net income per share calculations (5)	7,050,240	8,294,400	9,538,560	10,969,344

At June 30, 2009
Stockholders’ equity:
Historical	$90,266	$90,266	$90,266	$90,266
Estimated net proceeds	73,961	87,305	100,650	115,997
Less: Common stock acquired by ESOP (2)	(6,120)	(7,200)	(8,280)	(9,522)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(3,060)	(3,600)	(4,140)	(4,761)

Pro forma stockholders’ equity	$155,047	$166,771	$178,496	$191,980

Stockholders’ equity per share:
Historical	$11.80	$10.03	$8.72	$7.58
Estimated net proceeds	9.67	9.70	9.72	9.75
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$20.27	$18.53	$17.24	$16.13

Offering price as percentage of pro forma stockholders’ equity per share	49.33%	53.97%	58.00%	62.00%
Number of shares outstanding for pro forma book value per share calculations	7,650,000	9,000,000	10,350,000	11,902,500

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from OmniAmerican Bancorp, Inc. OmniAmerican Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. OmniAmerican Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by OmniAmerican Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 12,240, 14,400, 16,560 and 19,044 shares were committed to be released during the six months ended June 30, 2009 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by OmniAmerican Bancorp, Inc.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from OmniAmerican Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by OmniAmerican Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 34%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.

(4)	If approved by OmniAmerican Bancorp, Inc.’s stockholders, one of more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.98 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.

(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period. Income per share computations assume that 12,240, 14,400, 16,560 and 19,044 shares were committed to be released during the six months ended June 30, 2009 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(6)	The retained earnings of OmniAmerican Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

(7)	NM is not meaningful.

	At or For the Year Ended December 31, 2008
	Based Upon the Sale at $10.00 Per Share of
	7,650,000	9,000,000	10,350,000	11,902,500
	Shares	Shares	Shares	Shares(1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$76,500	$90,000	$103,500	$119,025
Less: expenses	(2,539)	(2,695)	(2,850)	(3,028)

Estimated net proceeds	73,961	87,305	100,650	115,997
Less: Common stock purchased by ESOP (2)	(6,120)	(7,200)	(8,280)	(9,522)
Less: Common stock awarded under stock-based benefit plans (3)	(3,060)	(3,600)	(4,140)	(4,761)

Estimated net cash proceeds	$64,781	$76,505	$88,230	$101,714

For the Year Ended December 31, 2008
Consolidated net income (loss):
Historical	$644	$644	$644	$644
Pro forma income on net proceeds	428	505	582	671
Pro forma ESOP adjustment(2)	(162)	(190)	(219)	(251)
Pro forma stock award adjustment (3)	(404)	(475)	(546)	(628)
Pro forma stock option adjustment (4)	(697)	(820)	(943)	(1,085)

Pro forma net income (loss)	$(191)	$(336)	$(482)	$(649)

Per share net income (loss)
Historical	$0.09	$0.08	$0.07	$0.06
Pro forma income on net proceeds	0.06	0.06	0.06	0.06
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.10)	(0.10)	(0.10)	(0.10)

Pro forma net income (loss) per share (5)	$(0.03)	$(0.04)	$(0.05)	$(0.06)

Offering price as a multiple of pro forma net earnings per share(7)	NM	NM	NM	NM
Number of shares outstanding for pro forma net Income (loss) per share calculations (5)	7,062,480	8,308,800	9,555,120	10,988,388

At December 31, 2008
Stockholders’ equity:
Historical	$89,329	$89,329	$89,329	$89,329
Estimated net proceeds	73,961	87,305	100,650	115,997
Less: Common stock acquired by ESOP (2)	(6,120)	(7,200)	(8,280)	(9,522)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(3,060)	(3,600)	(4,140)	(4,761)

Pro forma stockholders’ equity	$154,110	$165,834	$177,559	$191,043

Stockholders’ equity per share:
Historical	$11.68	$9.93	$8.63	$7.51
Estimated net proceeds	9.67	9.70	9.72	9.75
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$20.15	$18.43	$17.15	$16.06

Offering price as percentage of pro forma stockholders’ equity per share	49.63%	54.26%	58.31%	62.27%
Number of shares outstanding for pro forma book value per share calculations	7,650,000	9,000,000	10,350,000	11,902,500
(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from OmniAmerican Bancorp, Inc. OmniAmerican Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. OmniAmerican Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by OmniAmerican Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 24,480, 28,800, 33,120 and 38,088 shares were committed to be released during the year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by OmniAmerican Bancorp, Inc.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from OmniAmerican Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by OmniAmerican Bancorp, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 34.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.

(4)	If approved by OmniAmerican Bancorp, Inc.’s stockholders, one of more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.98 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.

(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period. Income per share computations assume that 24,480, 28,800, 33,120 and 38,088 shares were committed to be released during the year ended December 31, 2008 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(6)	The retained earnings of OmniAmerican Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

(7)	NM is not meaningful.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
          This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at June 30, 2009, December 31, 2008 and 2007, and our results of operations for the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006. This section should be read in conjunction with the financial statements and notes to the financial statements that appear elsewhere in this prospectus. OmniAmerican Bancorp, Inc. did not exist at June 30, 2009; therefore, the information reflected in this section reflects the financial performance of OmniAmerican Bank.
Overview
          Our results of operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we pay on our deposits and borrowings. Results of operations are also affected by service charges and other fees, provision for loan losses, commissions, gains (losses) on sales of securities and loans and other income. Our noninterest expense consists primarily of salaries and benefits, operations, occupancy, professional services, loan servicing expense, marketing and income tax expense.
          Our results of operations are also significantly affected by general economic and competitive conditions (such as changes in energy prices which have an impact on the Texas economy), as well as changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations. In recent periods, increases in computer fraud affecting our operations and the operations of third party providers have increased our costs of doing business. See “Risk Factors” beginning on page 16.
          Prior to our conversion to a federal savings bank in 2006, we operated as a Texas chartered credit union, concentrating our lending efforts on the origination of consumer loans, primarily the origination of indirect automobile loans. Since our conversion to a federal savings bank, we have changed the relative composition of our loan portfolio by emphasizing the origination of one- to four-family residential mortgage loans, commercial business loans, commercial real estate loans and real estate construction loans. As a result, between December 31, 2004 and June 30, 2009, our consumer loans as a percentage of total loans decreased from 71.7% to 33.9%. We have significantly increased our personnel, systems and administration to support the growth of our one- to four-family residential mortgage, commercial real estate and commercial business lending activity.
Business Strategy
          Our primary objective is to remain an independent, community-oriented financial institution serving customers in our primary market areas. Our board of directors has sought to accomplish this objective by adopting a business strategy designed to maintain profitability, a strong capital position and high asset quality. This business strategy includes the following elements:
          Diversifying our loan portfolio by emphasizing the origination of one- to four-family residential mortgage loans, commercial real estate loans and commercial business loans. Our strategy for increasing net income includes increasing our loan production and continuing to diversify our loan composition. We intend to continue to emphasize the origination and purchase of one- to four-family residential mortgage loans, and the origination of commercial real estate loans and commercial business loans, which increased to 35.5%, 13.0% and 8.4%, respectively, of our total loans at June 30, 2009, from 17.7%, 5.0% and 1.6% of our total loans at December 31, 2004. During 2008 and 2007, we also entered into a number of commercial business loan participations. At June 30, 2009, our commercial business loan participations totaled $47.4 million. In the future, we intend to focus our commercial business lending on the origination of small to medium size business loans in our local market area. By contrast, consumer loans decreased to 33.9% of our total loans at June 30, 2009, compared to 71.7% of our total loans at December 31, 2004. We anticipate the total dollar amount of our consumer loans to remain stable in the near term. The increase in our one- to four-family residential mortgage loans reflects the demand for these loans in our primary market areas. The increases in commercial real estate loans and commercial business loans reflect our emphasis on this type of lending. We anticipate that our commercial business and commercial real estate portfolios will increase in connection with the growth of our wealth management services group. Commercial real estate loans and commercial business loans generally are originated with higher interest rates compared to one- to four-family residential mortgage loans and, therefore, have a positive effect on our interest rate spread and net interest income. In addition, the majority of these loans are originated with adjustable interest rates, which assist us in managing interest rate risk.
          Continuing conservative underwriting guidelines and aggressive monitoring of our loan portfolio in order to maintain asset quality. We introduce loan products only when we are confident that our staff has the necessary expertise and that sound underwriting and collection procedures are in place. For example, a relatively high percentage of our loan portfolio consists of consumer loans which are generally considered to have higher risk than owner occupied one- to four-family residential loans. For the six months and twelve months ended June 30, 2009 and December 31, 2008, our average ratio of losses from consumer loans to average total loans was 0.37% and 0.29% of the average loan portfolio, respectively. Our credit and collections department actively monitors the performance of our consumer and residential mortgage loan portfolios. When a loan becomes past due, we promptly contact the borrower by telephone or by written communication. During each personal contact, the borrower is required to provide updated information and is counseled on the terms of the loan and the importance of making payments on or before the due date. With respect to our commercial real estate and commercial business lending, collection efforts are carried out directly by our commercial loan officers. Commercial loan officers review past due accounts weekly and promptly contact delinquent borrowers. Past due notices are typically sent to commercial real estate customers and commercial business customers at 15 days past due.
          Emphasizing lower cost core deposits to reduce the funding costs of our loan growth. We offer interest-bearing and non-interest-bearing demand accounts, money market accounts and savings accounts (collectively referred to as core deposits), which generally are lower-cost sources of funds than certificates of deposits, and are less sensitive to withdrawal when interest rates fluctuate. At June 30, 2009, 54.35% of our total deposits consisted of these lower cost core deposits. For the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, average core deposits represented 54.35%, 53.71%, 57.23% and 60.12%, respectively, of average total deposits. We intend to continue emphasizing our core deposits as a source of funding. In this regard, we generally require that commercial banking borrowers open checking accounts with us at the time they establish a borrowing relationship with us.
          Managing interest rate risk. As with most financial institutions, successfully managing interest rate risk is an integral part of our business strategy. Management and the board of directors evaluate the interest rate risk inherent in our assets and liabilities, and determine the level of risk that is appropriate and consistent with our capital levels, liquidity and performance objectives. In particular, during the current low interest rate environment we have sought to minimize the risk of originating long-term fixed rate loans by selling into the secondary market, and in particular selling to Fannie Mae all qualifying one-

to four- family fixed-rate residential mortgage loans with terms in excess of 15 years. In addition, we have a significant percentage of our loan portfolio in commercial business loans and consumer loans which generally have shorter terms and provide higher yields than one- to four- family residential mortgage loans. We also monitor our deposits, a majority of which have been lower cost core deposits. Our strategy is to continue managing interest rate risk in response to changes in the local and national economy and to increase our assets as we deploy the proceeds from the offering.
          Increasing our sources of noninterest income. We offer a variety of insurance and investment products through a third party brokerage agreement. We expect these fees to increase as we grow the wealth management services portion of our business. Fees generated from these services increase our noninterest income and reduce our exposure to interest rate fluctuations that may cause a reduction in net interest income. In particular, we have sought to increase our fee income by offering our customers incentives for debit card usage and increasing the number of our business deposit accounts as we grow our commercial loan portfolio. We also receive fees from the sale of fixed-rate loans.
          Implementing a controlled growth strategy. We believe our infrastructure, personnel and fixed operating base can support a substantially larger institution. Following the completion of the offering, we intend to use our capital to grow organically and we may use a portion of the net proceeds of the offering to pursue future acquisitions of commercial banks, savings institutions, financial services companies and branch offices of such companies, including possible supervisory acquisitions. We have no current arrangements or agreements with respect to any such acquisitions.
          The successful implementation of these strategies will allow us to offer our clients a full range of deposit and loan products. In addition, we have begun offering wealth management services to individuals in our market area. Our goal is to have full relationship banking with our clients.
Anticipated Increase in Noninterest Expense
          Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by OmniAmerican Bancorp, Inc.’s stockholders.
          Assuming that the adjusted maximum number of shares are sold in the offering:
•	our employee stock ownership plan would acquire 952,200 shares of common stock with a $9.5 million loan that is expected to be repaid over 25 years, resulting in an annual pre-tax expense of approximately $476,100 (assuming that the common stock maintains a value of $10.00 per share);

•	our stock option plan would grant options to purchase shares equal to 10% of the total shares issued in the offering, or 1,190,250 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is zero; the risk free interest rate is 3.53%; and the volatility rate on the common stock is 32.17%, the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $4.98 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with the stock option plan would be approximately $1.2 million; and

•	our stock-based benefit plan would award a number of shares equal to 4% of the shares issued in the offering, or 476,100 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plan at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the recognition and retention plan would be approximately $952,200.
          The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of the stock-based benefit plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of the stock option plan would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.
Critical Accounting Policies
          We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.
          Allowance for Loan Losses. We believe that the allowance for loan losses and related provision for loan losses are particularly susceptible to change in the near term, due to changes in credit quality which are evidenced by trends in charge-offs and in the volume and severity of past due loans. In addition, our loan mix is changing as we increase our emphasis on commercial real estate and commercial business loans. Commercial real estate and commercial business loans generally have a higher credit risk profile than one- to four-family residential real estate and consumer loans due to these loans being larger in amount and non-homogenous.
          The allowance for loan losses is maintained at a level to cover probable credit losses inherent in the loan portfolio at the balance sheet date. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses as a charge to earnings to maintain the allowance for loan losses at an appropriate level. The estimate of our credit losses is applied to two general categories of loans:
•	loans that we evaluate individually for impairment under Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan;” and

•	groups of loans with similar risk characteristics that we evaluate collectively for impairment under SFAS No. 5, “Accounting for Contingencies.”
          The allowance for loan losses is evaluated on a regular basis by management and reflects consideration of all significant factors that affect the collectability of the loan portfolio. The factors used to evaluate the collectability of the loan portfolio include, but are not limited to, current economic conditions, our historical loss experience, the nature and volume of the loan portfolio, the financial strength of the borrower, and estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are subject to significant revision as more information becomes available. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results. See also “Business of OmniAmerican Bank—Allowance for Loan Losses.”
          Impairment of Investment Securities. The evaluation of the investment portfolio for other-than-temporary impairment is also a critical accounting policy. In evaluating the investment portfolio for other-than-temporary impairment, management considers the issuer’s credit rating, credit outlook, payment status and financial condition, the length of time the security has been in a loss position, the size of the loss position and other meaningful information. If a decline in the fair value of an investment security below its cost is judged to be other-than-temporary, the cost basis of the investment security is written down to fair value as a new cost basis. The amount of the credit related impairment write-down is recognized in our earnings and the non-credit related impairment for securities not expected to be sold is recognized in other comprehensive income (loss). A number of factors or combinations of factors could cause us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an impairment that is other than temporary. These factors include failure to make scheduled principal and/or interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value.
     Defined Benefit Retirement Plan. Our costs and obligations related to our defined benefit pension plan are calculated using various actuarial assumptions and methodologies as prescribed under SFAS 87, “Employers’ Accounting for Pensions.” Management evaluates, reviews with the plan actuaries and updates as appropriate the assumptions used in the determination of the pension obligation and expense and the fair value of pension assets, including the discount rate and the expected rate of return on plan assets. The discount rate and the expected rate of return on plan assets have a significant impact on the actuarially computed present value of future pension plan benefits that is recorded on the balance sheet as a liability and the corresponding pension expense. Actual experience that differs from the assumptions could have a significant effect on our financial position and results of operations.
     To compute our pension expense in the six months ended June 30, 2009, we used actuarial assumptions that included a discount rate and an expected long-term rate of return on plan assets. The discount rate of 5.50%, used in this calculation, is the rate used in computing the benefit obligation as of December 31, 2008. The expected long-term rate of return on plan assets of 6.50% is based on the weighted average expected long-term returns for the target allocation of plan assets as of the measurement date, December 31, 2008, and was developed through analysis of historical market returns, current market conditions and the pension plan assets’ past experience. Although we believe that the assumptions used are appropriate, differences between assumed and actual experience may affect our operating results. See Note 10 — Employee Benefit Plans of the notes to financial statements included in this prospectus for additional information.
     Income Taxes. OmniAmerican Bank became a taxable entity after converting from a credit union to a federally chartered savings bank on January 1, 2006. On that date, we established a net deferred tax asset of $6.1 million as a result of timing differences for certain items, including depreciation of premises and equipment, unrealized gains and losses on investment securities, and bad debt deductions. The calculation of our income tax provision and deferred tax asset is complex and requires the use of estimates and judgment in their determination. We assess the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other pertinent information, and we maintain tax accruals consistent with our evaluation. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, and newly enacted statutory, judicial, and regulatory guidance that could affect the relative merits of the tax positions. These changes, when they occur, impact accrued taxes and can materially affect our operating results. In addition, positions taken by OmniAmerican Bank in preparing our federal and state tax returns are subject to the review of taxing authorities, and the review of the positions we have taken by taxing authorities could result in a material adjustment to our financial statements. On January 1, 2009, we adopted FIN 48—FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109. See Note 12 — Income Taxes of the notes to financial statements included in this prospectus for additional information.
Comparison of Financial Condition at June 30, 2009 and December 31, 2008
          Total assets decreased $29.6 million, or 2.8%, to $1.04 billion at June 30, 2009 from $1.07 billion at December 31, 2008. The decrease was primarily the result of a decrease in securities classified as available for sale, partially offset by the increase in cash and cash equivalents and loans, net of the allowance for loan losses and deferred fees and discounts. The decrease in assets was consistent with management’s decision to deleverage the balance sheet in order to reduce our reliance on outside borrowings and to maintain an 8% Tier 1 Capital ratio.
          Securities classified as available for sale decreased $46.3 million, or 20.1%, to $184.0 million at June 30, 2009 from $230.3 million at December 31, 2008. Securities classified as available for sale declined due to sales, principal repayments and maturities. We sold $35.7 million of securities during the six months ended June 30, 2009. These proceeds were used to reduce Federal Home Loan Bank borrowings as part of our strategy to deleverage the balance sheet. Securities classified as available for sale consisted primarily of government-sponsored mortgage-backed securities, government-sponsored and private-label collateralized mortgage obligations, trust preferred securities, Federal Home Loan Bank zero coupon callable discount notes and municipal obligations.
          Total cash and cash equivalents increased $12.0 million, or 29.1%, to $53.2 million at June 30, 2009 from $41.2 million at December 31, 2008. The increase in total cash and cash equivalents was primarily the result of a $15.0 million increase during the six months ended June 30, 2009 in short-term interest-earning deposits in other financial institutions due to cash received from loan principal repayments of $126.5 million, the proceeds of $50.6 million in longer term (greater than 15 years) one- to four-family residential mortgage loan sales, proceeds of $66.0 million from sales, principal repayments and maturities of securities and $20.0 million in net additions to deposits. These cash proceeds were partially offset by $188.9 million in cash used to originate and purchase loans and $52.0 million used to repay Federal Home Loan Bank advances.
          Loans, net increased $9.3 million, or 1.3%, to $725.1 million at June 30, 2009 from $715.8 million at December 31, 2008. During the six months ended June 30, 2009, we focused our loan growth on real estate and commercial business loans while continuing to reduce our consumer loan portfolio, primarily automobile loans. One- to four-family residential real estate loans increased $15.8 million, or 6.4%, to $261.3 million at June 30, 2009. Commercial real estate loans increased $6.6 million, or 7.4%, to $95.6 million at June 30, 2009. Commercial business loans increased $10.5 million, or 20.5%, to $61.4 million at June 30, 2009. Automobile loans (consisting of direct and indirect loans) decreased $14.7 million, or 6.0%, to $229.5 million at June 30, 2009. In addition, our real estate construction loans decreased $5.3 million, or 11.6% to $40.5 million at June 30, 2009 from $45.8 million at December 31, 2008 due to the economic downturn in our market area.
          Deposits increased $20.0 million, or 2.7%, to $759.8 million at June 30, 2009 from $739.8 million at December 31, 2008. Certificates of deposit decreased $3.9 million, or 1.1%, to $338.5 million at June 30, 2009 from $342.4 million at December 31, 2008. Deposits in the Certificate of Deposit

Account Registry Service® or CDARS program decreased to $10.4 million at June 30, 2009 from $19.9 million at December 31, 2008. While these types of deposits are usually larger in amount, the customer base is more interest rate sensitive which makes deposits obtained under the CDARS program a more volatile source of funds, and as a result, we ceased offering this program in 2009. Accordingly, the balances are declining as the CDARS certificates of deposit mature. Our core deposits (consisting of interest-bearing and non-interest-bearing demand accounts, money market accounts and savings accounts) increased $23.9 million, or 6.1%, to $421.3 million at June 30, 2009 from $397.4 million at December 31, 2008. The general increase in our deposits was primarily attributed to an increase in our core deposits as management believes the recession generally caused many consumers to invest in FDIC-insured deposits.
          Federal Home Loan Bank borrowings decreased $52.0 million, or 30.6%, to $117.9 million at June 30, 2009 from $169.9 million at December 31, 2008, as a result of our decision to deleverage our balance sheet. Securities sold under agreements to repurchase were essentially unchanged at $58.0 million at June 30, 2009 from December 31, 2008.
          Equity capital increased $937,000, or 1.0%, to $90.3 million at June 30, 2009 from $89.3 million at December 31, 2008. The increase resulted primarily from net income of $459,000 during the six months ended June 30, 2009 and a net reduction in accumulated other comprehensive loss of $478,000 due to a $1.6 million improvement in the unrealized gains in the investment portfolio, net of a reclassification to earnings of $1.1 million due to the sale of investment securities.
Comparison of Financial Condition at December 31, 2008 and 2007
          Total assets increased $16.9 million, or 1.6%, to $1.07 billion at December 31, 2008 from $1.05 billion at December 31, 2007. The increase was primarily the result of an increase in total cash and cash equivalents and loans, net, partially offset by a decrease in securities classified as available for sale.
          Total cash and cash equivalents increased $22.2 million or 116.8% to $41.2 million at December 31, 2008 from $19.0 million at December 31, 2007. The increase in total cash and cash equivalents was primarily the result of a $20.8 million increase during the year ended December 31, 2008 in short-term interest-earning deposits in other financial institutions due to liquidity from the $10.0 million increase in deposits and cash received from the proceeds of principal repayments, maturities and sales of $88.6 million in securities, which were largely offset by purchases of $73.6 million in securities. We maintained a high level of liquidity at December 31, 2008 in anticipation of funding loan originations and purchases in early 2009.
          Loans, net increased $8.7 million, or 1.2%, to $715.8 million at December 31, 2008 from $707.1 million at December 31, 2007. During the year ended December 31, 2008, we focused our loan growth on real estate and commercial business loans while continuing to reduce our consumer loan portfolio, primarily in automobile loans. One- to four-family residential real estate loans increased $35.1 million, or 16.7%, to $245.6 million at December 31, 2008. Commercial real estate loans increased $7.1 million, or 8.6%, to $89.0 million at December 31, 2008. Real estate construction loans increased $2.8 million, or 6.6%, to $45.8 million at December 31, 2008. Commercial business loans increased $16.1 million, or 46.1%, to $51.0 million at December 31, 2008. Our automobile loan portfolio (consisting of direct and indirect loans) decreased $52.3 million, or 17.6%, to $244.2 million at December 31, 2008.
          Securities classified as available for sale decreased $14.3 million, or 5.8%, to $230.3 million at December 31, 2008 from $244.6 million at December 31, 2007. Securities classified as available for sale declined due to principal repayments, maturities and calls of $47.8 million. We sold $40.7 million and purchased $73.6 million of securities during the year ended December 31, 2008. At December 31, 2008, securities classified as available for sale consisted primarily of government-sponsored mortgage-backed securities, government-sponsored and private-label collateralized mortgage obligations, trust preferred securities and municipal obligations.
          Deposits increased $10.0 million, or 1.4%, to $739.8 million at December 31, 2008 from $729.9 million at December 31, 2007. Certificates of deposit increased $14.8 million, or 4.5%, to $342.4 million at December 31, 2008 from $327.6 million at December 31, 2007. Our core deposits (consisting of interest-bearing and non-interest-bearing demand accounts, money market accounts and savings accounts) decreased $4.8 million, or 1.2%, to $397.4 million at December 31, 2008 from $402.3 million at December 31, 2007. Management believes the overall increase in our deposits resulted primarily from increased participation in the CDARS program. Deposits in the CDARS program increased to $19.9 million at December 31, 2008 from $5.1 million at December 31, 2007.
          Federal Home Loan Bank borrowings increased $13.0 million, or 8.3%, to $169.9 million at December 31, 2008 from $156.9 million at December 31, 2007. Other secured borrowings, which includes securities sold under agreements to repurchase and other secured borrowings, consisting of automobile loan participations that did not qualify as sales under applicable accounting standards, decreased $7.5 million, or 11.3% to $58.7 million at December 31, 2008 from $66.2 million at December 31, 2007.
          Equity capital increased $607,000, or 0.7%, to $89.3 million at December 31, 2008 from $88.7 million at December 31, 2007. The increase resulted primarily from net income of $644,000 during the year ended December 31, 2008, offset in part by a net increase in accumulated other comprehensive loss of $37,000 due to a $829,000 improvement in the unrealized gains in the investment portfolio, net of a reclassification to earnings of $121,000 due to the sale of investment securities and a $745,000 increase in the unrealized loss on our pension plan.
Comparison of Operating Results For The Six Months Ended June 30, 2009 and 2008
          General. Net income increased $238,000, or 107.7%, to $459,000 for the six months ended June 30, 2009 from $221,000 for the prior year period. Net income for the six months ended June 30, 2009 reflected increases in net interest income of $2.4 million and noninterest income of $105,000, partially offset by an increase in noninterest expense of $1.5 million, an increase in the provision for loan losses of $525,000 and an increase in income tax expense of $203,000.
          Interest Income. Interest income decreased $1.2 million, or 4.2%, to $27.7 million for the six months ended June 30, 2009 from $28.8 million for the six months ended June 30, 2008. The decrease resulted from a $20.3 million, or 2.0% decrease in the average balance of interest-earning assets to $982.8 million for the six months ended June 30, 2009 from $1.0 billion for the six months ended June 30, 2008. During the six months ended June 30, 2009, we decreased the average balance of our securities portfolio. In addition, the average yield on interest-earning assets decreased by 12 basis points to 5.63% for the six months ended June 30, 2009 from 5.75% for the six months ended June 30, 2008. The decrease in our average yield on interest-earning assets during the six months ended June 30, 2009 as compared to the prior year period was due to the general decline in short-term market interest rates.
          Interest income on loans increased $655,000, or 3.0%, to $22.8 million for the six months ended June 30, 2009 from $22.1 million for the six months ended June 30, 2008. The average balance of loans increased $7.5 million, or 1.0%, to $731.2 million for the six months ended June 30, 2009 from $723.7 million for the six months ended June 30, 2008. The average yield on our loan portfolio increased by 12 basis points, to 6.24% for the six months ended June 30, 2009 from 6.12% for the six months ended June 30, 2008. During this period, we continued to change the composition of our loan portfolio to include a higher percentage of loans secured by real estate and a lower percentage of consumer loans.

          Interest income on investment securities decreased $1.8 million, or 26.9%, to $4.9 million for the six months ended June 30, 2009 from $6.7 million for the six months ended June 30, 2008. The decrease resulted primarily from a decrease in the average balance of our securities portfolio which decreased $57.1 million, or 21.9%, to $204.0 million for the six months ended June 30, 2009 from $261.0 million for the six months ended June 30, 2008 due to increased sales of our securities, primarily mortgage-backed securities. The average yield on our securities portfolio (excluding nontaxable investment securities) decreased by 14 basis points, to 4.73% for the six months ended June 30, 2009 from 4.87% for the six months ended June 30, 2008.
          Interest Expense. Interest expense decreased by $3.6 million, or 24.5%, to $11.2 million for the six months ended June 30, 2009 from $14.7 million for the six months ended June 30, 2008. The decrease resulted primarily from a decline in interest expense on deposits of $2.7 million, and to a lesser extent, by a decrease in interest expense on borrowed funds of $848,000. The average rate we paid on deposits decreased 83 basis points to 2.07% for the six months ended June 30, 2009 from 2.90% for the six months ended June 30, 2008, as we were able to reprice our deposits as market rates declined. Partially offsetting the decrease in interest expense was an increase in the average balance of interest- bearing deposits which increased $9.1 million, or 1.3%, to $686.6 million for the six months ended June 30, 2009 from $677.4 million for the six months ended June 30, 2008. The increase in the average balance of our deposits was primarily due to an increase in the average balance of our core deposits (consisting of demand accounts, money market accounts and savings accounts). Management believes that the increase in our core deposits resulted from many consumers investing in FDIC-insured deposits during the current recession.
          Interest expense on certificates of deposit decreased $1.9 million, or 25.3%, to $5.7 million for the six months ended June 30, 2009 from $7.6 million for the six months ended June 30, 2008. The average rate paid on certificates of deposit decreased 110 basis points to 3.30% for the six months ended June 30, 2009 from 4.40% for the six months ended June 30, 2008, reflecting lower market rates. In addition, the average balance of certificates of deposit decreased $1.8 million to $344.3 million for the six months ended June 30, 2009 from $346.2 million for the six months ended June 30, 2008. The interest expense on our core deposits decreased $789,000, or 35.9%, to $1.4 million for the six months ended June 30, 2009 from $2.2 million for the prior year period due to the decline in market rates.
          Interest expense on borrowed funds decreased by $847,000, or 17.2%, to $4.1 million for the six months ended June 30, 2009 from $4.9 million for the prior year period as Federal Home Loan Bank borrowings and securities sold under agreements to repurchase were reduced as we deleveraged the balance sheet.
          Net Interest Income. Net interest income increased by $2.4 million, or 17.0%, to $16.5 million for the six months ended June 30, 2009 from $14.1 million for the prior year period, as a result of a 60 basis point improvement in our interest rate spread to 3.12% for the six months ended June 30, 2009 from 2.52% for the six months ended June 30, 2008. Our net interest margin increased 55 basis points to 3.36% for the six months ended June 30, 2009 from 2.81% for the six months ended June 30, 2008. The increase in our interest rate spread and net interest margin reflected the steepening yield curve as short-term market interest rates used to price our deposits declined significantly during late 2007 and 2008.
          Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies— Allowance for Loan Losses,” we recorded a provision for loan losses of $2.4 million for the six months ended June 30, 2009 and a provision for loan losses of $1.9 million for the six months ended June 30, 2008. The primary reasons for the increase in the provision for loan losses were an increase in our average loans of $7.5 million, an increase of $2.3 million in loans classified as substandard and an increase in net charge-offs of $205,000. Net charge-offs increased to 0.51% of average loans outstanding for the six months ended June 30, 2009 from 0.45% of average loans outstanding for the six months ended June 30, 2008. Substandard loans increased to $35.0 million at June 30, 2009 from $32.7 million at June 30, 2008. Included in the substandard loan total at June 30, 2009 were impaired loans totaling $5.1 million with a specific allowance for loan losses of $1.3 million, while no loans were considered to be impaired at June 30, 2008. The allowance for loans losses was $8.8 million, or 1.20% of total loans receivable at June 30, 2009, compared to $7.6 million, or 1.07% of total loans receivable at June 30, 2008.
          At June 30, 2009, non-performing loans totaled $5.6 million, or 0.76%, of total loans as compared to $5.7 million or 0.79% of total loans at December 31, 2008. The allowance for loan losses as a percentage of non-performing loans increased to 158.30% at June 30, 2009 from 92.91% at June 30, 2008. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2009 and 2008.
          Noninterest Income. Noninterest income increased $105,000, or 1.3%, to $8.4 million for the six months ended June 30, 2009 from $8.3 million for the six months ended June 30, 2008. The increase was primarily attributable to $1.1 million in net gains on the sale of securities available for sale, consisting of mortgage-backed securities, and $765,000 in net gains on the sale of one- to four-family residential mortgage loans. These gains were offset in part by a decline in service charges and other fees of $1.0 million due to a significant decrease in insufficient funds and overdraft fees, and a decline in other income of $606,000 due primarily to a $416,000 one-time payment from VISA in the 2008 period. The one-time payment was related to VISA’s redemption of a portion of its Class B shares outstanding in connection with its initial public offering that occurred in March 2008.
          Noninterest Expense. Noninterest expense increased $1.5 million, or 7.6%, to $21.5 million for the six months ended June 30, 2009 from $20.0 million for the six months ended June 30, 2008. The increase was primarily attributable to an increase of $2.1 million in salaries and benefits expense and a $461,000 increase in operations expense, partially offset by a $730,000 decrease in professional and outside services expense. The increase in salaries and benefits was due primarily to the $1.3 million reversal in 2008 of a salary continuation plan liability for our former Chief Executive Officer which was recorded in 2006 and extinguished in 2008. The increase in operations expense for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 was primarily attributable to a $738,000 increase in the FDIC insurance assessment due to a $478,000 special assessment and an increase in the general assessment rate, a $320,000 increase in depreciation expense on computer hardware and software and a $290,000 increase in software and equipment maintenance expense related to expenditures incurred to enhance our network security. These increases were partially offset by higher expenses in the six months ended June 30, 2008 due to $784,000 in costs related to the breach in our network security that occurred in early 2008. Professional and outside services expense decreased for the six months ended June 30, 2009 compared to the prior year period due primarily to $300,000 of previously capitalized initial public offering expenses relating to our terminated initial public offering in late 2007 which were charged to earnings during the six months ended June 30, 2008.
          Income Tax Expense. Income tax expense was $489,000 for the six months ended June 30, 2009 compared to $286,000 for the same period in 2008, reflecting the increase in income before income tax expense during the six months ended June 30, 2009 as compared to the same period in 2007. Our effective tax rate, including provisions for the Texas state margin tax was 51.6% for the six months ended June 30, 2009 compared to 56.4% for the six months ended June 30, 2008.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007
          General. Net income was $644,000 for the year ended December 31, 2008 compared to a net loss of $2.2 million for the year ended December 31, 2007. Net income in 2008 reflected a $4.8 million increase in net interest income and a $1.4 million decrease in noninterest expense, which was partially offset by a $1.9 million increase in income tax expense, a $1.3 million decrease in noninterest income and a $175,000 increase in the provision for loan losses.
          Interest Income. Interest income increased $2.8 million, or 5.1%, to $57.7 million for the year ended December 31, 2008 from $54.9 million for the year ended December 31, 2007. The increase resulted from an increase in the average balance of interest-earning assets, which increased $59.7 million, or 6.4%, to $995.0 million for the year ended December 31, 2008 from $935.3 million for the year ended December 31, 2007. During the year ended December 31, 2008, we increased the average balance of our loans and securities. This increase was offset in part by a decline in the average yield on interest-earning assets of seven basis points to 5.80% for the year ended December 31, 2008 from 5.87% for the year ended December 31, 2007. The decline in our average yield on interest-earning assets during the year ended December 31, 2008 as compared to the prior year was due primarily to the general decline in short-term market interest rates.
          Interest income on loans increased $1.1 million, or 2.5%, to $45.1 million for the year ended December 31, 2008 from $44.0 million for the year ended December 31, 2007. The average balance of loans increased $17.6 million, or 2.5%, to $732.0 million for the year ended December 31, 2008 from $714.4 million for the year ended December 31, 2007. During this period, we continued to change the composition of our loan portfolio to include a higher percentage of loans secured by real estate and a lower percentage of consumer loans. The average yield on our loan portfolio remained constant at 6.16% for the years ended December 31, 2008 and 2007.
          Interest income on investment securities increased $1.7 million, or 15.5%, to $12.6 million for the year ended December 31, 2008 from $10.9 million for the year ended December 31, 2007. The increase resulted primarily from an increase in the average balance of our securities portfolio which increased $50.8 million, or 26.4%, to $243.1 million for the year ended December 31, 2008 from $192.3 million for the year ended December 31, 2007 due to increased investment in higher yielding mortgage-backed securities, trust preferred securities and tax advantaged municipal obligations. The average yield on our securities portfolio (excluding nontaxable investment securities) increased by 12 basis points, to 4.97% for the year ended December 31, 2008 from 4.85% for the year ended December 31, 2007.
          Interest Expense. Interest expense decreased by $2.0 million or 6.7% to $27.7 million for the year ended December 31, 2008 from $29.7 million for the year ended December 31, 2007. The decrease resulted primarily from a decline in interest expense on deposits of $4.6 million, partially offset by an increase in interest expense on borrowed funds of $2.6 million. The average rate we paid on deposits decreased 60 basis points to 2.69% for the year ended December 31, 2008 from 3.29% for the year ended December 31, 2007 as we were able to reprice our deposits lower as market rates declined. The average balance of interest-bearing deposits decreased $19.4 million, or 2.8%, to $672.0 million for the year ended December 31, 2008 from $691.4 million for the year ended December 31, 2007. The decline in the average balance of our deposits was primarily due to a decline in the average balances of our money market and savings accounts as we changed the pricing strategy of our core deposits.
          Interest expense on certificates of deposit decreased $1.6 million, or 10.3%, to $14.0 million for the year ended December 31, 2008 from $15.6 million for the year ended December 31, 2007. The decrease reflected a decline in the average rate paid on certificates of deposit which decreased 73 basis points to 4.09% for the year ended December 31, 2008 from 4.82% for the year ended December 31, 2007, reflecting lower market rates. The average balance of certificates of deposits increased $18.0 million, or 5.6%, to $342.3 million for the year ended December 31, 2008 from $324.3 million for the year ended December 31, 2007, primarily as a result of increased participation in our CDARS program.
          The interest expense on our core deposits (consisting of interest-bearing and non-interest-bearing demand accounts, money market accounts and savings accounts) decreased $3.0 million to $4.1 million for the year ended December 31, 2008 from $7.1 million for the prior year as we changed the pricing strategy of our core deposits.
          Interest expense on borrowed funds increased by $2.6 million or 37.1%, to $9.6 million for the year ended December 31, 2008 from $7.0 million for the prior year as we increased our borrowings, primarily Federal Home Loan Bank advances and securities sold under agreements to repurchase, to purchase mortgage-backed securities in order to meet certain regulatory requirements of a federally chartered savings bank.
          Net Interest Income. Net interest income increased by $4.8 million, or 19.1%, to $30.0 million for the year ended December 31, 2008 from $ 25.2 million for the prior year. Our interest rate spread increased 36 basis points to 2.74% for the year ended December 31, 2008 from 2.38% for the year ended December 31, 2007, and our net interest margin increased 32 basis points to 3.02% for the year ended December 31, 2008 from 2.70% for the year ended December 31, 2007. The increase in our interest rate spread and net interest margin reflected the steepening yield curve as short-term interest rates used to price our deposits declined significantly during late 2007 and 2008 and steady growth in the average balance of our interest-earning assets, such as loans and securities, which generally are priced based on medium and longer-term interest rates.
          Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $3.8 million for the year ended December 31, 2008 and a provision for loan losses of $3.7 million for the year ended December 31, 2007. The primary reasons for the increase in the provision for loan losses was an increase in our net loans of $8.7 million and an increase in non-performing loans. At December 31, 2008, non-performing loans totaled $5.7 million or 0.79% of total loans as compared to $3.0 million or 0.42% of total loans at December 31, 2007. The increase in non-performing loans was primarily in the commercial real estate portfolio, a higher risk portfolio as compared to one- to four-family residential real estate. The allowance for loans losses to total loans receivable increased to 1.14% at December 31, 2008 as compared to 1.04% at December 31, 2007.
          The allowance for loan losses as a percentage of non-performing loans decreased to 145.06% at December 31, 2008 as compared to 248.52% at December 31, 2007. This percentage decrease was caused by the deterioration of loans which were classified as substandard in 2007 and, therefore, had already been adequately provided for. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2008 and 2007.
          Noninterest Income. Noninterest income decreased $1.3 million, or 7.4%, to $16.3 million for the year ended December 31, 2008 from $17.6 million for the year ended December 31, 2007. The decrease was primarily attributable to a decline in service charges and other fees of $2.7 million due to a $923,000 decrease in insufficient funds fees, a $408,000 decrease in service charges on savings accounts, a $389,000 decrease in ATM access and transaction fees, and a $256,000 decrease in debit card interchange income. The decline in service charges and other fees was partially offset by a $952,000 increase in net gains on the sale of one- to four-family residential mortgage loans during the year ended December 31, 2008 as compared to the prior year. In addition, other income increased $140,000 due to a $416,000 one-time payment from VISA in connection with its initial public offering that occurred in March 2008, partially offset by a $282,000 decrease in fees from leasing office space in our headquarters.

          Noninterest Expense. Noninterest expense decreased $1.4 million, or 3.2%, to $41.1 million for the year ended December 31, 2008 from $42.4 million for the year ended December 31, 2007. This decrease was primarily attributable to a $1.7 million decrease in salaries and benefits expense and a $491,000 decrease in marketing expense, partially offset by a $721,000 increase in professional and outside services expense. The decline in salaries and benefits was primarily attributable to the $1.3 million reversal in 2008 of a salary continuation plan liability for our former Chief Executive Officer which was recorded in 2006 and extinguished in 2008. Marketing expense decreased due to a new focus on marketing to internal customers, requiring less advertising through newspaper and radio. Professional and outside services expense increased due primarily to $537,000 of previously capitalized initial public offering expenses relating to our terminated initial public offering in late 2007 which were charged to earnings during the year ended December 31, 2008.
          Income Tax Expense (Benefit). Income tax expense was $742,000 for the year ended December 31, 2008 compared with an income tax benefit of ($1.1 million) for 2007, reflecting our income before income tax expense during 2008 as compared to our net loss in 2007. Our effective tax rate was 53.5% for the year ended December 31, 2008 compared to 33.9% for the year ended December 31, 2007. The increase in the effective tax rate was primarily due to the enactment of new income tax laws in the State of Texas.
Comparison of Operating Results for the Years Ended December 31, 2007 and 2006
          General. Our net loss totaled $2.2 million for the year ended December 31, 2007, compared to a net loss of $924,000 for the year ended December 31, 2006. The higher net loss reflected a $6.2 million decrease in our income tax benefit resulting from a lower pre-tax loss in 2007 and an income tax benefit in 2006 relating to the change in our tax status from a tax exempt credit union to a taxable savings bank.
          Our loss before income tax benefit for the year ended December 31, 2007, was $3.3 million, a decrease of $5.0 million, or 60.4%, from the loss before income tax benefit of $8.3 million for the year ended December 31, 2006. The lower loss before income tax benefit in 2007 resulted primarily from a $3.5 million decrease in noninterest expense and a $2.5 million decrease in the provision for loan losses, which was partially offset by a $1.3 million decrease in net interest income.
          Interest Income. Interest income increased $2.9 million, or 5.6%, to $54.9 million for the year ended December 31, 2007 from $52.0 million for the year ended December 31, 2006. The increase resulted from a 42 basis points increase in the average yield on interest-earning assets to 5.87% for the year ended December 31, 2007 from 5.45% for the year ended December 31, 2006, due to the higher interest rate environment during most of 2007. This increase was offset in part by a $19.8 million, or 2.1%, decline in the average balance of interest-earning assets to $935.3 million for the year ended December 31, 2007 from $955.0 million for the year ended December 31, 2006 as we reduced our loan portfolio.
          Interest income on loans increased $891,000, or 2.1%, to $44.0 million for the year ended December 31, 2007 from $43.1 million for the year ended December 31, 2006. The increase in interest income on loans was primarily due to a 50 basis point increase in the average yield on our loan portfolio to 6.16% for the year ended December 31, 2007. As loans with lower rates matured, the proceeds were reinvested in real estate loans and commercial loans with higher yields. The average balance of loans decreased $47.5 million, or 6.2%, to $714.4 million for the year ended December 31, 2007 from $761.9 million for the year ended December 31, 2006, reflecting our emphasis on reducing the size of our automobile loan portfolio as we shifted our loan composition from that more typical of a credit union to that of a savings bank.

          Interest income on investment securities increased $2.1 million, or 29.2%, to $9.3 million for the year ended December 31, 2007 from $7.2 million for the year ended December 31, 2006. The increase resulted primarily from a $27.1 million, or 16.4%, increase in the average balance of our securities portfolio to $192.3 million for the year ended December 31, 2007 from $165.2 million for the year ended December 31, 2006, due to increased investment in higher yielding mortgage-backed securities. The average yield on our securities portfolio increased by 47 basis points to 4.85%, for the year ended December 31, 2007 from 4.38% for the year ended December 31, 2006.
          Interest Expense. Interest expense increased by $4.2 million, or 16.5%, to $29.7 million for the year ended December 31, 2007 from $25.5 million for the year ended December 31, 2006. The increase resulted primarily from an increase in interest expense on deposits of $6.3 million, partially offset by a decrease in interest expense on borrowed funds of $2.1 million. The average rate we paid on deposits increased 71 basis points to 3.29% for the year ended December 31, 2007 from 2.58% for the year ended December 31, 2006 as we increased the rates on our deposits to be competitive in our market area. The average balance of interest-bearing deposits increased $54.5 million, or 8.6%, to $691.4 million for the year ended December 31, 2007 from $636.9 million for the year ended December 31, 2006. The increase in the average balance of our deposits was primarily due to the growth in the average balances of our money market and certificate of deposit accounts due to the interest rates we offered on these products.
          Interest expense on certificates of deposit increased $4.3 million, or 38.1%, to $15.6 million for the year ended December 31, 2007 from $11.3 million for the year ended December 31, 2006. The increase reflected a 73 basis points increase in the average rate paid on certificates of deposit to 4.82% for the year ended December 31, 2007 from 4.09% for the year ended December 31, 2006, in response to higher market rates offered by our competitors. The average balance of certificates of deposits increased $48.1 million, or 17.4%, to $324.3 million for the year ended December 31, 2007 from $276.2 million for the year ended December 31, 2006, primarily as a result of the promotion of our “Bump-a-Rate” certificate of deposit product and the pricing of our certificates of deposit.
          Interest expense on money market accounts increased $2.5 million, or 227.3%, to $3.6 million for the year ended December 31, 2007 from $1.1 million for the year ended December 31, 2006. The increase reflected a 141 basis point increase in the average rate paid on money market accounts to 3.49% for the year ended December 31, 2007 from 2.08% for the year ended December 31, 2006, in response to higher interest rates offered by our competitors. The average balance of money market accounts increased $53.6 million, or 105.9%, to $104.2 million for the year ended December 31, 2007 from $50.6 million for the year ended December 31, 2006, primarily as a result of a promotional campaign for our money market account products that began in the fourth quarter of 2006, the results of which continued through most of 2007.
          Interest expense on borrowed funds decreased by $2.1 million, or 23.1%, to $7.0 million for the year ended December 31, 2007 from $9.1 million for the prior year as we reduced the average balance of our borrowings, primarily our Federal Home Loan Bank advances which decreased by $84.7 million.
          Net Interest Income. Net interest income decreased by $1.3 million, or 4.9%, to $25.2 million for the year ended December 31, 2007 from $26.5 million for the prior year. Our interest rate spread decreased 20 basis points to 2.38% for the year ended December 31, 2007 from 2.58% for the year ended December 31, 2006, and our net interest margin decreased seven basis points to 2.70% for the year ended December 31, 2007 from 2.77% for the year ended December 31, 2006. The decrease in our interest rate spread and net interest margin were consistent with the relatively flat-to-inverted yield curve that existed in 2006 and through most of 2007.

          Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies — Allowance for Loan Losses,” we recorded a provision for loan losses of $3.7 million for the year ended December 31, 2007 and a provision for loan losses of $6.1 million for the year ended December 31, 2006. In 2006, we increased the level of our allowance for loan losses in response to a review of our commercial loan portfolio, resulting in a larger provision for loan losses in the year ended December 31, 2006. The review of our commercial loan portfolio identified special mention and substandard loans totaling $21.4 million and a $2.0 million allowance for loan losses was established for these loans. The provision for loan losses also decreased from the year ended December 31, 2006 to the year ended December 31, 2007 due to a decline in total loans of $19.7 million and a decrease in net charge-offs. Net charge-offs decreased to $3.3 million for the year ended December 31, 2007 from $3.9 million for the year ended December 31, 2006. The allowance for loans losses was $7.4 million, or 1.04% of total loans receivable at December 31, 2007, compared to $7.0 million, or 0.96% of total loans receivable at December 31, 2006. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2007 and 2006.
          Noninterest Income. Noninterest income increased $244,000, or 1.4%, to $17.6 million for the year ended December 31, 2007 from $17.3 million for the year ended December 31, 2006. The increase was primarily attributable to a $388,000 increase in net earnings from the lease of our headquarters building and a $179,000 increase in net gains on the sale of loans, primarily longer term (greater than 15 years) one- to four-family residential mortgage loans. This gain was offset in part by a $189,000 decrease in commissions and a $151,000 decrease in service charges and other fees.
          Noninterest Expense. Noninterest expense decreased $3.5 million, or 7.6%, to $42.4 million for the year ended December 31, 2007 from $46.0 million for the year ended December 31, 2006. The decrease was primarily attributable to a decline of $1.6 million in salaries and benefits to $21.0 million for the year ended December 31, 2007 from $22.6 million for the year ended December 31, 2006. The decline in salaries and benefits expense related primarily to expenses in 2006 of $1.3 million for a salary continuation plan for our former chief executive officer and $650,000 related to the severance of executive vice president level employees. A reduction in force occurred in September 2007 eliminating approximately 50 positions. Marketing expense decreased by $1.4 million in 2007 due primarily to higher expenses in 2006 of $896,000 for new account promotions and $455,000 for radio, television, newspaper and other publication advertisements to promote our conversion from a credit union to a savings bank and our 50 years in business.
          Income Tax Benefit. We became subject to income taxes effective January 1, 2006. For the year ended December 31, 2007, our income tax benefit was $1.1 million on a pre-tax loss of $3.3 million compared with an income tax benefit of $2.8 million, net of the $4.5 million tax benefit due to our change in tax status from a tax exempt credit union to a taxable savings bank, on a pre-tax loss of $8.3 million for the year ended December 31, 2006.

          Average Balances and Yields
          The following tables set forth average balance sheets, average yields and costs, and certain other information at or for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At June 30,	For the Six Months Ended June 30,
	2009	2009			2008
		Average			Average
		Outstanding		Yield/	Outstanding		Yield/
	Yield/ Rate	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	6.34%	$731,193	$22,795	6.24%	$723,695	$22,140	6.12%
Taxable investment securities available for sale	4.78	198,726	4,699	4.73 (5)	261,048	6,356	4.87
Nontaxable investment securities available for sale	1.69	5,264	76	2.89	—	—	—
Cash and cash equivalents	0.08	40,074	18	0.09	8,170	163	3.99
Other	1.44	7,542	63	1.67	10,141	161	3.18

Total interest-earning assets	5.72	982,799	27,651	5.63	1,003,054	28,820	5.75
Noninterest-earning assets		76,268			79,406

Total assets		$1,059,067			$1,082,460

Interest-bearing liabilities:
Interest-bearing demand	0.40%	$64,371	140	0.43%	$62,537	$191	0.61%
Savings accounts	0.71	194,465	753	0.77	189,336	1,130	1.19
Money market accounts	1.11	83,382	517	1.24	79,397	878	2.21
Certificates of deposit	3.04	344,334	5,685	3.30	346,161	7,607	4.40

Total interest-bearing deposits	1.87	686,552	7,095	2.07	677,431	9,806	2.90
Federal Home Loan Bank advances	3.97	143,768	3,002	4.18	165,011	3,555	4.31
Other secured borrowings	3.52	58,000	1,066	3.68	69,051	1,360	3.94

Total interest-bearing liabilities	2.27	888,320	11,163	2.51	911,493	14,721	3.23
Noninterest-bearing liabilities(6)		80,353			79,836

Total liabilities		968,673			991,329
Equity		90,394			91,131

Total liabilities and equity		$1,059,067			$1,082,460

Net interest income			$16,488			$14,099

Interest rate spread (2)	3.45%			3.12%			2.52%
Net interest-earning assets (3)		$94,479			$91,561

Net interest margin (4)	3.68%			3.36%			2.81%
Average interest-earning assets to interest-bearing liabilities	111.29%	110.64%			110.05%
(footnotes on following page)

	For the Years Ended December 31,
	2008			2007			2006
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$731,999	$45,111	6.16%	$714,412	$44,016	6.16%	$761,870	$43,125	5.66%
Taxable investment securities available for sale	242,551	12,061	4.97	192,263	9,324	4.85	165,200	7,242	4.38
Nontaxable investment securities available for sale	520	23	4.42 (5)	—	—	—	—	—	—
Cash and cash equivalents	9,359	199	2.13	20,458	1,105	5.40	15,322	1,010	6.59
Other	10,525	302	2.87	8,117	470	5.79	12,611	633	5.02

Total interest-earning assets	994,954	57,696	5.80	935,250	54,915	5.87	955,003	52,010	5.45
Noninterest-earning assets	79,384			81,918			94,853

Total assets	$1,074,338			$1,017,168			$1,049,856

Interest-bearing liabilities:
Interest-bearing demand	$62,176	$367	0.59%	$62,211	$457	0.73%	$78,149	$542	0.69%
Savings accounts	189,523	2,119	1.12	200,721	3,011	1.50	231,938	3,550	1.53
Money market accounts	77,971	1,608	2.06	104,200	3,640	3.49	50,586	1,053	2.08
Certificates of deposit	342,315	14,011	4.09	324,292	15,616	4.82	276,224	11,299	4.09

Total interest-bearing deposits	671,985	18,105	2.69	691,424	22,724	3.29	636,897	16,444	2.58
Federal Home Loan Bank advances	169,026	7,123	4.21	108,848	4,513	4.15	193,592	6,583	3.40
Other secured borrowings	64,497	2,449	3.80	49,349	2,451	4.97	59,261	2,494	4.21

Total interest-bearing liabilities	905,508	27,677	3.06	849,621	29,688	3.49	889,750	25,521	2.87
Noninterest-bearing liabilities(6)	79,449			79,302			67,274

Total liabilities	984,957			928,923			957,024
Equity	89,381			88,245			92,832

Total liabilities and equity	$1,074,338			$1,017,168			$1,049,856

Net interest income		$30,019			$25,227			$26,489

Interest rate spread (2)			2.74%			2.38%			2.58%
Net interest-earning assets (3)	$89,446			$85,629			$65,253

Net interest margin (4)			3.02%			2.70%			2.77%
Average interest-earning assets to interest-bearing liabilities	109.88%			110.08%			107.33%

(1)	Yields and rates for the six months ended June 30, 2009 and 2008 are annualized.

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	The tax equivalent yield of nontaxable investment securities was 2.62%, and 6.70% for the six months ended June 30, 2009 and for the year ended December 31, 2008, respectively, assuming a marginal tax rate of 34%. OmniAmerican Bank did not have investments in nontaxable securities during the six months ended June 30, 2008 or the years ended December 31, 2007 and 2006.

(6)	Includes noninterest-bearing deposits.

Rate/Volume Analysis
          The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30,			Years Ended December 31,			Years Ended December 31,
	2009 vs. 2008			2008 vs. 2007			2007 vs. 2006
	Increase (Decrease)		Total	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase	Due to		Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
					(In thousands)
Interest-earning assets:
Loans	$229	$426	$655	$1,084	$11	$1,095	$(2,686)	$3,577	$891
Taxable investment securities available for sale	(1,517)	(140)	(1,657)	2,439	298	2,737	1,186	896	2,082
Nontaxable investment securities available for sale	—	76	76	—	23	23	—	—	—
Cash and cash equivalents	637	(782)	(145)	(599)	(307)	(906)	339	(244)	95
Other	(41)	(57)	(98)	140	(308)	(168)	(226)	63	(163)

Total interest-earning assets	$(692)	$(477)	$(1,169)	$3,064	$(283)	$2,781	$(1,387)	$4,292	$2,905

Interest-bearing liabilities:
Interest-bearing demand	$6	$(57)	$(51)	$—	$(90)	$(90)	$(111)	$26	$(85)
Savings accounts	31	(408)	(377)	(168)	(724)	(892)	(478)	(61)	(539)
Money market accounts	44	(405)	(361)	(916)	(1,116)	(2,032)	1,116	1,471	2,587
Certificates of deposit	(40)	(1,882)	(1,922)	868	(2,473)	(1,605)	1,966	2,351	4,317

Total interest-bearing deposits	41	(2,752)	(2,711)	(216)	(4,403)	(4,619)	2,493	3,787	6,280
Federal Home Loan Bank advances	(458)	(95)	(553)	2,495	115	2,610	(2,882)	812	(2,070)
Other secured borrowings	(218)	(76)	(294)	752	(754)	(2)	(417)	374	(43)

Total interest-bearing liabilities	$(635)	$(2,923)	$(3,558)	$3,031	$(5,042)	$(2,011)	$(806)	$4,973	$4,167

Change in net interest income	$(57)	$2,446	$2,389	$33	$4,759	$4,792	$(581)	$(681)	$(1,262)

Management of Market Risk
          General. Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. We are vulnerable to an increase in interest rates to the extent that our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.
          Our interest rate sensitivity is monitored through the use of a net interest income simulation model, which generates estimates of the change in our net interest income over a range of interest rate scenarios. The modeling assumes loan prepayment rates, reinvestment rates and deposit decay rates based on historical experience and current economic conditions.

          We have sought to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:
(i)	sell the long-term, fixed-rate one- to four-family residential mortgage loans (terms greater than 15 years) that we originate into the secondary mortgage market;

(ii)	lengthen the weighted average maturity of our liabilities through retail deposit pricing strategies and through longer-term wholesale funding sources such as fixed-rate advances from the Federal Home Loan Bank of Dallas;

(iii)	invest in shorter- to medium-term securities;

(iv)	originate commercial business and consumer loans, which tend to have shorter terms and higher interest rates than residential mortgage loans, and which generate customer relationships that can result in higher noninterest-bearing demand deposit accounts; and

(v)	maintain adequate levels of capital.
          We have not engaged in hedging through the use of derivatives.
          Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

          The table below sets forth, as of June 30, 2009, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated immediate changes in the United States Treasury yield curve. In addition to NPV calculations, we analyze our sensitivity to changes in interest rates through our internal net interest income model which is also summarized in the table below at June 30, 2009.

At June 30, 2009
				NPV as a Percentage of Present
				Value of Assets (3)		Net Interest Income
							Increase (Decrease) in
Change in					Increase		Estimated Net Interest
Interest Rates	Estimated NPV	Estimated (Decrease) in NPV			(Decrease)	Estimated Net	Income
(basis points) (1)	(2)	Amount	Percent	NPV Ratio (4)	(basis points)	Interest Income	Amount	Percent
(Dollars in thousands)
+300	$93,002	$(17,120)	(15.55%)	8.98%	(130)	35,485	(3,624)	(9.27%)
+200	100,875	(9,247)	(8.40%)	9.61%	(67)	36,908	(2,201)	(5.63%)
+100	106,977	(3,145)	(2.86%)	10.08%	(20)	38,113	(996)	(2.55%)
0	110,122	—	—	10.28%	—	39,109	—	—
-100	109,673	(449)	(0.41%)	10.19%	(9)	40,049	940	2.40%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)	NPV Ratio represents NPV divided by the present value of assets.
          Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. The Office of Thrift Supervision model illustrates the change in the economic value of our assets and liabilities at June 30, 2009 assuming an immediate change in interest rates. The table above indicates that at June 30, 2009, under the OTS model, in the event of a 200 basis point increase in interest rates, we would experience a 8.4% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 0.4% decrease in net portfolio value.

          Net Interest Income. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. In our model, we estimate what our net interest income would be for a rolling forward twelve-month period using historical data for assumptions such as loan prepayment rates and deposit decay rates, the current term structure for interest rates, and current deposit and loan offering rates. We then calculate what the net interest income would be for the same period in the event of an instantaneous 200 basis point increase or a 100 basis point decrease in market interest rates. As of June 30, 2009, using our internal interest rate risk model, we estimated that our net interest income for the twelve months ending June 30, 2009 would decrease by 5.6% in the event of an instantaneous 200 basis point increase in market interest rates, and would increase by 2.4% in the event of an instantaneous 100 basis point decrease in market interest rates.
          Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value and net interest income. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value and net interest income information presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.
Liquidity and Capital Resources
          Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Dallas, and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 10.0% or greater. For the six months ended June 30, 2009 and the year ended December 31, 2008, our liquidity ratio averaged 40.2% and 38.8%, respectively. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of June 30, 2009. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.
          We regularly monitor and adjust our investments in liquid assets based upon our assessment of:
(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.
Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

          Our most liquid assets are cash and cash equivalents. The levels of these assets are affected by our operating, financing, lending and investing activities during any given period. At June 30, 2009, cash and cash equivalents totaled $53.2 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $184.0 million at June 30, 2009. On that date, we had $117.9 million in Federal Home Loan Bank advances outstanding, with the ability to borrow an additional $204.9 million.
          Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Statements of Cash Flows included in our Financial Statements.
          At June 30, 2009, we had $30.0 million in loan commitments outstanding. In addition to commitments to originate loans, we had $26.7 million in unused lines of credit to borrowers. Certificates of deposit due within one year of June 30, 2009 totaled $284.2 million, or 37.4% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2010. We believe, however, based on past experience, that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.
          Our primary investing activity is originating loans. During the six months ended June 30, 2009 and the year ended December 31, 2008, we originated $173.9 million and $288.9 million of loans, respectively, and during the year ended December 31, 2007, we originated $265.5 million of loans. We purchased $18.1 million and $73.6 million of securities during the six months ended June 30, 2009 and the year ended December 31, 2008, respectively, and we purchased $123.5 million of securities during the year ended December 31, 2007.
          Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $20.0 million for the six months ended June 30, 2009, a net increase in total deposits of $10.0 million for the year ended December 31, 2008 and a net decrease in total deposits of $64.3 million for the year ended December 31, 2007. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.
          Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Dallas, which provide an additional source of funds. Federal Home Loan Bank advances decreased by $52.0 million for the six months ended June 30, 2009, compared to an increase of $13.0 million for the year ended December 31, 2008, compared to an increase of $28.0 million for the year ended December 31, 2007. Federal Home Loan Bank advances have primarily been used to fund loan demand and to purchase investment securities. At June 30, 2009, we had the ability to borrow up to $322.8 million from the Federal Home Loan Bank of Dallas. In addition, we maintained $31.5 million in federal funds lines with other financial institutions at June 30, 2009.
          OmniAmerican Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2009, OmniAmerican Bank exceeded all regulatory capital requirements. OmniAmerican Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 11 — Regulatory Matters of the notes to the financial statements included in this prospectus.

          The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of new loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
          Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 15 — Financial Instruments with Off-Balance Sheet Risk of the notes to financial statements included in this prospectus.
          Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.
          The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2008. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
		More than	More than
	One year or	one year to	three years to	More than
	less	three years	five years	five years	Total
	(In thousands)
Contractual obligations:
Long-term debt (1)	$104,164	$44,400	$73,000	$7,000	$228,564
Operating leases	460	661	474	303	1,898
Certificates of deposit	288,324	25,373	28,718	—	342,415

Total contractual obligations	$392,948	$70,434	$102,192	$7,303	$572,877

Off-balance sheet loan commitments:
Undisbursed portion of loans closed	$3,396	$—	$—	$—	$3,396
Unused lines of credit (2)	—	—	—	—	32,783

Total loan commitments	$3,396	$—	$—	$—	$36,179

Total contractual obligations and loan commitments	$396,344	$70,434	$102,192	$7,303	$609,056

(1)	Includes Federal Home Loan Bank advances, securities sold under agreements to repurchase, and loan participation agreements not accounted for as sales.

(2)	Since lines of credit may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.
Recent Accounting Pronouncements
          In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary. Key changes under the standard are that noncontrolling interests in a subsidiary will be reported as part of equity, losses allocated to a noncontrolling interest can result in a deficit balance, and changes in ownership interests that do not result in a change of control are accounted for as equity transactions and, upon a loss of control, gain or loss is recognized and the remaining interest is remeasured at fair value on the date control is lost. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We adopted SFAS 160 on January 1, 2009. Adoption did not have a material effect on our financial statements.
          In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement 133” (“SFAS 161”). SFAS 161 requires entities to provide enhanced disclosures for derivative activities and hedging activities with regards to the reasons for employing derivative instruments, how they are accounted for, and how these instruments affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We adopted SFAS No. 161 on January 1, 2009. Adoption did not have a material effect on our financial statements.
          In December 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 also includes a technical amendment to SFAS 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. Upon initial application, the provisions of FSP FAS 132(R)-1 are not required for earlier periods that are presented for comparative purposes. Early adoption is permitted. The technical amendment to SFAS 132(R) was effective upon issuance of FSP FAS 132(R)-1. We do not expect the adoption of FSP FAS 132(R)-1 to have a material impact on our financial statements.
          In April 2009, the FASB issued FSP No. 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”). FSP FAS 141(R)-1 amends and clarifies SFAS 141(R) to address application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP FAS 141(R)-1 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008. Adoption of FSP FAS 141(R)-1 is not expected to have a material effect on our financial statements.
          In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and 124-2”). FSP FAS 115-2 and 124-2 amends the other-than-temporary impairment guidance in U.S. generally accepted accounting principles (“GAAP”) for debt securities. Consistent with current requirements for recording other-than-temporary impairments, FSP FAS 115-2 and 124-2 states that the amount of impairment loss recorded in earnings for a debt security will be the entire difference between the security’s cost and its fair value if the company intends to sell the debt security prior to recovery or it is more-likely-than not that the company will have to sell the debt security prior to recovery. If, however, the company does not intend to sell the debt security or it concludes that it is more-likely-than-not that it will not have to sell the debt security prior to recovery, FSP FAS 115-2 and 124-2 requires a company to recognize the credit loss component of an other-than-temporary impairment of a debt security in earnings and the remaining portion of the impairment loss in other comprehensive income. The credit loss component of an other-than-temporary impairment must be determined based on a company’s best estimate of cash flows expected to be collected. FSP FAS 115-2 and 124-2 became effective for interim and annual periods ending after June 15, 2009. We adopted FSP FAS 115-2 and 124-2 for the period ended June 30, 2009. Adoption did not have a material effect on our financial statements.
          In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for an asset or liability have significantly decreased. It also provides guidance on identifying circumstances that indicate a transaction is not orderly. Determination of whether a transaction is orderly or not orderly in instances when there has been a significant decrease in the volume and level of activity for an asset or liability depends on an evaluation of facts and circumstances and requires the use of significant judgment. FSP FAS 157-4 requires a company to disclose the inputs and valuation techniques used to measure fair value and to discuss changes in such inputs and valuation techniques, if any, that occurred during the reporting period. FSP FAS 157-4 became effective for interim and annual periods ending after June 15, 2009. We adopted FSP FAS 157-4 for the period ended June 30, 2009. Adoption did not have a material effect on our financial statements.
          In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” to require interim reporting period disclosure about the fair value of financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. We adopted FSP FAS 107-1 and APB 28-1 for the period ended June 30, 2009. See Note 14 — Fair Value Measurements of the notes to financial statements included in this prospectus for the disclosures required by FSP FAS 107-1 and APB 28-1.
          In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). The objective of SFAS 165 is to establish principles and requirements for subsequent events and, in particular, the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual reporting periods ending after June 15, 2009. We adopted SFAS 165 for the period ended June 30, 2009. Adoption did not have a material effect on our financial statements.
          In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”) to improve the reporting for the transfer of financial assets resulting from (1) practices that have developed since the issuance of FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors. SFAS 166 is effective for interim and annual reporting periods beginning after November 15, 2009. The adoption of SFAS 166 is not expected to have a material effect on our results of operations or financial position.
          In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”) to amend certain requirements of FASB Interpretation No. 46 (revised December 2003),

“Consolidation of Variable Interest Entities” to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. SFAS 167 is effective for interim and annual reporting periods beginning after November 15, 2009. The adoption of SFAS 167 is not expected to have a material effect on our results of operations or financial position.
          In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 identifies the sources of authoritative accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with U.S. GAAP by nongovernmental entities. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of SFAS 168 is not expected to have a material effect on our results of operations or financial position.
Impact of Inflation and Changing Prices
          Our consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.
BUSINESS OF OMNIAMERICAN BANCORP, INC.
          OmniAmerican Bancorp, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of OmniAmerican Bank. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in OmniAmerican Bank as additional capital of OmniAmerican Bank. OmniAmerican Bancorp, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”
          In the future, OmniAmerican Bancorp, Inc., as the holding company of OmniAmerican Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in OmniAmerican Bank.
          Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from OmniAmerican Bank. Initially, OmniAmerican Bancorp, Inc. will neither own nor lease any property, but will instead pay a fee to OmniAmerican Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of OmniAmerican Bank to serve as officers of OmniAmerican Bancorp, Inc. We will, however, use the support staff of OmniAmerican Bank from time to time. We will pay a fee to OmniAmerican Bank for the time devoted to OmniAmerican Bancorp, Inc. by employees of OmniAmerican Bank. However, these persons will not be separately compensated by OmniAmerican Bancorp, Inc. OmniAmerican Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF OMNIAMERICAN BANK
General
          We are a federally chartered savings bank headquartered in Fort Worth, Texas. OmniAmerican Bank was originally chartered in 1956 as a federal credit union serving the active and retired military personnel of Carswell Air Force Base. We completed the conversion from a Texas credit union charter to a federal mutual savings bank charter as of January 1, 2006. The objective of the charter conversion was to convert to a banking charter that was more appropriate to carry out our business strategy of broadening our banking services into residential and commercial lending and by enabling the sale of loans and servicing of loans for others, which has allowed us to better serve the needs of our customers and the local community. At June 30, 2009, we had assets of $1.0 billion, loans of $725.1 million, deposits of $759.8 million and equity capital of $90.3 million.
          Our principal business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans secured by residential real estate, consumer loans, consisting primarily of indirect automobile loans (automobile loans referred to us by an automobile dealership), and to a lesser extent, commercial real estate, real estate construction, commercial business loans and automobile loans originated directly from the automobile purchaser. Since we completed our conversion from a credit union to a savings bank, we have increased our residential real estate, real estate construction, commercial real estate and commercial business lending while deemphasizing our consumer lending activities. Loans are originated from our main office in Fort Worth, Texas, and from our branch network in the Dallas-Fort Worth Metroplex and surrounding communities in North Texas. We retain in our portfolio all adjustable-rate loans that we originate, as well as fixed-rate one- to four-family residential mortgage loans with terms of 15 years or less. We currently sell most of the long-term, fixed-rate one- to four-family residential mortgage loans (terms greater than 15 years) that we originate either to Fannie Mae on a servicing-retained basis or into the secondary mortgage market on a servicing-released basis to generate fee income and for interest rate risk management purposes.
          In addition to loans, we invest in a variety of investments, primarily government sponsored mortgage-backed securities, and to a lesser extent, municipal obligations, agency bonds and equity securities. We have in the past invested in trust preferred securities issued by third parties, but this is not an integral part of our investment portfolio. At June 30, 2009, our investment securities portfolio had an amortized cost of $181.2 million.
          We attract retail deposits from the general public in the areas surrounding our main office and our branch offices. We offer a variety of deposit accounts, including noninterest bearing and interest bearing demand accounts, savings accounts, money market accounts and certificates of deposit.
          We recently started offering wealth management services to individuals in our market area. Our wealth management group offers a variety of products including deposit products such as money market and high yield checking accounts with preferred rates, customized lending, and financial planning services. We also offer brokerage services for the purchase and sale of non-deposit investment and insurance products through a third party brokerage agreement. We anticipate increasing our assets under management as part of the growth of our wealth management group, which in turn should contribute to our net income. At June 30, 2009, our wealth management group had $18.7 million in loans and $19.5 million in deposits under management.

          Our revenues are derived primarily from interest on loans and mortgage-backed and other investment securities. We also generate revenues from fees and service charges. Our primary sources of funds are deposits, principal and interest payments on securities and loans, and borrowings.
          Our website address is www.omniamerican.com. Information on our website is not and should not be considered a part of this prospectus.
Market Area
          Our primary market area includes consumers and businesses in the Dallas-Fort Worth Metroplex. The total area of the Dallas-Fort Worth Metroplex contains 9,103 square miles. Among nationwide metropolitan areas, the Dallas-Fort Worth Metroplex ranked fourth in population with 6.4 million residents and sixth in gross metropolitan product. The Dallas-Fort Worth Metroplex produces approximately 32% of the Texas gross state product.
          The population of the Dallas-Fort Worth Metroplex is projected to grow by 11.9% over the five-year period from 2009 to 2014, increasing to 7.2 million. The population expansion in the Dallas-Fort Worth Metroplex exceeded the national and state increases from 2000 to 2009 and is expected to continue this trend. The Dallas-Fort Worth Metroplex had a high level of employment in the professional and business services, financial activities, and information sectors. Professional and business services was the largest employment sector in the Dallas-Fort Worth Metroplex and accounted for 14.4% of total nonfarm employment, compared to 12.7% and 12.2% in the United States and Texas, respectively. Financial services accounted for 7.8% of employment in the Dallas-Fort Worth Metroplex compared to 6.1% and 5.9% in the United States and Texas, respectively.
          Like the national economy, the Texas economy is in a recession, but the Texas economy has been more stable than the nation as a whole. The state’s economy lost 274,600 jobs from June 2008 to June 2009, an annual job loss of 2.6%. Over the same period, the U.S. economy lost more than 5.8 million jobs or 4.2%. The state’s seasonally adjusted unemployment rate rose from 4.8% in June 2008 to 7.5% in June 2009, while the corresponding U.S. rate increased from 5.6% to 9.5% during the same period. The Dallas-Fort Worth Metroplex unemployment rate rose from 5.1% in June 2008 to 8.2% in June 2009. The state’s unemployment rate remained two percentage points below the national unemployment rate and has trailed the national rate for the past 30 consecutive months. In addition, Texas has endured the national real estate downturn without significantly lowered housing values due to low interest rates and taxes, lower unemployment, higher rates of job creation, a growing population, and the continued affordability of Texas housing. In particular, the Dallas-Fort Worth Metroplex ranked third among metropolitan areas that have been the least affected by falling home prices.
          Decreases in energy prices, particularly natural gas prices, have had an adverse effect on the Texas economy as a whole and resulted in the Texas state government obtaining less tax revenue from the sale of natural gas. This is expected to result in greater stress on the state economy which may in turn adversely affect our market area.
Competition
          We face intense competition in our market area both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.

          Our deposit sources are primarily concentrated in the communities surrounding our banking offices, located in the Dallas-Fort Worth Metroplex and surrounding communities in North Texas. As of June 30, 2008 (the latest date for which information is publicly available), we ranked 22nd in FDIC-insured deposit market share (out of 192 bank and thrift institutions with offices in the Dallas-Fort Worth-Arlington, Texas, MSA) with a 0.37% market share. Such data does not reflect deposits held by credit unions with which we also compete.
Lending Activities
          Our principal lending activity is the origination of mortgage loans secured by residential real estate, consumer loans, consisting primarily of indirect automobile loans, and to a lesser extent, commercial real estate, real estate construction, commercial business loans and direct automobile loans. The following table provides a historical breakdown of our loan portfolio at the end of each of our last five fiscal years and at June 30, 2009.

          Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,		At December 31,
	2009		2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family(1)	$261,334	35.52%	$245,554	33.96%	$210,475	29.60%	$164,585	22.52%	$145,842	18.31%	$153,447	17.68%
Home equity(2)	27,564	3.75	27,180	3.76	21,183	2.98	19,241	2.63	22,669	2.85	25,419	2.93
Commercial real estate	95,625	13.00	89,023	12.31	81,953	11.53	74,216	10.16	54,076	6.79	43,264	4.98
Real estate construction	40,500	5.51	45,840	6.34	43,003	6.05	28,840	3.95	10,576	1.33	8,917	1.03
Consumer loans:
Automobile, indirect	198,296	26.95	209,371	28.95	258,782	36.39	359,428	49.19	472,583	59.34	528,821	60.92
Automobile, direct	31,238	4.25	34,824	4.82	37,687	5.30	45,252	6.19	50,492	6.34	52,027	5.99
Unsecured	14,135	1.92	14,505	2.00	15,991	2.25	17,381	2.38	17,485	2.20	23,605	2.72
Other	5,552	0.75	5,832	0.81	7,048	0.99	10,169	1.39	13,675	1.72	18,353	2.11
Commercial business loans	61,442	8.35	50,975	7.05	34,884	4.91	11,616	1.59	8,953	1.12	14,273	1.64

Total loans	735,686	100.00%	723,104	100.00%	711,006	100.00%	730,728	100.00%	796,351	100.00%	868,126	100.00%

Other items:
Unearned fees and discounts, net	(1,764)		940		3,479		5,168		7,593		8,084
Allowance for loan losses	(8,822)		(8,270)		(7,386)		(7,049)		(4,792)		(5,408)

Total loans, net	$725,100		$715,774		$707,099		$728,847		$799,152		$870,802

(1)	Excludes loans held for sale of $425,000, $160,000, $253,000, $919,000, $0 and $0 at June 30, 2009 and December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

(2)	Included in home equity loans are home equity lines of credit totaling $2.1 million, $1.9 million, $993,000, $970,000, $1.1 million and $831,000 at June 30, 2009 and December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

          Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2008. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to four-family real
	estate		Home Equity		Commercial Real Estate		Real Estate Construction		Automobile, indirect
		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2009	$5,679	4.98%	$1,445	5.85%	$12,299	6.95%	$18,011	6.39%	$8,643	5.36%
2010	576	4.59	223	7.41	14,557	5.36	3,948	7.48	28,225	5.86
2011	133	3.13	386	7.25	10,173	6.65	11,719	6.00	40,407	6.88
2012 to 2013	2,117	5.02	2,079	6.74	16,325	6.39	3,561	4.95	91,606	7.03
2014 to 2018	32,456	5.22	6,053	6.99	8,980	6.50	4,535	6.48	40,490	7.29
2019 to 2023	25,361	5.86	9,860	7.20	12,029	6.73	143	6.92	—	—
2024 and beyond	179,232	6.38	7,134	7.16	14,660	6.70	3,923	6.88	—	—

Total	$245,554	6.12%	$27,180	7.04%	$89,023	6.44%	$45,840	6.32%	$209,371	6.83%

	Automobile, direct		Unsecured Consumer		Other Consumer		Commercial Business		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
					(Dollars in thousands)
Due During the Years Ending December 31,
2009	$4,543	5.89%	$7,877	7.89%	$3,435	5.26%	$9,312	6.20%	$71,244	6.29%
2010	1,707	8.68	1,044	11.55	310	7.88	1,859	6.98	52,449	6.09
2011	5,949	7.28	2,055	11.62	795	7.87	1,846	7.13	73,463	6.88
2012 to 2013	19,749	6.32	3,518	13.62	885	8.14	21,224	4.54	161,064	6.62
2014 to 2018	2,876	6.16	11	15.16	407	8.95	15,815	5.71	111,623	6.32
2019 to 2023	—	—	—	—	—	—	919	7.78	48,312	6.39
2024 and beyond	—	—	—	—	—	—	—	—	204,949	6.44

Total	$34,824	6.53%	$14,505	10.08%	$5,832	6.45%	$50,975	5.45%	$723,104	6.46%

          The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2008 that are contractually due after December 31, 2009. For purposes of the table, adjustable-rate loans include adjustable-rate mortgages with initial fixed-rate periods of three to seven years.

	Due After December 31, 2009
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family	$214,469	$25,406	$239,875
Home equity	23,698	2,037	25,735
Commercial real estate	30,739	45,985	76,724
Real estate construction	3,712	24,117	27,829
Consumer loans:
Automobile, indirect	200,728	—	200,728
Automobile, direct	30,281	—	30,281
Unsecured	6,627	1	6,628
Other	2,369	28	2,397
Commercial business loans	6,169	35,494	41,663

Total loans	$518,792	$133,068	$651,860

          One- to Four-Family Residential Mortgage Loans. At June 30, 2009, $261.3 million, or 35.5% of our total loan portfolio consisted of one- to four-family residential mortgage loans. We offer residential mortgage loans that conform to Fannie Mae underwriting standards (conforming loans) and non-conforming loans. We generally underwrite our one- to four-family residential mortgage loans based on the applicant’s employment and credit history and the appraised value of the subject property. Our loans have fixed-rates and adjustable-rates, with maturities of up to 30 years, and maximum loan amounts generally of up to $1.0 million. At June 30, 2009, fixed-rate one- to four-family residential mortgage loans totaled $227.0 million and adjustable-rate one- to four-family residential mortgage loans totaled $34.3 million.
          We currently offer fixed-rate conventional mortgage loans with terms of up to 30 years that are fully amortizing with monthly loan payments, and adjustable-rate mortgage loans that provide an initial fixed interest rate for three, five or seven years and that amortize over a period up to 30 years. We do not offer discounted or teaser rates on our adjustable-rate mortgage loans.
          Our one- to four-family residential mortgage loans are generally conforming loans, underwritten according to Fannie Mae guidelines. We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency for Fannie Mae and Freddie Mac, which is currently $417,000 for single-family homes. At June 30, 2009, 29.2% of our one- to four-family residential mortgage loans had principal balances in excess of $417,000. At that date, our average one- to four-family residential mortgage loan had a principal balance of $105,029. In the current low interest rate environment most borrowers have preferred fixed-rate loans to our adjustable-rate loan products. We also originate loans above the lending limit for conforming loans, which we refer to as “jumbo loans.” We only originate fixed-rate jumbo loans with terms of up to 30 years, and adjustable-rate jumbo loans with an initial fixed-rate period of three, five or seven years and which adjust annually. At June 30, 2009, our largest one- to four-family residential mortgage loan had an outstanding balance of $3.3 million, was secured by a single-family residence, and was performing in accordance with its terms as of that date.
          We will originate loans with loan-to-value ratios in excess of 80%, provided that, with limited exceptions, the borrower obtains private mortgage insurance. We generally will not originate loans with a loan-to-value ratio in excess of 95%. As of June 30, 2009, $31.0 million, or 11.9%, of our residential loan portfolio had loan-to-value ratios in excess of 80%.
          We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. We retain in our portfolio fixed-rate one- to four-family residential mortgage loans with terms of 15 years or less. We currently sell most of our long-term, fixed-rate one- to four-family residential mortgage loans (terms greater than 15 years) that we originate into the secondary mortgage market to government sponsored entities, such as Fannie Mae, or other purchasers. Such loans are sold without recourse. We generally retain the servicing rights on all loans sold to Fannie Mae in order to generate fee income and reinforce our commitment to our customers. For the six months ended June 30, 2009 and for the year ended December 31, 2008, we received servicing fees of $109,000 and $73,000, respectively. As of June 30, 2009, the principal balance of loans serviced for others totaled $90.0 million.
          We currently offer several types of adjustable-rate mortgage loans secured by residential properties with interest rates that are fixed for an initial period ranging from three to seven years. We offer adjustable-rate mortgage loans that are fully amortizing. After the initial fixed period, the interest rate on adjustable-rate mortgage loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board, subject to periodic and lifetime limitations on interest rate changes. Generally our adjustable-rate mortgage loans have an initial cap of two percentage points on changes in the interest rate, with a two percentage point cap on subsequent changes and a cap of six percentage points for the life of the loan.
          Adjustable-rate mortgage loans generally present different credit risks than fixed-rate mortgage loans, primarily because the underlying debt service payments of the borrowers increase as interest rates increase, thereby increasing the potential for default and higher rates of delinquency. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Since changes in the interest rates on adjustable-rate mortgages may be limited by an initial fixed-rate period or by the contractual limits on periodic interest rate adjustments, adjustable-rate loans may not adjust as quickly as our interest-bearing liabilities to increases in interest rates.
          A portion of our one- to four-family residential mortgage loan portfolio possesses higher risk characteristics. We have internally originated and purchased such loans in this portfolio. This portfolio consists of subprime loans (those loans made to borrowers with credit scores of 660 or less and some additional credit weakness), stated income loans (the reasonableness of which was verified through sources other than the borrower) and interest-only loans (loans typically provide for the payment of interest only for a fixed period of time, thereafter the loan payments adjust to include both principal and interest for the remaining term). At June 30, 2009, the outstanding balance of our subprime loans totaled $22.1 million, or 8.4% of our one- to four-family residential mortgage loans and 3.0% of our total loans. At June 30, 2009, the outstanding balance of our one- to four- family residential mortgage loans also included $14.7 million of stated income loans and $10.9 million in interest-only loans (of which $5.9 million are also stated income loans). At June 30, 2009, we had two subprime one- to four-family residential mortgage loans with balances totaling $2.5 million that were over 60 days past due. There were no stated income or interest-only loans more than 60 days past due at June 30, 2009. For the six months ended June 30, 2009 and for the year ended December 31, 2008, we had no charge-offs or foreclosures in the above described portfolios. In addition, none of the loans in the subprime, stated income or interest-only portfolios had been restructured or modified as of June 30, 2009.

          In 2008, we began purchasing one- to four-family residential loans, which included subprime, stated income and interest-only loans, at a discount to the original principal balance of the mortgage loan. As of June 30, 2009, the total outstanding balance of all purchased one- to four-family residential mortgage loans was $32.4 million, or 12.4% of our one- to four-family residential loans and 4.4% of our total loans, while the carrying value of such loans, net of purchase discounts, was $27.3 million. Our purchased one- to four-family residential mortgage loans included $6.8 million of subprime loans as of June 30, 2009. In addition, these purchased one- to four-family residential mortgage loans included $14.1 million of stated income loans and $7.4 million of interest-only loans (of which $5.9 million were also stated income loans). At June 30, 2009, the purchased subprime, stated income and interest-only loans represented 2.6%, 5.4% and 2.8%, respectively, of our total one- to four-family residential mortgage loans. We intend to continue to purchase subprime, stated income and interest-only loans as market conditions permit, and we are able to obtain the loans at a sufficient discount to the loan balance to compensate us for the added risk associated with such loans.
          At June 30, 2009, our internally originated one- to four-family residential loans included $15.3 million of subprime loans, $3.5 million of interest-only loans and $568,000 of stated income loans. These loans represent 5.8%, 1.3%, and 0.2%, respectively, of our total one- to four-family residential mortgage loans. We intend to continue to originate these types of loans in the future as market conditions permit.
          We do not offer or purchase loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan.
          We require title insurance on all of our one- to four-family residential mortgage loans that exceed $100,000, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. We do not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.
          During the six months ended June 30, 2009 and for the year ended December 31, 2008, we had a total of two foreclosures in our one- to four-family residential mortgage loan portfolio totaling $231,000.
          Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence. Our home equity loans are primarily originated with fixed rates of interest with terms of up to 30 years. Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential mortgage loans. Home equity loans may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan, while lines of credit for owner-occupied properties may be underwritten with loan-to-value ratios of 80% of the market value of the single-family residence inclusive of all other debt and the credit limit cannot exceed 50% of the market value when combined with the principal balance of the existing mortgage loan. Home equity lines of credit are generally originated with adjustable-rates of interest. The maximum maturity period is 20 years with a five-year period to draw funds. At the time we close a home equity loan or line of credit, we record a deed of trust to perfect our security interest in the underlying collateral. At June 30, 2009, the outstanding balance of home equity loans totaled $25.4 million, or 3.5% of our total loan portfolio, and the outstanding balance of home equity lines of credit totaled $2.1 million, or 0.3% of our total loan portfolio.

          Home equity loans secured by second mortgages have greater risk than residential mortgage loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans, decreases in real estate values could adversely affect the value of property used as collateral for our loans.
          Commercial Real Estate Loans. We originate commercial real estate loans secured primarily by office buildings, hotels, strip mall centers, apartment buildings, condominiums, developed lots and raw land. Loans secured by commercial real estate totaled $95.6 million, or 13.0%, of our total loan portfolio at June 30, 2009, and consisted of 178 loans outstanding with an average loan balance of approximately $537,221 for the six months ended June 30, 2009. Substantially all of the commercial real estate loans that we originate are secured by properties located in Texas.
          Our commercial real estate loans are generally written up to terms of five years with adjustable interest rates. The rates are generally tied to the prime rate as reported in The Wall Street Journal and generally have a specified floor. Many of our adjustable-rate commercial real estate loans require a balloon payment at maturity. We also originate 15- to 20-year fixed rate, fully amortizing commercial real estate loans. A portion of our commercial real estate loans are loans that we have provided permanent financing following the completion of the real estate construction loan that we previously originated.
          In the underwriting of commercial real estate loans, we generally lend up to 85% of the property’s appraised value and up to 65% of the property’s appraised value if the property is unimproved land. We base our decisions to lend on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 120%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from commercial real estate borrowers. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.
          Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. At June 30, 2009, our largest commercial real estate loan had an outstanding balance of $6.8 million, was secured by residential lots, and was performing in accordance with its terms as of that date.
          Real Estate Construction Loans. We originate real estate construction loans for the construction of single-family residences, condominiums, office buildings, hotels and retail strip centers. Construction loans are offered to individuals for the construction of their personal residences (owner-occupied), and to qualified developers. At June 30, 2009, real estate construction loans totaled $40.5 million, or 5.5% of total loans. At June 30, 2009, the commitment to advance additional portions of these real estate construction loans totaled $3.3 million.

          We grant construction loans to area builders. In the case of residential subdivisions, these loans finance the cost of completing homes. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to the lower of 100% of actual construction costs or 85% of the completed appraised value. Repayment of construction loans on residential subdivisions is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction.
          Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We generally also review and inspect each property before disbursement of funds during the term of the construction loan. We typically make construction loans only to developers with who we have an existing relationship or who are known to us.
          Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated. At June 30, 2009, our largest real estate construction loan had an outstanding balance of $11.5 million, was secured by condominiums, and was performing in accordance with its terms as of that date.
          Consumer Lending. We offer a variety of secured consumer loans, including new and used automobile loans, recreational vehicle loans, and loans secured by savings deposits. We also offer unsecured consumer loans. We originate our consumer loans primarily in our market areas. Most of our consumer loans are secured by automobiles. At June 30, 2009, our consumer loan portfolio totaled $249.2 million, or 33.9% of our total loan portfolio. We originate automobile loans on a direct and indirect basis. Automobile loans totaled $229.5 million at June 30, 2009, or 31.2% of our total loan portfolio, with $31.2 million in direct loans and $198.3 million in indirect loans.
          We acquire our indirect automobile loans from approximately 185 dealers located primarily in our market area under an arrangement providing for a premium for any amount over the interest rate to be paid to the referring dealer. Approximately 64.3% of the aggregate principal balance of our automobile loan portfolio as of June 30, 2009 was for new vehicles; and the remainder was for used vehicles. The weighted average original term to maturity of our automobile loan portfolio at June 30, 2009 was five years and five months. The average outstanding balance of our automobile loans for the six months ended June 30, 2009 was $12,656 and the average credit score was 742. Borrowers representing more than 97.7% of the aggregate principal balance of our automobile loan portfolio as of June 30, 2009 had mailing addresses in the State of Texas. We have been in the business of providing indirect financing of vehicles since 1992.
          Each dealer that originates automobile loans makes representations and warranties with respect to our security interests in the related financed vehicles in a separate dealer agreement with us. These representations and warranties do not relate to the creditworthiness of the borrowers or the collectability of the loan. The dealers are also responsible for ensuring that our security interest in the financed vehicles is perfected.
          Each automobile loan requires the borrower to keep the financed vehicle fully insured against loss or damage by fire, theft and collision. The dealer agreements require the dealers to represent that adequate physical damage insurance (collision and comprehensive) was in effect at the time the related loan was originated and financed by us. In addition, we have the right to force place insurance coverage (supplemental insurance taken out by OmniAmerican Bank) in the event the required physical damage insurance on an automobile is not maintained by the borrower. Nevertheless, there can be no assurance that each financed vehicle will continue to be covered by physical damage insurance provided by the borrower during the entire term during which the related loan is outstanding.
          Each dealer submits credit applications directly to us, and the borrower’s creditworthiness is the most important criterion we use in determining whether to purchase an automobile loan from a dealer. Each credit application requires that the borrower provide current information regarding the borrower’s employment history, debts, and other factors that bear on creditworthiness. We generally apply uniform underwriting standards when originating the automobile loan. We also typically obtain a credit report from a major credit reporting agency summarizing the borrower’s credit history and paying habits, including such items as open accounts, delinquent payments, bankruptcies, repossessions, lawsuits and judgments.
          The borrower’s credit score is the principal factor used in determining the interest rate on the loan. Our underwriting procedure evaluates information relating to the borrower and supplied by the borrower on the credit application combined with information provided by credit reporting agencies and the amount to be financed relative to the value of the related financed vehicle. Additionally, our underwriters may also verify a borrower’s employment income and/or residency or where appropriate, verify a borrower’s payment history directly with the borrower’s creditors. Based on these procedures, a credit decision is considered and approved either automatically or by our personnel at various levels of authority. We generally follow the same underwriting guidelines in originating direct automobile loans.
          Our primary consideration when originating an automobile loan is the borrower’s ability to repay the loan and the value of the underlying collateral. We generally finance up to the full sales price of the vehicle plus sales tax, dealer preparation fees, license fees and title fees, plus the cost of service and warranty contracts and premiums for physical damage, credit life and disability insurance obtained in connection with the vehicle or the financing (amounts in addition to the sales price are collectively referred to as the “Additional Vehicle Costs”). In addition, we may finance the negative equity related to the vehicle traded in by the borrower in connection with the financing. Accordingly, the amount we finance may exceed, depending on the borrower’s credit score, in the case of new vehicles, the dealer’s invoice price of the financed vehicle and the Additional Vehicle Costs, or in the case of a used vehicle, the vehicle’s value and the Additional Vehicle Costs. The maximum amount borrowed generally may not exceed 125% of the full sales price of the financed vehicle that is new, or the vehicle’s “wholesale” value in the case of a used vehicle, including Additional Vehicle Costs. The vehicle’s value is determined by using one of the standard reference sources for dealers of used cars. We regularly review the quality of the loans we purchase from the dealers and periodically conduct quality control audits to ensure compliance with our established policies and procedures.
          At June 30, 2009, our automobile loans to borrowers with credit scores of 660 or less totaled $14.6 million or 6.4% of our total automobile loan portfolio. We typically will not originate these types of loans with loan-to-value ratios greater than 110%. We also carefully consider the applicant’s employment history and we may charge a higher interest rate.

          Our secured consumer loans totaled $5.6 million, or 0.8% of our total loan portfolio at June 30, 2009, and consisted principally of deposit secured loans. We also originate unsecured consumer loans. At June 30, 2009, our unsecured consumer loans totaled $14.1 million, or 1.9% of our total loan portfolio. These loans have either a fixed rate of interest for a maximum term of 60 months, or are revolving lines of credit with an adjustable-rate of interest tied to the prime rate of interest as reported in The Wall Street Journal. At June 30, 2009, unfunded commitments on our unsecured lines of credit totaled $8.0 million, and the average outstanding balance on our lines was approximately $4,634 for the six months ended June 30, 2009.
          Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.
          Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, our consumer loan portfolio contains a substantial number of indirect automobile loans where we assume the risk that the automobile dealership underwriting the loans complies with federal, state and local consumer protection laws.
          Commercial Business Loans. We make various types of secured and unsecured commercial business loans to customers in our market area for the purpose of acquiring equipment and other general business purposes. The terms of these loans generally range from one year to a maximum of 10 years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to the prime rate as reported in The Wall Street Journal and generally with specified floors. At June 30, 2009, we had 245 commercial business loans outstanding with an aggregate balance of $61.4 million, or 8.4% of our total loans. For the six months ended June 30, 2009, the average commercial business loan balance was approximately $250,758. At June 30, 2009, we had $1.7 million in unsecured commercial business loans.
          We have in the past purchased participation interests in shared national credits, which are adjustable-rate loans generally tied to the London InterBank Offered Rate (LIBOR) where a larger financial institution serves as the lead lender, and credit is extended to a large business secured by business assets or equipment. Historically, the minimum participation amount has been $5.0 million. At June 30, 2009, we had $22.6 million in shared national credit loans with our largest single participation loan of $4.6 million. We are no longer purchasing shared national credit loans. In the future, we intend to focus our commercial business lending on small-to-medium size businesses in our local market area.
          Commercial credit decisions are based upon our credit assessment of the borrower and the underlying business. We determine the borrower’s ability to repay in accordance with the proposed terms of the loan and we assess the risks involved. An evaluation is made of the borrower to determine character and capacity to manage the borrower’s business. Personal guarantees of the principals of a borrower are usually obtained. In addition to evaluating the borrower’s financial statements, we consider the adequacy of the primary and secondary sources of repayment for the loan. Credit agency reports of the guarantor’s credit history supplement our analysis of the borrower’s creditworthiness. We may also check with other banks and conduct trade investigations. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial business loans generally have higher interest rates than residential mortgage loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral. Our pricing of commercial business loans is based primarily on the credit risk of the borrower, with due consideration given to borrowers with an appropriate deposit relationship. At June 30, 2009, our largest internally originated commercial business loan had an outstanding balance of $5.3 million, was secured by notes receivable and was performing in accordance with its terms as of that date.
          Loan Originations, Purchases, Sales, Participations and Servicing. Lending activities are conducted primarily by our loan personnel operating at our main and branch office locations. All loans that we originate are underwritten pursuant to our policies and procedures. In addition, our one- to four-family residential mortgage loans generally incorporate Fannie Mae underwriting guidelines. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our commercial real estate and commercial business loans are generated by referrals from professional contacts. Most of our one- to four-family residential mortgage loan, consumer loan and home equity loan originations are generated by existing customers, referrals from real estate brokers and automobile dealers participating in our indirect automobile loan program, residential home builders, walk-in business and from our internet website.
          We decide whether to retain the loans that we originate or sell loans in the secondary market after evaluating current and projected market interest rates, our interest rate risk objectives, our liquidity needs and other factors. We sold $71.7 million of residential mortgage loans (all fixed-rate loans, with terms of 15 years or longer) during the year ended December 31, 2008, and $49.6 million of such loans were sold during the six months ended June 30, 2009. We had $425,000 in loans held for sale in the secondary market at June 30, 2009.
          At June 30, 2009, we were servicing residential mortgage loans for Fannie Mae with a principal balance of $90.0 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities.
          We purchased $78.0 million and $14.9 million in loans during the year ended December 31, 2008 and for the six months ended June 30, 2009, respectively. Our primary purchase activity in 2008 was participation interests in shared national credit loans described above under “—Commercial Business Loans.” We also purchased one- to four-family residential loans in 2008 and 2009 to supplement our own loan origination activity.
          The following table shows the loan origination, sale and repayment activities of OmniAmerican Bank for the periods indicated.

	For the Six
	Months Ended	For the Year Ended December 31,
	June 30, 2009	2008	2007	2006
	(In thousands)
Originations by type:

Adjustable-rate:
Real estate loans:
One- to four-family	$3,858	$18,761	$9,212	$9,441
Home equity	1,441	2,207	—	728
Commercial real estate	1,963	9,584	19,215	20,424
Real estate construction	4,150	16,819	43,967	10,187
Consumer loans:
Automobile, indirect	—	—	—	—
Automobile, direct	—	—	—	—
Unsecured	190	610	457	8,595
Other	1,519	1,919	2,027	3,271
Commercial business loans	13,567	6,148	336	8,901

Total adjustable-rate	26,688	56,048	75,214	61,547

Fixed-rate:
Real estate loans:
One- to four-family	92,347	108,441	69,767	36,983
Home equity	2,131	8,422	6,856	3,060
Commercial real estate	644	8,362	12,791	48,353
Real estate construction	583	415	7,310	13,027
Consumer loans:
Automobile, indirect	39,873	79,029	70,171	104,007
Automobile, direct	5,002	16,223	14,067	18,947
Unsecured	1,664	3,427	5,348	7,957
Other	331	523	—	1,760
Commercial business loans	4,684	8,042	3,948	4,414

Total fixed-rate	147,259	232,884	190,258	238,508

Total loans originated	$173,947	$288,932	$265,472	$300,055

Purchases:
Real estate loans:
One- to four-family	$14,495	$33,372	$—	$—
Home equity	—	—	—	—
Commercial real estate	—	4,200	6,750	8,000
Real estate construction	—	2,000	—	4,000
Consumer loans:
Automobile, indirect	—	—	—	—
Automobile, direct	—	—	—	—
Unsecured	—	—	—	—
Other	—	—	—	—
Commercial business loans	419	38,472	30,970	973

Total loans purchased	$14,914	$78,044	$37,720	$12,973

Sales and repayments:
Real estate loans:
One- to four-family	$49,626	$71,659	$11,436	$8,209
Home equity	—	—	—	—
Commercial real estate	—	—	—	10,012
Real estate construction	—	—	2,000	—
Consumer loans:
Automobile, indirect	—	—	—	—
Automobile, direct	—	—	—	—
Unsecured and other	—	—	—	—
Commercial business loans	—	—	—	—

Total loans sold	$49,626	$71,659	$13,436	$18,221

Principal repayments	$126,653	$283,219	$309,478	$360,430

Total reductions	$176,279	$354,878	$322,914	$378,651

Increase (decrease) in other items, net	$(3,256)	$(3,423)	$(2,026)	$(4,682)

Net increase (decrease)	$9,326	$8,675	$(21,748)	$(70,305)

          Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by OmniAmerican Bank’s board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We will also evaluate a guarantor when a guarantee is provided as part of the loan.
          OmniAmerican Bank’s policies and loan approval limits are established by our board of directors. Our junior lending officers may approve secured commercial loans up to $50,000 and unsecured commercial loans up to $10,000. Similarly, such officers may approve secured consumer loans up to $50,000 and unsecured consumer loans up to $5,000. Our lending officers at the vice president level may approve secured commercial loans up to $100,000 and unsecured commercial loans up to $25,000. Similarly, such officers may approve secured consumer loans up to $50,000 and unsecured consumer loans up to $5,000. Aggregate lending relationships in amounts up to $1.0 million for residential mortgage loans and in amounts up to $1.0 million for commercial real estate loans may be approved by the Chief Lending Officer or the Chief Credit Officer. Our President and Chief Executive Officer has authority to approve aggregate lending relationships in amounts up to $2.0 million for residential mortgage loans and in amounts up to $2.5 million for commercial real estate loans. All loans in excess of $1.0 million must be approved or ratified by a majority of the Loan Committee, consisting of OmniAmerican Bank’s Chief Executive Officer, Chief Lending Officer, Chief Financial Officer, Chief Operating Officer and Chief Credit Officer. All approved loans in excess of $1.0 million are reported to the board of directors upon approval.
          We generally require appraisals by independent, licensed, third-party appraisers of all real property securing loans. All appraisers are approved by the board of directors annually.
Non-performing and Problem Assets
          With respect to our residential mortgage loans and consumer loans, collection calls typically begin between the 5th and 15th day of delinquency. By the time a loan is 30 days past due, there will have been three delinquency notices sent as well as a minimum of three personal phone contact attempts from the assigned employee and/or an automated calling system. During each personal phone contact, the borrower is required to provide updated information and is counseled on the terms of the loan and the importance of making payments on or before the due date. Typically repossessions occur between 30 and 45 days while foreclosures typically begin after the 61st day of delinquency. A summary report of all loans 30 days or more past due is provided monthly to the board of directors of OmniAmerican Bank.
          With respect to our commercial real estate and commercial business lending, collection efforts are carried out directly by our commercial loan officers. Commercial loan officers review past due accounts weekly and contact delinquent borrowers immediately. Past due notices are typically sent to commercial real estate customers and commercial business customers at 15 days past due.
          Loans are automatically placed on non-accrual status when the payment of principal and/or interest is 90 days or more past due. Loans may also be placed on non-accrual status if collection of principal or interest is in doubt or if the collateral is in jeopardy. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent.

          Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At June 30, 2009 and December 31, 2008, 2007, 2006, 2005 and 2004, we had troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates) of $6.3 million, $4.0 million, $2.1 million, $2.3 million, $2.2 million and $2.6 million, respectively.

	At June 30,	At December 31,
	2009	2008	2007	2006	2005	2004
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family	$2,477	$81	$—	$—	$—	$50
Home equity	—	—	—	—	40	10
Commercial real estate	2,288	5,272	2,668	—	—	—
Real estate construction	325	—	—	—	—	—
Consumer loans:
Automobile, indirect	97	240	243	280	1,431	2,054
Automobile, direct	29	1	57	81	317	476
Unsecured	1	—	3	—	—	3
Other	—	—	1	—	14	36
Commercial business loans	356	107	—	—	64	—

Total non-accrual loans	5,573	5,701	2,972	361	1,866	2,629

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family	$—	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	—	2,938	—	—
Real estate construction	—	—	—	—	—	—
Consumer loans:
Automobile, indirect	—	—	—	—	—	—
Automobile, direct	—	—	—	—	—	—
Unsecured	—	—	—	—	—	—
Other	—	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—

Total loans delinquent 90 days or greater and still accruing	—	—	—	2,938	—	—

Total non-performing loans	5,573	5,701	2,972	3,299	1,866	2,629

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family	$63	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—	—
Commercial real estate	488	488	488	488	—	—
Real estate construction	—	—	—	—	—	—
Consumer loans:
Automobile, indirect	87	95	228	125	279	729
Automobile, direct	3	3	8	18	119	207
Unsecured	—	—	—	—	—	—
Other	—	—	—	—	—	—
Commercial business loans	—	—	12	—	30	—

Total other real estate owned and foreclosed assets	641	586	736	631	428	936

Total non-performing assets	$6,214	$6,287	$3,708	$3,930	$2,294	$3,565

Ratios:
Non-performing loans to total loans	0.76%	0.79%	0.42%	0.45%	0.23%	0.30%
Non-performing assets to total assets	0.60	0.59	0.35	0.37	0.21	0.28

          For the six months ended June 30, 2009 and for the year ended December 31, 2008, gross interest income that would have been recorded had our non-accruing loans and troubled debt restructured loans been current in accordance with their original terms was $695,000 and $531,000, respectively. Interest income recognized on such loans for the six months ended June 30, 2009 and for the year ended December 31, 2008 was $55,000 and $26,000, respectively.
          At June 30, 2009, our non-accrual loans totaled $5.6 million. The non-accrual loans consisted primarily of two loans with principal balances totaling $4.4 million. The first loan, with an outstanding balance of $2.3 million at June 30, 2009, is secured by raw land with an appraised value of $1.4 million and mineral rights valued at $205,000 as of the most recent appraisals obtained subsequent to June 30, 2009. We estimate the selling costs on this property to be $83,000. At June 30, 2009, we had a specific allowance of $900,000 for this loan. We anticipate foreclosing on the property. The second loan, with an outstanding balance of $2.1 million at June 30, 2009, is secured by a single-family home with an appraised value of $2.0 million as of the most recent appraisal less estimated selling costs. We estimate selling costs on this property to be $126,000. At June 30, 2009, we had a specific allowance of $126,000 for this loan. We foreclosed on the property subsequent to June 30, 2009.
          At June 30, 2009, OmniAmerican Bank had no loans that were not currently classified as nonaccrual, 90 days past due or troubled debt restructurings but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure as nonaccrual, 90 days past due or troubled debt restructurings.

          Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
			(Dollars in thousands)
At June 30, 2009
Real estate loans:
One- to four-family	4	$1,417	2	$2,477	6	$3,894
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	1	2,288	1	2,288
Real estate construction	1	125	1	325	2	450
Consumer loans:
Automobile, indirect	22	244	9	97	31	341
Automobile, direct	2	26	3	29	5	55
Unsecured	16	78	—	—	16	78
Other	2	31	—	—	2	31
Commercial business loans	1	3,718	4	156	5	3,874

Total loans	48	$5,639	20	$5,372	68	$11,011

At December 31, 2008
Real estate loans:
One- to four-family	1	$101	1	$81	2	$182
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	1	5,272	1	5,272
Real estate construction	—	—	—	—	—	—
Consumer loans:
Automobile, indirect	42	457	21	240	63	697
Automobile, direct	4	29	1	1	5	30
Unsecured	13	74	—	—	13	74
Other	—	—	—	—	—	—
Commercial business loans	1	19	2	91	3	110

Total loans	61	$680	26	$5,685	87	$6,365

At December 31, 2007
Real estate loans:
One- to four-family	1	$164	—	$—	1	$164
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Real estate construction	—	—	—	—	—	—
Consumer loans:
Automobile, indirect	34	347	21	243	55	590
Automobile, direct	9	74	6	57	15	131
Unsecured	16	20	1	3	17	23
Other	—	—	1	1	1	1
Commercial business loans	1	25	—	—	1	25

Total loans	61	$630	29	$304	90	$934

At December 31, 2006
Real estate loans:
One- to four-family	—	$—	—	$—	—	$—
Home equity	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Real estate construction	—	—	—	—	—	—
Consumer loans:
Automobile, indirect	30	357	16	280	46	637
Automobile, direct	10	102	7	81	17	183
Unsecured	24	37	—	—	24	37
Other	—	—	—	—	—	—
Commercial business loans	—	—	1	2,938	1	2,938

Total loans	64	$496	24	$3,299	88	$3,795

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
			(Dollars in thousands)
At December 31, 2005
Real estate loans:
One- to four-family	—	$—	—	$—	—	$—
Home equity	—	—	1	40	1	40
Commercial real estate	—	—	—	—	—	—
Real estate construction	—	—	—	—	—	—
Consumer loans:
Automobile, indirect	53	897	90	1,385	143	2,282
Automobile, direct	12	129	33	299	45	428
Unsecured	46	106	—	—	46	106
Other	—	—	1	14	1	14
Commercial business loans	1	8	2	55	3	63

Total loans	112	$1,140	127	$1,793	239	$2,933

At December 31, 2004
Real estate loans:
One- to four-family	—	$—	1	$50	1	$50
Home equity	—	—	1	10	1	10
Commercial real estate	—	—	—	—	—	—
Real estate construction	—	—	—	—	—	—
Consumer loans:
Automobile, indirect	51	800	130	1,909	181	2,709
Automobile, direct	20	200	49	469	69	669
Unsecured	27	60	2	3	29	63
Other	1	21	4	36	5	57
Commercial business loans	—	—	—	—	—	—

Total loans	99	$1,081	187	$2,477	286	$3,558

          Total delinquent loans increased by $4.6 million to $11.0 million at June 30, 2009 from $6.4 million at December 31, 2008. The increase in delinquent loans was due primarily to an increase of $5.0 million in loans delinquent 60 to 89 days, of which $3.7 million consisted of one commercial business loan and $1.3 million of the increase consisted of four one-to four-family real estate loans.
          Real Estate Owned and Foreclosed Assets. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned sold. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. In addition, we periodically repossess certain collateral, including automobiles and other titled vehicles. At June 30, 2009, we had $641,000 in real estate owned and foreclosed assets, of which $488,000 constituted property originally acquired by us for a future branch site.
          Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of June 30, 2009, we had $16.3 million of assets designated as special mention.

          When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When we classify a problem asset as loss, we provide a specific reserve for that portion of the asset that is uncollectible. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at June 30, 2009, classified assets consisted of $35.0 million of substandard assets, $414,000 of doubtful assets and no loss assets.
          As of June 30, 2009, our largest substandard asset was a loan with a balloon payment of $5.6 million due on July 18, 2009 secured by a condominium project. This loan had a principal balance of $5.6 million at June 30, 2009. At June 30, 2009, the loan was performing in accordance with its terms. Although management believed that the borrower would make the balloon payment when it was due, the loan was classified as substandard due to slow sales of the condominium units. Subsequent to June 30, 2009, the borrower was unable to make the balloon payment when it was due. Once the borrower indicated that it would be unable to make the balloon payment or provide monthly debt service, we determined to commence foreclosure proceedings to secure the collateral. We completed the foreclosure of this property late in the third quarter of 2009.
Allowance for Loan Losses
          The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to cover probable credit losses inherent in the loan portfolio at the balance sheet date. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
          The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of various factors, including historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
          Our evaluation of the risks inherent in our loan portfolio and changes in our asset quality considers various factors pertinent to a determination of the adequacy of the allowance for loan losses. In particular the following factors are considered in the evaluation of the allowance for loan losses:
• changes in portfolio composition, loan balances, and the maturities of various loan types in the portfolio;
• changes in loan concentrations, borrower economic profiles, industries, location of borrowers and loan collateral, particular loan products, loan classes and collateral types;
• changes in the volume and trend of loan delinquencies and loans in non-accrual status;
• the level of criticized and classified loans, as well as delinquency trends in the loan portfolio and developments in significant individual loans identified as problem loans;

• non-performing loans and non-performing assets, including trends in the aggregate and developments in significant individual loan credits;
• historical trends of actual loan losses or charge-offs (net of recoveries) based on volume and types of loans;
• specific issues brought to the attention of management citing weaknesses or deficiencies in systems and procedures or any violations of OmniAmerican Bank policies which may lead to or create any undue risk to OmniAmerican Bank; and
• significant recoveries or additions to the allowance for loan losses.
          Our methodology for evaluating the adequacy of the allowance for loan losses consists of:
• a specific loss component which is the allowance for impaired loans as required by SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures;” and
• a general loss component for all other loans not individually evaluated for impairment but that, on a portfolio basis, are believed to have some inherent but unidentified loss in accordance with SFAS No. 5, “Accounting for Contingencies.”
          The specific component of the allowance for loan losses relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for non-homogenous loans, including one- to four-family residential mortgage loans with balances in excess of $1.0 million, commercial real estate, real estate construction, and commercial business loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loans’ obtainable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify consumer and one- to four-family residential mortgage loans with balances less than $1.0 million for impairment disclosures, unless such loans are the subject of a restructuring agreement.
          The general component of the allowance for loan losses covers non-classified loans and is based on the historical loss experience adjusted for other qualitative factors. The loan portfolio is stratified into homogeneous groups of loans that possess similar loss potential characteristics and an appropriate loss ratio adjusted for other qualitative factors is applied to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio in accordance with SFAS No. 5, “Accounting for Contingencies.” The other qualitative factors considered by management include, but are not limited to, the following:

•	changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

•	changes in national and local economic and business conditions and developments, including the condition of various market segments;

•	changes in the nature and volume of the loan portfolio;

•	changes in the experience, ability and depth of knowledge of the management of the lending staff;

•	changes in the trend of the volume and severity of past due and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings, and other loan modifications;

•	changes in the quality of our loan review system and the degree of oversight by the board of directors;

•	the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

•	the effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our current portfolio.

          Commercial real estate loans generally have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.
          Commercial business loans involve a greater risk of default than residential mortgage loans of like duration since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Loans secured by multi-family residential mortgages generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family mortgages typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.
          Real estate construction loans generally have greater credit risk than traditional one- to four-family residential mortgage loans. The repayment of these loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make a loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Real estate construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.
          The increase in substandard, non-performing, and impaired loans has impacted the level of the allowance for loan losses at June 30, 2009. The allowance for loan losses increased $552,000, or 6.7%, to $8.8 million at June 30, 2009 from $8.3 million at December 31, 2008. Substandard loans increased to $35.0 million at June 30, 2009 from $17.1 million at December 31, 2008. Approximately 91.3% and 93.9% of our non-performing loans were collateralized by real estate at June 30, 2009 and December 31, 2008, respectively. Non-performing loans decreased slightly to $5.6 million at June 30, 2009 from $5.7 million at December 31, 2008, due primarily to a $3.0 million reduction in the principal of one of our non-performing commercial real estate loans resulting from the sale of a portion of the collateral, partially offset by the addition of a non-performing one- to four-family residential mortgage loan with a $2.1 million balance. Non-performing loans are evaluated to determine impairment. Loans that are found to be impaired are individually assessed and a specific valuation allowance is applied. Included in the substandard loan total at June 30, 2009 were impaired loans totaling $5.1 million with a specific allowance for loan losses of $1.3 million. Three of these impaired loans with balances totaling $4.8 million were secured by real estate. At December 31, 2008, a commercial real estate loan with a balance of $5.2 million and a specific allowance for loan losses of $683,000 was considered to be impaired. Subsequent decreases in the value of the real estate collateral may result in additions to the allowance for loan losses.
          We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Office of Thrift Supervision periodically reviews the allowance for loan losses. The Office of Thrift Supervision may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.
          The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the
	Six Months Ended
	June 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands)
Balance at beginning of period	$8,270	$7,386	$7,386	$7,049	$4,792	$5,408	$5,439

Charge-offs:
Real estate loans:
One- to four-family	34	—	—	—	—	—	11
Home equity	—	—	—	—	—	10	—
Commercial real estate	—	—	—	51	27	282	191
Real estate construction	—	—	—	—	10	—	—
Consumer loans:
Automobile, indirect	1,322	900	1,890	2,026	2,875	2,840	3,139
Automobile, direct	31	77	120	45	576	612	935
Unsecured	488	698	1,139	1,242	877	2,198	1,627
Other	30	17	26	19	130	239	70
Commercial business loans	153	266	345	946	53	255	186

Total charge-offs	2,058	1,958	3,520	4,329	4,548	6,436	6,159

Recoveries:
Real estate loans:
One- to four-family	—	—	—	—	21	—	—
Home equity	—	—	—	—	—	—	—
Commercial real estate	—	—	—	—	1	—	—
Real estate construction	—	—	—	—	—	—	—
Consumer loans:
Automobile, indirect	140	136	296	505	466	174	495
Automobile, direct	—	5	8	52	184	49	96
Unsecured	69	155	256	230	17	69	67
Other	—	1	1	1	1	67	40
Commercial business loans	1	18	18	228	2	1	—

Total recoveries	210	315	579	1,016	692	360	698

Net charge-offs (recoveries)	1,848	1,643	2,941	3,313	3,856	6,076	5,461
Portfolio sales	—	—	—	—	—	(270)	(3)
Provision (recovery to allowance) for loan losses	2,400	1,875	3,825	3,650	6,113	5,730	5,433

Balance at end of period	$8,822	$7,618	$8,270	$7,386	$7,049	$4,792	$5,408

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.51%	0.45%	0.40%	0.46%	0.52%	0.76%	0.70%
Allowance for loan losses to non-performing loans at end of period	158.30	92.91	145.06	248.52	213.67	256.81	205.71
Allowance for loan losses to total loans at end of period	1.20	1.07	1.14	1.04	0.96	0.60	0.62

          Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30,		At December 31,
	2009		2008		2007
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
	Allowance for	Category to	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans	Loan Losses	Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$1,034	35.52%	$936	33.96%	$641	29.60%
Home equity	162	3.75	156	3.76	63	2.98
Commercial real estate	2,383	13.00	2,660	12.31	3,455	11.53
Real estate construction	447	5.51	1,204	6.34	301	6.05
Consumer loans:
Automobile, indirect	2,202	26.95	1,927	28.95	1,966	36.39
Automobile, direct	347	4.25	320	4.82	111	5.30
Unsecured	314	1.92	270	2.00	493	2.25
Other	61	0.75	53	0.81	21	0.99
Commercial business loans	1,872	8.35	744	7.05	335	4.91

Total	$8,822	100.00%	$8,270	100.00%	$7,386	100.00%

	At December 31,
	2006		2005		2004
		Percent of		Percent of		Percent of
		Loans in Each		Loans in Each		Loans in Each
	Allowance for	Category to	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans	Loan Losses	Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$500	22.52%	$4	18.31%	$21	17.68%
Home equity	58	2.63	9	2.85	17	2.93
Commercial real estate	725	10.16	395	6.79	106	4.98
Real estate construction	282	3.95	77	1.33	—	1.03
Consumer loans:
Automobile, indirect	2,867	49.19	2,870	59.34	2,686	60.92
Automobile, direct	552	6.19	748	6.34	1,306	5.99
Unsecured	481	2.38	400	2.20	940	2.72
Other	144	1.39	224	1.72	284	2.11
Commercial business loans	1,440	1.59	65	1.12	48	1.64

Total	$7,049	100.00%	$4,792	100.00%	$5,408	100.00%

Investments
          The asset/liability management committee, consisting of OmniAmerican Bank’s President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Executive Vice Presidents of Risk, Mortgage Lending, Consumer Lending and the Senior Vice President of Finance, has primary responsibility for establishing our investment policy and overseeing its implementation, subject to oversight by our entire board of directors. Authority to make investments under approved guidelines is delegated to the President and Chief Executive Officer, the Chief Financial Officer, Senior Vice President of Finance, and in the absence of all three, two other voting members of the asset/liability management committee. The committee meets at least quarterly. All investment transactions are reported to the board of directors for ratification at the next regular board meeting.

          The investment policy is reviewed at least annually by the full board of directors. This policy dictates that investment decisions be made based on minimizing exposure to credit risk, liquidity requirements, potential returns and consistency with our interest rate risk management strategy.
          Our current investment policy permits us to invest in mortgage-backed securities, including pass-through securities, insured and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations (“CMOs”) issued or backed by securities issued by Government entities or Government-sponsored enterprises and private labels, as well as investment grade bank-qualified municipal securities and investment grade corporate debt securities. The investment policy also permits investments in certain trust preferred securities, certificates of deposit, securities purchased under an agreement to resell, bankers acceptances, commercial paper and federal funds.
          Our current investment policy generally does not permit without prior approval by the board of directors, interest rate swaps, financial futures/option transactions, purchases of high-risk mortgage securities or securities denominated in currencies other than U.S. dollars. As a federal savings bank, OmniAmerican Bank is generally not permitted to invest in equity securities. This general restriction does not apply to OmniAmerican Bancorp, Inc., which may acquire up to 5% of voting securities of any company without regulatory approval.
          SFAS No. 115 requires that, at the time of purchase, we designate a security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not maintain a trading portfolio. Establishing a trading portfolio would require specific authorization by our board of directors.
          Our available for sale securities portfolio at June 30, 2009, consisted of securities with the following amortized cost: $128.3 million of mortgage-backed securities issued by United States Government-sponsored enterprises, $26.9 million of collateralized mortgage obligations (including $6.7 million of private-label collateralized mortgage obligations), $5.2 million of municipal obligations, $7.8 million of trust preferred securities, $10.1 million of agency bonds and $3.0 million of equity securities comprised of a community reinvestment mutual fund, the CRA Qualified Investment Fund.
          Mortgage-Backed Securities. We invest in mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Our policy allows us to purchase privately-issued mortgage-backed securities rated “AA” or higher, although in practice we generally limit purchases of such securities to those rated “AAA.” We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.
          Mortgage-backed securities are created by pooling mortgages and issuing a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as OmniAmerican Bank. Some securities pools are guaranteed as to payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations. Finally, mortgage-backed securities are assigned lower risk weightings for purposes of calculating our risk-based capital level.
          Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.
          CMOs are debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders.
          The majority of mortgage-backed securities and CMOs owned by OmniAmerican Bank are guaranteed by the U.S. Government or an agency thereof. As of June 30, 2009, on an amortized cost basis, approximately 4.3% of our mortgage-backed securities and CMOs were private label CMOs, not guaranteed by the U.S. Government. While the private label CMOs were purchased in order to earn a higher yield than would have been earned on U.S. Government backed mortgage-backed securities and CMOs, they also possess greater risk of loss since private label securities and CMOs are not guaranteed by the U.S. Government. All of our private label CMOs were rated in the highest available investment category at the time of their purchase. At June 30, 2009, all of the CMOs in our investment portfolio, including the private label CMOs, were rated “AAA” by at least one of the major investment securities rating services.
          Municipal Obligations. Included in our investment securities portfolio are two variable rate registered revenue bonds issued in Tennessee. We purchased these bonds as a higher yielding short-term investment alternative to overnight federal funds sold. Both of these municipal bonds are rated and/or insured and supported by a Letter of Credit from First Tennessee Bank in Memphis, Tennessee.
          Agency Bonds. Agency bonds consist of a Federal Home Loan Bank discount note which has a term of 30 years and is callable beginning on August 17, 2009. This bond was purchased as a higher yielding short-term investment.
          Trust Preferred Securities. We own shares of the senior tranches of PreTSL XXVI and PreTSL XXVIII, two pooled trust preferred securities issued primarily by holding companies of FDIC-insured financial institutions. At June 30, 2009, these securities had an amortized cost basis of $7.8 million and a fair value of $5.9 million. Management has concluded that the decline in the fair value of these trust preferred securities as of June 30, 2009 was temporary based on our analysis of the securities which included a cash flow analysis and a stress analysis. We continue to closely monitor these securities.
          Other Equity Securities. Other equity securities consist solely of an investment in a community reinvestment mutual fund, the CRA Qualified Investment Fund, with a cost basis and fair value of $3.0 million as of June 30, 2009. The fund’s investment objective is to provide a high level of current income consistent with the preservation of capital, and investments in our CRA assessment area that qualify under the Community Reinvestment Act of 1977.

          Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated, excluding Federal Home Loan Bank of Dallas stock. All of such securities were classified as available for sale.

			At December 31,
	At June 30, 2009		2008		2007		2006
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
	(In thousands)
Mortgage-backed securities:
U.S. government sponsored mortgage-backed securities:
Fannie Mae	$67,602	$70,075	$97,722	$100,100	$111,172	$111,383	$88,307	$86,539
Freddie Mac	58,757	60,924	79,004	81,188	101,214	102,047	57,548	56,537
Ginnie Mae	1,901	1,925	2,099	2,107	—	—	—	—
Collateralized mortgage obligations	20,211	20,754	24,919	25,180	18,773	18,799	2,368	2,266
Private-label collateralized mortgage obligations	6,697	6,133	8,407	7,135	9,444	9,324	5,728	5,562

Total mortgage-backed securities	155,168	159,811	212,151	215,710	240,603	241,553	153,951	150,904
Agency bonds	10,078	10,078	—	—	—	—	—	—
Trust preferred securities	7,778	5,862	7,808	6,275	—	—	—	—
Municipal obligations	5,190	5,190	5,290	5,290	—	—	—	—
Other equity securities	3,000	3,052	3,000	3,029	3,000	3,032	—	—

Total	$181,214	$183,993	$228,249	$230,304	$243,603	$244,585	$153,951	$150,904

          Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2009 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

			More than One Year		More than Five Years
	One Year or Less		through Five Years		through Ten Years		More than Ten Years		Total Securities
		Weighted		Weighted		Weighted		Weighted			Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Amortized		Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Fair Value	Yield
	(Dollars in thousands)
Mortgage-backed securities:
U.S. government sponsored mortgage-backed securities:
Fannie Mae	$1,756	4.10%	$4,928	4.48%	$39,431	4.94%	$21,487	5.59%	$67,602	$70,075	5.09%
Freddie Mac	432	3.86	2,478	4.45	23,040	4.82	32,807	5.54	58,757	60,924	5.20
Ginnie Mae	—	—	—	—	—	—	1,901	4.97	1,901	1,925	4.97
Collateralized mortgage obligations	—	—	1,845	5.30	6,754	5.21	11,612	4.47	20,211	20,754	4.79
Private-label collateralized mortgage obligations	—	—	—	—	1,603	4.72	5,094	5.48	6,697	6,133	5.30

Total mortgage-backed securities	2,188	4.05	9,251	4.64	70,828	4.92	72,901	5.36	155,168	159,811	5.10
Agency bonds	—	—	—	—	—	—	10,078	2.25	10,078	10,078	2.25
Trust preferred securities	—	—	7,778	1.93	—	—	—	—	7,778	5,862	1.93
Municipal obligations(1)	—	—	5,190	1.69	—	—	—	—	5,190	5,190	1.69
Other equity securities	3,000	3.86	—	—	—	—	—	—	3,000	3,052	3.86

Total	$5,188	3.94%	$22,219	3.00%	$70,828	4.92%	$82,979	4.99%	$181,214	$183,993	4.69%

(1)	The tax equivalent yield of municipal obligations was -% for maturities of one year or less, 2.56% for maturities of more than one year through five years, -% for maturities for more than five years through ten years, -% for maturities of more than 10 years and 2.56% for the total municipal obligations securities portfolio at June 30, 2009.

Sources of Funds
          General. Deposits traditionally have been our primary source of funds for our lending and investment activities. We also borrow, primarily from the Federal Home Loan Bank of Dallas, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are the proceeds of loan sales, scheduled loan payments, maturing investments, loan prepayments, collateralized wholesale borrowings, retained earnings and income on other earning assets.
          Deposits. We generate deposits primarily from the areas in which our branch offices are located. We rely on our competitive pricing, convenient locations and customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, demand accounts, money market accounts and certificates of deposit. At June 30, 2009, we had $10.4 million in brokered deposits. All of our brokered deposits are through the CDARS network. When a customer makes a deposit and requests the full protection of FDIC insurance, but where such deposit exceeds applicable limits, we use the CDARS network to place the funds into certificates of deposit issued by banks in the network so that the full amount of the deposit is insured by the FDIC. The CDARS network matching system allows network members to exchange funds for a fee. This exchange occurs on a dollar-for-dollar basis, so that the equivalent of the original deposit comes back to us. We do not plan to emphasize this program in the future.
          Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and our deposit growth goals.
          At June 30, 2009, we had a total of $338.5 million in certificates of deposit, of which $284.3 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.
          The following tables set forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	For the Six Months Ended			For the Year Ended
	June 30, 2009			December 31, 2008
			Weighted			Weighted
	Average		Average	Average		Average
	Balance	Percent	Rate	Balance	Percent	Rate
	(Dollars in thousands)
Deposit type:
Noninterest bearing demand	$67,699	8.98%	—%	$67,591	9.14%	—%
Interest-bearing demand	64,371	8.53	0.43	62,176	8.41	0.59
Savings accounts	194,465	25.78	0.77	189,523	25.62	1.12
Money market	83,382	11.06	1.24	77,971	10.54	2.06
Certificates of deposit	344,334	45.65	3.30	342,315	46.29	4.09

Total deposits	$754,251	100.00%	2.07%	$739,576	100.00%	2.69%

	For the Years Ended December 31,
	2007			2006
			Weighted			Weighted
	Average		Average	Average		Average
	Balance	Percent	Rate	Balance	Percent	Rate
	(Dollars in thousands)
Deposit type:
Noninterest-bearing demand	$66,715	8.80%	—%	$55,857	8.06%	—%
Interest-bearing demand	62,211	8.21	0.73	78,149	11.28	0.69
Savings accounts	200,721	26.48	1.50	231,938	33.48	1.53
Money market	104,200	13.74	3.49	50,586	7.30	2.08
Certificates of deposit	324,292	42.77	4.82	276,224	39.88	4.09

Total deposits	$758,139	100.00%	3.29%	$692,754	100.00%	2.58%

          As of June 30, 2009, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $118.9 million. The following table sets forth the maturity of those certificates as of June 30, 2009.

At
June 30, 2009
(In thousands)
Three months or less	$34,586
Over three months through six months	36,170
Over six months through one year	30,705
Over one year to three years	7,816
Over three years	9,639

Total	$118,916

          The following table sets forth the amount and maturities of time deposits at June 30, 2009.

	At June 30, 2009
	Period to Maturity
	Less Than or	More Than	More Than
	Equal to	One to	Two to	More Than		Percent of
	One Year	Two Years	Three Years	Three Years	Total	Total
	(Dollars in thousands)
Interest Rate Range:
Less than 2.00%	$78,589	$55	$—	$—	$78,644	23.23%
2.00% to 2.99%	74,802	6,132	787	1,427	83,148	24.56
3.00% to 3.99%	121,240	11,254	1,862	3,451	137,807	40.71
4.00% to 4.99%	9,255	2,130	403	24,615	36,403	10.75
5.00% to 5.99%	287	—	266	1,893	2,446	0.72
6.00% to 6.99%	94	—	—	—	94	0.03

Total	$284,267	$19,571	$3,318	$31,386	$338,542	100.00%

          The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At June 30,	At December 31,
	2009	2008	2007	2006
	(In thousands)
Interest Rate Range:
Less than 2.00%	$78,644	$3,610	$609	$486
2.00% to 2.99%	83,148	45,159	10,308	10,736
3.00% to 3.99%	137,807	229,150	46,930	48,709
4.00% to 4.99%	36,403	59,473	121,261	97,661
5.00% to 5.99%	2,446	4,929	147,999	133,554
6.00% to 6.99%	94	94	508	3,692

Total	$338,542	$342,415	$327,615	$294,838

          Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Dallas, borrowings under federal fund lines, participated loans that do not qualify as having been sold due to our obligation to repurchase such loans, and funds borrowed under repurchase agreements. At June 30, 2009, we had access to additional Federal Home Loan Bank advances of up to $204.9 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Six Months
	Ended June 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands)
Balance at end of period	$117,900	$181,900	$169,900	$156,900	$128,900
Average balance during period	$143,768	$165,011	$169,026	$108,848	$193,592
Maximum outstanding at any month end	$159,900	181,900	$189,650	$156,900	$246,479
Weighted average interest rate at end of period	3.97%	4.49%	4.20%	4.46%	3.76%
Average interest rate during period	4.18%	4.31%	4.21%	4.15%	3.40%

          The following table sets forth information concerning balances and interest rates on our repurchase agreements at the dates and for the periods indicated.

	At or For the Six Months
	Ended June 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands)
Balance at end of period	$58,000	$58,000	$58,000	$50,000	$—
Average balance during period	$58,000	$57,429	$57,716	$21,781	$—
Maximum outstanding at any month end	$58,000	$58,000	$58,000	$50,000	$—
Weighted average interest rate at end of period	3.52%	3.23%	3.23%	5.31%	—%
Average interest rate during period	3.67%	3.65%	3.47%	5.38%	—%
          The following table sets forth information concerning balances and interest rates on our other secured borrowings at the dates and for the periods indicated.

	At or For the Six Months
	Ended June 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands)
Balance at end of period	$—	$6,347	$664	$16,156	$41,168
Average balance during period	$—	$11,623	$6,781	$27,568	$59,261
Maximum outstanding at any month end	$—	$15,225	$15,225	$25,105	$74,218
Weighted average interest rate at end of period	—%	4.37%	4.79%	4.30%	3.97%
Average interest rate during period	—%	5.39%	6.58%	4.64%	4.21%
Properties
          We operate from our main office in Fort Worth, Texas, and from our 15 full-service branches located in the Dallas/Fort Worth Metroplex and Hood County, Texas. The net book value of our premises, land and equipment was $52.6 million at June 30, 2009. The following tables set forth information with respect to our full-service banking offices, including the expiration date of leases with respect to leased facilities.

	Leased or	Year Acquired
Address	Owned	or Leased
Main Office: 1320 South University Dr. Fort Worth, TX 76107	Owned	2004

Full Service Branches: 1320 South University Dr. Fort Worth, TX 76107	Owned	2006

NAS/JRB FW Building 1870 Fort Worth, TX 76127	Leased(1)	1968

7800 White Settlement Road Fort Worth, TX 76108	Owned	1991

1616 W. Northwest Highway Grapevine, TX 76051	Leased(2)	2005

	Leased or	Year Acquired
Address	Owned	or Leased
1401 W. Walnut Hill Lane Irving, TX 75038	Owned	1990

2311 West Euless Boulevard Euless, TX 76040	Owned	1992

950 West Arbrook Boulevard Arlington, TX 76015	Owned	1999

1000 Pennsylvania Avenue Fort Worth, TX 76014	Owned	1995

6001 Bryant Irvin Road Fort Worth, TX 76132	Owned	1996

803 East Lamar Arlington, TX 76011	Leased(3)	2001

724 West Main Street Suite 500 Lewisville, TX 75067	Leased(4)	1996

2330 East Rosedale Street Fort Worth, TX 76105	Owned	1996

318 South Main Weatherford, TX 76086	Owned	2003

8024 Denton Highway Watauga, TX 76148	Owned	2002

1030 East Highway 377 Suite 138 Granbury, TX 76048	Leased(5)	2002

1204 W. Henderson Road Cleburne, TX 76033	Owned	2003

2341 Justin Road Flower Mound, TX 75248	Leased(6)	2009

(1)	Lease on a month-to-month basis.

(2)	Lease expires in 2015.

(3)	Lease expires in 2010.

(4)	Lease expires in 2009, branch will be consolidated into the Flower Mound location.

(5)	Lease expires in 2010.

(6)	Office operations are expected to commence in the fourth quarter of 2009 at this location. Lease expires in 2019.

Subsidiary Activities
          OmniAmerican Bank has one inactive subsidiary, OmniAmerican, Inc.
Legal Proceedings
          At June 30, 2009, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.
Expense and Tax Allocation
          OmniAmerican Bank will enter into an agreement with OmniAmerican Bancorp, Inc. to provide it with certain administrative support services, whereby OmniAmerican Bank will be compensated at not less than the fair market value of the services provided. In addition, OmniAmerican Bank and OmniAmerican Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.
Personnel
          As of June 30, 2009, we had 330 full-time employees and 42 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION
General
          OmniAmerican Bank is supervised and examined by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors, and not for the protection of stockholders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. OmniAmerican Bank also is a member of and owns stock in the Federal Home Loan Bank of Dallas, which is one of the twelve regional banks in the Federal Home Loan Bank System. OmniAmerican Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines OmniAmerican Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. OmniAmerican Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of OmniAmerican Bank’s loan documents.
          Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on OmniAmerican Bancorp, Inc., OmniAmerican Bank and their operations.
          As a savings and loan holding company following the conversion, OmniAmerican Bancorp, Inc. will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. OmniAmerican Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.
          Certain of the regulatory requirements that are or will be applicable to OmniAmerican Bank and OmniAmerican Bancorp, Inc. are described below. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on OmniAmerican Bank and OmniAmerican Bancorp, Inc., and is qualified in its entirety by reference to the actual statutes and regulations. A description of the Office of Thrift Supervision’s Acquisition of Control regulations may be found at “Restrictions on Acquisition of OmniAmerican Bancorp, Inc.—Change in Control Regulations.”
Federal Banking Regulation
          Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, OmniAmerican Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. OmniAmerican Bank also may establish subsidiaries that may engage in activities not otherwise permissible for OmniAmerican Bank, including real estate investment and securities and insurance brokerage.

          Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system), and an 8% risk-based capital ratio.
          The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.
          At June 30, 2009, OmniAmerican Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”
          Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2009, OmniAmerican Bank’s largest lending relationship with a single or related group of borrowers totaled $13.2 million, which represented 14.5% of unimpaired capital and surplus. Therefore, OmniAmerican Bank was in compliance with the loans-to-one borrower limitations.
          Qualified Thrift Lender Test. As a federal savings bank, OmniAmerican Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, OmniAmerican Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.
          OmniAmerican Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.
          A savings bank that fails the qualified thrift lender test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At June 30, 2009, OmniAmerican Bank maintained approximately 80.17% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

          Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:
•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.
          Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.
          The Office of Thrift Supervision may disapprove a notice or application if:
•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.
          In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.
          Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We anticipate that our liquidity levels will increase following the completion of the stock offering.
          Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. OmniAmerican Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.
          Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as OmniAmerican Bank. OmniAmerican Bancorp, Inc. will be an affiliate of OmniAmerican Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.
          OmniAmerican Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:
(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of OmniAmerican Bank’s capital.
          In addition, extensions of credit in excess of certain limits must be approved by OmniAmerican Bank’s board of directors.
          Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.
          Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.
          Regulatory Guidance to Subprime Lending. The federal bank regulatory agencies have issued regulatory guidance relating to the examination of financial institutions that are engaged in significant subprime lending activities. The regulatory guidance emphasizes that the federal banking agencies believe that responsible subprime lending can expand credit access for consumers and offer attractive returns for the savings institution. The guidance is applicable to savings institutions that have subprime lending programs greater than or equal to 25% of core capital. As part of the regulatory guidance, examiners must provide greater scrutiny of (i) an institution’s ability to administer its higher risk subprime portfolio, (ii) the allowance for loan losses to ensure that the portion of the allowance allocated to the subprime portfolio is sufficient to absorb the estimated credit losses for the portfolio, and (iii) the level of risk-based capital that the savings institution has to ensure that such capital levels are adequate to support the savings institution’s subprime lending activities. As of June 30, 2009, the Office of Thrift Supervision has not required us to restrict our subprime lending activities. Nor has it required us to maintain specific levels in our allowance for loan losses or risk based capital as a result of our subprime lending activities.
          Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:
•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).
          Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a savings bank that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.
          At June 30, 2009, OmniAmerican Bank met the criteria for being considered “well-capitalized.”
          Recent Regulatory Developments. In January 2008, we experienced a breach of security involving our ATM/debit card system. In connection with this security breach, the Office of Thrift Supervision conducted a review of our data and information technology systems and concluded that our practices for monitoring our information technology and customer information security were deficient. As a consequence of the conclusions drawn from the Office of Thrift Supervision review, on March 17, 2008, the Office of Thrift Supervision issued a cease and desist order requiring that we take prompt actions to adopt an information technology remediation and action plan to address the deficiencies in our information technology security system and to comply with Office of Thrift Supervision guidelines with respect to information technology risks and controls. The cease and desist order also required that we review the expertise, training and resources of our information technology personnel. Finally, the cease and desist order required that we develop an incident response program to, among other things, promptly (i) identify information security breaches and the scope of accessed or misused customer information, (ii) contain and control unauthorized access or misuse of customer information, and (iii) notify customers of such breaches. As a consequence of receiving the cease and desist order, the Office of Thrift Supervision designated OmniAmerican Bank as an institution in “troubled condition” under the Office of Thrift Supervision’s prompt corrective action rules. We diligently took actions required under the cease and desist order to remediate the deficiencies noted by the Office of Thrift Supervision and to fulfill the requirements of the cease and desist order. On June 11, 2009, the Office of Thrift Supervision terminated the cease and desist order and our designation as an institution in “troubled condition.”
          On June 2, 2007, we entered into a memorandum of understanding, with the Office of Thrift Supervision. As part of this memorandum, the Office of Thrift Supervision has asked us to take a number of specific corrective actions, and has required that we not undertake certain actions without prior Office of Thrift Supervision approval. The actions and forbearances required OmniAmerican Bank to:
•	implement enhanced corporate governance practices;

•	hire qualified senior management and appoint an outside director with commercial real estate expertise;

•	prepare, adopt and implement a revised business plan;

•	improve audit committee policies and practices, including hiring a qualified person as the director of internal audit and ensuring that only independent directors serve on the audit committee;

•	restrict our ability to enter into compensation arrangements without first obtaining the Office of Thrift Supervision’s non-objection;

•	prepare a compensation policy;

•	adopt an asset classification policy and review our loan portfolio and classified assets;

•	conduct an internal loan review and commercial real estate and commercial business risk analysis; and

•	complete a detailed analysis of Bank Secrecy Act compliance and Bank Secrecy Act and Office of Foreign Assets Control staffing and training, and ensure the adequacy of OmniAmerican Bank’s Customer Information Security Program, including the safeguarding of customer information and our information technology policies, practices and personnel.
          The memorandum of understanding also requires that we make periodic reports to the Office of Thrift Supervision as to our compliance with the requirements of the memorandum. Management believes they have complied with the memorandum of understanding, and as of June 19, 2009, all of the requirements of the informal order had been suspended by the Office of Thrift Supervision, except for the requirement that: we adopt a revised asset classification policy providing for the evaluation and classification of our assets on a regular basis and in a manner consistent with Office of Thrift Supervision regulatory guidelines; we implement a loan review program that identifies our classified assets and we reduce the level of exceptions identified through our internal loan review program. We have complied with the actions required by the remaining requirement, including revising our asset classification policy to conform to the Office of Thrift Supervision’s definition of risk ratings, and we have evaluated and classified our assets on a regular basis. The remaining requirement of the memorandum of understanding will remain in effect until the Office of Thrift Supervision determines to suspend the requirement or terminate the memorandum of understanding.
          Insurance of Deposit Accounts. OmniAmerican Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts at OmniAmerican Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 for each separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, the Federal Deposit Insurance Corporation increased the deposit insurance available on all deposit accounts to $250,000, effective until December 31, 2013. In addition, certain noninterest-bearing transaction accounts maintained with financial institutions participating in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program are fully insured regardless of the dollar amount until June 30, 2010. OmniAmerican Bank has opted to participate in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. See “—Temporary Liquidity Guarantee Program.”
          The Federal Deposit Insurance Corporation imposes an assessment against institutions for deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009, ranged from 5 to 43 basis points of the institution’s deposits. On December 22, 2008, the Federal Deposit Insurance Corporation published a final rule that raises the current deposit insurance assessment rates uniformly for all institutions by 7 basis points (to a range from 12 to 50 basis points) effective for the first quarter of 2009. On February 27, 2009, the Federal Deposit Insurance Corporation issued a final rule that will alter the way the Federal Deposit Insurance Corporation calculates federal deposit insurance assessment rates beginning in the second quarter of 2009 and thereafter.
          Under the rule, the Federal Deposit Insurance Corporation first establishes an institution’s initial base assessment rate. This initial base assessment rate ranges, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation then adjusts the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustments to the initial base assessment rate are based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate ranges from 7 to 77.5 basis points of the institution’s deposits. Additionally, on May 22, 2009, the Federal Deposit Insurance Corporation issued a final rule that imposed a special 5 basis points assessment on each FDIC-insured depository institution’s assets, minus its Tier 1 capital on June 30, 2009, which was collected on September 30, 2009. The special assessment is capped at 10 basis points of an institution’s domestic deposits. Future special assessments could also be assessed. Based upon OmniAmerican Bank’s review of the Federal Deposit Insurance Corporation’s new rule, its Federal Deposit Insurance Corporation premium assessment for the second quarter of 2009 increased by approximately $580,000, including the special assessment.
          On September 29, 2009, the Federal Deposit Insurance Corporation issued a proposed rule pursuant to which all insured depository institutions would be required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. Under the proposed rule, this pre-payment would be due on December 30, 2009. Under the proposed rule, the assessment rate for the fourth quarter of 2009 and for 2010 would be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period would be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. Based on our deposits and assessment rate at September 30, 2009, we estimate that our prepayment amount will be approximately $6.4 million. We expect that we will be able to make the prepayment from available cash on hand.
          Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.
          In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2009, the annualized FICO assessment was equal to 1.04 basis points for each $100 in domestic deposits maintained at an institution.
          Temporary Liquidity Guarantee Program. On October 14, 2008, the Federal Deposit Insurance Corporation announced a new program — the Temporary Liquidity Guarantee Program, which guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The Federal Deposit Insurance Corporation will pay the unpaid principal and interest on Federal Deposit Insurance Corporation-

guaranteed debt instruments upon the uncured failure of the participating entity to make timely payments of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until June 30, 2012. In return for the Federal Deposit Insurance Corporation’s guarantee, participating institutions will pay the Federal Deposit Insurance Corporation a fee based on the amount and maturity of the debt. We opted not to participate in this part of the Temporary Liquidity Guarantee Program.
     The other part of the Temporary Liquidity Guarantee Program provides full federal deposit insurance coverage for noninterest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2009. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. We opted to participate in this component of the Temporary Liquidity Guarantee Program. On August 26, 2009, the Federal Deposit Insurance Corporation extended the program until June 30, 2010. Institutions have until November 2, 2009 to decide whether they will opt out of the extension which takes effect on January 1, 2010. An annualized assessment rate between 15 and 25 basis points on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed depending on the institution’s risk category. We currently intend to opt into the extension.
     U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. The Emergency Economic Stabilization Act of 2008, which was enacted on October 3, 2008, provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. financial markets. One of the programs resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program (“CPP”), which provides direct equity investment by the U.S. Treasury Department in perpetual preferred stock of qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. We opted not to participate in the CPP.
     Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.
     Federal Home Loan Bank System. OmniAmerican Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Dallas, OmniAmerican Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2009, OmniAmerican Bank was in compliance with this requirement.

Other Regulations
     Interest and other charges collected or contracted for by OmniAmerican Bank are subject to state usury laws and federal laws concerning interest rates. OmniAmerican Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:
•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.
     The operations of OmniAmerican Bank also are subject to the:
•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically,

the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.
Holding Company Regulation
     General. Upon completion of the conversion, OmniAmerican Bancorp, Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, OmniAmerican Bancorp, Inc. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over OmniAmerican Bancorp, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.
     Permissible Activities. Under present law, the business activities of OmniAmerican Bancorp, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.
     Federal law prohibits a savings and loan holding company, including OmniAmerican Bancorp, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.
     The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:
(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.
     The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.
     The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.
Sarbanes-Oxley Act of 2002
     The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending December 31, 2010 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.
TAXATION
Federal Taxation
     General. OmniAmerican Bancorp, Inc. and OmniAmerican Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to OmniAmerican Bancorp, Inc. and OmniAmerican Bank.
     Method of Accounting. For federal income tax purposes, OmniAmerican Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.
     Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2008, OmniAmerican Bank had no minimum tax credit carryforward.
     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2009, OmniAmerican Bank had a net operating loss carryforward of $2.4 million for federal income tax purposes.
     Corporate Dividends. We may exclude from our income 100% of dividends received from OmniAmerican Bank as a member of the same affiliated group of corporations.
     Audit of Tax Returns. OmniAmerican Bank’s federal income tax returns have not been audited in the most recent five-year period.
State Taxation
     In 2006 the State of Texas enacted legislation replacing its franchise tax with a margin tax effective with tax reports filed on or after January 1, 2008. The Texas margin tax is computed by applying the applicable tax rate (1% for most entities) to the margin. Margin equals the lesser of three calculations: total revenue minus cost of goods sold; total revenue minus compensation; or total revenue times 70%. Lending institutions may deduct interest expense as cost of goods sold. Our calculation in 2008 was total revenue minus interest expense.
MANAGEMENT OF OMNIAMERICAN BANCORP, INC.
Shared Management Structure
     The directors of OmniAmerican Bancorp, Inc. are the same persons who are the directors of OmniAmerican Bank. In addition, each executive officer of OmniAmerican Bancorp, Inc. is also an executive officer of OmniAmerican Bank. We expect that OmniAmerican Bancorp, Inc. and OmniAmerican Bank will continue to have common executive officers until there is a business reason to establish separate management structures.
Executive Officers of OmniAmerican Bancorp, Inc. and OmniAmerican Bank
     The following table sets forth information regarding the executive officers of OmniAmerican Bancorp, Inc. and OmniAmerican Bank with ages as of June 30, 2009.

Name	Age	Position
Tim Carter	54	President and Chief Executive Officer
Deborah B. Wilkinson	58	Senior Executive Vice President and Chief Financial Officer
Terry Almon	53	Senior Executive Vice President and Chief Operating Officer
Anne Holland	46	Senior Executive Vice President and Chief Lending Officer
Jane L. Adams	43	Executive Vice President and Chief Risk Officer
Wendy Gary	43	Executive Vice President, Consumer Lending
Robert Havran	60	Executive Vice President, Mortgage Lending
T.L. Arnold, Jr.	45	Executive Vice President and Chief Credit Officer
Maria Jones	59	Executive Vice President, Human Resources and Training
     The executive officers of OmniAmerican Bancorp, Inc. and OmniAmerican Bank are elected annually.
Directors of OmniAmerican Bancorp, Inc. and OmniAmerican Bank
     OmniAmerican Bancorp, Inc. has nine directors. Directors serve three-year staggered terms. Directors of OmniAmerican Bank will be elected by OmniAmerican Bancorp, Inc. as its sole stockholder.
     The following table states our directors’ names, their ages as of June 30, 2009, the years when they began serving as directors of OmniAmerican Bank and when their current term expires:

	Position(s) Held With
	OmniAmerican Bancorp,		Director	Current Term
Name	Inc.	Age	Since*	Expires
Wayne P. Burchfield, Jr.	Chairman of the Board	55	2001	2012
Elaine Anderson	Vice Chairman	56	1996	2010
Tim Carter	President, Chief Executive Officer and Director	54	2007	2011
Joan Anthony	Director	59	1995	2011
James Herring	Director	67	1994	2010
Norm Carroll	Director	65	1996	2011
Patti Callan	Director	50	2006	2012
Pat Conley	Director	50	2006	2011
John Sammons, Jr.	Director	60	2009	2012

*	Includes service with OmniAmerican Bank as a credit union.
Board Independence
     The board of directors has determined that each of our directors, with the exception of, President and Chief Executive Officer Tim Carter, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Carter is not independent because he is one of our executive officers. There were no transactions not required to be reported under “—Transactions With Certain Related Persons,” below that were considered in determining the independence of our directors.
The Business Background of Our Directors and Executive Officers
     The business experience for the past five years of each of our directors and executive officers is set forth below. While many of our executive officers have recently become affiliated with us, they have extensive experience in the financial services industry. As of June 30, 2009, our executive officers have an average of over 19 years of experience working in the financial services industry. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.
Directors:
     Elaine Anderson has served as Senior Vice President and Chief Compliance Officer of Texas Health Resources, a 14 hospital health care system, since July 1991. She is also a certified public accountant.
     Joan Anthony is a Human Resource Business Partner for Interstate Batteries, Inc., a wholesaler and retailer of replacement brand batteries in North America.  Previously from 1999 to 2006, she was the Regional Human Resource Manager for Republic Beverage Company, a wine/spirits distributor in Texas.
     Wayne P. Burchfield, Jr. is a certified public accountant and is President of Wayne P. Burchfield, Jr., P.C. He has been a practicing accountant for over 30 years.
     Patti Callan, is a principal of Callan Consulting and has provided services for the healthcare and insurance industries in the Dallas/Fort Worth area since 2001.  Formerly she held executive management positions for regional and national insurance companies and owned an independent insurance agency.
     Norman G. Carroll is currently retired. He was a Senior Procurement Specialist at Bell Helicopter Textron, Inc., a manufacturer of aircraft from 1979 to 2006.
     Tim Carter has served as the President and Chief Executive Officer of OmniAmerican Bank since 2007. From 2004 until joining OmniAmerican Bank, he was the President and Chief Executive Officer of United Way of Metropolitan Tarrant County. Mr. Carter has over 25 years of banking experience, including serving as President of Texas Commerce Bank-Fort Worth and Chairman of Chase Bank-Fort Worth. Mr. Carter was also the Mayor of the City of Bellaire from 1988 to 1992.
     Patrick D. Conley has served as an Audit Supervisor with the Office of the Inspector General of the U.S. Department of Transportation since 1999. He also is a Certified Public Accountant.
     James Herring is the owner of Herring Construction Co.  Mr. Herring also served as the Mayor of the City of White Settlement from 1981 to 2002.
     John F. Sammons, Jr. is the Chairman and Chief Executive Officer of Mid-States Services, Inc., which provides food, commissary and vending services to the corrections industry nationwide, and has served in that position since 1999.  Mr. Sammons also served as the Mayor of the City of Temple, Texas from 1980 to 1988.
Executive Officers Who Are Not Also Directors:
     Terry M. Almon is Senior Executive Vice President and Chief Operating Officer of OmniAmerican Bank. She was appointed to her position in July of 2009. From 2007 to 2009, Ms. Almon was the owner of Oklahoma Community Capital Corporation which was organized to purchase a bank and also provided consulting services to small businesses and non-profit organizations. Ms. Almon has 19 years of experience in the banking industry, including serving as President and Chief Executive Officer of

Arkansas Valley State Bank, Broken Arrow, Oklahoma between 2000 and 2007. She has also served as Senior Vice President at Oklahoma National Bank, Tulsa, Oklahoma and Senior Vice President at Stillwater National Bank, Stillwater, Oklahoma.
     Deborah B. Wilkinson has served as Senior Executive Vice President and Chief Financial Officer of OmniAmerican Bank since July 2009. She has been with OmniAmerican Bank since 2006 serving most recently as Executive Vice President and Chief Financial Officer. From 2003 to 2006, she was the Executive Vice President of Operations and Administration of Marquette Commercial Finance, Inc., Dallas, Texas, a specialized financial services provider.
     Jane L. Adams has served as Executive Vice President and Chief Risk Officer of OmniAmerican Bank since 2006. She has been with OmniAmerican Bank since 2000 serving most recently as Senior Vice President of Risk Management from 2005 to 2006 and Senior Vice President of Audit Services beginning in 2004.
     Anne Holland has been Senior Executive Vice President and Chief Lending Officer of OmniAmerican Bank since 2009. She also served as Executive Vice President of OmniAmerican Bank’s Private Bank beginning in 2008. She is a certified financial planner and licensed securities representative. From 2001 to 2008, she served as a financial consultant and project manager to a variety of financial and real estate companies and associations. From 1985 to 2001, Ms. Holland held various positions at JP Morgan Chase and its predecessors.
     Wendy Gary has served as Executive Vice President of Consumer Lending of OmniAmerican Bank since 2009. She has held various positions at OmniAmerican Bank since joining the bank in 1992. Most recently she served as Executive Vice President and Chief of Lending Services from 2008 to 2009 and Senior Vice President of Consumer Lending Services from 2006 until 2008. She was Manager of Special Projects beginning in 2005.
     Robert E. Havran has been Executive Vice President of Mortgage Banking of OmniAmerican Bank since 2006. From 1997 to 2006, he was Senior Vice President and Manager of the Professional and Executive Group of the Mortgage Department at Texas Bank in Fort Worth, Texas.
     T.L. Arnold, Jr. has served as Executive Vice President and Chief Credit Officer of OmniAmerican Bank since August 2009. He has been with OmniAmerican Bank since 2008 serving most recently as Senior Vice President and Chief Credit Officer. From 2007 to 2008, he was a Senior Credit Officer at Marquette Financial Companies. From 2003 to 2007, Mr. Arnold was Executive Vice President/Portfolio Manager of Marquette Commercial Finance, Inc.
     Maria Jones has served as Executive Vice President, Human Resources and Training of OmniAmerican Bank as of July 2008. She has been with OmniAmerican Bank since 2006 serving most recently as Senior Vice President, Human Resources. Previously, she was Senior Vice President, Human Resources and Training at Compass Bank (formerly Texas Bank) from 1997 until 2006.
Meetings and Committees of the Board of Directors
     We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2008, the board of directors of OmniAmerican Bancorp, Inc. did not meet and the board of directors of OmniAmerican Bank had 12 regular meetings and five special meetings. The board of directors of OmniAmerican Bancorp, Inc. has established the following standing committees:

the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. Each of these committees operates under a written charter, which governs their composition, responsibilities and operations.
     The table below sets forth the directors of each of the listed standing committees, and the number of meetings held by the comparable committee of OmniAmerican Bank . OmniAmerican Bank did not have a standing Nominating and Corporate Governance Committee in 2008. The board of directors has designated director Anderson as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Nominating and
Corporate Governance
	Committee	Compensation	Audit
	Joan Anthony	Joan Anthony*	Wayne P. Burchfield, Jr.
	Patti Callan	Patti Callan	Norman G. Carroll
	Norman G. Carroll	James Herring	Patrick D. Conley
	Patrick D. Conley	John F. Sammons, Jr.	Elaine Anderson*
	James Herring	Elaine Anderson
Number of Meetings in Fiscal 2008:	0	8	12

*	Denotes committee chair as of June 30, 2009.
Director Fees
     All non-employee directors received a fee of $300 per board and committee meeting attended in fiscal 2008. The board has approved an increase in its fees and the implementation of an annual retainer, commencing in the fourth quarter of 2009, at which time all non-employee directors will receive an annual retainer of $20,000 (pro-rated for the partial year), a fee of $1,000 for each board meeting and $750 for each committee meeting attended.
     The following table sets forth for the year ended December 31, 2008 certain information as to the total remuneration we paid to our directors other than Mr. Carter. Information with respect to director fees paid to Mr. Carter is included below in “Executive Officer Compensation—Summary Compensation Table.”

Director Compensation Table For the Year Ended December 31, 2008
	Fees Earned
	or
	Paid in	All Other
Name	Cash(1)	Compensation(2)	Total
Elaine Anderson	$9,300	$2,220	$11,520
Joan Anthony	8,400	10	8,410
Wayne P. Burchfield	9,000	5,064	14,064
Patti Callan	11,400	4,468	15,868
Norm Carroll	11,100	1,101	12,201
Pat Conley	11,700	2,550	14,250
James Herring	9,000	6,000	15,000
Clyde Johnson(3)	3,900	2,200	6,100
Lonnie Vance(3)	2,700	—	2,700

(1)	See table below for breakdown of fees earned in 2008.

(2)	Consists of amounts paid for health insurance for directors. Board members are reimbursed up to $500 per month for their cost of health insurance.

(3)	Resigned from the board in June 2008 due to health reasons.

     The table below identifies the meetings, by type, for which each non-employee director received compensation from OmniAmerican Bank during the 2008 fiscal year.

	Regular	Special	Executive	Audit	Compliance	Compensation
	Board	Board	Committee	Committee	Committee	Committee	Other
Name	Meetings	Meetings	Meetings	Meetings	Meetings	Meetings	Meetings
Elaine Anderson	$3,000	$1,200	$—	$900	$3,000	$1,200	$—
Joan Anthony	3,600	900	1,200	—	300	2,100	300
Wayne P. Burchfield	3,600	1,500	—	3,600	—	—	300
Patti Callan	3,600	1,200	—	900	3,000	2,400	300
Norm Carroll	3,600	1,500	—	3,600	2,100	—	300
Pat Conley	3,600	1,200	—	3,600	2,700	600	—
James Herring	3,600	1,200	1,200	—	300	2,100	600
Clyde Johnson	1,500	1,200	1,200	—	—	—	—
Lonnie Vance	900	600	1,200	—	—	—	—
Compensation Discussion and Analysis
     Our Compensation Philosophy. Our compensation philosophy begins with the premise that the success of OmniAmerican Bancorp, Inc. depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. However, we recognize that OmniAmerican Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation alternatives to enable us to compete with our peers as we seek to attract and retain key personnel.
     We intend to base our compensation decisions as a public company on four basic principles:
•	Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels so we are considered the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Aligning Management’s Interest with Shareholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our shareholders.

•	Driving Performance – We will base compensation in part on the attainment of company-wide, business unit and individual targets that contribute to our earnings.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.
     Prior to our initial public offering, our compensation program relied on two primary elements: (i) base compensation or salary; and (ii) discretionary cash-based, short-term incentive compensation. Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation mix will depend on shareholder approval of an equity-based compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements of compensation that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our board of directors will work closely with independent compensation advisors to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers.
     To date, executive officers have been compensated only for their services to OmniAmerican Bank. OmniAmerican Bank expects to continue this practice. OmniAmerican Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs. However, any future equity-based awards made as part of OmniAmerican Bank’s executive compensation will be made in OmniAmerican Bancorp, Inc. common stock rather than OmniAmerican Bank common stock.
     This discussion is focused primarily on the compensation of our Named Executive Officers, each of whom is named in the Summary Compensation Table which appears later in this section.
     Role of the Compensation Committee. The Compensation Committee of OmniAmerican Bank’s board of directors is appointed annually by the board of directors and is responsible for overseeing and making recommendations to the board of directors with respect to the compensation of the Named Executive Officers, including the President and Chief Executive Officer. As part of these duties, the Compensation Committee conducts an annual performance review of the President and Chief Executive Officer and, in consultation with the President and Chief Executive Officer and Executive Vice President Human Resources, reviews the performance of each other Named Executive Officer. The board of directors has ultimate authority to approve the compensation of all Named Executive Officers, including the President and Chief Executive Officer.
     The Compensation Committee ensures that the compensation programs are designed to encourage high levels of performance and provide ongoing professional development, promote accountability and adherence to the Bank’s Code of Ethics and Standards of Conduct policies, ensure employee performance is aligned with the short-term and long-term strategic goals of the Bank and to serve the best interests of the organization. The Compensation Committee and Pension Committee also review, oversee, and approve (prior to recommendation to the board of directors for final approval) the management and implementation of OmniAmerican Bank’s principal employee benefit plans. The Compensation Committee may undertake other duties related to oversight of OmniAmerican Bank’s human resources function. The Compensation Committee has a formal charter that describes the Committee’s scope of authority and its duties.
     The Compensation Committee consists of the following directors: Ms. Anthony (Chair), Ms. Anderson, Ms. Callan, Mr. Herring and Mr. Sammons, Jr., all of whom are “independent” within the meaning of Rule 5605 of the Nasdaq Stock Market.
     Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer and the Executive Vice President Human Resources. The President and Chief Executive Officer and the Executive Vice President Human Resources provide the

Compensation Committee with input regarding OmniAmerican Bank’s employee compensation philosophy, process, and compensation decisions for employees, including other Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Executive Vice President Human Resources communicates directly with third-party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and, along with the Executive Vice President Human Resources, expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.
     Executives participate in Compensation Committee activities purely in an informational and advisory capacity and have no vote on Compensation Committee matters. Neither the President and Chief Executive Officer nor the Senior Executive Vice President and Chief Financial Officer attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. However, the Executive Vice President Human Resources generally attends all portions of the Compensation Committee meeting during which compensation matters are discussed. No executive officer other than the President and Chief Executive Officer and Executive Vice President Human Resources attends those portions of Compensation Committee meetings during which the performance of the Named Executive Officers is evaluated or their compensation is being determined.
     Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for Named Executive Officers. The consultants, who are retained by and report to the Compensation Committee, work with the Executive Vice President Human Resources in performing services for the Compensation Committee. In addition, the President and Chief Executive Officer, Senior Executive Vice President and Chief Financial Officer, and Executive Vice President Human Resources typically are requested to provide information and feedback. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultants also provide survey data, and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from the survey and comparison group data. The Compensation Committee engaged the firm of Clark Consulting to serve as its independent compensation consultant in 2007 to assist the Committee in determining the base salary and cash incentive targets for OmniAmerican Bank’s executive officers for the 2007 calendar year. A decision was made to forego changes in base salary for senior vice presidents and above in January 2008 as a part of our planning to control expenses of OmniAmerican Bank in the recessionary environment. Base salaries were evaluated and adjusted for senior executive officers and above, including the Named Executive Officers (other than our President and Chief Executive Officer), in July 2008. For the 2009 calendar year, OmniAmerican Bank retained The Whitney Smith Company as independent compensation consultants to assist the Compensation Committee in determining appropriate mid-year increase in base salary for OmniAmerican Bank’s President and Chief Executive Officer.
     Compensation Objectives. The overall objectives of OmniAmerican Bank’s compensation programs are to recruit and retain excellent management, officers and staff in critical positions, to motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of OmniAmerican Bank’s competitors within the financial services industry, and elsewhere in the marketplace. We also consider each Named Executive Officer’s individual performance and contribution in achieving corporate goals.
     Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our executive officers. Other considerations influencing the design of our executive compensation program are:
•	We value experience in the financial services industry that promotes the safe and sound operation of OmniAmerican Bank;

•	We value executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	We operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts to change; and

•	We value the retention and development of incumbent executives who meet or exceed performance objectives. Recruiting executives can be expensive, unpredictable, and have a disruptive effect on our operations.
          Components of Compensation. Compensation in 2008 consisted primarily of base salary, annual cash incentive awards based upon a cash incentive plan that was approved mid-year, broad-based benefits generally available to all full-time employees, and perquisites available only to certain Named Executive Officers.
          Our 2008 compensation program for our Named Executive Officers consisted of the following key elements:
•	base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the executive’s position;

•	non-equity incentive compensation; and

•	modest retention bonuses for strategically selected key managers designed to provide continuity and stability of leadership.
     As noted above, we chose to forego increases to base salary for our senior vice presidents and above in January 2008; however, we re-evaluated salaries mid-year and implemented increases for our senior vice presidents and above, including our Named Executive Officers other than our President and Chief Executive Officer, commencing in July 2008. We increased the base salary of our President and Chief Executive Officer in September 2008.
     In mid 2008, OmniAmerican Bank implemented an incentive compensation program for our executive officers, including the Named Executive Officers, other than the President and Chief Executive Officer. The incentive compensation program is based on the satisfaction of certain performance criteria defined specifically for each officer. Further measurements were defined in the first quarter of 2009 for the 2009 fiscal year and, on a going forward basis, incentive targets and criteria will be established prior to or in the first quarter of each succeeding year. Under the program, Named Executive Officers are entitled to an incentive bonus based on a predetermined percentage of their base salary if they meet certain performance targets, which may change from year to year. For 2008, the maximum bonus for our Named Executive Officers, other than our President and Chief Executive Officer, was approximately 7.5% of base salary, up to $15,000. Levels of achievement were set at threshold and target, with the bonus level determined by the level of achievement of the performance criteria by the applicable individual.
     Following the Office of Thrift Supervision’s formal and informal regulatory actions, we offered certain of our senior management retention bonuses to provide continuity and stability of leadership in key operational areas. These bonuses were paid in January 2009 and June 2009.
     We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of OmniAmerican Bank, as well as fringe benefits and perquisites, and retirement and other termination benefits not generally available to all qualifying employees of OmniAmerican Bank.
     The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate in during 2008:
•	a defined contribution 401(k) profit-sharing plan;

•	medical coverage (all employees share between 15% to 66% of the cost, depending on their elections);

•	group term life insurance and accidental death and dismemberment (AD&D) policies;

•	long term disability insurance coverage;

•	health care and dependent care flexible spending accounts; and

•	several employee-paid supplemental insurance benefits available to full-time employees, including supplemental life insurance (coverage for spouses and children also offered); supplemental short-term disability; AFLAC/cancer; personal accident; personal recovery; intensive care; hospital care, long term care; and Hyatt pre-paid legal coverage.
     The Named Executive Officers also are eligible for an executive long-term disability plan, with a maximum monthly benefit of $2,500. The benefit is only available to our senior vice presidents and above. Ms. Adams is presently the only Named Executive Officer participating in this benefit.
     OmniAmerican Bank provides our President and Chief Executive Officer with perquisites not generally available to its other Named Executive Officers. OmniAmerican Bank incurs the expense of one country club membership for Mr. Carter as well as memberships in other social and professional organizations and clubs in order to facilitate business development for OmniAmerican Bank. In lieu of a monthly automobile allowance, Mr. Carter has use of an automobile (including all operating expenses) owned by OmniAmerican Bank for business and personal use. Personal use of the automobile is reported as taxable income to Mr. Carter. In addition, we reimburse Mr. Carter for one-half of his premium cost on a life insurance policy with a death benefit of $1 million, as well as for the cost of medical, dental and vision coverage and short and long-term disability coverage. We also provide Mr. Carter with long-term care insurance and pay the cost of his annual health examinations.
     Our compensation program has not materially changed in 2009. For 2009, we continue to measure short-term incentive compensation by identifying corporate strategic key incentive goals and individual goals. In addition, we have generally increased base salary by approximately 3% to 6.25%, in order to conform with cost of living adjustments and to recognize performance, where applicable. However, based upon the results of the Whitney Smith compensation survey and comparison of banks in our peer group, we increased the base salary of our President and Chief Executive Officer to $450,000 from $367,500, in recognition of his leadership and efforts. We felt it was appropriate to increase his base salary to a level commensurate with the salary of similarly situated executives compensated at the 75th percentile of financial institutions with approximately $1 billion in assets.
     In addition to the components of executive compensation described above, Mr. Carter has an employment agreement with OmniAmerican Bank. See “—Employment Agreements” for a description of this agreement and for information about potential payments upon termination of employment with OmniAmerican Bank. In connection with the offering, OmniAmerican Bank proposes to enter into a new employment agreement with Mr. Carter that would replace the existing agreement and would be more appropriate for the President and Chief Executive Officer of a subsidiary of a publicly traded company. The employment agreement is designed to give OmniAmerican Bank the ability to retain the services of the designated executive while reducing, to the extent possible, unnecessary disruptions to OmniAmerican Bank’s operations. The agreement is for a three-year period, will be reviewed and renewed annually by the Compensation Committee of the board of directors, and will provide for salary and bonus payments, as well as certain additional post-employment benefits, primarily life insurance benefits and under certain conditions, health benefits. The employment agreement has been negotiated directly with and recommended for board approval by, the Compensation Committee. The Compensation Committee believes such agreement is consistent with industry practices and desirable for retaining executive talent.
     We will also enter into a change in control agreement with each of our senior executive vice-presidents, Ms. Deborah B. Wilkinson, our Senior Executive Vice President and Chief Financial Officer, Ms. Terry Almon, our Senior Executive Vice President and Chief Operating Officer, and Ms. Anne Holland, our Senior Executive Vice President and Chief Lending Officer. See “—Change in Control Agreement” for a description of these agreements and for information about potential payments upon termination of employment with OmniAmerican Bank.
     Analyzing the Components of Compensation. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of compensation for Named Executive Officers. The President and Chief Executive Officer and the Executive Vice President Human Resources also make recommendations to the Committee relating to compensation to be paid to the other Named Executive Officers. Based on this analysis, the Compensation Committee makes annual recommendations to the independent members of the board of directors about each Named Executive Officer’s compensation.
     The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites), but does not necessarily recommend changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.
     The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to market-based, benchmark data derived from information reported in publicly-available proxy statements or from market survey data.
     The Compensation Committee recommends for board approval the base salary and annual incentive cash award components for each Named Executive Officer, including the President and Chief Executive Officer. Base salary changes are made with respect to Named Executive Officers mid-year, in July. Such changes typically remain in effect for a 12-month period. For July 2009, base salary changes were made primarily based upon assessment of individual performance, and to a lesser extent changes in employee responsibility. With respect to the President and Chief Executive Officer, the Compensation Committee determined that it would be appropriate to increase the President and Chief Executive Officer’s base salary to a level that is in the 75th percentile of persons holding a comparable title in financial institutions of a similar size.
     The process of assembling target total cash compensation for the Named Executive Officers is forward-looking in nature. The at-risk annual incentive cash award component is based on the expectation that target levels of performance will be achieved over the following year. Actual performance over the applicable measurement period may exceed or fall short of the targets resulting in the Named Executive Officer receiving an annual incentive cash award that is above or below the initial targeted level.
     The annual incentive cash awards granted in 2008 were not taken into account by the Compensation Committee in the process of setting compensation targets for the 2009. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and reward.
     The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.
     The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to certain Named Executive Officers of publicly traded companies is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2009 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).

     Stock Ownership Guidelines. Directors and Named Executive Officers have expressed their intentions to participate in the stock offering and, at this time, we have not deemed it necessary to establish any formal policies or guidelines addressing expected levels of stock ownership by the directors or Named Executive Officers.
     Exceptions to Procedures. The Compensation Committee may from time to time recommend to the full board of directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.
     The Committee will make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.
     Committee Actions During 2008 and 2009 Affecting 2009 Compensation. As previously noted, a decision was made to forego changes in base salary for our senior vice presidents and above in January 2008 as part of our desire to control expenses of OmniAmerican Bank in the recessionary environment. We re-evaluated this position in July 2008 and provided increases in base salary consistent with the marketplace at that time for our senior vice presidents and above, including our Named Executive Officers other than our President and Chief Executive Officer. We increased the base salary of our President and Chief Executive Officer by five percent to $367,500 in September 2008. In addition, we offered limited retention bonuses to certain key officers, including Ms. Jane L. Adams, our Executive Vice President and Chief Risk Officer, and Mr. Tony A. Lippert, formerly our Executive Vice President and Chief Information Officer. The Compensation Committee again reviewed base salaries of senior vice presidents and above in June 2009 and made certain market-based adjustments, effective in July 2009. In addition, commencing in 2008, we implemented an incentive bonus program. Under the incentive bonus program, our Named Executive Officers other than our President and Chief Executive Officer, would be entitled to incentive bonuses upon the achievement of certain corporate and individual goals, which the Compensation Committee established with the assistance of the President and Chief Executive Officer and the Executive Vice President Human Resources. For 2009, we have included our President and Chief Executive Officer in the incentive bonus program.
     Annual Compensation-Chief Executive Officer. As noted above, the Compensation Committee recommends, and the board of directors approves, the base salary of its senior executive officers, including Mr. Carter, on a mid-year basis. Details regarding base salary and annual incentive cash awards are included in the detailed compensation tables following this section.
     Following the death in 2007 of OmniAmerican Bank’s then President and Chief Executive Officer, OmniAmerican Bank implemented an extensive executive search and hired Tim Carter as its President and Chief Executive Officer in June 2007. In the offer letter to Mr. Carter, OmniAmerican Bank offered a base salary of $350,000 and a bonus potential of up to 30%, as well as certain welfare benefits, including life, health, dental, short and long-term disability, long-term care insurance for Mr. Carter and his wife, and additional perquisites, such as an annual physical.
     In September 2008, the Compensation Committee increased Mr. Carter’s base salary by five percent, to $367,500. This increase was made shortly after his completion of his first year of employment with OmniAmerican Bank and was established based on the recent financial performance of OmniAmerican Bank, the estimated value of Mr. Carter’s services in the marketplace, and the Committee’s view of Mr. Carter’s critical role in the future success of OmniAmerican Bank. In addition, in consideration of his performance during the 2008 calendar year, the Compensation Committee recommended for board approval and the board of directors approved a bonus of 30% of Mr. Carter’s year-end base salary for the 2008 year. The reasons for this recommendation and approval include the following: under Mr. Carter’s leadership, OmniAmerican Bank exceeded by 39% its goal of $1 million in pre-tax net income for the year, increased its loan loss reserves to 1.14% of loans, implemented strong expense controls and reduced employee turnover to 30% for 2008. In addition, under his leadership OmniAmerican Bank successfully met its obligations under the memorandum of understanding and cease and desist order, added new members to its management team and enhanced communications between management and employees. This bonus was paid to Mr. Carter in July 2009, after the Office of Thrift Supervision issued a non-objection to the bonus.
     All Compensation Committee actions taken with respect to Mr. Carter’s compensation were presented as recommendations for approval by the full board of directors. The Committee’s recommendations regarding Mr. Carter’s July 2008 to June 2009 base salary were approved by the full board of directors in June 2008. The Committee’s recommendations regarding Mr. Carter’s base salary for the period from July 2009 to June 2010 were approved by the full board of directors in June 2009.
     During the 2009 calendar year, the Compensation Committee retained The Whitney Smith Company to provide recommendations with respect to the base salary and cash incentive target for Mr. Carter’s mid-year salary adjustment. The Whitney Smith Company provided market survey data regarding CEO compensation for similarly sized financial institutions. The Executive Vice President Human Resources reviewed the base salary and bonus information compiled by The Whitney Smith Company, and then formulated a recommendation for the base salary and annual incentive cash award components for the President and Chief Executive Officer for 2009. Due to Mr. Carter’s positive impact on the organization, base salary for Mr. Carter was targeted at approximately the 75th percentile of base salaries for executive officers in the same position at financial institutions with assets of approximately one billion dollars.
     Based upon this review, Mr. Carter’s base salary for the period from July 2009 to June 2010 was established at $450,000.
     Annual Compensation- Other Named Executive Officers. As noted above, as part of our cost containment efforts, no increases were made in the base salaries of any of our Named Executive Officers in January 2008. Base salaries were evaluated and adjusted for the senior vice presidents and above, including our Named Executive Officers (other than the President and Chief Executive Officer) in July 2008.
     In July 2009, the Compensation Committee recommended, and the full the board of directors approved, the total cash components of annual compensation for all the Named Executive Officers. Details regarding base salary and annual incentive cash awards made to the Named Executive Officers are included in the detailed compensation tables following this section. The Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer) after considering the recent performance of OmniAmerican Bank and the role of each Named Executive Officer, the criticality of each Named Executive Officer to the future success of OmniAmerican Bank in attaining its goals and their experience, contribution and knowledge of our organization. In addition, the Compensation Committee reviewed information provided to it by our Executive Vice President Human Resources.

     After establishing the target value for each Named Executive Officer’s overall total cash compensation, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:
•	Base Salary: The Committee first set the 2009 mid-year base salary increases for each Named Executive Officer, within target dollar ranges contemplated by internal guidelines. Salary increases for the Named Executive Officers represented increases ranging from 3% to 6.25%, compared to base salaries for the 2008-2009 period. The mid-year 2009 base salary increases for the Named Executive Officer was approved by the full board in June 2009, effective July 1, 2009.
     In July 2009, the Committee established the base salary of each of our Named Executive Officers at $203,000 (for Ms. Wilkinson), $201,571 (for Ms. Adams) and $193,088 (for Mr. Havran), respectively. The Committee considered the mix of compensation components related to OmniAmerican Bank’s short and long-term strategic plans and the Named Executive Officers’ roles, experience, responsibilities and knowledge of the organization.
     Prospective Benefit Plans. The board of directors has approved the establishment of an employee stock ownership plan in connection with the stock offering. The employee stock ownership plan will be a tax-qualified, broad-based employee benefit program. All Named Executive Officers, including the Chief Executive Officer, will be eligible to receive benefits under this program. In addition, OmniAmerican Bancorp, Inc. intends to establish a stock-based benefit plan for officers and directors no sooner than six months following our offering.
     See “—Tax Qualified Benefit Plans” and “Benefits to be Considered Following Completion of the Stock Offering” for additional information about the employee stock ownership plan and the additional stock-based benefit plans.

Executive Officer Compensation
     Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer Tim Carter, our Senior Executive Vice President and Chief Financial Officer Deborah B. Wilkinson, our Senior Vice President and Chief Credit Officer Jane L. Adams, our former Executive Vice President and Chief Information Officer Tony A. Lippert and our Executive Vice President of Mortgage Lending Robert Havran for the year ended December 31, 2008. We refer to these individuals as “Named Executive Officers.”

Summary Compensation table for the Year Ended December 31, 2008
						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
Name and Principal					Incentive Plan	Compensation	All Other
Position	Year	Salary(1)	Bonus		Compensation	Earnings	Compensation(3)	Total
Tim Carter President and Chief Executive Officer	2008	$357,115	$110,250		$—	—	$57,674	$525,039

Deborah B. Wilkinson Senior Executive Vice President and Chief Financial Officer	2008	205,180	—		14,000	—	10,634	229,814

Jane L. Adams Senior Vice President and Chief Risk Officer	2008	220,133	10,000	(2)	13,000	—	11,612	254,745

Tony A. Lippert(4) Executive Vice President and Chief Information Officer	2008	195,899	25,000		13,500	—	10,225	244,624

Robert Havran Executive Vice President, Mortgage Lending	2008	197,137	70,034		156,432 (5)	—	9,857	433,460

(1)	2008 salary information includes salary deferral contributions to the OmniAmerican Bank 401(k) Plan of $11,500 for Mr. Carter, $10,634 for Ms. Wilkinson, $11,007 for Ms. Adams, $ 9,410 for Mr. Lippert and $9,857 for Mr. Havran.

(2)	Represents retention bonus.

(3)	The amount shown in this table represents the break-down of the benefits and perquisites provided to the named executive officers by OmniAmerican Bank. The amounts reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites which the bank provides.

(4)	Mr. Lippert’s employment with OmniAmerican Bank was terminated in August 2009.

(5)	Incentive Plan for the Executive Vice President, Mortgage Lending provides Mr. Havran a bonus equal to 5% of the net income earned by the Mortgage Services Group before taxes, as reflected on the monthly income statement.

	Mr. Carter	Ms. Wilkinson	Ms. Adams	Mr. Lippert	Mr. Havran
Employer 401(k) Matching Contribution	$11,500	$10,634	$11,007	$9,410	$9,857

Personal Use of Auto	1,882	—	—	—	—

Executive Physical Examination	3,166	—	—	—	—

Executive Life Insurance	5,514	—	—	—	—

Club Memberships	10,252	—	—	—	—

Long Term Care Insurance	5,573	—	—	—	—

Reimbursements/Payments:
Medical	14,532	—	—	—	—
Dental/Vision	564	—	—	—	—
Short Term Disability	1,080	—	—	—	—
Long Term Disability	3,611	—	605	815	—

Total	$57,674	$10,634	$11,612	$10,225	$9,857

     Employment Agreements. OmniAmerican Bank entered into an employment agreement with Mr. Carter, effective May 30, 2007. The agreement has an initial term of two years. Unless notice of non-renewal is provided, the agreement renews annually commencing on the second anniversary of the effective date so that the remaining term is one year. The agreement provides for payment of base salary, which will be reviewed at least annually. Effective July 1, 2009, Mr. Carter’s base salary was increased to $450,000. In addition to base salary, Mr. Carter is entitled to receive an annual incentive bonus in an amount determined by the board of directors in its sole discretion and to participate in other employee pension benefit and fringe benefit plans applicable to executive employees. In July 2009, Mr. Carter received a discretionary bonus of $110,250 based on his performance for the 2008 calendar year. Mr. Carter will be reimbursed for business expenses incurred, including reimbursement for use of an automobile and fees for memberships in a country club and other social and professional clubs and organizations.
     Mr. Carter is entitled to severance payments and benefits in the event of termination of employment under specified circumstances, including his termination of employment for reasons other than cause, disability, or death, or in the event Mr. Carter resigns during the term of the agreement for any of the following reasons:
(1)	other than as a result of written direction from the Office of Thrift Supervision, a material change in Mr. Carter’s duties that are in effect as of the effective date of the agreement that result in Executive’s having significantly less authority and/or responsibility without his consent;

(2)	the removal or failure to reappoint Mr. Carter as President and Chief Executive Officer;

(3)	a reduction of Mr. Carter’s base salary by an amount greater than five percent of his current base salary;

(4)	failure to provide Mr. Carter with substantially the same fringe benefits (including paid vacations) that were provided to him as of the effective date of the agreement (other than a reduction generally applicable to more than five employees or to senior executive officers);

(5)	a relocation of Mr. Carter’s principal place of employment by more than 50 miles from Forth Worth, Texas (without his consent).
     In the event of Mr. Carter’s involuntary termination or resignation from employment following the occurrence of one of the circumstances identified above, Mr. Carter will be entitled to a severance payment equal to one times his base salary, which will be payable in 12 equal monthly installments. The severance payment will commence within 15 days of Mr. Carter’s date of termination, provided, however, if Mr. Carter is a “specified employee,” as defined in Section 409A of the Internal Revenue Code, then the payment will commence on the first day of the seventh following Mr. Carter’s date of termination. If Mr. Carter’s employment is terminated at any time for cause, he would have no right to compensation or other benefits for any period after his date of termination. Upon Mr. Carter’s termination due to death or incapacity, Mr. Carter, or his beneficiary, will receive his base salary through the end of the month during which his termination occurred, in addition to any unused vacation pay.
     During the term of the employment agreement and for 12 months following the expiration or termination of the employment agreement, Mr. Carter agrees not to provide services to any financial institution in Tarrant, Dallas, Denton, Johnson and Hood Counties in the State of Texas and any county adjacent to such counties.
     The employment agreement also provides that in the event any severance payments or benefits constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits will be reduced accordingly to avoid penalties.
     In connection with the conversion and stock offering, OmniAmerican Bank intends to enter into a new employment agreement with Mr. Carter that will supersede and replace Mr. Carter’s existing employment agreement. The agreement has an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually so that the remaining term is three years. The agreement provides for payment of base salary, which will be reviewed at least annually, and which may be increased, but not decreased (except for a decrease not in excess of any decrease that is applicable generally to all executive officers, as defined at 12 U.S.C. § 215.2(e)). In addition to base salary, Mr. Carter is entitled to participate in the bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, and will be reimbursed for business expenses incurred, including fees for memberships in one country club and certain other professional and social clubs and organizations. In addition, Mr. Carter will receive an automobile for his business and personal use under the agreement or will be reimbursed for use of his personal automobile.
     In the event of Mr. Carter’s involuntary termination of employment for reasons other than cause, disability or death, or in the event Mr. Carter resigns during the term of the agreement for “good reason,” including such a termination or resignation following a change in control of Omni American Bancorp or OmniAmerican Bank, Mr. Carter will be entitled to a severance payment equal to three times the sum of his base salary and average rate of bonus awarded to him during the prior three years payable in a single cash lump sum distribution; provided, however, that if termination is following a change in control the severance payment will be equal to three times the sum of base salary and highest level of bonus paid during the year or any of the three preceding years. In addition, Mr. Carter will have the right to purchase such continued health care coverage for himself and his family as is available to employees of OmniAmerican Bank under federal and Texas state health care continuation laws for the maximum period permitted by law. OmniAmerican Bank will reimburse him for the premiums through the end of the health care continuation period provided by law and thereafter will assist Mr. Carter in purchasing individual coverage for the remainder of a period of 36 months by paying up to $5,000 per month for such coverage. In addition, OmniAmerican Bank will reimburse Mr. Carter for a period of three years following termination of employment for the cost of life insurance coverage substantially comparable to the coverage maintained by OmniAmerican Bank for him prior to his termination. With respect to the policy owned by Mr. Carter for which OmniAmerican Bank pays one-half of the premium, OmniAmerican Bank will continue to make such payments for 36 months following his termination. For purposes of this agreement, circumstances that constitute “good reason” to resign and receive such payments and benefits are substantially similar to the circumstances that are listed in Mr. Carter’s existing employment agreement.
     In addition, should Mr. Carter become disabled, OmniAmerican Bank is obligated to reimburse Mr. Carter for 36 months for the cost of continued life insurance coverage substantially comparable to the coverage maintained for Mr. Carter prior to his disability, provided, however that with respect to the policy owned by Mr. Carter for which the bank pays one-half of the premium, OmniAmerican Bank will continue the same co-pay arrangement for three years after his termination due to disability. In addition, OmniAmerican Bank will reimburse Mr. Carter for the cost of continued health care coverage for the maximum period of time such coverage is available under federal and Texas state health care continuation laws (not to exceed three years).
     In the event of Mr. Carter’s death while employed, his family will be entitled to continue health care coverage under federal and state health care continuation laws, and OmniAmerican Bank will reimburse them for the cost of such coverage for the first twelve months.
     Upon termination of employment due to retirement (as defined therein), Mr. Carter would only be entitled to his benefits under any retirement plan of OmniAmerican Bank and other plans to which Mr. Carter is a party. In the event that Mr. Carter’s employment is terminated for cause, Mr. Carter would have no right to receive compensation or other benefits for any period after his termination.
     Upon termination of employment, other than in connection with a change in control, Mr. Carter agrees not to compete with OmniAmerican Bancorp or OmniAmerican Bank for two years following his termination, within 25 miles of the locations in which OmniAmerican Bancorp or OmniAmerican Bank has business operations or has filed an application for regulatory approval to establish an office.
     Change in Control Agreements. Following the conversion, OmniAmerican Bank intends to enter into change in control agreements with Deborah Wilkinson, Senior Executive Vice President and Chief Financial Officer, Terry Almon, Senior Executive Vice President and Chief Operating Officer and Anne Holland, Senior Executive Vice President and Chief Lending Officer. The term of the agreements is for two years, renewable for an additional year on each anniversary date of the agreements, such that the remaining term of the agreements will always be for two years unless the board of directors determines not to renew the agreement after performing a comprehensive performance appraisal of executive.
     In the event of a change in control of OmniAmerican Bancorp or OmniAmerican Bank followed by the executive’s voluntary termination for “good reason” or involuntary termination, other than for cause, the executive will be entitled to a severance payment. “Good reason” is defined as follows:
(1)	failure to appoint or reappoint executive to his executive position;

(2)	a material change in the executive’s functions, duties or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope;

(3)	a liquidation or dissolution of OmniAmerican Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the executive;

(4)	a material reduction in base salary;

(5)	material reduction in the aggregate welfare and/or fringe benefits provided to executive (except in the event of an employer-wide reduction in such benefits, provided that the reduction in executive’s benefits is not in excess of the average percentage applicable to other executive officers as a group);

(6)	a relocation of executive’s principal place of employment by more than 50 miles from its location as of the date of the agreement.
     In the event of a change in control followed by the executive’s involuntary termination other than for cause or resignation from employment for “good reason,” the executive will be entitled to a severance payment equal to two times the sum of the executive’s base salary in effect as of the termination date, plus highest rate of bonus earned by the executive during either the calendar year in which the termination occurs or the two calendar years immediately preceding the year in which the termination occurs. In addition, the executive will be entitled to continued health insurance coverage for executive and executive’s family as is customarily available to employees of the Bank and as required under federal and Texas health care continuation laws, and such coverage will be paid for or reimbursed by the Bank for two years following termination of employment or the maximum period of such coverage under the health care continuation law, whichever is less. Any cash severance payment will be made in a lump sum within 30 days following the executive’s termination date. The agreements provide that in the event the severance payments would include an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits will be reduced accordingly to avoid penalties.
     Company Performance and Incentive Plan Awards. Prior to 2008, our bonus structure was purely discretionary and subjective. Beginning in 2008, and at the request and direction of our new President and Chief Executive Officer, OmniAmerican Bank implemented a non-equity incentive plan in accordance with which cash bonuses would be paid based on satisfaction of quantitative and qualitative performance criteria. For 2008, the performance criteria were approved mid-year and included quantitative and qualitative corporate goals and qualitative individual goals for each of our Named Executive Officers, other than our President and Chief Executive Officer or our Executive Vice President, Mortgage Lending. For 2008, the maximum bonus that any of our Named Executive Officers could achieve under this plan was approximately 7.5% of base salary, with a maximum bonus of $15,000. Successful achievement of the corporate level goals accounted for 60% of the bonus, while achievement of individual goals accounted for 40% of the overall bonus for each Named Executive Officer. The corporate goals had five specific indicators, including: (i) financial performance based on exceeding $1 million in net income before taxes (which we exceeded by 39%); (ii) performance management, including turnover/retention (targeting a turnover ratio of less than 35%, which was less than our prior year’s turnover) and leadership/communications; (iii) achieving our strategic business plan (including achieving profitability in 10 of 12 months during the fiscal year and improving our internal processes); (iv) customer satisfaction; and (v) regulatory compliance (including satisfying the requirements of the memorandum of understanding and cease and desist order). Each indicator had two to three sub-categories of elements that must be achieved to successfully perform in that category. The weight ascribed to any particular indicator ranged from 0% to 20% with an aggregate weight of 60%.
     Individual goals varied and were tailored to the job responsibilities of each officer. Each of our Named Executive Officer’s had four to five qualitative indicators that must be achieved in order to receive the maximum potential bonus. For example, the indicators for our Chief Financial Officer included: (i) asset/liability management; (ii) financial and regulatory reporting; (iii) analysis, including feasibility analysis for new projects and products and analysis and implementation of cost savings initiatives; and (iv) facilities management, including strategic planning for branch locations. Our Chief Risk Officer’s individual goals included: (i) tracking and compliance with the areas of improvement itemized in certain regulatory actions issued by the Office of Thrift Supervision in May 2007; (ii) compliance with Bank Secrecy Act findings; (iii) developing risk management policies and procedures; (iv) developing and implementing an identity theft red flag program; and (iv) developing policies and procedures for a vendor management program. Our Chief Information Officer’s individual goal’s included: (i) management goals, including strengthening information security controls and information technology security functions; (ii) fulfilling all commitments under certain regulatory action issued by the Office of Thrift Supervision; (iii) revising the information technology steering committee’s charter and incorporating process improvements into the steering committee; (iv) completing construction of our disaster recovery facility; and (v) formalizing customer satisfaction metrics. The weight ascribed to each of the Named Executive Officer’s individual goals ranged from 5% to 18% of the total bonus. For 2008, each of the Named Executive Officers was generally successful in achieving above the threshold level of performance and achieved close to the overall target level of performance.
     For the 2009 calendar year, our incentive compensation plan requires that OmniAmerican Bank have a threshold level of net earnings before any cash bonuses are paid due to the satisfaction of individual or corporate goals.
     The following table sets forth for the year ended December 31, 2008 certain information as to grants of plan-based awards for the named executive officers:

Grants of Plan-Based Awards For the Fiscal Year Ended 2008
		Estimated future payouts under non-equity incentive
		plan awards
Name	Grant date	Threshold	Target
Deborah B. Wilkinson	1/1/2008	$6,300	$15,000
Jane L. Adams	1/1/2008	6,475	15,000
Tony A. Lippert	1/1/2008	6,750	15,000
     Incentive Compensation Plan for President, Mortgage Services Group. In addition to the above-named incentive plan, we have adopted a plan solely for the benefit of Robert Havran, Executive Vice President, Mortgage Lending and the President of our Mortgage Services Group, a department of OmniAmerican Bank. Under this incentive plan, Mr. Havran is entitled to a bonus of up to five percent of the departmental net income, before taxes, as reported on the monthly income statement. The bonus is calculated on the twelve month period ending December 31 of each year and will be paid on or before January 31 of the immediately succeeding year. This plan is reviewed on an annual basis and is subject to change. In addition, the plan can be terminated upon notification to Mr. Havran no later than 30 days prior to the beginning of the plan year. For the 2009 plan year, the maximum bonus available under the plan was limited to $156,000.
Potential Payments to Named Executive Officers
     The following table sets forth estimates of the amounts that would be payable to the listed individuals in the event of their termination of employment under their employment or change in control agreements on December 31, 2008 in designated circumstances. The table does not include vested or accrued benefits under qualified benefit plans that are disclosed elsewhere in this prospectus. The table also does not provide information on the amounts to which Mr. Carter (or his beneficiary) would be entitled on his death under individual life insurance or disability policies for which we pay or reimburse Mr. Carter for part or all of the premium. The table assumes that the provisions of Mr. Carter’s employment agreement and Ms. Wilkinson’s change in control agreement that we intend to enter into in connection with the conversion and offering were in effect at December 31, 2008. The payments under Mr. Carter’s proposed employment agreement would be greater than the payments that would have been required under Mr. Carter’s existing agreement that was in effect at December 31, 2008. Similarly, Ms. Wilkinson did not have a change in control agreement in place at December 31, 2008. The estimates shown are highly dependent on a variety of factors, including but not limited to: the date of termination; interest rates; federal, state and local tax rates; and compensation history. Actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario.

	Mr. Carter	Ms. Wilkinson
Disability
Life Insurance	$94,500	$—
Medical, dental and other health benefits	107,446	—

Death
Medical, dental and other health benefits	15,350	—

Discharge Without Cause or Resignation With Good Reason – No Change in Control
Salary (lump sum)	$1,102,500	$—
Bonus (lump sum)	330,750	—
Medical, dental and other health benefits	107,446	—
Life insurance contribution	94,500	—

Discharge Without Cause or Resignation With Good Reason – Change in Control
Salary (lump sum)	$1,102,500	$406,000
Bonus (lump sum)	330,750	28,000
Medical, dental and other health benefits	107,446	20,117
Life insurance contributions	94,500	—
Tax Qualified Benefit Plans
     401(k) Plan. OmniAmerican Bank maintains the OmniAmerican 401(k) Profit Sharing Plan, a tax-qualified defined contribution retirement plan, for all employees of OmniAmerican who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) Plan on the earliest date that coincides with or next follows the date the employee attains age 21. A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2009, the salary deferral contribution limit is $16,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. A participant is always 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that OmniAmerican Bank will make matching contributions up to 4% of a participant’s salary for the year. A participant will vest in his or her matching contributions over a 6-year period at the rate of 20% per year, commencing in the second year. A participant also becomes 100% vested in his or her matching contributions upon the participant’s death, disability or attainment of age 65 while employed with OmniAmerican Bank. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan will be payable in the form of a lump sum payment within 60 days after the latest of attainment of age 65, the 10th anniversary of participation in the plan or termination of employment.

     Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In connection with the conversion, the 401(k) Plan will be amended to add another investment alternative, the OmniAmerican Bancorp Stock Fund. The stock fund permits a participant to invest his or her 401(k) Plan funds in OmniAmerican Bancorp common stock. An independent trustee will purchase the common stock in the offering on behalf of plan participants, to the extent that shares are available. A participant will have the right to direct the trustee regarding the voting of shares purchased for his or her plan account.
     Defined Benefit Plan. OmniAmerican Bank maintains the OmniAmerican Bank Defined Benefit Plan, a tax-qualified defined benefit plan. Employees of OmniAmerican Bank who are age 21 or older and have completed six months of employment are eligible to participate in the plan, provided, however, the plan was amended to freeze participation to new employees commencing on December 31, 2006. Employees who became eligible to participate prior to December 31, 2006 will continue to accrue a benefit under the plan. A participant becomes vested in his or her retirement benefit over a 7-year period at the rate of 20% per year, commencing in the third year. Participants also become 100% vested in their retirement benefits upon the participants’ death, disability, or attainment of age 65 while employed with OmniAmerican Bank.
     The plan was amended so that commencing on December 31, 2006, each participant will no longer accrue any additional benefits plan. Therefore, upon termination of employment on or after attaining age 65, a participant will be entitled to his or her accrued benefit as of December 31, 2006.
     A participant who terminates employment prior to age 65 will be entitled to an early retirement benefit, provided that the participant has completed 10 years of employment. The early retirement benefit will be equal to the participant’s accrued benefit as of December 31, 2006, reduced by 5/9 percent for each complete calendar month and 5/18 percent for each complete calendar month in excess of 60 months that the participant’s termination date precedes the date on which the participant would have attained age 65. Payments of benefits under the plan are made in the form of a qualified joint and survivor life annuity if the participant has a spouse, or a straight life annuity for a participant who does not have a spouse, unless one of the optional forms of distribution has been selected. The optional forms of distribution under the plan include various annuities or a lump sum payment option.
     In the event the participant dies while in active service, the participant’s beneficiary will be entitled to a qualified preretirement survivor annuity equal to the monthly benefit that would have been payable to a beneficiary if the participant retired and received his or her benefit in the form of a qualified joint and survivor annuity and immediately died thereafter, unless the participant or the beneficiary waived the qualified preretirement survivor annuity by electing to be paid a lump sum death benefit.
     The following table sets forth the actuarial present value of each executive’s accumulated benefit under our pension benefit plan, along with each executive’s number of years of credited service under the plan. No payments were made under the plan in 2008.

			Present Value of	Payments
		Number of Years	Accumulated	During Last
Name and Principal Position	Plan Name(1)	Credited Service	Benefit	Fiscal Year
Deborah B. Wilkinson	OmniAmerican Bank	3	$35,334	$—
Senior Executive Vice President	Defined Benefit Plan
and Chief Financial Officer

Jane L. Adams	OmniAmerican Bank	8	61,731	—
Senior Vice President and Chief	Defined Benefit Plan
Risk Officer

			Present Value of	Payments
		Number of Years	Accumulated	During Last
Name and Principal Position	Plan Name(1)	Credited Service	Benefit	Fiscal Year
Tony A. Lippert	OmniAmerican Bank	3	14,426	—
Executive Vice President	Defined Benefit Plan
and Chief Information Officer

(1)	OmniAmerican Bank Defined Benefit Plan was frozen as of December 31, 2006. Years of credited service reflects all years of service.
Stock Based Benefit Plans
     Employee Stock Ownership Plan. Effective January 1, 2010, OmniAmerican Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2009 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.
     The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of OmniAmerican Bancorp, Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from OmniAmerican Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through OmniAmerican Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”
     The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested upon the completion of three years of service. Participants who were employed by OmniAmerican Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.
     The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.
     Under applicable accounting requirements, OmniAmerican Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in OmniAmerican Bancorp, Inc.’s earnings.
Benefits to be Considered Following Completion of the Stock Offering
     Following the stock offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.
     The stock-based benefit plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval of a majority of the outstanding shares of OmniAmerican Bancorp, Inc. common stock. If the stock-based benefit plan is established after one year after the stock offering, it would require the approval of a majority of votes cast.
     The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the stock offering:
•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of OmniAmerican Bank or OmniAmerican Bancorp, Inc.
These restrictions do not apply to plans adopted after one year following the completion of the stock offering.
     We have not yet determined whether we will present the stock-based benefit plan for stockholder approval within one year following the completion of the conversion or more than one year after the completion of the conversion. In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.
     We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock purchases or repurchases in the market.

Transactions with Certain Related Persons
     The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by OmniAmerican Bank to our executive officers and directors in compliance with federal banking regulations. At June 30, 2009, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to OmniAmerican Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.
     In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the board of directors. The aggregate amount of our loans to our executive officers and directors and their related entities was $2.4 million at June 30, 2009. As of June 30, 2009, these loans were performing according to their original terms and were made in compliance with federal banking regulations.
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of OmniAmerican Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 175,000 shares of common stock (for a total subscription amount of $1,750,000), which is equal to 2.3% of the shares of common stock to be sold in the offering at the minimum of the offering range. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

			Percent at
		Aggregate	Minimum of
Name and Title	Number of Shares	Purchase Price	Offering Range
Wayne P. Burchfield, Jr., Chairman of the Board	6,000	$60,000	*
Elaine Anderson, Vice Chairman of the Board	20,000	200,000	*
Tim Carter, President, Chief Executive Officer and Director	20,000	200,000	*
Joan Anthony, Director	5,000	50,000	*
James Herring, Director	10,000	100,000	*
Norm Carroll, Director	4,000	40,000	*
Patti Callan, Director	10,000	100,000	*
Pat Conley, Director	6,500	65,000	*
John Sammons, Jr. , Director	25,000	250,000	*
Deborah B. Wilkinson, Senior Executive Vice President and Chief Financial Officer	7,500	75,000	*
Terry Almon, Senior Executive Vice President and Chief Operating Officer	10,000	100,000	*
Anne Holland, Senior Executive Vice President and Chief Lending Officer	30,000	300,000	*

				Percent at
			Aggregate	Minimum of
Name and Title	Number of Shares		Purchase Price	Offering Range
Jane L. Adams, Executive Vice President and Chief Risk Officer	3,000		30,000	*
Wendy Gary, Executive Vice President of Consumer Lending	750		7,500	*
Robert Havran, Executive Vice President of Mortgage Lending	15,000		150,000	*
T.L Arnold, Jr., Executive Vice President and Chief Credit Officer	2,000		20,000	*
Maria Jones, Executive Vice President of Human Resources and Training	250		2,500	*

All directors and executive officers as a group (17 persons)	175,000	(1)	$1,750.000	2.3%

*	Less than 1%.

(1)	Includes proposed purchases to be made through the 401(k) plan.

THE CONVERSION; PLAN OF DISTRIBUTION
     The board of directors of OmniAmerican Bank has approved the plan of conversion. The plan of conversion must also be approved by OmniAmerican Bank’s members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.
General
     The board of directors of OmniAmerican Bank approved the plan of conversion on June 23, 2009. Pursuant to the plan of conversion, OmniAmerican Bank will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In the conversion, we will organize a new Maryland stock holding company named OmniAmerican Bancorp, Inc. When the conversion is completed, all of the capital stock of OmniAmerican Bank will be owned by OmniAmerican Bancorp, Inc., and all of the common stock of OmniAmerican Bancorp, Inc. will be owned by public stockholders.
     We intend to retain between $74.0 million and $100.7 million of the net proceeds of the offering, or $116.0 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to OmniAmerican Bank. The conversion will be consummated only upon the issuance of at least 7,650,000 shares of our common stock offered pursuant to the plan of conversion.
     The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant and Wise. In addition, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent.
     We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community or syndicated community offering. The community offering or syndicated community, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”
          We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of OmniAmerican Bancorp, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.
          The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of OmniAmerican Bank and at the Western Regional Office and the Washington, D.C. Office of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to OmniAmerican Bank’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”
Reasons for the Conversion
          Our primary reasons for converting and raising additional capital through the offering are:
•	to increase our capital levels to support future growth;

•	to have greater flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to have a broader platform through the holding company structure to offer products and services that will expand our banking relationships with our customers;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to attract and retain qualified personnel by establishing stock-based benefit plans for management and employees.
          In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.
          We have no current arrangements or agreements to acquire other banks, thrifts, financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed, and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring financial service companies. There can be no assurance that we will be able to consummate any acquisitions or establish any new branches.
          We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. We are not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.
Approvals Required
          The affirmative vote of a majority of the total eligible votes of members of OmniAmerican Bank at the special meeting of members is required to approve the plan of conversion. The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval to the plan of conversion.
          A special meeting of members to consider and vote upon the plan of conversion has been set for [meeting date].
Effects of Conversion on Depositors, Borrowers and Members
          Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving OmniAmerican Bank at the time of the conversion will be the directors of OmniAmerican Bank and of OmniAmerican Bancorp, Inc., a Maryland corporation, after the conversion.
          Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of OmniAmerican Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.
          Effect on Loans. No loan outstanding from OmniAmerican Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.
          Effect on Voting Rights of Members. At present, all of our depositors are members of, and have voting rights in, OmniAmerican Bank as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of OmniAmerican Bank and will no longer have voting rights. Upon completion of the conversion, all voting rights in OmniAmerican Bank will be vested in OmniAmerican Bancorp, Inc. as the sole stockholder of OmniAmerican Bank. The stockholders of OmniAmerican Bancorp, Inc. will possess exclusive voting rights with respect to OmniAmerican Bancorp, Inc. common stock.
          Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to OmniAmerican Bank or its members. See “—Material Income Tax Consequences.”
          Effect on Liquidation Rights. Each depositor in OmniAmerican Bank has both a deposit account in OmniAmerican Bank and a pro rata ownership interest in the net worth of OmniAmerican Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of OmniAmerican Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in OmniAmerican Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of OmniAmerican Bank, which is lost to the extent that the balance in the account is reduced or closed.
          Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of OmniAmerican Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.
          In the unlikely event that OmniAmerican Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2008 and [supplemental date] who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to OmniAmerican Bancorp, Inc. as the holder of OmniAmerican Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”
Determination of Share Price and Number of Shares to be Issued
          The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $60,000, and will be reimbursed for its expenses. RP Financial, LC. will receive an additional fee of $5,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.
          The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and our peer group.

          The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our financial statements. RP Financial, LC. also considered the following factors, among others:
•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.
          Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.
          The independent valuation states that as of August 28, 2009, the estimated pro forma market value of OmniAmerican Bancorp, Inc. ranged from $76.5 million to $103.5 million, with a midpoint of $90.0 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 7,650,000 shares, the midpoint of the offering range will be 9,000,000 shares and the maximum of the offering range will be 10,350,000 shares, or 11,902,500 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.
          The following table presents a summary of selected pricing ratios for OmniAmerican Bancorp, Inc. and our peer group companies identified by RP Financial, LC. Pro forma price-to- earnings multiple is based on earnings for the 12 months ended June 30, 2009, and pro forma price-to-book value and price-to-tangible book value ratios are based on equity as of June 30, 2009. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 5,888.31% on a price-to-earnings basis, a premium of 1.5% on a price-to-book basis and a discount of 20.1% on a price-to-tangible book basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group on a pro forma basis. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.

		Pro forma	Pro forma
	Pro forma	price-to-book	price-to-tangible
	price-to-earnings multiple	value ratio	book value ratio
OmniAmerican Bancorp, Inc.(1)
Maximum, as adjusted	6,471.36x	62.00%	62.00%
Maximum	804.23x	58.00%	58.00%
Minimum	238.67x	49.33%	49.33%

Valuation of peer group companies using stock prices as of August 28, 2009
Averages	17.70x	66.09%	74.69%
Medians	13.43x	57.15%	72.55%

(1)	Based on earnings for the twelve months ended June 30, 2009 and book value as of June 30, 2009.
          Our board of directors reviewed the independent valuation and, in particular, considered the following:
•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.
          All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $76.5 million or more than $119.0 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.
          The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers OmniAmerican Bank as a going concern and should not be considered as an indication of the liquidation value of OmniAmerican Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.
          Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $119.0 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 11,902,500 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

          If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $119.0 million and a corresponding increase in the offering range to more than 11,902,500 shares, or a decrease in the minimum of the valuation range to less than $76.5 million and a corresponding decrease in the offering range to fewer than 7,650,000 shares, then we may promptly return with interest at our current passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.
          An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”
          Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”
Subscription Offering and Subscription Rights
          In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”
          Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on March 31, 2008 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 30,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
          To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on March 31, 2008. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding March 31, 2008.
          Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase up to 8% of the shares of common stock in the offering with the remaining shares in this purchase priority allocated to our 401(k) plan and any other tax-qualified employee benefit plan.
          Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on [supplemental date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 30,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
          To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at [supplemental date]. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.
          Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and

Supplemental Eligible Account Holders, each depositor on the voting record date of [other member date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 30,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled
          Expiration Date. The Subscription Offering will expire at 12:00 noon, local time, on [expiration date], unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.
          We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 7,650,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond [final date], which is two years after the special meeting of our members to vote on the conversion.
Community Offering
          To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant and Wise.
          Subscribers in the community offering may purchase up to 30,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

          If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant and Wise, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant and Wise, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant and Wise, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied will be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order.
          The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant and Wise, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.
          Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date]. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [final date], which is two years after the special meeting of our members to vote on the conversion.
Syndicated Community Offering
          The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than [extension date], unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering”

above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.
          The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order. Purchasers in the syndicated community offering are eligible to purchase up to 30,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” Unless the Office of Thrift Supervision permits otherwise, accepted orders for OmniAmerican Bancorp, Inc. common stock in the syndicated community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. We may begin the syndicated community offering at any time following the commencement of the subscription offering.
          If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.
Limitations on Common Stock Purchases
          The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:
•	No person or entity together with any associate or group of persons acting in concert may purchase more than 50,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 25% of the shares issued in the offering;

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available; and

•	The maximum number of shares of common stock that may be subscribed for or purchased in the offering by any person or entity together with any associate or group of persons acting in concert, may not exceed 5.0% of the outstanding shares of our common stock at the completion of the offering (excluding our ESOP and 401(k) Plan).
          Depending upon market or financial conditions, our board of directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.
          In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:
(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Texas counties of Collin, Dallas, Delta, Denton, Ellis, Hunt, Hood, Kaufman, Johnson, Rockwall, Parker, Tarrant and Wise.
          The term “associate” of a person means:
(1)	any corporation or organization, other than OmniAmerican Bank, OmniAmerican Bancorp, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of OmniAmerican Bank or OmniAmerican Bancorp, Inc.
          The term “acting in concert” means:
(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
          A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

          Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of OmniAmerican Bank or OmniAmerican Bancorp, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of OmniAmerican Bancorp, Inc.”
Marketing and Distribution; Compensation
          Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.
          We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:
•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.
          For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $50,000, payable in four consecutive monthly installments commencing July 2009, and a success fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription offering and community offering, each if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans (except individual retirement accounts). The management fee will be credited against the fee payable upon the consummation of the conversion.
          The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a management fee not to exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will include the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.
          We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort up to a maximum of $115,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $60,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.
          We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:
•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	assist us in establishing and managing the Stock Information Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.
          For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $100,000, and we have made an advance payment of $25,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee. We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $10,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.
          Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of OmniAmerican Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.
          The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.
Procedure for Purchasing Shares
          Expiration Date. The offering will expire at 12:00 noon, local time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [extension date] would require the Office of Thrift Supervision’s approval. If an extension beyond [extension date] is granted by the Office of Thrift Supervision, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Office of Thrift Supervision.

          To ensure that each purchaser receives a prospectus at least 48 hours before [expiration date], the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at OmniAmerican Bank or at another insured depository institution and will earn interest at our current passbook savings rate from the date of receipt.
          We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current passbook savings rate from the date of receipt.
          We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.
          Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 noon, local time, on [expiration date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [expiration date] will not entitle you to purchase shares of common stock unless we receive the envelope by [expiration date]. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or to any branch office or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.
          By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by OmniAmerican Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.
          Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:
(1)	personal check, bank check or money order, payable to OmniAmerican Bank; or

(2)	authorization of withdrawal from OmniAmerican Bank deposit accounts designated on the order form.
          Appropriate means for designating withdrawals from deposit accounts at OmniAmerican Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at OmniAmerican Bank and/or another insured depository institution and will earn interest at our current passbook savings rate from the date payment is received until the offering is completed or terminated.
          You may not use a check drawn on an OmniAmerican Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to OmniAmerican Bank. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.
          If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, OmniAmerican Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in an OmniAmerican Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your OmniAmerican Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
          We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

          Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or OmniAmerican Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.
          Regulations prohibit OmniAmerican Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.
          Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and OmniAmerican Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.
          Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.
Restrictions on Transfer of Subscription Rights and Shares
          Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.
          We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.
Stock Information Center
          If you have any questions regarding the offering, please call our Stock Information Center at [stock info #], or visit the Stock Information Center located at 1320 South University Drive, Suite 900, Fort

Worth, Texas, Monday through Friday between 9:00 a.m. and 4:00 p.m., local time. The Stock Information Center will be closed weekends and bank holidays.
Liquidation Rights
          In the unlikely event of a complete liquidation of OmniAmerican Bank prior to the conversion, all claims of creditors of OmniAmerican Bank, including those of depositors of OmniAmerican Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of OmniAmerican Bank remaining, members of OmniAmerican Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in OmniAmerican Bank immediately prior to liquidation. In the unlikely event that OmniAmerican Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to OmniAmerican Bancorp, Inc. as the holder of OmniAmerican Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.
          The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of OmniAmerican Bank as of the date of its latest balance sheet contained in this prospectus.
          The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with OmniAmerican Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of OmniAmerican Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at OmniAmerican Bank, would be entitled, on a complete liquidation of OmniAmerican Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of OmniAmerican Bancorp, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in OmniAmerican Bank on March 31, 2008 and [supplemental date], respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2008 and [supplemental date], respectively, bears to the balance of all deposit accounts in OmniAmerican Bank on such dates.
          If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2008 and [supplemental date], as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of

Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to OmniAmerican Bancorp, Inc., as the sole stockholder of OmniAmerican Bank.
Material Income Tax Consequences
          Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to OmniAmerican Bank, OmniAmerican Bancorp, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that OmniAmerican Bank or OmniAmerican Bancorp, Inc. would prevail in a judicial proceeding.
          OmniAmerican Bank and OmniAmerican Bancorp, Inc. have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:
1.	The conversion of OmniAmerican Bank to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	OmniAmerican Bank will not recognize any gain or loss upon the receipt of money from OmniAmerican Bancorp, Inc. in exchange for shares of common stock of OmniAmerican Bank.

3.	The basis and holding period of the assets received by OmniAmerican Bank, in stock form, from OmniAmerican Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of OmniAmerican Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in the OmniAmerican Bank, in stock form, in the same dollar amount and under the same terms as held at OmniAmerican Bank, in mutual form. In addition, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize gain or loss upon receipt of an interest in a liquidation account in OmniAmerican Bank in exchange for their deemed ownership interests in OmniAmerican Bank.

5.	The basis of the account holders deposit accounts in OmniAmerican Bank, in stock form, will be the same as the basis of their deposit accounts in OmniAmerican Bank, in mutual form. The basis of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering.

Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of OmniAmerican Bancorp, Inc. common stock, provided that the amount to be paid for OmniAmerican Bancorp, Inc. common stock is equal to the fair market value of OmniAmerican Bancorp, Inc. common stock.

7.	The basis of the shares of OmniAmerican Bancorp, Inc. common stock purchased in the offering will be the purchase price. The holding period of the OmniAmerican Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by OmniAmerican Bancorp, Inc. on the receipt of money in exchange for shares of OmniAmerican Bancorp, Inc. common stock sold in the offering.
          In the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of OmniAmerican Bancorp, Inc. common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above. RP Financial, LC.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and OmniAmerican Bancorp, Inc. could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
          The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of OmniAmerican Bank, the members of OmniAmerican Bank, OmniAmerican Bancorp, Inc. and the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that OmniAmerican Bancorp, Inc. or OmniAmerican Bank would prevail in a judicial or administrative proceeding.
          The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to OmniAmerican Bancorp, Inc.’s registration statement. Advice regarding the Texas state income tax consequences consistent with the federal tax opinion has been issued by McGladrey & Pullen, LLP, tax advisors to OmniAmerican Bank and OmniAmerican Bancorp, Inc.
Restrictions on Purchase or Transfer of Our Shares after Conversion
          The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of OmniAmerican Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of OmniAmerican Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.
          Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.
          Office of Thrift Supervision regulations prohibit OmniAmerican Bancorp, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.
RESTRICTIONS ON ACQUISITION OF OMNIAMERICAN BANCORP, INC.
          Although the board of directors of OmniAmerican Bancorp, Inc. is not aware of any effort that might be made to obtain control of OmniAmerican Bancorp, Inc. after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of OmniAmerican Bancorp, Inc.’s articles of incorporation to protect the interests of OmniAmerican Bancorp, Inc. and its stockholders from takeovers which our board of directors might conclude are not in the best interests of OmniAmerican Bank, OmniAmerican Bancorp, Inc. or OmniAmerican Bancorp, Inc.’s stockholders.
OmniAmerican Bancorp, Inc.’s Articles of Incorporation and Bylaws
          The following discussion is a general summary of the material provisions of OmniAmerican Bancorp, Inc.’s articles of incorporation and bylaws, OmniAmerican Bank’s charter and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in OmniAmerican Bancorp, Inc.’s articles of incorporation and bylaws and OmniAmerican Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of OmniAmerican Bank’s application for conversion with the Office of Thrift Supervision and OmniAmerican Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”
OmniAmerican Bancorp, Inc.’s Articles of Incorporation and Bylaws
          OmniAmerican Bancorp, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of OmniAmerican Bancorp, Inc. more difficult.

          Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of OmniAmerican Bank and prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.
          Evaluation of Offers. The articles of incorporation of OmniAmerican Bancorp, Inc. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of OmniAmerican Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of OmniAmerican Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:
•	the economic effect, both immediate and long-term, upon OmniAmerican Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, OmniAmerican Bancorp, Inc. and its subsidiaries and on the communities in which OmniAmerican Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of OmniAmerican Bancorp, Inc.;

•	whether a more favorable price could be obtained for OmniAmerican Bancorp, Inc.’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of OmniAmerican Bancorp, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of OmniAmerican Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of OmniAmerican Bancorp, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.
          If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.
          Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, a majority of the total number of directors that OmniAmerican Bancorp, Inc. would have if there were no vacancies on the board of directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.
          Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.
          Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.
          Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.
          Authorized but Unissued Shares. After the conversion, OmniAmerican Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. OmniAmerican Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that OmniAmerican Bancorp, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of OmniAmerican Bancorp, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of OmniAmerican Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.
          Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire OmniAmerican Bancorp, Inc.;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by OmniAmerican Bancorp, Inc.; and

(xi)	The limitation of liability of officers and directors to OmniAmerican Bancorp, Inc. for money damages.

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.
          The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.
Maryland Corporate Law
          Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-

outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
          After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
Conversion Regulations
          Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.
Change in Control Regulations
          Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.
          Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”
          The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:
•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.
DESCRIPTION OF CAPITAL STOCK
General
          At the effective date, OmniAmerican Bancorp, Inc. will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. OmniAmerican Bancorp, Inc. currently expects to issue in the offering up to 11,902,500 shares of common stock. OmniAmerican Bancorp, Inc. will not issue shares of preferred stock in the conversion. Each share of OmniAmerican Bancorp, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.
          The shares of common stock of OmniAmerican Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock
          Dividends. OmniAmerican Bancorp, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if OmniAmerican Bancorp, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of OmniAmerican Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If OmniAmerican Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
          Voting Rights. Upon consummation of the conversion, the holders of common stock of OmniAmerican Bancorp, Inc. will have exclusive voting rights in OmniAmerican Bancorp, Inc. They will elect OmniAmerican Bancorp, Inc.’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of OmniAmerican Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If OmniAmerican Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.
          As a federal stock savings bank, corporate powers and control of OmniAmerican Bank are vested in its board of directors, who elect the officers of OmniAmerican Bank and who fill any vacancies on the board of directors. Voting rights of OmniAmerican Bank are vested exclusively in the owners of the shares of capital stock of OmniAmerican Bank, which will be OmniAmerican Bancorp, Inc., and voted at the direction of OmniAmerican Bancorp, Inc.’s board of directors. Consequently, the holders of the common stock of OmniAmerican Bancorp, Inc. will not have direct control of OmniAmerican Bank.
          Liquidation. In the event of any liquidation, dissolution or winding up of OmniAmerican Bank, OmniAmerican Bancorp, Inc., as the holder of 100% of OmniAmerican Bank’s capital stock, would be entitled to receive all assets of OmniAmerican Bank available for distribution, after payment or provision for payment of all debts and liabilities of OmniAmerican Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of OmniAmerican Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OmniAmerican Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
          Preemptive Rights. Holders of the common stock of OmniAmerican Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.
Preferred Stock
          None of the shares of OmniAmerican Bancorp, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
TRANSFER AGENT
          The transfer agent and registrar for OmniAmerican Bancorp, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.
EXPERTS
          The consolidated financial statements of OmniAmerican Bank as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
          RP Financial, LC. has consented to the publication herein of the summary of its report to OmniAmerican Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.
LEGAL AND TAX MATTERS
          Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to OmniAmerican Bancorp, Inc. and OmniAmerican Bank, will issue to OmniAmerican Bancorp, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. McGladrey & Pullen, LLP will issue to OmniAmerican Bancorp, Inc. and OmniAmerican Bank its opinion regarding the state income tax consequences of the conversion. McGladrey & Pullen, LLP has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette and Woods, Inc. by Malizia Spidi & Fisch, P.C., Washington, D.C.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          OmniAmerican Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including OmniAmerican Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

          OmniAmerican Bank has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Western Regional Office of the Office of Thrift Supervision, located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062. Our plan of conversion is available, upon request, at each of our branch offices.
          In connection with the offering, OmniAmerican Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, OmniAmerican Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, OmniAmerican Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
OMNIAMERICAN BANK

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at June 30, 2009 (unaudited) and December 31, 2008 and 2007	F-3

Consolidated Statements of Operations for the six months ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006	F-4

Consolidated Statements of Changes in Equity Capital for the six months ended June 30, 2009 (unaudited) and the years ended December 31, 2008, 2007 and 2006	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006	F-6

Notes to Consolidated Financial Statements	F-7
***
Separate financial statements for OmniAmerican Bancorp, Inc. have not been included in this prospectus because OmniAmerican Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.
All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
OmniAmerican Bank
Fort Worth, Texas
We have audited the accompanying consolidated balance sheets of OmniAmerican Bank (“the Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in equity capital, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OmniAmerican Bank as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.
Dallas, Texas
March 23, 2009
McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.

OmniAmerican Bank
Consolidated Balance Sheets
(In thousands)

		December 31,
	June 30, 2009	2008	2007
	(unaudited)
ASSETS

Cash and due from financial institutions	$14,181	$17,242	$15,853
Short-term interest-earning deposits in other financial institutions	39,015	24,000	3,183

Total cash and cash equivalents	53,196	41,242	19,036

Investments:
Securities available for sale (Amortized cost of $181,214 on June 30, 2009 (unaudited), $228,249 on December 31, 2008 and $243,603 on December 31, 2007)	183,993	230,304	244,585
Other	7,287	10,014	10,065
Loans held for sale	425	160	253

Loans, net of deferred fees and discounts	733,922	724,044	714,485
Less allowance for loan losses	(8,822)	(8,270)	(7,386)

Loans, net	725,100	715,774	707,099
Premises and equipment, net	52,572	54,176	53,187
Accrued interest receivable	3,502	3,921	3,883
Deferred tax asset, net	7,942	8,406	8,720
Other assets	4,289	3,917	4,193

Total assets	$1,038,306	$1,067,914	$1,051,021

LIABILITIES AND EQUITY CAPITAL

Deposits:
Noninterest-bearing	$69,357	$67,483	$69,879
Interest-bearing	690,474	672,363	660,016

Total deposits	759,831	739,846	729,895

Federal Home Loan Bank advances	117,900	169,900	156,900
Other secured borrowings	58,000	58,664	66,156
Accrued expenses and other liabilities	12,309	10,175	9,348

Total liabilities	948,040	978,585	962,299

Commitments and contingencies	—	—	—

Equity capital:
Retained earnings	90,359	89,900	89,256
Accumulated other comprehensive loss:
Unrealized gain on securities available for sale, net of income taxes	1,834	1,356	648
Unrealized loss on pension plan, net of income taxes	(1,927)	(1,927)	(1,182)

Total accumulated other comprehensive loss	(93)	(571)	(534)

Total equity capital	90,266	89,329	88,722

Total liabilities and equity capital	$1,038,306	$1,067,914	$1,051,021

See Notes to Consolidated Financial Statements.

OmniAmerican Bank
Consolidated Statements of Operations
(In thousands)

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Interest income:
Loans, including fees	$22,795	$22,140	$45,111	$44,016	$43,125
Securities — taxable	4,780	6,680	12,536	10,899	8,885
Securities — nontaxable	76	—	49	—	—

Total interest income	27,651	28,820	57,696	54,915	52,010

Interest expense:
Deposits	7,095	9,805	18,105	22,724	16,444
Borrowed funds	4,068	4,916	9,572	6,964	9,077

Total interest expense	11,163	14,721	27,677	29,688	25,521

Net interest income	16,488	14,099	30,019	25,227	26,489

Provision for loan losses	2,400	1,875	3,825	3,650	6,113

Net interest income after provision for loan losses	14,088	12,224	26,194	21,577	20,376

Noninterest income:
Service charges and other fees	5,367	6,366	12,650	15,316	15,467
Net gains on sales of securities available for sale	1,104	—	121	—	—
Net gains on sales of loans	991	226	1,175	223	44
Net (losses) gains on sales of fixed assets	(5)	1	7	—	(11)
Commissions	431	584	1,166	1,020	1,209
Other income	474	1,080	1,150	1,010	616

Total noninterest income	8,362	8,257	16,269	17,569	17,325

Noninterest expense:
Salaries and benefits	10,501	8,443	19,261	20,977	22,617
Operations	7,094	6,633	12,712	12,379	12,787
Occupancy	1,879	2,268	4,104	4,094	4,135
Professional and outside services	1,589	2,319	4,281	3,560	3,829
Loan servicing	193	125	276	489	305
Marketing	246	186	443	934	2,284

Total noninterest expense	21,502	19,974	41,077	42,433	45,957

Income (loss) before income tax expense (benefit)	948	507	1,386	(3,287)	(8,256)
Income tax expense (benefit)	489	286	742	(1,115)	(7,332)

Net income (loss)	$459	$221	$644	$(2,172)	$(924)

Pro forma income statement data:
Less tax benefit — change in tax status	—	—	—	—	4,541

Pro forma net income (loss)	$459	$221	$644	$(2,172)	$(5,465)

See Notes to Consolidated Financial Statements.

OmniAmerican Bank
Consolidated Statements of Changes in Equity Capital
(In thousands)

		Accumulated
		Other	Total
	Retained	Comprehensive	Equity
	Earnings	Income (Loss)	Capital
Balances at January 1, 2006	$92,352	$(4,634)	$87,718

Comprehensive income:
Net loss	(924)	—	(924)
Change in fair value of securities available for sale, net of income tax effect of $(1,036)	—	2,623	2,623
Change in unrealized loss on pension plan, net of income tax effect of $286	—	(556)	(556)

Total comprehensive income			1,143

Balances at December 31, 2006	91,428	(2,567)	88,861

Comprehensive income:
Net loss	(2,172)	—	(2,172)
Change in fair value of securities available for sale, net of income tax effect of $(1,370)	—	2,659	2,659
Change in unrealized loss on pension plan, net of income tax effect of $322	—	(626)	(626)

Total comprehensive loss			(139)

Balances at December 31, 2007	89,256	(534)	88,722

Comprehensive income:
Net income	644	—	644
Change in fair value of securities available for sale, net of reclassification to earnings of $(121) and income tax effect of $(365)	—	708	708
Change in unrealized loss on pension plan, net of income tax effect of $384	—	(745)	(745)

Total comprehensive income			607

Balances at December 31, 2008	89,900	(571)	89,329
Six months ended June 30, 2009 (unaudited)
Comprehensive income:
Net income	459	—	459
Change in fair value of securities available for sale, net of reclassification to earnings of $(1,104) and income tax effect of $(246)	—	478	478

Total comprehensive income			937

Balances at June 30, 2009 (unaudited)	$90,359	$(93)	$90,266

See Notes to Consolidated Financial Statements.

OmniAmerican Bank
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$459	$221	$644	$(2,172)	$(924)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,768	2,445	5,079	4,937	5,636
Provision for loan losses	2,400	1,875	3,825	3,650	6,113
Amortization of net premium on investments	207	271	448	459	1,007
Net gain on sale of securities available for sale	(1,104)	—	(121)	—	—
Net gain on sales of loans	(991)	(226)	(1,175)	(223)	(44)
Net loss (gain) on disposition of premises and equipment	5	(1)	(7)	—	11
Proceeds from sales of loans held for sale	5,591	3,816	7,288	7,941	6,696
Loans originated for sale	(5,856)	(4,554)	(7,195)	(7,275)	(7,615)
Net loss on write-down of other real estate owned	—	—	—	—	222
Net (gain) loss on sale of other real estate owned	—	—	(3)	65	—
Federal Home Loan Bank stock dividends	(13)	(135)	(220)	(320)	(525)
Decrease (increase) in cash surrender value of life insurance	—	—	—	824	(99)
Changes in operating assets and liabilities:
Accrued interest receivable	419	239	(38)	(517)	(284)
Other assets	(92)	(917)	(520)	394	(3,990)
Accrued interest payable and other liabilities	2,134	588	829	(446)	(1,108)

Net cash provided by operating activities	5,927	3,622	8,834	7,317	5,096

Cash flows from investing activities:
Securities available for sale:
Purchases	(18,104)	(38,560)	(73,612)	(123,451)	(1,303)
Proceeds from sales	36,806	—	40,809	—	—
Proceeds from maturities, calls and principal repayments	29,230	29,016	47,830	33,341	34,509
Purchases of other investments	(10)	(1,201)	(1,518)	(3,189)	(325)
Redemptions of other investments	2,751	262	1,789	3,158	8,010
Purchases of loans held for investment	(14,914)	(48,669)	(78,044)	(37,720)	(12,973)
Net (increase) decrease in loans held for investment	(40,909)	3,924	1,003	49,814	65,641
Proceeds from sales of loans held for investment	45,025	9,730	65,547	5,718	11,569
Purchases of premises and equipment	(1,171)	(2,090)	(6,123)	(3,444)	(3,269)
Net decrease in National Credit Union Share Insurance Fund deposit	—	—	—	—	6,387
Proceeds from sales of premises and equipment	2	28	61	1	213
Proceeds from sales of other real estate owned	—	—	171	443	—

Net cash provided by (used in) investing activities	38,706	(47,560)	(2,087)	(75,329)	108,459

Cash flows from financing activities:
Net increase (decrease) in deposits	19,985	18,314	9,951	(64,257)	105,095
Net (decrease) increase in Federal Home Loan Bank advances	(52,000)	25,000	13,000	28,000	(124,579)
Net (decrease) increase in other secured borrowings	(664)	(1,808)	(7,492)	24,988	(36,628)

Net cash (used in) provided by financing activities	(32,679)	41,506	15,459	(11,269)	(56,112)

Net increase (decrease) in cash and cash equivalents	11,954	(2,432)	22,206	(79,281)	57,443
Cash and cash equivalents, beginning of period	41,242	19,036	19,036	98,317	40,874

Cash and cash equivalents, end of period	$53,196	$16,604	$41,242	$19,036	$98,317

Supplemental cash flow information:
Interest paid	$16,815	$14,878	$27,672	$28,996	$25,457
Non-cash transactions:
Premises transferred to other real estate owned	$—	$—	$—	$—	$665
Loans transferred to other real estate owned	$63	$168	$168	$508	$—
Loans transferred to foreclosed assets	$2,612	$951	$1,682	$1,264	$289
See Notes to Consolidated Financial Statements.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
NOTE 1 — Organization and Nature of Operations
OmniAmerican Bank (“OmniAmerican”, the “Company” or the “Bank”) is a federally-chartered mutual savings bank headquartered in Fort Worth, Texas. The Bank provides a variety of banking and financial services to individuals and business customers located in a market area which includes North Central Texas. The Bank’s operations are conducted primarily through its executive office in Fort Worth, Texas and 16 branches located in the Dallas/Fort Worth Metroplex and Hood County.
OmniAmerican converted to a federal mutual savings bank on January 1, 2006. The Bank previously operated as a Texas state-chartered credit union organized under the provisions of the Texas Credit Union Act.
NOTE 2 — Summary of Significant Accounting and Reporting Policies
Interim Financial Statements
The consolidated financial statements of the Bank at June 30, 2009, and for the six months ended June 30, 2009 and 2008 have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and predominant practices followed by the financial services industry; and are unaudited. However, in management’s opinion, the interim data as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.
Principles of Consolidation
The consolidated financial statements include the accounts of OmniAmerican Bank and, for the years ended December 31, 2007 and 2006, its wholly-owned subsidiary, OmniAmerican Inc. OmniAmerican Inc. became inactive in 2008. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates. The allowance for loan losses, realization of deferred tax assets and fair values of financial instruments are particularly subject to change.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, amounts due from banks and investments with maturities of three months or less at date of purchase. Net cash flows are reported for loan and deposit transactions and, in 2006, the National Credit Union Share Insurance Fund deposit.
The Company maintains funds on deposit at correspondent banks which at times exceed the federally insured limits. The Company’s management monitors the balance in these accounts and periodically assesses the financial condition of correspondent banks.
Investment Securities
Investments that the Company intends to hold for an indefinite period of time, but not necessarily to maturity, are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on investments classified as available-for-sale have been accounted for as accumulated other comprehensive income (loss).
Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Amortization of premiums and discounts are recognized in interest income over the period to maturity. For debt securities the Company intends to sell prior to recovery or for which it is more-likely-than not that the Company will have to sell prior to recovery, impairment losses are considered other-than-temporary and the entire difference between the security’s cost and its fair value are recorded in earnings. For debt securities the Company does not intend to sell or for which it is more-likely-than not that the Company will not have to sell prior to recovery, the Company recognizes a credit loss component of an other-than-temporary impairment in earnings and the remaining portion of the impairment loss in other comprehensive income. The credit loss component of an other-than-temporary impairment is determined based upon the Company’s estimate of the present value of the cash flows expected to be collected.
The Company, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount between 0.05% and 0.30% of its assets plus between 3.50% and 5.00% of advances outstanding. No ready market exists for the FHLB stock, and it has no quoted market value; however, the stock is redeemable upon proper notice given to the FHLB. The investment in FHLB stock is carried at cost and included in other investments in the consolidated balance sheets.
Membership Capital Accounts at Corporate Credit Unions
The Company had membership capital accounts at corporate credit unions as of December 31, 2008 and December 31, 2007. The accounts were uninsured deposits that could be redeemed with a three-year notice. Such amounts are included in other investments in the consolidated balance sheets.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Sales in the secondary market are recognized when full acceptance and funding has been received. Gains and losses on sales of loans are recorded as the difference between the sales price and the carrying value of the loan sold.
Loans
Loans that management intends to hold for the foreseeable future or until maturity or payoff are reported at the amount of unpaid principal, net of an allowance for loan losses and deferred loan fees and costs. Interest on loans is recognized over the terms of the loans and is calculated using the simple interest method on principal amounts outstanding. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual lives of the related loans. For loans that pay-off prior to their contractual maturity, any remaining unamortized loan fees or costs are recognized.
Allowance for Loan Losses
The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to cover probable credit losses inherent in the loan portfolio at the balance sheet date. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on the historical loss experience adjusted for qualitative factors.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately review individual consumer and residential mortgage loans for impairment, unless such loans are the subject of a restructuring agreement.
Income Recognition on Impaired and Nonaccrual Loans
The accrual of interest on loans, including impaired loans, is discontinued when management believes that the borrower’s financial condition is such that collection of interest is doubtful. The Company’s policy is generally to discontinue accrual of interest when the loan becomes 90 days delinquent. All interest accrued but not collected for loans that are placed on non-accrual status or charged off is reversed against interest income. Cash payments received on loans on non-accrual status reduce the principal of the loans.
Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.
Premises and Equipment
Land is carried at cost. Depreciable premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed on the straight-line method based upon the estimated useful lives of the assets ranging from 20 to 40 years for buildings and building improvements and from three to 10 years for furniture and equipment. Maintenance and repairs are charged to noninterest expense. Renewals and betterments are added to the asset accounts and depreciated over the periods benefited. Depreciable assets sold or retired are removed from the asset and related accumulated depreciation accounts and any resulting gain or loss is reflected in the income and expense accounts. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Other Real Estate Owned
Other real estate owned is recorded at the lower of cost or fair value less estimated costs to sell the property at the date of transfer to other real estate owned. The fair value of other real estate is determined through independent third-party appraisals. At the time a loan is transferred to other real estate owned, any carrying amount in excess of the fair value less estimated costs to sell the property is charged off to the allowance for loan losses. Subsequently, should the fair value of an asset, less the estimated costs to sell, decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in noninterest expense. Net operating expenses of properties are also included in noninterest expense. Other real estate owned is included in other assets in the accompanying consolidated balance sheets. Gains and losses realized from sales of other real estate owned are recorded in noninterest income.
Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Foreclosed assets are included in other assets in the accompanying consolidated balance sheets. Revenues and expenses from operations and changes in the valuation allowance are included in operations expense.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Income Taxes
The Company accounts for income taxes using the asset and liability method of accounting for income taxes as prescribed in SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Effective January 1, 2009, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), and uses a “more-likely-than-not” recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 did not have any impact on the Company’s consolidated financial statements.
Pension Plan
The Company has a non-contributory defined benefit plan providing pension benefits covering employees who meet certain age and service requirements. The Plan was initially established through the Company’s membership in the CUNA Mutual Group. Effective December 31, 2006, the Company froze its defined benefit plan for current participants and closed the plan to new participants. The compensation cost under the defined benefit plan is recognized on the net periodic cost method over the employees’ approximate service period. The aggregate cost method is utilized for funding purposes. Effective April 1, 2007, the administration of the plan was transferred from CUNA Mutual Group to Principal Financial Group.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and the defined benefit pension plan, are reported as a separate component of the equity capital section of the balance sheet.
Restrictions on Cash
Cash on hand or on deposit with the Federal Reserve Bank of $9,774, $8,990 and $8,814 was required to meet regulatory reserve and clearing requirements at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively.
Reclassifications
Certain prior year amounts have been reclassified in order to conform to current year presentation. Such reclassifications had no affect on net income or equity.
Advertising Costs
Advertising costs are charged to earnings as incurred. Total advertising expense was $153 and $109 for the six months ended June 30, 2009 and 2008 (unaudited), respectively. During the years ended December 31, 2008, 2007, and 2006, advertising costs of $261, $592, and $1,726, respectively, were charged to earnings.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Recent Accounting Pronouncements
In April 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” This FSP amends the other-than-temporary impairment guidance in U.S. generally accepted accounting principles (“GAAP”) for debt securities. Consistent with current requirements for recording other-than-temporary impairments, this FSP states that the amount of impairment loss recorded in earnings for a debt security will be the entire difference between the security’s cost and its fair value if the company intends to sell the debt security prior to recovery or it is more-likely-than not that the company will have to sell the debt security prior to recovery. If, however, the company does not intend to sell the debt security and it concludes that it is more-likely-than-not that it will not have to sell the debt security prior to recovery, this FSP requires a company to recognize the credit loss component of an other-than-temporary impairment of a debt security in earnings and the remaining portion of the impairment loss in other comprehensive income. The credit loss component of an other-than-temporary impairment must be determined based on a company’s best estimate of cash flows expected to be collected. This FSP became effective for interim and annual periods ending after June 15, 2009. The Company adopted this FSP for the period ended June 30, 2009. Adoption did not have a material effect on the Company’s consolidated financial statements.
In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” This FSP provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for an asset or liability have significantly decreased. It also provides guidance on identifying circumstances that indicate a transaction is not orderly. Determination of whether a transaction is orderly or not orderly in instances when there has been a significant decrease in the volume and level of activity for an asset or liability depends on an evaluation of facts and circumstances and requires the use of significant judgment. This FSP requires a company to disclose the inputs and valuation techniques used to measure fair value and to discuss changes in such inputs and valuation techniques, if any, that occurred during the reporting period. This FSP became effective for interim and annual periods ending after June 15, 2009. The Company adopted this FSP for the period ended June 30, 2009. Adoption did not have a material effect on the Company’s consolidated financial statements.
In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This FSP amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” to require interim reporting period disclosure about the fair value of financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. The Company adopted this FSP for the period ended June 30, 2009. See Note 14 — Fair Value Measurements for the disclosures required by this FSP.
In April 2009, the FASB issued FSP 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” which amends and clarifies

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
SFAS No. 141 (revised 2007), “Business Combinations,” to address application issues raised by preparers, auditors and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008. This FSP is not expected to have a material effect on the Company’s consolidated financial statements.
In May 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events.” The objective of this statement is to establish principles and requirements for subsequent events and, in particular, the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted this FSP for the period ended June 30, 2009. Adoption did not have a material effect on the Company’s consolidated financial statements. The Company has evaluated all events or transactions that occurred after June 30, 2009 through September 11, 2009, the date the Company issued these consolidated financial statements.
In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140,” to improve the reporting for the transfer of financial assets resulting from (1) practices that have developed since the issuance of FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors. SFAS 166 is effective for interim and annual reporting periods beginning after November 15, 2009. The adoption of SFAS 166 is not expected to have a material effect on the Company’s results of operations or financial position.
In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The Statement is effective for interim and annual reporting periods beginning after November 15, 2009. The adoption of SFAS 167 is not expected to have a material effect on the Company’s results of operations or financial position.
In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162.” SFAS 168 identifies the sources of authoritative accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
with U.S. GAAP by nongovernmental entities. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of SFAS 168 is not expected to have a material effect on the Company’s results of operations or financial position.
NOTE 3 — Concentration of Funds
The Company had the following balances on deposit at other financial institutions at the dates indicated:

	June 30,	December 31,
	2009	2008	2007
	(unaudited)
The Independent Bankers’ Bank	$22,640	$22,107	$4,115

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
NOTE 4 — Investment Securities
The amortized cost and estimated fair values of investment securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) as of June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

June 30, 2009 (unaudited)
U. S. government sponsored mortgage-backed securities	$128,260	$4,664	$—	$132,924
U. S. government sponsored collateralized mortgage obligations	20,211	561	(18)	20,754
Private-label collateralized mortgage obligations	6,697	—	(564)	6,133
Agency bonds	10,078	—	—	10,078
Trust preferred securities	7,778	—	(1,916)	5,862
Municipal obligations	5,190	—	—	5,190
Other equity securities	3,000	52	—	3,052

Total investment securities available for sale	$181,214	$5,277	$(2,498)	$183,993

December 31, 2008
U. S. government sponsored mortgage-backed securities	$178,825	$4,584	$(14)	$183,395
U. S. government sponsored collateralized mortgage obligations	24,919	298	(37)	25,180
Private-label collateralized mortgage obligations	8,407	—	(1,272)	7,135
Trust preferred securities	7,808	—	(1,533)	6,275
Municipal obligations	5,290	—	—	5,290
Other equity securities	3,000	29	—	3,029

Total investment securities available for sale	$228,249	$4,911	$(2,856)	$230,304

December 31, 2007
U. S. government sponsored mortgage-backed securities	$212,386	$1,626	$(575)	$213,437
U. S. government sponsored collateralized mortgage obligations	18,773	117	(97)	18,793
Private-label collateralized mortgage obligations	9,444	—	(121)	9,323
Other equity securities	3,000	32	—	3,032

Total investment securities available for sale	$243,603	$1,775	$(793)	$244,585

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Investment securities available for sale with gross unrealized losses at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	Continuous Unrealized Losses Existing for
	Less Than 12 Months		Greater Than 12 Months		Total
	Fair	Unrealized		Unrealized		Unrealized
	Value	Losses	Fair Value	Losses	Fair Value	Losses

June 30, 2009 (unaudited)
U. S. government sponsored mortgage-backed securities	$—	$—	$—	$—	$—	$—
U. S. government sponsored collateralized mortgage obligations	926	(18)	—	—	926	(18)
Private-label collateralized mortgage obligations	609	(25)	5,524	(539)	6,133	(564)
Trust preferred securities	—	—	5,862	(1,916)	5,862	(1,916)

	$1,535	$(43)	$11,386	$(2,455)	$12,921	$(2,498)

December 31, 2008
U. S. government sponsored mortgage-backed securities	$5,608	$(14)	$—	$—	$5,608	$(14)
U. S. government sponsored collateralized mortgage obligations	4,595	(11)	1,332	(26)	5,927	(37)
Private-label collateralized mortgage obligations	4,273	(1,021)	2,143	(251)	6,416	(1,272)
Trust preferred securities	6,275	(1,533)	—	—	6,275	(1,533)

	$20,751	$(2,579)	$3,475	$(277)	$24,226	$(2,856)

December 31, 2007
U. S. government sponsored mortgage-backed securities	$3,913	$(6)	$88,923	$(569)	$92,836	$(575)
U. S. government sponsored collateralized mortgage obligations	2,957	(19)	1,791	(78)	4,748	(97)
Private-label collateralized mortgage obligations	4,580	(23)	4,743	(98)	9,323	(121)

	$11,450	$(48)	$95,457	$(745)	$106,907	$(793)

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Unrealized losses are generally the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage-backed securities, estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007 and are subject to change daily as interest rates fluctuate. The Company does not intend to sell these securities and it is more-likely-than-not that the Company will not be required to sell prior to recovery. Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent of the Company to sell or whether it would be more-likely-than-not required to sell its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, investment securities available for sale consisted primarily of mortgage-backed securities having stated maturities over five years. The expected maturities on these securities are between one and five years as of June 30, 2009 (unaudited) and December 31, 2008, based on estimated prepayments of the underlying mortgages. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties, therefore, a summary of the maturities of these securities is not presented.
Investment securities with an amortized cost of $107,642, $144,019 and $175,989 at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively, were pledged to secure Federal Home Loan Bank advances. In addition, investment securities with an amortized cost of $67,211, $68,318 and $63,932 at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively, were pledged to secure other borrowings. See Note 9 for additional information.
During the six months ended June 30, 2009 (unaudited), proceeds from sales of investment securities were $36,806, and gains from sales of investment securities were $1,104. During the twelve months ended December 31, 2008, proceeds from sales of investment securities were $40,809 and gains from sales of investment securities were $121. No investment securities were sold during the six months ended June 30, 2008 (unaudited) or the twelve months ended December 31, 2007 or 2006. Gains or losses on the sales of securities are recognized at the trade date utilizing the specific identification method.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Other investments consisted of the following at the dates indicated:

	June 30	December 31,
	2009	2008	2007
	(unaudited)
Membership capital accounts in corporate credit unions	$—	$2,359	$2,359
Federal Home Loan Bank stock	7,262	7,640	7,706
Community Development Investment	25	15	—

	$7,287	$10,014	$10,065

Membership capital accounts are uninsured equity capital accounts that may be redeemed with a three-year notice. The Company provided a notice of withdrawal to the holders of the membership capital accounts on January 1, 2006 due to the Company’s conversion to a federally-chartered thrift and the accounts were closed on January 2, 2009.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
NOTE 5 — Loans and Allowance for Loan Losses
The loan portfolio consists of various types of loans made principally to borrowers located in Tarrant and Dallas County, Texas. The composition of the loan portfolio was as follows at the dates indicated:

	June 30,	December 31,
	2009	2008	2007
	(unaudited)
Real Estate Loans:
One- to four-family	$261,334	$245,554	$210,475
Home equity	27,564	27,180	21,183
Commercial real estate	95,625	89,023	81,953
Real estate construction	40,500	45,840	43,003

Total real estate loans	425,023	407,597	356,614

Consumer Loans:
Automobile, indirect	198,296	209,371	258,782
Automobile, direct	31,238	34,824	37,687
Unsecured	14,135	14,505	15,991
Other	5,552	5,832	7,048

Total consumer loans	249,221	264,532	319,508

Commercial Business Loans	61,442	50,975	34,884

Total loans	735,686	723,104	711,006

Plus (Less):
Deferred fees and discounts	(1,764)	940	3,479
Allowance for losses	(8,822)	(8,270)	(7,386)

Total loans receivable, net	$725,100	$715,774	$707,099

In 2008, the Bank began purchasing one- to four-family residential loans at a discounted price to the principal balance of the mortgage loans. As of June 30, 2009 (unaudited), the total outstanding loan balance of all purchased one- to four-family residential loans was $32,399, while the carrying value, net of purchase discounts was $27,324. As of December 31, 2008, the total outstanding loan balance of all purchased one- to four-family residential loans was $20,218, while the carrying value, net of purchase discounts was $17,916.
At December 31, 2008 and December 31, 2007, vehicle loan participations amounting to $664 and $16,156, respectively, are included in loans receivable. These loan participations did not meet the criteria for treatment as sales under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125,” and

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
were included in loans and other secured borrowings in the consolidated balance sheets. There were no vehicle loan participations remaining at June 30, 2009.
Activity in the allowance for loan losses was as follows for the periods indicated:

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Balance, beginning of year	$8,270	$7,386	$7,386	$7,049	$4,792

Provision for loan losses	2,400	1,875	3,825	3,650	6,113
Loans charged-off	(2,058)	(1,958)	(3,520)	(4,329)	(4,548)
Recoveries of loans previously charged-off	210	315	579	1,016	692

Balance, end of period	$8,822	$7,618	$8,270	$7,386	$7,049

Individually impaired loans were as follows:

	June 30,	December 31,
	2009	2008	2007
	(unaudited)
Loans with no allocated allowance	$391	$—	$—
Loans with allocated allowance	4,731	5,272	—

Total	$5,122	$5,272	$—

Amount of the allowance for loan losses allocated to impaired loans	$1,261	$683	$—

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Average of individually impaired loans during the period	$5,574	$6,312	$4,469	$—	$—
Interest income recognized during impairment	—	—	—	—	—
Cash-basis interest income recognized	—	—	—	—	—
At June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, loans on which accrual of interest had been discontinued were $5,573, $5,701 and $2,972, respectively. In addition, at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, the Bank had troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates) of $6,321, $3,976 and $2,079, respectively. If interest on these non-accruing and troubled debt restructured loans had been current in accordance

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
with their original terms, such income would have been approximately $695 and $404 for the six months ended June 30, 2009 and 2008 (unaudited), respectively, and $531, $271, and $26 for the years ended December 31, 2008, 2007, and 2006, respectively. At December 31, 2006, there was one loan with a balance of $2,938 greater than 90 days past due that continued to accrue interest. There were no loans greater than 90 days past due that continued to accrue interest at June 30, 2009 (unaudited), December 31, 2008 or December 31, 2007.
The Company originates real estate mortgage loans which are sold in the secondary market. The Company retains the servicing for residential real estate loans that are sold to the Federal National Mortgage Association (“FNMA”). Mortgage loans serviced for FNMA are not included as assets on the consolidated balance sheets. The principal balances of the loans at June 30, 2009 and 2008 (unaudited), December 31, 2008, 2007 and 2006 were $90,077, $13,492, $60,198, $4,710 and $0, respectively. Mortgage servicing rights associated with the mortgage loans serviced for FNMA totaled $1,114, $765 and $65 as of June 30, 2009 (unaudited), December 31, 2008 and 2007, respectively, and are included in other assets in the consolidated balance sheets.
A large percentage of the Company’s customers work or reside in Tarrant or Dallas County, and surrounding areas. Although the Company has a diversified loan portfolio, borrowers’ ability to repay loans may be affected by the economic climate of the overall geographic region in which borrowers reside.
NOTE 6 — Premises and Equipment
Premises and equipment were as follows at the dates indicated:

	June 30,	December 31,
	2009	2008	2007
	(unaudited)
Land	$6,690	$6,690	$6,690
Buildings and improvements	45,958	45,682	43,738
Furniture and equipment	41,637	40,817	37,088
Leasehold improvements	3,118	3,157	3,081

	97,403	96,346	90,597
Accumulated amortization and depreciation	(44,831)	(42,170)	(37,410)

	$52,572	$54,176	$53,187

Depreciation and amortization charged to expense amounted to $2,768, $2,445, $5,079, $4,937 and $5,636 for the six months ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006, respectively.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
At December 31, 2008, the Company had certain non-cancelable operating leases for premises with future minimum annual rental payments as follows:

Year ended December 31,
2009	$460
2010	416
2011	245
2012	237
2013	237
Thereafter	303

$1,898

Rent expense was $352, $263, $560, $544 and $540, for the six months ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006, respectively.
During the six months ended June 2009, the St. Paul branch located in Dallas, Texas was closed and the lease was terminated.
The lease for the Lewisville, Texas branch will expire on December 31, 2009. Prior to termination of the lease, the branch will relocate to Flower Mound, Texas. The Company has entered into a ten-year lease for the new branch location.
The Company owns a 202,000 square-foot office building in Fort Worth, Texas that it uses for its administrative headquarters and certain bank operations. The Company occupies approximately 60,000 square feet of the building and leases the remaining space to various tenants. Gross rental income from these leases of $1,237, $1,248, $2,515, $2,456 and $2,122 was recognized for the six months ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, non-cancelable operating leases for the building with future minimum lease payments are as follows:

Year ended December 31,
2009	$2,463
2010	2,058
2011	1,528
2012	1,164
2013	1,062
Thereafter	3,388

$11,663

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
NOTE 7 — Other Real Estate Owned
At June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, other real estate owned included the fair market value of property that had been purchased as a potential branch site in 2000. In 2006, the property was reclassified to other real estate owned from premises and equipment and a $222 charge to operations was recorded to write-down the book value of the property to its fair market value of $488 as a result of management’s decision to sell the property rather than build a branch at the site. At June 30, 2009 (unaudited), other real estate owned also included a foreclosed residential mortgage property with a fair market value of $63. Through June 30, 2009 (unaudited), no gain or loss had been recorded related to this property. During the year ended December 31, 2008, a residential mortgage property of $168 was acquired through deed in lieu of foreclosure. The proceeds from mortgage insurance and the sale of the property exceeded the loan balance and costs to sell the property by $3. During the year ended December 31, 2007, a commercial loan with a balance of $508 was charged off and the collateral was recorded as other real estate owned at its fair market value less estimated selling costs of $457. Proceeds of $443 were realized on the sale of the property in December 2007.
NOTE 8 — Deposits
Deposits by major type consisted of the following at the dates indicated:

	June 30,	December 31,
	2009	2008	2007
	(unaudited)
Noninterest-bearing demand	$69,357	$67,483	$69,879
Interest-bearing demand	63,995	61,962	62,249
Savings	199,378	186,352	187,329
Money market	88,559	81,634	82,823
Certificates of deposit	338,542	342,415	327,615

Total deposits	$759,831	$739,846	$729,895

The following table summarizes the interest expense incurred on the deposits by major type for the six-month periods ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006:

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Interest-bearing demand	$140	$191	$367	$457	$542
Savings	753	1,130	2,119	3,011	3,549
Money market	517	877	1,608	3,640	1,054
Certificates of deposit	5,685	7,607	14,011	15,616	11,299

Total interest expense on deposits	$7,095	$9,805	$18,105	$22,724	$16,444

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Certificates of deposit in excess of $100 were $101,416, $87,684 and $91,985 at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively. Generally, deposits greater than $250 are not federally insured.
The remaining maturity on certificates of deposit at December 31, 2008 is presented below:

Year ended December 31,
2009	$288,324
2010	19,969
2011	5,404
2012	1,338
2013	27,380

$342,415

At June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, brokered time deposits totaled $10,424, $19,873 and $5,063, respectively.
NOTE 9 — Borrowed Funds
The Company has a line of credit with the FHLB of Dallas which allows it to borrow on a collateralized basis at a fixed term with pledged assignments. At June 30, 2009 (unaudited), advances from the FHLB of Dallas totaled $117,900 and had fixed interest rates ranging from 2.58% to 4.71% with a weighted average rate of 3.97%. At December 31, 2008, advances from the FHLB of Dallas totaled $169,900 and had fixed interest rates ranging from 2.58% to 5.20% with a weighted average rate of 4.20%. At December 31, 2007, advances from the FHLB of Dallas totaled $156,900 and had fixed interest rates ranging from 3.45% to 5.20% with a weighted average rate of 4.46%. The borrowings are collateralized by a blanket floating lien on all first mortgage loans, mortgage-backed securities, the FHLB capital stock owned by the Company and any funds on deposit with FHLB. At June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, the borrowing limit was $322,779, $388,294 and $426,404, respectively. In addition, investment securities with an amortized cost of $107,642, $144,019 and $175,989 were pledged to secure the advances at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
At December, 31, 2008, the Company had FHLB advances outstanding which mature on the dates indicated as follows:

Year ended December 31,
2009	$103,500
2010	25,400
2011	19,000
2012	15,000
2013	—
Thereafter	7,000

$169,900

The Company entered into a sale of securities under agreement to repurchase (“repurchase agreement”) with PNC Bank, N.A. (“PNC”) on July 24, 2007. The agreement is structured as the sale of a specified amount of identified securities to PNC which the Company has agreed to repurchase five years after the initial sale. The repurchase agreement is treated as a financing and the obligation to repurchase securities sold are included in other secured borrowings in the consolidated balance sheets. The underlying securities continue to be carried as assets of the Company and the Company is entitled to receive interest and principal payments on the underlying securities. At June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, the Company had $58,000, $58,000 and $50,000 in repurchase agreements outstanding, respectively. These repurchase agreements were secured by investment securities with an amortized cost of $67,211, $68,318 and $63,932 at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively.
At December 31, 2008 and December 31, 2007, other secured borrowings also included the participated portion of loans with outside financial institutions that did not qualify as a sale under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” due to the Company maintaining an obligation to repurchase any loans that become impaired. The balance of participated loans included in other secured borrowings was $664 and $16,156 at December 31, 2008 and December 31, 2007, respectively. There were no participated loans remaining at June 30, 2009 (unaudited).
Additionally, the Company maintains $31,500 in federal funds lines with other financial institutions.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Information relating to the FHLB advances and other borrowings for the six months ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006 is summarized as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Maximum Balance:
FHLB advances	$159,900	$181,900	$189,650	$156,900	$246,479
Other secured borrowings	58,000	73,225	73,225	75,105	74,218

Average Balance:
FHLB advances	143,768	165,011	169,026	108,848	193,592
Other secured borrowings	58,000	69,052	64,497	49,349	59,261

Weighted average interest rate:
During the period:
FHLB advances	4.18%	4.31%	4.21%	4.15%	3.40%
Other secured borrowings	3.67%	3.94%	3.80%	4.97%	4.21%

End of period:
FHLB advances	3.97%	4.49%	4.20%	4.46%	3.76%
Other secured borrowings	3.52%	3.34%	3.25%	5.06%	3.97%
NOTE 10 — Employee Benefit Plans
The Company sponsors a defined benefit pension plan (the “Pension Plan”) for the benefit of its employees. The Pension Plan originally called for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Company and compensation levels at retirement. On November 15, 2006, the Company announced that it would freeze benefits under the Pension Plan effective December 31, 2006, so that no further benefits will be earned by employees after that date. In addition, no new participants may be added to the Pension Plan after December 31, 2006.
Changes in the plan benefit obligation using a December 31 measurement date for the years ended December 31, 2008 and 2007 were as follows:

	Year Ended December 31,
	2008	2007
Projected benefit obligation as of January 1,	$5,591	$5,595
Interest cost	295	322
Actuarial loss (gain)	(412)	1,148
Effect of settlement	(777)	(1,474)

Projected benefit obligation at December 31,	$4,697	$5,591

Accumulated benefit obligation at December 31,	$4,697	$5,591

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Changes in plan assets for the years ended December 31, 2008 and 2007 were as follows:

	Year Ended December 31,
	2008	2007
Fair value of plan assets as of January 1,	$5,977	$7,197
Actual return on plan assets	(1,638)	254
Effect of settlement	(777)	(1,474)

Fair value of plan assets as of December 31,	$3,562	$5,977

Funded status as of December 31,	$(1,135)	$386

At December 31, 2008, the funded status is recognized in accrued expenses and other liabilities in the consolidated balance sheets. At December 31, 2007, the funded status is recognized in other assets.
The net periodic pension cost for the six months ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006 includes the following components:

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Service cost — benefits earned during the period	$—	$—	$—	$—	$1,116
Interest cost on projected benefit obligation	138	148	295	322	403
Expected return on assets	(112)	(216)	(431)	(540)	(476)
Amortization of net loss	50	22	45	14	336
Effect of settlement recognition	—	—	483	472	—

Net periodic pension cost	$76	$(46)	$392	$268	$1,379

The expected rate of return for the six months ended June 30, 2009 (unaudited) was 6.50%.
Assumptions used in accounting for the Pension Plan are as follows:

	Year Ended December 31,
	2008	2007	2006
Discount rate	5.50%	5.75%	5.75%
Expected long-term rate of return on assets	7.50%	7.50%	7.50%
Rate of increase in future compensation	0.00%	0.00%	0.00%
Historical and future expected returns of multiple asset classes were analyzed to develop a risk-free real rate of return and risk premiums for each asset class. The overall rate for each asset class was developed by combining a long-term inflation component, the risk-free real rate of return, and the associated risk premium. A weighted average rate was developed based on those overall rates and the target asset allocation of the plan.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
The Company’s current pension plan target allocations and the weighted-average asset allocations as of December 31, 2008 and December 31, 2007 by asset category are as follows:

	Target	Actual Allocations
	Allocations	2008	2007
Equity securities	50%	40%	71%
Debt securities	45%	56%	25%
Real estate securities	5%	4%	4%

	100%	100%	100%

The assets of the defined benefit pension plan are invested in domestic and international equity securities, fixed income securities and real estate securities funds.
The Company did not make any contributions to the defined benefit pension plan during the six months ended June 30, 2009. A contribution of $116 was made to the plan in July 2009. The Company does not expect to make additional contributions to the plan in fiscal year 2009.
As of December 31, 2008, the pension benefit payments were expected to be paid as follows:

Year ended December 31,
2009	$190
2010	260
2011	110
2012	52
2013	120
Years 2014 - 2018	1,090
The Company also has a discretionary defined contribution savings plan (the “Savings Plan”). The Savings Plan is qualified under Sections 401 and 401(k) of the Internal Revenue Code and allows employees to contribute a portion of their salary on a pretax basis into the Savings Plan. The Company matches a portion of employees’ contributions. Matching contributions made by the Company are accrued and funded on a current basis. During the six months ended June 30, 2009 and 2008 (unaudited) and the years ended December 31, 2008, 2007 and 2006, the Company contributed approximately $310, $311, $616, $535 and $473 to the Savings Plan, respectively, which is included in salaries and benefits expense in the accompanying consolidated statements of operations.
The Company has entered into deferred compensation agreements with certain executives that provide benefits payable based on specified terms of the agreements. A portion of the benefits is subject to forfeiture if the employee willfully leaves employment or employment is terminated for cause as defined in the agreements. The accrued liability for these agreements as of December 31, 2008 and December 31, 2007 was $210 and $1,327, respectively. Deferred compensation expense related to these agreements was $266, $204 and $1,291 for the years ended December 31, 2008, 2007 and 2006, respectively.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
The accrued liability for deferred compensation agreements as of December 31, 2007 and salaries and benefits expense for the year ended December 31, 2006 includes $1,273 for a Salary Continuation Plan (the “Document”) signed on December 28, 2006 In June 2007, the beneficiary under the Document made a claim for the benefits. In November 2007, after a thorough review of the plan and the pertinent facts, the Plan Administrator denied the beneficiary’s claim. The beneficiary subsequently requested a review of the denial and access to documents and records relative to the claim. After another thorough review of the facts by the Plan Administrator, the claim was denied a second time in February 2008. In May 2008, the beneficiary terminated the claim to the benefits and the liability was reversed, resulting in a $1,273 credit to salaries and benefits expense in 2008.
NOTE 11 — Regulatory Matters
On January 1, 2006, the Company converted its charter to a federal mutual savings bank charter. As a result of the conversion, the Company is subject to regulation and examination by the Office of Thrift Supervision (“OTS”), its primary regulator. The Federal Deposit Insurance Corporation (“FDIC”) also has regulatory and examination authority with respect to the Company. The deposits of the Company are insured by the FDIC.
In January 2008, the Bank incurred a breach of its ATM/debit card system. According to the OTS, this breach of the Bank’s data systems indicated deficiencies in the Bank’s monitoring of its information technology and customer information security. In response to its findings, the OTS issued a Cease and Desist Order (“the Order”) relative to the Bank’s customer information security programs. The Bank’s Board of Directors executed a Stipulation and Consent to the Order. In response to the terms of the Order, and with the assistance of qualified consultants, the Bank prepared and received OTS approval of an information technology security remediation and action plan. This plan addressed, among other things, any identified security deficiencies, implementation of processes to detect intrusions and compliance with all applicable regulatory guidelines as set forth by the OTS. As of October 23, 2008, the Bank had completed its performance of all requirements of the Order. The OTS conducted an information technology examination in April 2009 and found that the Bank had taken the required steps to address the weaknesses that had allowed the breach of its ATM/debit card system to occur. As a result of the findings of the examination, the OTS terminated the Order on June 11, 2009.
The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Bank regulatory authorities have established risk-based capital guidelines for U.S. banking organizations. The objective of these efforts is to provide a more consistent system for comparing capital positions of banking organizations and to reflect the level of risk associated with holding various categories of assets. The guidelines define Tier 1 capital and Tier 2 capital. The components of Tier 1 capital for the Company include equity capital excluding unrealized gains and losses on available-for-sale securities, goodwill and other intangible assets. Tier 2 capital includes a portion of the allowance for loan losses. These two components combine to become Total Capital. The guidelines also stipulate that four categories of risk weights (0, 20, 50 and 100 percent), primarily based on the relative credit risk of the counterparty, be applied to the different types of balance sheet assets. Risk weights for all off-balance sheet exposures are determined by a two step process, whereas the face value of the off-balance sheet item is converted to a “credit equivalent amount” and that

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
amount is assigned to the appropriate risk category. Off-balance sheet items at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007 included unfunded loan commitments and letters of credit. The minimum ratio for qualifying Total Capital is 8.0%, of which 4.0% must be Tier 1 capital.
In addition to the minimum guidelines stated above, the regulatory authorities have established minimums for an institution to be classified as “well capitalized.” A financial institution is deemed to be well capitalized if the institution has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a Tier 1 leverage ratio of 5.0% or greater and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.
The following table sets forth the Company’s capital ratios as of June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2009 (unaudited)
Total risk-based capital to risk-weighted assets	$90,026	12.08%	$59,597	8.00%	$74,496	10.00%
Tier I risk-based capital to risk- weighted assets	82,465	11.07%	29,799	4.00%	44,698	6.00%
Tier I (Core) capital to adjusted total assets	82,465	8.00%	41,220	4.00%	51,525	5.00%

As of December 31, 2008
Total risk-based capital to risk-weighted assets	$89,375	11.73%	$60,972	8.00%	$76,215	10.00%
Tier I risk-based capital to risk- weighted assets	81,788	10.73%	30,486	4.00%	45,729	6.00%
Tier I (Core) capital to adjusted total assets	81,788	7.71%	42,415	4.00%	53,019	5.00%

As of December 31, 2007
Total risk-based capital to risk-weighted assets	$88,192	11.66%	$60,497	8.00%	$75,622	10.00%
Tier I risk-based capital to risk- weighted assets	80,806	10.69%	30,249	4.00%	45,373	6.00%
Tier I (Core) capital to adjusted total assets	80,806	7.75%	41,724	4.00%	52,155	5.00%
The Home Owners’ Loan Act (“HOLA”), as amended, requires savings institutions to meet a Qualified Thrift Lender (“QTL”) test. The QTL test requires at least 65% of assets be maintained in housing-related finance and other specified areas. An institution must be in compliance with the QTL test on a

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
monthly basis in nine out of every 12 months. If this requirement is not met, limits are placed on growth, branching, new investments, and FHLB advances and dividends or the Company must convert to a commercial bank charter. At June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, QTL was calculated as 80.17%, 84.0% and 78.9%, respectively, and the Company has met the test in each month of the six months ended June 30, 2009 (unaudited) and the years ended December 31, 2008 and 2007. Additionally, the Company must operate within the parameters of its approved three-year business plan and submit a variance report to the OTS each calendar quarter.
The following is a reconciliation of the Company’s equity under accounting principles generally accepted in the United States of America to regulatory capital (as defined by the OTS and FDIC) as of June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007:

	June 30,	December 31,
	2009	2008	2007
	(unaudited)
Total capital	$90,266	$89,329	$88,722
Deferred tax assets disallowed for regulatory capital	(7,894)	(8,112)	(8,450)
Unrealized gain on securities available for sale	(1,834)	(1,356)	(648)
Other	1,927	1,927	1,182

Tier I capital	82,465	81,788	80,806
General allowance for loan losses	7,561	7,587	7,386

Total regulatory capital	$90,026	$89,375	$88,192

NOTE 12 — Income Taxes
In June 2006, the FASB issued FIN 48, which prescribes a “more-likely than-not” recognition threshold and measurement attribute (the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with tax authorities) for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. The Company adopted FIN 48 effective January 1, 2009. As of June 30, 2009 (unaudited), the Company has not recognized a FIN 48 liability in the balance sheet.
During the six months ended June 30, 2009 (unaudited) or the year ended December 31, 2008, the Company did not incur any interest or penalties on income taxes. The Company will record interest on income tax penalties, if any, when they are incurred in noninterest expense.
The Company was a credit union prior to 2006 and was not subject to federal or state income taxes. The Company became a taxable entity effective January 1, 2006 in conjunction with its charter conversion. As a result of the change in tax status, the Company recorded a net deferred tax asset on January 1, 2006 in the amount of $6,107. The net deferred tax asset consisted of a tax benefit of $4,541 as a result of timing differences for certain items such as depreciation of premises and equipment and allowance for loans losses and $1,566 for the tax effect of the changes in the fair value of securities

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
available for sale. The Company’s pretax income is subject to federal income taxes at a combined rate of 34%.
At June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, the net deferred tax asset consisted of the following:

	June 30,	December 31,
	2009	2008	2007
	(unaudited)
Deferred tax assets:
Allowance for loan losses	$2,614	$2,475	$2,277
Premises and equipment	2,785	2,712	2,803
Net operating loss	2,365	2,749	2,792
Deferred compensation	196	166	573
Self-funded health insurance	138	144	—
Pension plan	993	993	609
Other	320	265	95

	9,411	9,504	9,149
Deferred tax liabilities:
Servicing rights	(379)	(260)	—
Securities available for sale	(945)	(698)	(334)
FHLB stock dividend	(145)	(140)	(95)

	(1,469)	(1,098)	(429)

Net deferred tax asset	$7,942	$8,406	$8,720

No valuation allowance has been provided on deferred tax assets as of June 30, 2009 (unaudited), December 31, 2008 or December 31, 2007. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize all benefits related to these deductible temporary differences.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
For the six months ended June 30, 2009 and 2008 (unaudited), and the years ended December 31, 2008, 2007 and 2006, the effective tax rate differs from the federal statutory rate of 34% applied to loss before income taxes due to the following:

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
Federal statutory rate times financial statement income (loss)	$322	$172	$471	$(1,118)	$(2,807)
Effect of:
State taxes, net of federal benefit	179	109	270	—	—
Nontaxable income	(25)	—	(16)	—	—
Non-deductible expenses	13	5	17	3	16
Change in tax status	—	—	—	—	(4,541)

Total income tax expense (benefit)	$489	$286	$742	$(1,115)	$(7,332)

Effective tax rate	51.6%	56.4%	53.5%	33.9%	88.8%

NOTE 13 — Related Party Transactions
The Company has made loans in the ordinary course of business with certain of its executive officers, directors and their affiliates. All loans included in such transactions are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and all loans are current as to principal and interest payments. Loans to executive officers, directors and their affiliates were as follows for the six months ended June 30, 2009 (unaudited) and December 31, 2008:

	June 30,	December 31,
	2009	2008
	(unaudited)
Balance at beginning of period	$1,938	$1,572
New loans	901	885
Effect of changes in composition of related parties	—	411
Sold loans	—	(788)
Repayments	(454)	(142)

Balance at end of period	$2,385	$1,938

Deposits from executive officers, directors and their affiliates were $1,225, $679 and $553 at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively.
NOTE 14 — Fair Value Measurements
Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157, “Fair Value Measurements,” for financial assets and financial liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
SFAS 157 defines fair value as the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.
SFAS 157 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present value amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
♦	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

♦	Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

♦	Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the fair value hierarchy, is set forth below.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Securities available for sale are valued at fair value on a recurring basis. The fair values of securities available for sale is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The Level 3 investments consisted of Trust Preferred Securities which are issued by financial institutions and insurance companies. The decline in the level of observable inputs and market activity in this class of investments by the measurement date has been significant and resulted in unreliable external pricing. Broker pricing and bid/ask spreads, when available, vary widely. There are currently very few market participants who are willing and/or able to transact for these securities.
In accordance with SFAS No. 157, certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets or liabilities required to be measured at fair value on a nonrecurring basis include impaired loans and loans held for sale.
Certain impaired loans are reported at the fair value of underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting. As of June 30, 2009 (unaudited) and December 31, 2008, impaired loans with carrying values of $5,122 and $5,272, respectively, had specific valuation allowances of $1,261 and $683, respectively. Total reported fair value of $3,861 and $4,589 as of June 30, 2009 (unaudited) and December 31, 2008, respectively, were based on collateral valuation utilizing Level 2 valuation inputs.
Loans held for sale are classified within Level 2 of the valuation hierarchy. The Company obtains fair value measurements for loans held for sale from commitments on hand from investors or prevailing market rates.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Assets and liabilities measured at fair value on a recurring and nonrecurring basis are summarized below:

	Fair Value Measurements at June 30, 2009 (unaudited), Using			Total Fair Value at
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	June 30, 2009
				(unaudited)
Measured on a recurring basis:
Assets:
Securities available for sale	$—	$178,131	$5,862	$183,993

Measured on a nonrecurring basis:
Assets:
Impaired loans	$—	$3,861	$—	$3,861
Loans held for sale	—	425	—	425

	Fair Value Measurements at December 31, 2008, Using			Total Fair Value at
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	December 31, 2008
Measured on a recurring basis:
Assets:
Securities available for sale	$—	$224,029	$6,275	$230,304

Measured on a nonrecurring basis:
Assets:
Impaired loans	$—	$4,589	$—	$4,589
Loans held for sale	—	160	—	160
The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2009 (unaudited):

Securities
available for sale
Beginning balance, January 1, 2009	$6,275
Total gains or losses (realized / unrealized)	—
Included in earnings:
Interest income on securities	16
Included in other comprehensive income	(383)
Purchases, issuances and settlements	(46)
Transfers into Level 3	—

Ending balance, June 30, 2009	$5,862

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

Securities
available for sale
Beginning balance, January 1, 2008	$—
Total gains or losses (realized / unrealized)	—
Total gains or losses included in other comprehensive income	(1,533)
Purchases, issuances and settlements	7,808
Transfers into Level 3	—

Ending balance, December 31, 2008	$6,275

No changes in unrealized gains or losses were recorded through earnings for the six months ended June 30, 2009 (unaudited) or the year ended December 31, 2008 for the assets measured using significant unobservable inputs (Level 3 Inputs).
FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“FASB 159”) allows entities the option, at specified election dates, to measure financial assets and financial liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, FASB 159 specifies that all subsequent changes in fair value for that instrument must be reported in earnings. As of June 30, 2009 (unaudited), the Company’s balance sheet did not include any financial assets or liabilities for which the fair value option of FASB Statement No. 169 had been elected.
SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis.
The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies for the other financial assets and financial liabilities are discussed below:
Cash and cash equivalents: The carrying amounts for cash and cash equivalents approximate fair values.
Accrued interest receivable and payable: The carrying amounts for accrued interest receivable and payable approximate fair values.
Other investments: The carrying amount for other investments, which consist primarily of Federal Home Loan Bank stock approximate fair values.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
Loans: The estimated fair value for all fixed rate loans is determined by discounting the estimated cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and maturities. The estimated fair value for variable rate loans is the carrying amount. The impact of delinquent loans on the estimation of the fair values described above is not considered to have a material effect and, accordingly, delinquent loans have been disregarded in the valuation methodologies employed.
Deposits: The estimated fair value of demand deposit accounts is the carrying amount. The fair value of fixed-maturity certificates is estimated by discounting the estimated cash flows using the current rate at which similar certificates would be issued.
Borrowed Funds: The estimated fair value for borrowed funds is determined by discounting the estimated cash flows using the current rate at which similar borrowings would be made with similar ratings and maturities.
Off-balance sheet financial instruments: The fair values for the Company’s off-balance sheet commitments are estimated based on fees charged to others to enter into similar agreements taking into account the remaining terms of the agreements and credit standing of the members. The estimated fair value of these commitments is not significant.
The carrying amount and estimated fair value of the Company’s financial instruments at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007 are summarized as follows:

	June 30, 2009 (unaudited)		December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$53,196	$53,196	$41,242	$41,242	$19,036	$19,036
Securities available for sale	183,993	183,993	230,304	230,304	244,585	244,585
Other investments	7,287	7,287	10,014	10,014	10,065	10,065
Loans, net	725,100	730,692	715,774	721,093	707,099	705,260
Accrued interest receivable	3,502	3,502	3,921	3,921	3,883	3,883

Financial liabilities:
Deposits	$759,831	$762,721	$739,846	$744,161	$729,895	$725,653
Federal Home Loan Bank advances	117,900	118,788	169,900	171,466	156,900	157,553
Other secured borrowings	58,000	64,848	58,664	64,621	66,156	67,703
Accrued interest payable	1,512	1,512	1,840	1,840	1,835	1,835

Off-balance sheet financial instruments:
Loan commitments	$—	$—	$—	$—	$—	$—
Letters of credit	—	—	—	—	—	—

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
NOTE 15 — Financial Instruments with Off-Balance Sheet Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments, standby letters of credit and documentary letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
The Company’s exposure to credit loss in the event of non-performance by the other party of these loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
Outstanding commitments to extend credit and standby letters of credit are summarized as follows at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007:

	June 30,	December 31,
	2009	2008	2007
	(unaudited)
Commitments to extend credit	$30,004	$35,269	$51,792
Standby letters of credit	1,052	910	2,337

	$31,056	$36,179	$54,129

As of June 30, 2009 (unaudited) and December 31, 2008, commitments to fund fixed rate loans of $3,000 and $3,557, respectively, were included in the outstanding commitments to extend credit. The interest rates on these commitments to fund fixed rate loans ranged from 2.5% to 10% at June 30, 2009 (unaudited) and December 31, 2008.
Loan commitments are agreements to lend to a customer as long as there is no customer violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
Since many of the loan commitments and letters of credit may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, owner-occupied real estate and income-producing commercial properties.

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
NOTE 16 — Litigation
The Company is involved in legal actions arising in the ordinary course of business. It is the opinion of management, after reviewing such actions with outside legal counsel, that the settlement of these matters will not materially affect the Company’s financial position, results of operations or cash flows.
NOTE 17 — Plan of Reorganization
On January 30, 2007, the Company’s Board of Directors adopted a Plan of Mutual Holding Company Reorganization and Stock Issuance (“Plan”). Under the Plan, the Bank planned to reorganize into a federally chartered capital stock savings bank as part of a federally chartered mutual holding company structure, including the establishment of a federal stock holding company that would have been a majority-owned subsidiary of the mutual holding company.
As part of the Plan, the federal stock holding company intended to conduct a minority stock offering. Shares issued in that offering would have been registered with the Securities and Exchange Commission. The Plan established December 31, 2004 as the eligibility record date for determining members of the Bank who were eligible accountholders entitled to receive nontransferable subscription rights to subscribe for the common stock of the federal stock holding company. After the stock offering provided for in the Plan, depositors of the Bank would have been members of the federally chartered mutual holding company, which would have continued to own a majority of the federal stock holding company’s outstanding shares of common stock. The normal business of the Bank would have continued without interruption. Deposit and savings accounts would have continued to be insured by the Federal Deposit Insurance Corporation, an agency of the federal government.
On February 13, 2007, the Board determined it was appropriate to delay proceeding with the Plan after the unexpected death of the President and CEO. Due to the passage of time and its effect on material terms of the Plan, including the various eligibility record dates for members, the Board determined that it was in the best interests of the Bank and its members to terminate the Plan effective December 18, 2008. Deferred costs associated with the Plan of $537 and $270 were charged to operations during the years ended December 31, 2008 and 2007, respectively.
On June 23, 2009, the Board of Directors of the Company adopted a Plan of Conversion (the “2009 Plan”) whereby the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. The 2009 Plan provides for the formation of a holding company (the Holding Company) that will own 100% of the common stock of the Bank. Holding Company stock will be offered on a priority basis to qualifying depositors of the Bank, tax-qualified employee benefit plans sponsored by the Bank and others in a subscription offering, with any remaining shares to be offered to the public in a direct community offering and possibly in a syndicated community offering. The 2009 Plan is subject to approval by the Office of Thrift Supervision (“OTS”) and by the Company’s depositors.
The costs asssociated with the above transaction will be deferred and deducted from the proceeds of the offering. If the transaction is not completed, all deferred costs will be charged to operations. As of

OmniAmerican Bank
Notes to Consolidated Financial Statements
(Dollars in thousands)
June 30, 2009 (unaudited), the Company had incurred $60 of such costs, which are included in other assets on the consolidated balance sheets. Organization costs are expensed as incurred.
NOTE 18 — Subsequent Events
In August 2009, the largest identity theft operation ever conducted in the United States was exposed. The identity theft operation included the theft of information from a number of retail companies and Heartland Payment Systems, a major payment transaction processing center utilized by many merchants. As a result of this recent identity theft operation, a number of the Bank’s customers who had their debit card transactions processed through Heartland Payment Systems had their customer information breached. The Bank has remediated the problem and is working with its insurance provider to process a claim associated with the costs resulting from the breach to Heartland Payment Systems. Management currently estimates that the cost of the identity theft will be approximately $1,300, which includes the incurred losses resulting directly from the identity theft and the costs to reissue debit cards. At this time, the Bank is unable to determine the extent to which its insurance will cover the costs associated with the identity theft.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by OmniAmerican Bancorp, Inc. or OmniAmerican Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of OmniAmerican Bancorp, Inc. or OmniAmerican Bank since any of the dates as of which information is furnished herein or since the date hereof.
(Proposed Holding Company for
OmniAmerican Bank)
Up to 10,350,000 Shares of
Common Stock
Par value $0.01 per share
(Subject to Increase to up to 11,902,500 Shares)

PROSPECTUS

Keefe, Bruyette & Woods
[prospectus date]

Until [expiration date] or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$625,000
*	Registrant’s Accounting Fees and Expenses	225,000
*	Conversion Agent and Data Processing Fees	110,000
*	Marketing Agent Fees(1)	1,013,125
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	125,000
*	Appraisal Fees and Expenses	72,500
*	Printing, Postage, Mailing and EDGAR Fees	300,000
*	Filing Fees (OTS, Nasdaq, FINRA and SEC)	131,045
*	Business Plan Fees and Expenses	41,000
*	Other	51,960

*	Total	$2,694,630

*	Estimated

(1)	OmniAmerican Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.
Item 14. Indemnification of Directors and Officers
                    Articles 10 and 11 of the Articles of Incorporation of OmniAmerican Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:
          ARTICLE 10. Indemnification, etc. of Directors and Officers.
          A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
          B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.
          C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.
          D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.
          E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
          F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.
          Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.
          ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.
          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.
Item 15. Recent Sales of Unregistered Securities
                Not Applicable.

Item 16. Exhibits and Financial Statement Schedules:
                The exhibits and financial statement schedules filed as part of this registration statement are as follows:
(a)	List of Exhibits
1.1	Engagement Letter between OmniAmerican Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between OmniAmerican Bank and OmniAmerican Bancorp, Inc., and Keefe, Bruyette & Woods, Inc.

1.3	Amendment to Engagement Letter between OmniAmerican Bank and Keefe, Bruyette & Woods, Inc.

2	Plan of Conversion*

3.1	Articles of Incorporation of OmniAmerican Bancorp, Inc.*

3.1.1	Amendment to Articles of Incorporation of OmniAmerican Bancorp, Inc.

3.2	Bylaws of OmniAmerican Bancorp, Inc.

4	Form of Common Stock Certificate of OmniAmerican Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

10.1	Employment Agreement between OmniAmerican Bank and Tim Carter dated May 30, 2007*

10.2	Proposed Employment Agreement between OmniAmerican Bank, OmniAmerican Bancorp, Inc. and Tim Carter

10.3	Proposed Form of Change in Control Agreement between OmniAmerican Bank and each Senior Executive Vice President

10.4	OmniAmerican Bank Employee Stock Ownership Plan*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of McGladrey & Pullen, LLP

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between OmniAmerican Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with Feldman Financial Advisors, Inc.*

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and OmniAmerican Bank*

99.8	Amendment to Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and OmniAmerican Bank

*	Previously filed.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
          (b) Financial Statement Schedules
          No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings
                    The undersigned Registrant hereby undertakes:
               (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
               (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
               (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
               The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
               (6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
               (7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Forth Worth, State of Texas on October 29, 2009.

OMNIAMERICAN BANCORP, INC.
By:	/s/ Tim Carter
Tim Carter
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY
          We, the undersigned directors and officers of OmniAmerican Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Tim Carter as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Tim Carter may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Tim Carter shall do or cause to be done by virtue thereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Tim Carter	President, Chief Executive Officer and	October 29, 2009
Tim Carter	Director (Principal Executive Officer)

/s/ Deborah B. Wilkinson	Executive Vice President and Chief	October 29, 2009
Deborah B. Wilkinson	Financial Officer (Principal Financial and Accounting Officer)

/s/ Wayne P. Burchfield, Jr.	Chairman of the Board	October 29, 2009
Wayne P. Burchfield, Jr.

/s/ Elaine Anderson	Vice Chairman of the Board	October 29, 2009
Elaine Anderson

/s/ Joan Anthony	Director	October 29, 2009
Joan Anthony

/s/ Norm Carroll	Director	October 29, 2009
Norm Carroll

/s/ Patti Callan	Director	October 29, 2009
Patti Callan

/s/ Pat Conley	Director	October 29, 2009
Pat Conley

/s/ James Herring	Director	October 29, 2009
James Herring

/s/ John Sammons, Jr.	Director	October 29, 2009
John Sammons, Jr.

As filed with the Securities and Exchange Commission on October 30, 2009
Registration No. 333-161894

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
TO
PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT
ON
FORM S-1
OmniAmerican Bancorp, Inc.
Fort Worth, Texas

EXHIBIT INDEX

1.1	Engagement Letter between OmniAmerican Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between OmniAmerican Bank and OmniAmerican Bancorp, Inc., and Keefe, Bruyette & Woods, Inc.

1.3	Amendment to Engagement Letter between OmniAmerican Bank and Keefe, Bruyette & Woods, Inc.

2	Plan of Conversion*

3.1	Articles of Incorporation of OmniAmerican Bancorp, Inc.*

3.1.1	Amendment to Articles of Incorporation of OmniAmerican Bancorp, Inc.

3.2	Bylaws of OmniAmerican Bancorp, Inc.

4	Form of Common Stock Certificate of OmniAmerican Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

10.1	Employment Agreement between OmniAmerican Bank and Tim Carter dated May 30, 2007*

10.2	Proposed Employment Agreement between OmniAmerican Bank, OmniAmerican Bancorp, Inc. and Tim Carter

10.3	Proposed Form of Change in Control Agreement between OmniAmerican Bank and each Senior Executive Vice President

10.4	OmniAmerican Bank Employee Stock Ownership Plan*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of McGladrey & Pullen, LLP

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between OmniAmerican Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials

99.5	Stock Order and Certification Form*

99.6	Business Plan Agreement with Feldman Financial Advisors, Inc.*

99.7	Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and OmniAmerican Bank*

99.8	Amendment to Conversion Agent Agreement between Keefe, Bruyette & Woods, Inc. and OmniAmerican Bank

*	Previously filed.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.